Exhibit 99.10

ARGAN

Universal Registration Document

INCLUDING THE ANNUAL FINANCIAL REPORT

2025

2025 UNIVERSAL REGISTRATION DOCUMENT

Including the Annual Financial Report

Note relating to this Universal Registration Document

The terms “Group” and “ARGAN” refer to the Company (as defined and described in point 1 of the notes to the consolidated financial statements in this Universal Registration Document), its consolidated subsidiaries, or any equity interest. References to “ARGAN SA” refer to the parent company of the Group thus formed.

The Company’s consolidated financial statements included in this Universal Registration Document for the financial year ended December 31, 2025 have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union. In accordance with applicable regulations, the Company prepares and presents its consolidated financial statements under IFRS, which may differ significantly from French accounting principles. The statutory financial statements of ARGAN SA are presented in accordance with French accounting principles.

This Universal Registration Document contains information about ARGAN’s markets and its position within them (including market shares), which may be derived from industry reports on the French logistics real estate market, publications (including institutional publications) by industry players, or specific market analyses conducted internally. Although considered reliable and appropriate, this information does not constitute data drawn from the consolidated financial statements and, as such, has not been verified by an independent third-party expert (ARGAN therefore recommends that readers do not place undue reliance on this information). Furthermore, competitors or other stakeholders within ARGAN’s ecosystem may define this market differently and may also estimate their market shares differently.

This Universal Registration Document also contains forward-looking information that does not correspond to historical data, is valid only as of the date of its publication, and may be updated as part of ARGAN’s institutional communications, which are regularly published on argan.fr. This information is included in various sections of this Universal Registration Document and contains data relating to ARGAN’s intentions, estimates and objectives, particularly with regard to its market, strategy, growth, results, and financial or non-financial position.

Forward-looking information inherently involves risks and uncertainties and does not constitute guarantees of ARGAN’s future performance. Factors that could cause actual results to differ from forward-looking statements include, in particular, those related to the risks described in Chapter 3 of this Universal Registration Document. Consequently, all forward-looking information should be considered in light of the uncertainty inherent in it, particularly due to a competitive environment and economic context that may change rapidly and therefore affect risk factors, as well as their ranking and likelihood of occurrence.

Finally, it should be noted that none of the forward-looking information contained in this Universal Registration Document constitutes a guarantee of actual results.

This universal registration document was filed on March 2, 2026 with the Autorité des Marchés Financiers (the French Financial Markets Authority), as competent authority under Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017 (the “Regulation”), without prior approval in accordance with Article 9 of the said Regulation.

The Universal Registration Document may be used for the purpose of an offer to the public of securities or admission of securities to trading on a regulated market if it is supplemented by a securities note together with, if applicable, a summary and any amendments to the Universal Registration Document. The resulting set of documents shall be approved by the Autorité des Marchés Financiers in accordance with Regulation (EU) 2017/1129.

This is a translation into English of the (universal) registration document of the Company issued in French and it is available on the website of the Issuer.

Contents

1.	Integrated Report	4
1.1.	A word from the Chairman	5
1.2.	10 highlights of 2025	6
1.3.	Summary presentation of ARGAN	7
1.4.	ARGAN: a company with a fully integrated organisation	10
1.5.	2025 revenue model and key figures	11
1.6.	Dialogue with stakeholders	12
1.7.	Strategy and objectives	13
1.8.	Governance and risk management	14
1.9.	Overall financial and non-financial	16

2.	Group Presentation	18
2.1.	ARGAN: Leader in the French PREMIUM logistics warehouses	19
2.2.	Group history	22
2.3.	The French logistics real estate market	23
2.4.	A large scale portfolio	32
2.5.	A high-profitability value creation model	45
2.6.	Regulatory framework	46
2.7.	Appraisals	54

3.	Activity report	60
3.1.	Highlights of the year	61
3.2.	Consolidated results of the ARGAN Group	62
3.3.	ARGAN’s corporate results	69
3.4.	Outlook	73
3.5.	Shareholding	74
3.6.	Appendices to the management report	75
3.7.	Risk factors and insurance	76
3.8.	Corporate Governance Report and ESG Report	88

4.	ESG information	89
4.1.	A robust and ambitious ESG approach	90
4.2.	General information	95
4.3.	The 2023-2030 ESG strategy	96
4.4.	Environmental policy	98
4.5.	Social and Societal Policy	108
4.6.	Governance Policy	112
4.7.	General framework and ESG governance	115
4.8.	Additional non-financial information	124

5.	Supervisory Board Report on Corporate Governance	129
5.1.	Management and control of the Company	130
5.2.	Report on the remuneration of executive officers	149
5.3.	Additional information on corporate governance	163
5.4.	Summary tables of delegations currently in force and submitted to the Combined General Meeting of March 26, 2026	164

6.	2025 Consolidated financial statements	166
6.1.	Consolidated balance sheet	167
6.2.	Consolidated income statement	168
6.3.	Statement of recognised income and expenses	169
6.4.	Consolidated cash flow statement	170
6.5.	Consolidated statement of changes in equity	171
6.6.	Notes to the consolidated financial statements	172
6.7.	Statutory Auditors’ Report on the Consolidated Financial Statements Prepared in Accordance with IFRS for the Year Ended December 31, 2025	205

7.	ARGAN SA French GAAP financial statements	210
7.1.	Balance sheet assets	211
7.2.	Balance sheet liabilities	212
7.3.	Profit and loss account	213
7.4.	Accounting rules and methods	215
7.5.	Key facts	219
7.6.	Notes to the balance sheet	220
7.7.	Notes to the income statement	231
7.8.	Other information	233
7.9.	Cash flow statement	235
7.10.	Breakdown of earnings and related distribution obligations	236
7.11.	Degree of exposure to market risks	237
7.12.	Events after the balance sheet date	237
7.13.	Balance sheet assets presented in 2024	238
7.14.	Liabilities presented in 2024	239
7.15.	Income statement presented in 2024	240
7.16.	Statutory Auditors’ Report on the Annual Accounts	242
7.17.	Special report of the statutory auditors on regulated agreements	247

8.	Legal and organisational information	250
8.1.	Organisation chart	251
8.2.	Share capital, shareholders and stock market performance	252
8.3.	Financial communication policy and calendar	262
8.4.	Shareholder agreements	263
8.5.	Other information relating to the Group’s shareholding structure and capital	265
8.6.	Rules governing the allocation and distribution of profits (Article 43 of the Articles of Association)	266
8.7.	General Meetings	267

9.	Additional information	269
9.1.	General information	270
9.2.	Pledges and mortgages	274
9.3.	Persons responsible and access to financial information	274
9.4.	Statutory Auditors	275
9.5.	List of regulated information for the past year	277
9.6.	Publicly available documents	278
9.7.	Cross-reference tables	279
9.8.	Glossary	285
9.9.	EPRA indicators	287

1. Integrated Report

A word from the Chairman	5

10 highlights of 2025	6

Summary presentation of ARGAN	7

ARGAN: a company with a fully integrated organisation	10

2025 revenue model and key figures	11

Dialogue with stakeholders	12

Strategy and objectives	13

Governance and risk management	14

Overall financial and non-financial performance	16

A word from the Chairman - 1. INTEGRATED REPORT

A word from the Chairman

2026: A year of 4% rental income growth

With a €165 million development pipeline currently underway, our revenues are expected to reach €220 million, representing a 4% increase.

We will also refinance our €500 million bond issued in 2021, which matures on November 17, 2026.

“We achieved an exceptional year in 2025, laying solid foundations for continued controlled growth.”

2025 was an exceptional year

We delivered an exceptional year in a macroeconomic environment that was less favourable.

Our main financial indicators exceeded our forecasts, with a 7% increase in rental income and a 13% rise in recurring net income, as well as a reduction in LTV to 41% (vs. 43% at year-end 2024). The portfolio is valued at €4 billion, with an occupancy rate above 99%.

We are also improving our non-financial performance:

Our objective to reduce Scope 3 energy CO2 emissions from 25,000 tonnes in 2022 to 12,500 tonnes has been achieved by more than 50%, with a full-year impact representing a reduction of 6,400 tonnes in net emissions.

There are therefore only around 6,000 tonnes remaining to be eliminated, which we will achieve by continuing to replace gas heating systems with “air-to-water” heat pumps.

At the end of this plan, CO2 emissions per square meter will be below 3 kg/sq.m, compared with 10 kg/sq.m for a traditional gas-heated warehouse.

New developments are AUTONOM® — labelled — our flagship “STAR” warehouse concept, which produces its own energy for self-consumption!

To ensure maximum flexibility in selecting the optimal issuance window, we have put in place a €500 million bridge facility available until November 2027. We also have €400 million in credit lines. Together, these facilities enable us to repay the bond at its maturity on November 17.

In 2025, issuances by companies with comparable ratings (BBB- by S&P) were completed within interest rate ranges of approximately 3.5% to 4%. Under these conditions, our cost of debt, currently 2.10%, would be around 3%.

ARGAN is more than ever fully geared up to continue its disciplined growth journey, which began over 25 years ago!

Jean-Claude LE LAN

Founder & Chairman of the Supervisory Board of ARGAN

5	2025 Universal Registration Document - ARGAN

10 highlights of 2025 - 1. INTEGRATED REPORT

10 highlights of 2025

March 2025 ARGAN delivered a brand-new AutOnom® site for Dimolog near Rennes.	April 2025 ARGAN published its 2025 ESG report, announcing a 25% reduction in CO2 emissions related to Scope 3 energy from its warehouses.	April 2025 ARGAN signed a BEFA for a 15th AutOnom® warehouse for Nortene Home Depot in Louailles (72).

June 2025 ARGAN re-let its AutOnom® logistics site located in Serris (77) to ZyCOM, a telecommunications specialist.	July 2025 The AutOnom®momentum continued with a new lease in future state of completion (BEFA) for a positive- temperature cold storage site in Sorigny for DANONE FRANCE.	July 2025 ARGAN and REXEL teams officially inaugurate the new sustainable heating system at the Cestas logistics centre.

September 2025 S&P Global Ratings affirms ARGAN’s BBB- rating with a stable outlook, considering the Group’s prospects to be consistent with this rating level.	November 2025 ARGAN announced the delivery of a new 9,000 sq.m cross-dock facility in Vendin-le-Vieil (62), at the heart of a major logistics hub.	November 2025 ARGAN is actively preparing its 2026 bond refinancing with the signing of a €500 million short-term bridge-to- bond loan facility.

December 2025 ARGAN launches a new website offering a more user-friendly experience and unveils its purpose.

2025 Universal Registration Document - ARGAN	6

Summary presentation of ARGAN - 1. INTEGRATED REPORT

Summary presentation of ARGAN

Founded in 2000, ARGAN is the only family-owned French real estate investment company specializing in the development and leasing of PREMIUM warehouses listed on Euronext, and the number 1 player in France in its market.

Our strengths

Leadership and positioning ● A leadership position in the French market for development and premium logistics leasing ● Development of platforms across the territory in prime locations	Large-scale portfolio ● 105 Premium quality warehouses ● A built area of 3.8 million square metres with a land bank of 750,000 square metres available for development

Leading clients ● Leading and reliable clients, major groups or SMEs which are leaders in their markets ● Firm long-term lease	Consistent financial performance ● Rental income experiencing continuous growth since the end of 2016 ● Over the same period, the average recurring net income margin on rental income was close to 70%

A committed and efficient organisation ● Management guided directly by the main shareholder ● Controlled operating costs (<8% of rental income), among the lowest in the sector

Concrete ESG commitments

●     An ambitious low-carbon approach with green energy produced on site and self- consumed by our tenant clients

●     Development of buildings with high environmental certifications (BREEAM or Biodivercity)

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Summary presentation of ARGAN - 1. INTEGRATED REPORT

A strong commercial footprint

Our tenant clients are largely leading companies.

●     Either shippers (manufacturers or distributors) – 77% of the portfolio – such as Carrefour, Decathlon, Amazon, L’Oréal, Renault, BUT, etc.

●     Or logistics specialists operating on behalf of large companies (23% of the portfolio), such as FM Logistic, Geodis, DHL, Colis Privé, GXO, etc.

A strong partnership with our clients

Number of tenant clients 70	Occupancy rate > 99%

Remaining fixed term of leases 5 years	Employees of clients in our warehouses Around 25,000

2025 Universal Registration Document - ARGAN	8

Summary presentation of ARGAN - 1. INTEGRATED REPORT

9	2025 Universal Registration Document - ARGAN

ARGAN: a company with a fully integrated organisation - 1. INTEGRATED REPORT

ARGAN: a company with a fully integrated organisation

ARGAN supports its clients throughout the logistics real estate value chain

“A commitment at all times”

Our team of around thirty employees is fully committed to providing the best service to our tenant clients

Starting from a blank slate in 2000, ARGAN has developed global expertise in the development and leasing of PREMIUM warehouses.

ARGAN’s expertise can be seen at every stage of the warehouse development and rental management process and the Company’s positioning as a Pure Player ensures it is constantly being enhanced. This involves both:

●     Understanding and examining clients’ storage and distribution needs in depth, working with them to design their future warehouse and supporting them with active asset management;

●     Finding suitable land and negotiating with communities and private owners to build up a high- quality land reserve in prime locations;

●     Optimising the overall design of the logistics project thanks to in-depth knowledge of the operation of a warehouse and its flows of goods and vehicles;

●    Maintaining a high level of expertise in urban planning, environmental regulations and ICPE (Facilities Classified for the Protection of the Environment) to guarantee feasibility and control project deadlines;

●     Master the technical studies of all construction components and guarantee the quality of construction through close monitoring of the construction phase and the acceptance stages of the works;

●     Effectively carry out rental and asset management missions in order to maintain the quality of the sites over time, to meet the expectations of tenant- clients (improvements, extensions, etc.) and, in general, to manage the portfolio assets by making relevant acquisitions or disposals;

●     Assist our clients to help them reduce their energy consumption;

Asset management certainly demands perfect knowledge of commercial leases, but above all it requires a spirit of long-term partnership and the utmost respect for clients.

2025 Universal Registration Document - ARGAN	10

2025 revenue model and key figures - 1. INTEGRATED REPORT

2025 revenue model and key figures

Resources

Human capital

●	28 employees with multidisciplinary expertise

●	15% female managers

●	Average age of 43

●	Entrepreneurial spirit, awareness and innovation

Real estate capital

●	105 logistics platforms meeting the highest standards in Prime locations

●	Assets of 3.8 million sq.m on 750,000 sq.m of land reserve

Tenant-client base

●	Loyal, creditworthy, mostly major corporates

●	A diversified base of shippers (77%), multi- client logistics specialists (17%) or single-client logistics specialists (6%), across all sectors

Financial capital

●	Family structure with long-term asset management approach

●	Solid financial structure: shareholders’ equity of €2.4bn

●	LTV ratio excl. tax of 41.1% and cost of debt of 2.10% for a maturity of 4 years

Environmental capital

●	50% of the fleet certified BREEAM or HQE, and 100% of new projects now BREEAM certified “Excellent” at least

●	Deployment of BMS and heat pumps on existing sites

Share capital

●	Knowledge and strong presence with local authorities

●	About fifteen partner banks

Value created

For our employees

●	100% permanent contracts

●	Professional mobility

●	Profit-sharing agreement and free share allocation for all

●	Fair group bonuses for new leases

For our tenant clients

●	Custom warehouses meeting the highest standards

●	Innovative low-carbon warehouses (100% new developments with AutOnom®, the net zero warehouse in use)

●	> 99% occupancy with strong client retention

For our shareholders

●	Rental income of €212m, +7% in 2025 (CAGR of +13% since 2016)

●	Recurring net income €155m, +13%

●	in 2025 (73% of the rental income)
●	Portfolio of €4.1Bn for a capitalisation rate of 5.25% (excluding transfer taxes)

●	Dividend of €3.45 in respect of 2025 (yield of 5.4% vs. a share price of €64: average price of December 2025)

For our planet & the environment

●	30,000 MWh green energy production

●	Close to €3m already invested to replace gas boilers with electric heat pumps in 2025

●	0 tonnes of hazardous wastx

For our suppliers & territories

●	Family structure, with long-term asset management vision

●	25,000 employees of our clients working in our logistics platforms

●	€220m investments in logistics platforms as part of our 2025-26 roadmap

11	2025 Universal Registration Document - ARGAN

Dialogue with stakeholders - 1. INTEGRATED REPORT

Dialogue with stakeholders

Clients

Supporting them over the long term

●	Once the building is delivered, our clients have a dedicated asset and property team for all sites (development and operation phases)

●	Regular contacts and permanent availability

●	Proposal of services meeting the latest requirements, in particular environmental requirements

●	Specific support: Resolution of claims, expansion projects, energy improvement works, ICPE monitoring

Shareholders

Creating sustainable value

●	Regular publications of information

●	(in French and English) on current developments and financial and non-financial results

●	Participation in conferences and roadshows, in addition to the Annual General Meeting (open to the public)
●	All information available online (argan.fr) and from an Investor Relations department

●	An attractive dividend policy (steady increase in dividend per share)

Territories

Working in close collaboration with municipalities and inter-municipality associations

●	Ongoing dialogue with the representatives of the various territories (municipalities, inter-municipality associations, departments, regions or States)

●	Compliance with public disclosure obligations
●	Attention paid to the integration of our projects (quality of the buildings, jobs created, control of the environmental impact)

●	Contact with ARGAN by telephone (+33 1 47 47 05 46) and by e-mail (contact@argan.fr)

2025 Universal Registration Document - ARGAN	12

Strategy and objectives - 1. INTEGRATED REPORT

Strategy and objectives

ARGAN operates on the French logistics real estate market by leasing PREMIUM warehouses

OUR ASSET MANAGEMENT STRATEGY

Premium warehouses

A family-owned property company, ARGAN’s strategy is to develop PREMIUM warehouses.

To maintain this “PREMIUM” portfolio, selective asset disposals take place periodically. The Group makes one-off and targeted acquisitions of high-quality and new warehouses ideally complementing its existing assets.

Controlled financial management

The Management teams pay great attention to the performance of developed projects, their sustainability and virtuous financing, with the ambition of maintaining sustainable debt ratios in a long-term wealth strategy.

Rental policy

The Company’s rental prices track market prices as closely as possible in the spirit of long-term partnership with its tenant clients.

This approach has made it possible to establish a relationship of trust that contributes to the commitment of tenant clients over firm.

Strong commitment to ESG

With exemplary corporate governance, conducted in the best interests of all its stakeholders (shareholders, clients and employees), ARGAN is also committed to a drastic reduction in its carbon footprint (production of solar energy, installation of heat pumps and BMS).

AMBITIONS FOR 2026 AND THE MEDIUM-TERM

ARGAN’s strategy aims for continued development throughout 2026 and over the medium term, supported by an approach that combines growth — through in- house development and acquisitions — with careful debt management. In 2026, the Company aims to:

●	Delivery of €165 million in investments through eight secured projects;

●	Rental income growth of at least 4% and recurring net income per share remaining stable at around €6;
●	An LTV (excluding duties) of around 40% at the end of 2026, with a net debt-to-EBITDA ratio of approximately 8.5x;

●	A dividend per share of €3.65 (+6%), which will be proposed to shareholders at the 2027 Annual General Meeting.

From 2027 onwards, ARGAN aims to:

●	An investment program of approximately €150 million; and

●	Average annual growth of around +4%.

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Governance and risk management - 1. INTEGRATED REPORT

Governance and risk management

ARGAN’s Governance is structured around a Supervisory Board and an Executive Board

THE SUPERVISORY BOARD IS COMPOSED OF 6 MEMBERS

2 specialized committees

●	Audit, risk & sustainability committee

●	Appointments & remuneration committee

Female ratio 50%

● Main shareholder	● Member of the audit, risk and sustainability committee

● Member of the appointments & remuneration committee

Independence ratio 1/3

● Chairwoman of the audit, risk & sustainability committee (starting from the 2026 agm)	● Chairwoman of the appointments & remuneration committee	● Member of the audit, risk & sustainability committee
● Member of the appointments & remuneration committee

THERE ARE FOUR MEMBERS ON THE EXECUTIVE BOARD

● Chairman of the executive board	● CFO	● General secretary	● Development & asset management director

2025 Universal Registration Document - ARGAN	14

Governance and risk management - 1. INTEGRATED REPORT

Management bodies are organised in order to monitor and manage Risks and guarantee a high level of Internal Control

Strong attention to risk management

ARGAN regularly conducts a review of the most significant risks. These are classified according to their level of importance as well as their likelihood, based on their potential adverse impact on the company’s business activities.

The risks related to ARGAN’s business fall into four categories, presented below:

●	Risks related to development;

●	Risks related to ESG;

●	Risks related to ARGAN’s business operations and functioning;

●	Risks related to the listed logistics real estate market.

Extensive internal control system

The ARGAN Supervisory Board defines, implements and guarantees the internal control procedures, with the aim of:

●	Reliable financial information, that is high quality and available;

●	An effective operational organisation capable of achieving the objectives set;

●	Compliance with the legal and regulatory framework;

●	Preservation of assets;

●	Fraud prevention and detection.

OVERSIGHT ENSURED BY TWO COMMITTEES CHAIRED INDEPENDENTLY

15	2025 Universal Registration Document - ARGAN

Overall financial and non-financial performance - 1. INTEGRATED REPORT

Overall financial and non-financial performance

Financial performance

RENTAL INCOME (€M)	RECURRING NET INCOME (IN MILLIONS OF €)	NAV EPRA NTA (€)

LTV EPRA EXCL. DUTIES (%)	COST OF DEBT (%)	NET DEBT/EBITDA

2025 STOCK MARKET PERFORMANCE (INDEX 100 AT YEAR-END 2024)

+9%

in 2025

Increase in share price:

●     Above EPRA Europe (+2%);

●     In line with the SBF 120 (+10%).

ARGAN is listed on Euronext Paris and is notably included in the Euronext SBF 120 and CAC All-Share indices, as well as the FTSE EPRA Europe and IEIF SIIC France indices

2025 Universal Registration Document - ARGAN	16

Overall financial and non-financial performance - 1. INTEGRATED REPORT

Non-financial performance

CERTIFIED WAREHOUSES (%)	EMPLOYEES ON PERMANENT	BOARD ATTENDANCE

ENERGY CONSUMED (KWH)*	GREEN ENERGY PRODUCED (KWH)*	SCOPE 3 – ENERGY USE (TONNES)*

* Provisional or currently being collected data for 2025 where not yet available. Please refer to the upcoming 2026 ESG report.

Improvement of the existing portfolio

ARGAN has an existing portfolio of 105 warehouses, whose CO2 emissions are estimated at nearly 22,000 tonnes for 2024 in relation to energy consumption. In order to halve these emissions between 2022 and 2030, we plan the following measures:

●	Ban gas heating (which emits 3.5 times more CO2 than electricity) thanks to the installation of electric heat pumps;

●	Generalize GTM systems (Centralised Technical Management) to manage lighting and heating systems and reduce energy consumption by around 10%;

●	Deploy solar canopies.

Deployment of AutOnom®

Aut0nom®, the Net Zero warehouse that produces its own energy, combines a rooftop photovoltaic power plant with battery storage. This next-generation warehouse makes it possible to cover:

●	100% of annual requirements for lighting and heating & cooling; and

●	Between 30% and 40% of overall needs, including process-related energy consumption;

CO2 emissions are divided by 10 compared with a standard warehouse, and the remaining balance is offset through a reforestation program launched during the winter of 2025–2026.

An ambitious energy strategy

ARGAN is firmly committed to a low-carbon strategy. As such, we are deploying our Aut0nom® warehouses and renovating the existing stock to implement the best energy standards.

17	2025 Universal Registration Document - ARGAN

2. Group Presentation

ARGAN: Leader in the French PREMIUM logistics warehouses	19
A leading player with proven strategy and performance	19
The strengths of the development model	19
Solid expertise in logistics real estate	20
ARGAN strategy and structure	21

Group history	22

The French logistics real estate market	23
The warehouse boom	23
The central importance of warehousing in the supply chain	24
Sector players	24
Key competitors	28
Types of warehouses	29
Types of Lessees	31

A large scale portfolio	32
Assets as at December 31, 2025	32
Structure of the portfolio	43
Tenants	44

A high-profitability value creation model	45
A growth-oriented strategy	45
A model with proven high profitability with controlled debt	45

Regulatory framework	46
Regulation relating to town planning law	46
Rules relating to ICPE regulations	46
Health rules	47
Rules on passenger lift safety	48
Rules on environmental protection	48
Rules on rental	50
Rules pertaining to SIIC (French listed real estate investment company) status	50
Exemption scheme	51

Appraisals	54
Background	54
Methodology	55
Conclusion	57
Qualifications and principles of involvement of the independent expert	58
Summary of results	58
Additional information on appraisals	59
Statement of faithful reproduction of the appraisal report on the assets	59

ARGAN: Leader in the French PREMIUM logistics warehouses - 2. GROUP PRESENTATION

2.1. ARGAN: Leader in the French PREMIUM logistics warehouses

2.1.1. A leading player with proven strategy and performance

ARGAN is the leading real estate company specializing in PREMIUM logistics warehouses in France. The Company focuses on the development and leasing of high-end, tailor-made logistics warehouses for leading companies.

Our objective is to build a PREMIUM portfolio composed of modern logistics sites meeting the highest standards, ensuring an optimal occupancy rate close to 100%. This dynamic portfolio is continuously enhanced through new turnkey developments and the extension of existing sites to meet the evolving needs of our tenants.

At the same time, selective and opportunistic disposals of mature platforms contribute to financing continued growth, alongside the cash flow generated by our operations.

Growth has been rapid and well controlled. Having commenced operations in 2000, ARGAN now owns a portfolio of 3.8 million sqm, and rental income has recorded average annual double-digit growth, reaching €212 million at the end of 2025.

These performances are notably driven by the commitment of our employees, who master all stages of the value creation chain: development, property management, and financial management.

As the only pure player in French logistics real estate, ARGAN is listed on Euronext Paris and is notably included in the Euronext SBF 120 and CAC All-Share indices, as well as the FTSE EPRA Europe and IEIF SIIC France indices.

2.1.2. The strengths of the development model

Over nearly 25 years, ARGAN has become the LEADER in PREMIUM French logistics warehouses, with growth driven by unique strengths that set the Company apart from its competitors:

●	Full in-house control of the value creation chain;

●	An optimal developer-investor positioning providing access to construction cost prices;

●	A development strategy focused on PREMIUM logistics platforms, located in Prime areas and leased on a long-term basis to financially sound tenants;

●	Management led by the principal shareholder;

●	Operating costs (including development costs) among the lowest in the industry, representing less than 8% of rental income;

●	A portfolio of PREMIUM logistics platforms with an average age of 12.4 years (as of December 31, 2025);

●	An occupancy rate close to 100%;
●	An average remaining firm lease term of 5 years (as of December 31, 2025);

●	Tenants that are predominantly leading blue-chip companies;

●	A balanced tenant profile: 77% shippers, 17% multi- client logistics providers, and 6% single-client logistics providers;

●	A dividend representing a 5.4% yield (based on the average share price in December 2025, i.e., €64);

●	Strong consideration of the environmental and societal impacts of its activities, notably through the implementation of a demanding ESG policy directed at all stakeholders, aimed in particular at reducing the environmental footprint of operations (through the reduction of Scope 1, 2, and 3 CO₂ emissions and the greening of its warehouse portfolio) and at increasing the co-benefits generated by its sites for local communities.

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ARGAN: Leader in the French PREMIUM logistics warehouses - 2. GROUP PRESENTATION

2.1.3. Solid expertise in logistics real estate

ARGAN has developed comprehensive expertise in the development and leasing of PREMIUM warehouses.

Having commenced its operations in 2000, ARGAN already owns a portfolio of 105 PREMIUM warehouses as of December 31, 2025, representing 3.8 million sqm, most of which were developed by the Company and are managed internally.

This expertise is demonstrated at every stage of warehouse development and property management, and it continues to be enhanced on an ongoing basis thanks to the Company’s pure player positioning.

Each stage in the development of a logistics platform requires specific expertise:

●	Understanding and examining clients’ storage and distribution needs in depth, working with them to design their future warehouse and supporting them with active asset management;

●	Finding suitable land and negotiating with communities and private owners to build up a high-quality land reserve in prime locations.

●	Optimizing the overall design of a logistics project requires knowledge of how a warehouse operates and the flows of goods and vehicles in and out. It also requires a thorough understanding of the regulatory environment. Poor design not only increases construction costs, but more importantly operating costs, owing to lack of overall usability or energy efficiency.

●	Handling the engineering analysis for all aspects of the build: soil stability and mechanical strength, pier and beam structure, paving, roofing, cladding and thermal insulation, to form the fabric of the building. Next, there are structural engineering plans to be developed and technical equipment to be assessed and selected: power distribution and lighting, heating, loading dock equipment and the whole of the safety system, including automatic fire-extinguishing, fire hose stations, etc.

●	Maintaining a high level of expertise in the ICPE regulations (Installations Classées pour la Protection de l’Environnement – Classified Facilities for Environmental Protection) is essential. Depending on the nature and quantity of the products they store, warehouses must either make a declaration, registration or obtain prefectoral authorisation in order to operate. The ministerial decree of April 11, 2017 for combustible products, and other decrees covering more specific products, establish the requirements for fitting out storage bins, the fire-fighting equipment to be provided and the prevention of pollution risks. The Company has long-standing experience of the regulations and is therefore fully conversant with their implementation.
●	Promoting sustainable development in every project:

-	Selection of materials with a small environmental footprint begins at design and engineering analysis stage, ensuring the best possible energy performance,

-	The main contributors in controlling the facility’s energy consumption and its carbon footprint are LED lighting with presence sensors and dimming systems, enhanced thermal insulation, lots of natural light, high-efficiency heating, solar water heaters and centralised technical management,

-	In addition, since 2018, all new warehouses have been equipped with photovoltaic power plants dedicated to the tenant’s self-consumption,

-	Since January 2022, the Company has offered its future tenants Aut0nom®, the warehouse that produces its own energy,

-	Trees planted as part of the landscaping work are chosen from regional species, preferably broadleaved to optimise the carbon footprint,

-	Happy staff work better: ARGAN creates an atmosphere conducive to well-being, high- quality work, productivity and accident prevention with light colours on walls and the underside of the roof, good natural light distribution, an appropriate colour temperature and intensity for artificial light and high-quality office fittings, and by ensuring acoustic comfort and areas for staff to relax;

●	Ensuring a high-quality build to guarantee the durability of the building and keep maintenance costs under control, by using top-tier construction companies and consultants with a reputation for experience, diligence and a high level of excellence;

●	Asset management certainly demands expertise in commercial leases, but above all it requires a spirit of long-term partnership and the utmost respect for clients.

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ARGAN: Leader in the French PREMIUM logistics warehouses - 2. GROUP PRESENTATION

2.1.4. ARGAN strategy and structure

2.1.4.1. PREMIUM Warehouse

ARGAN’s strategy is to develop PREMIUM warehouses to the latest standards. To maintain this “PREMIUM” asset base, selective multi-criteria asset disposals (asset age, location, cash in relation to rents sold and carbon footprint) are carried out periodically.

2.1.4.2. Rental policy

The Company’s rental prices track market prices as closely as possible in the spirit of long-term partnership with its tenant clients.

2.1.4.3. Management and control of ARGAN

The Company has a Supervisory Board and an Executive Board. The shareholding structure is broken down as follows: 37% for Jean-Claude LE LAN and his family, 15% for PREDICA and 48% free float (as at December 31, 2025).

As of December 31, 2025, the Supervisory Board comprises six members, including two independent members, with a balanced structure consisting of an equal number of women and men.

Since 2019, ARGAN has established an Audit, Risk and Sustainability Committee and a Nomination and Compensation Committee, each composed of three members appointed by the Supervisory Board from among its members. In addition, the Executive Board consists of four members.

For further information regarding the governance bodies, readers are invited to refer to their presentation in the Integrated Report or to Chapter 5 of this Universal Registration Document – Supervisory Board Report on Corporate Governance.

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Group history - 2. GROUP PRESENTATION

2.2. Group history

●	2000:	Start of ARGAN’s activity on the metropolitan French logistics real estate market; ;

●	2007:	ARGAN successfully went public on June 25, 2007 for a price per share of €15 on compartment C of Euronext;

●	2009:	ARGAN received the first HQE “Sustainable Logistics” certification covering all phases of the project to expand L’Oréal’s logistics platform in Vichy;

●	2010:	ARGAN recorded its tenth year of double-digit growth in its rental income;

●	2011:	Success of the capital increase reserved for ARGAN employees; their share of the capital increased by more than 6 times on this occasion (from 0.2% to 1.3% of the capital);

●	2012:	ARGAN joined Euronext compartment B;

●	2013:	ARGAN successfully completed its first bond issue for an amount of €65m maturing in 2018;

●	2014:	Obtaining the 1st HQE® EXCEPTIONAL Certivéa passport for the OXYLANE platform in Valenciennes;

●	2015:	ARGAN’s assets exceeded €1 billion for the first time;

●	2016:	Appointment of Jean-Claude LE LAN to the rank of knight in the order of the Legion of Honour;

●	2017:	ARGAN successfully launched a €130m bond issue maturing in 2023;

●	2018:	First delivery of a warehouse equipped with a photovoltaic power plant for the operator’s self- consumption, in Bordeaux;

●	2019:	Acquisition from CARREFOUR and a group of leading institutional investors, of SCI “CARGO”, which owns 22 PREMIUM logistics platforms, at a price of €898 million; annual rental income exceeded €100 million for the first time;

●	2020:	Assets were valued at €3 billion; ARGAN was included in compartment A of Euronext;

●	2021:	Success of the €500 million bond issue maturing in November 2026 launched in November; delivery to AMAZON France of a new logistics platform at the cutting edge of technological and environmental standards that was started in 2018;

●	2022:	In January, ARGAN delivered its first Aut0nom® platform, the warehouse that produces its own green energy with a rooftop photovoltaic power plant coupled with storage batteries, and equipped with electric air/air heat pumps and smart LED lighting;

●	2023:	ARGAN strengthened its position among the largest capitalisations of listed real estate in France and joined the EPRA index in March, then the SBF 120 index in September;

●	2024:	Success of the €150m capital increase carried out in April, leading to the creation of 2 million shares and an increase in the free-float share from 44% to 48%;

●	2025:	ARGAN’s portfolio (excluding transfer taxes) exceeds €4 billion for the first time.

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3. The French logistics real estate market

ARGAN is only active in the warehouse market in mainland France.

2.3.1. The warehouse boom

Driven by the combined effects of globalization and the outsourcing of corporate logistics functions, logistics real estate has expanded significantly since the 2000s.

This trend gave rise to the profession of logistics operators or logistics service providers, covering warehousing and, in some cases, transportation. As a result, logistics specialists such as FM Logistic, Geodis, XPO, Kuehne+Nagel, ID Logistics, and others have emerged, operating internationally alongside smaller and more recent players focused solely on the French market.

Following this evolution, the logistics real estate industry developed, bringing together all stakeholders in the value chain: developers, promoters, investors, construction companies, architects, engineering firms, and real estate agents specializing in this asset class.

As a consequence, warehouses have become “standardized,” particularly under the regulatory framework of August 5, 2002, replaced by that of April 11, 2017, and in line with the requirements expressed by logistics operators. Since 2002, warehouses have been divided into 6,000 sqm cells separated by firewalls, equipped with 35-meter-deep truck maneuvering yards and safety installations in accordance with ICPE regulations (Installations Classified for Environmental Protection).

These standards continue to rise, particularly in terms of energy performance. In 2010, ARGAN was the first to develop a low-energy warehouse (BBC – Bâtiment Basse Consommation) for L’Oréal and, since 2018, has equipped all new warehouses with photovoltaic power plants dedicated to tenant self-consumption for those who wish. In January 2022, ARGAN inaugurated AutOnom®, its carbon-neutral warehouse during the operational phase. AutOnom® has now been rolled out across all new developments. Around fifteen AutOnom® warehouses had already been delivered at the date of preparation of this Universal Registration Document.

Ceiling heights have also evolved, increasing from 8 meters of clear height under beams in the 1980s and 1990s to 10 meters in 2000 and 12 meters since 2010.

Initially developed primarily along the North-South corridor connecting Lille to Marseille via the Paris and Lyon regions, the warehouse market has gradually expanded across the entire territory in recent years. Today, the Atlantic Arc and the Normandy region are experiencing significant growth and represent clear development opportunities.

The growing importance of logistics in a connected economy, new consumption patterns—particularly through e-commerce—and the demand for ever shorter delivery times are all key drivers of this market’s development.

Take-up of warehouses over 5,000 sqm amounted to 3.2 million sqm in 2025, showing near stability compared to 2024 (CBRE data). The national vacancy rate stood at 6.3% at year-end, with a notable decline between the end of September 2025 and the end of December 2025, during which the rate decreased by 30 basis points.

Investment in logistics real estate totaled approximately €4.1 billion in 2025, representing a 22% decrease compared to 2024. This decline is notably attributable to an adverse political environment marked by numerous uncertainties throughout much of 2025. Nevertheless, the logistics asset class remains highly sought after, accounting for 29% of total commercial real estate transactions.

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.2. The central importance of warehousing in the supply chain

Production Supply Chain
Distribution Supply Chain
Drive
Tier 2 suppliers
Tier 1 suppliers
Production warehouse
Factory
Industrial warehouse
Distribution warehouse / Fulfilment centre
Store / E-commerce
End customer

Note: There are always warehouses associated with a producer, in particular when it distributes its products itself.

2.3.3. Sector players

The players operating in this sector are numerous, and each party’s role is not always easy to identify, especially as some stakeholders perform several functions. The sector includes: land developers, property developers, construction companies, investors, real estate agents, lessees (i.e., tenants), government authorities, local authorities (mainly inter-municipal entities), architects, engineering firms, and asset managers:

2.3.3.1. Land developers

To construct a 100,000 sqm warehouse, at least twice that amount of land is required — i.e., 200,000 sqm or 20 hectares. The land must first be zoned for development in order to be buildable. Municipalities or inter-municipal authorities designate land for residential, office, retail, or warehouse construction through the Local Urban Plan (PLU) or the Inter- Municipal Local Urban Plan (PLUI), which is approved by State authorities (the Prefecture).

The preparation of PLUIs must be consistent with the SCOT (Territorial Coherence Scheme), the SRADDET (Regional Scheme for Spatial Planning, Sustainable Development and Territorial Equality), and, in the case of the Île-de-France region, with the SDRIF (Regional Master Plan for Île-de-France).

Land developers intervene upstream, supporting and driving the land urbanization process, and subsequently carry out land development works (roads, drinking water networks, wastewater systems, gas, electricity, and telecommunications).

Public works companies perform development works on behalf of local authorities, which own the land after having previously acquired it from private owners, generally farmers.

Land developers may also, at an earlier stage, acquire agricultural land in order to apply for its reclassification as buildable land with local authorities, then carry out the necessary development works and subsequently sell the plots to operators such as property developers, construction companies, or investor-developers.

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.3.2. Property developers

Developers purchase land from local authorities or land developers and arrange for the construction of warehouses, generally pre-leased under off-plan lease agreements (BEFA – lease in future state of completion), before subsequently selling them to investors.

They may also be commissioned to build for owner-occupiers who do not wish to lease their premises.

Prior to construction, the warehouse must be designed and the necessary administrative authorizations obtained: a Building Permit and ICPE authorization (Installations Classified for Environmental Protection). To this end, developers engage architects and engineering firms specialized in ICPE regulations.

Development cycle:

Length of cycle: approximately 18 months

2.3.3.3. Construction companies

There are two ways to build:

●	Either the project owner (land owner) instructs a design and build architect to carry out the project from A to Z;

●	Or they hire a general contractor who will handle the process from end to end::

-	In the first scenario: The architect is responsible for design and for applying for building permit. He instructs specialist engineering consultants to apply for ICPE authorisation, performs structural calculations, and design the fluid systems (electricity, heating, installation of fire extinguishers, etc.), The architect creates the project plans and writes the description of the construction work, awards contracts for the works in separate lots and manages the works, In general in this model, the architect (project manager) does not provide the project owner with a guaranteed final price, since the price is only known following the outcome of the calls for tender; ;

-	In the second scenario: The general contractor, who may be a consultancy or a contracting company, carries out all the tasks described above but also has a performance obligation under a CPI (Contrat de Promotion Immobilière - Real Estate Development Agreement) and commits to a fixed total price. Note: The project owner is the land owner, the project manager is the architect or the person responsible for leading and overseeing delivery of the project.

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.3.4. Investors

Investors generally buy new warehouses from property developers or other investors in the event of resale, as their business is to rent these warehouses to shippers or logistics specialists.

These investors are Real Estate Companies or Funds:

●	Real Estate Companies like ARGAN are intended to be long-term concerns, managing a real estate portfolio for rent;

●	Funds (very often British or American) are set up for predetermined periods at the end of which the assets are sold and the funds are dissolved. This is a strictly financial approach where the underlying asset is warehouses.

The lines between roles are sometimes blurred:

●	Investors with a similar positioning to ARGAN may also take on property development themselves to pick up the property developer’s margin;

●	Builders seeking to improve their bottom line are also becoming property developers and in some cases land developers as well;

●	As a business area where there is ample supply, construction requires significant resources;

●	Property developers work with little in the way of equity capital and around ten employees or even fewer, and can achieve successful outcomes when the climate is conducive to investment. What is key here is being able to sign a commercial lease with a future lessee prior to completion of the project.

2.3.3.5. Real estate agents

Real estate agents have earned an enviable position in this sector. where they act as an interface between supply and demand at all levels:

●	Between lessees and property developers or investors/property developers;

●	Between property developers and investors.

They generally operate at all levels of the sector.

Their fee is around 1% of the transaction amount for a sale (€200,000 for a sale of €20 million) and about 15% of the annual rent for a lease.

The critical factor for these professionals is having access to the following information: Who wants to buy? Who wants to sell? Who wants to rent?

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.3.6. Lessees

Tenants may be shippers or logistics specialists and are the most important players in the chain.

Rather than taking on the mantle of ownership by allocating their financial resources to property, they have chosen instead to devote them to their more profitable core business.

As a result, areas allocated to logistics real estate will be away from housing and as close as possible to main roads or motorways.

2.3.3.7. Government agencies

Government agencies are responsible for reviewing building permit and ICPE applications and are supervised by the departmental prefects. It is the prefect who grants ICPE authorisations, but building permits are granted by district authorities further to referral and subject to State control.

2.3.3.8. Local authorities

Communes are of course concerned about town planning issues in their local areas and they determine the allocation of land for housing, shops, business operations and logistics via their PLU(I)s.

Three types of districts are identified:

●	Urban districts (> 250,000 inhabitants);

●	Districts and conurbations (> 50,000 inhabitants);

●	Communities of communes (>15,000 inhabitants).

For certain communities, logistics businesses are not welcome on the pretext that they create noise and other pollution, especially because of the heavy vehicles involved. It is our sales team’s efforts to explain and persuade that make it possible to identify land and carry out projects by highlighting the fact that ARGAN is a French, family-owned company with a long-term and quality vision.

2.3.3.9. Architects and engineering consultants

These service providers act on behalf of operators in the development chain. Architects prepare building permits while engineering consultants provide input in their areas of expertise: land development, geotechnology, structural design, fluids, ICPE, etc.

2.3.3.10. Asset managers (property management companies)

Property investment funds make use of property management companies (Asset Managers) to manage their property assets.

These companies provide rental management, rent recovery and technical facility management services, either directly or indirectly.

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The French logistics real estate market - 2. GROUP PRESENTATION

Lessor/Lessee relationship

2.3.4. Key competitors

The expansion of warehouses has, in recent years, generated strong interest from investors due to the rental profitability of this asset class, with a PRIME yield in France of 4.90% as of December 31, 2025 (Source: CBRE).

This interest was reinforced during and following the COVID crisis, during which this asset class demonstrated its resilience, and has also been supported by the growth of e-commerce, which continues to record annual growth rates in the double digits or close to that level.

In 2025, warehouse transactions amounted to approximately €4.1 billion. Logistics accounted for nearly 30% of total commercial real estate transactions (Source: CBRE).

Two types of competitors are active in sales transactions or development:

●	Investment Funds – Such as AEW, AXA Real Estate, CBRE Global Investors, DWS, and Patrizia — operate on the secondary market, acquiring portfolios of existing warehouses, not necessarily of the latest generation, on an opportunistic basis across European, American, or Asian markets depending on market conditions. These funds, backed by banks or insurance companies, entrust the management of their warehouses to asset managers.

●	Developers/Investors – Such as BARJANE, GLP, GOODMAN, SEGRO, SOGARIS, PARCOLOG, and PROLOGIS - and Property Developers – Such as PRD, Telamon, or GICRAM — are, like ARGAN, involved in the development of new warehouses intended for lease. In this segment, which has represented approximately 800,000 sqm per year since 2020 (based on ARGAN’s internal estimates), ARGAN holds an estimated market share of over 10%, having delivered on average more than 100,000 sqm of new warehouse space over the period.

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The French logistics real estate market - 2. GROUP PRESENTATION

The warehouse owners’ market is more fragmented owing to the presence of Developers/Investors, Investment Funds and owner-operators. Overall, the stock of warehouses (more than 5,000 sq. meters) in France is estimated to represent around 80 million square metres of built surface area (Source: Afilog).

The category of owner-occupiers does not constitute direct competition; however, it nevertheless reduces the market share of warehouses intended for rental. In this segment, we mainly find major retail chains such as AUCHAN, CARREFOUR, INTERMARCHÉ, LECLERC, SYSTÈME U, etc. Some of them alternate between owner and tenant status.

2.3.5. Types of warehouses

2.3.5.1. Segmentation by operating radius

TYPE	REMARKS
NATIONWIDE WAREHOUSES	These facilities are relevant for companies that store a wide range of products with a low turnover. For example: automotive spare parts, homewares and household equipment

REGIONAL WAREHOUSES	Relevant for large volumes generating lots of transport operations For example: wholesale distribution

LOCAL WAREHOUSES OR FULFILMENT CENTRES	These are small warehousing facilities on the outskirts of towns for products requiring a high frequency of delivery For example: fresh products, pharmaceuticals

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.5.2. Segmentation by type of products stored

TYPE	REMARKS
DRY PRODUCT WAREHOUSES (No temperature control)	Relevant for products that do not require temperature control Example: food supplies, manufactured components

TEMPERATURE-CONTROLLED WAREHOUSES	Relevant for products that need to be kept below a certain temperature (generally 25°C) For example: pharmaceuticals, chocolate, etc.

POSITIVE COLD STORAGE WAREHOUSES (1° to 8°C)	Relevant for fresh products For example: vegetables, fruits, fish, etc.

FROZEN STORAGE WAREHOUSES (-20° to -30°)

Relevant for frozen products

The structure of these warehouses must be insulated from the ground when they are built.

(The cost of production engineering for the freezing system is largely equivalent to the cost of the building’s structure).

DUAL- OR TRIPLE-TEMPERATURE WAREHOUSES	Generally relevant for major distributors, depending on the mix of products stored

E-COMMERCE WAREHOUSES	There are two major types: standard warehouses and highly mechanised warehouses

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The French logistics real estate market - 2. GROUP PRESENTATION

2.3.5.3. Segmentation by size

TYPE	REMARKS
XXL UNITS > 50,000 sq. meters	Large warehouses conducive to the consolidation of transport flows and management cost savings Relevant for national and regional warehouses and warehouses for major distribution
UNITS 20,000 to 50,000 sq. meters	This kind of warehouse is the most numerous. They are generally regional or may be national in case of small volumes
UNITS < 20,000 sq. meters	Designed for smaller volumes or for local coverage

2.3.6. Types of Lessees

2.3.6.1. Shippers or logistics specialists

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A large scale portfolio - 2. GROUP PRESENTATION

2.3.6.2. Mono-and multi-tenant leases

2.4. A large scale portfolio

2.4.1. Assets as at December 31, 2025

The property portfolio of ARGAN amounts to 3,770,000 square meters, consisting of 91 logistics platforms and 14 parcel distribution centers, for a total of 105 buildings.

In addition to the extension of a greenhouse (see section 3.2.2 of this Universal Registration Document), the three sites delivered in 2025 by ARGAN are presented below in descending order of size:

Bain-de-Bretagne (35), near Rennes, for Dimolog, a new client (30,000 sq m)	Louailles (72), between Angers and Le Mans, for Nortene, a new client (18,000 sq m)	Vendin-le-Vieil (62), for a logistics operator (9,000 sq m)

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A large scale portfolio - 2. GROUP PRESENTATION

The table below presents the locations, ownership arrangements, surface areas of the portfolio assets, and the ICPE classifications, listed in chronological order:

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
1	CROISSY BEAUBOURG (77) 9/11 rue Pelloutier Logistics hub	FO	81,250	15,871	2,174	18,045	1510		2925, 1412, 1432, 2920
2	CROISSY BEAUBOURG (77) 23 Allee 1er Mai Logistics hub	FO	57,183	22,378	1,116	23,494		1510, 2663	2925, 1530, 1131,2920
3	CHAPONNAY (69) rue du Professeur M. Dargent Logistics hub	FO	57,860	25,991	2,546	28,537	1510, 2920,		2925, 1432
4	CREUZIER LE NEUF (03) rue des Ancises Logistics hub	FO	90,781	25,252	1,441	26,693	1510, 1432		2925, 1530, 2910, 2920
5	FLEVY (57) rue Andre Maginot Logistics hub	FO	77,984	29,848	1,294	31,142	1510, 2663,		2925, 1432
6	BRIE COMTE ROBERT (77) Route de Ferolles Fulfilment centre	PP	36,112	6,593	456	7,049			2925
7	TOURNAN EN BRIE (77) « Le Closeau » Logistics hub	FO	42,245	19,913	768	20,681	1510		2925
8	TOURNAN EN BRIE (77) « Le Closeau » Logistics hub	FO	22,500	2,211	720	2,931
9	GONESSE (95) Zac du Parc des Tulipes Sud Logistics hub	FO	49,873	19,996	1,756	21,752	1510		2925, 2920
10	ROYE-(80) - Rue du champ Macret Logistics hub	FO	149,085	49,160	1,727	50,887	1510, 1432		2925, 1530, 2910
11	ROISSY EN BRIE (77) Zac des Grands Champs Logistics hub	FO	86,019	34,227	1,423	35,650	1510		2925
12	FERRIERES & BUSSY (77) Zac du Bel Air Logistics hub	FO	99,600	45,161	1,677	46,838	1510	2662, 2663,	1311, 1530, 2910, 2925
13	ST QUENTIN FALLAVIER (38) ZAC Chesnes Logistics hub	FO	90,054	40,573	2,066	42,639	1510, 2662, 2663, 1530		2920, 2925, 2910

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
14	CHATRES (77) ZAC de Val Bréon Logistics hub	FO	162,937	69,332	2,837	72,169	1510, 1530, 2663		2910, 2925
15	COUDRAY MONTCEAUX–(91) - Bâtiment A Logistics hub	REFL	166,351	81,367	3,640	85,007	1510, 1530, 2662, 2663, 1432		1412, 2910, 2925
16	CHANTELOUP EN BRIE (77) ZAC Chêne St Fiacre Logistics hub	FO	55,309	24,317	2,233	26,550		1510	1131, 1432, 2663, 2925
17	TRAPPES (78) 27 rue Roger Hennequin Logistics hub	FO	115,325	49,866	2,409	52,275	1510, 1530, 1532, 2662, 2663, 1450, 2255		1412, 1432, 2925
18	WISSOUS (91) 575-619 rue du Berger Logistics hub	CL	49,147	21,085	1,475	22,560		1510	2925, 2910
19	AMBLAINVILLE (60) Zac des Vallées Logistics hub	REFL	122,307	41,349	1,133	42,482	1510, 1532, 2662	1530, 2663	2925
20	LONGUEIL STE MARIE (60) Zac Paris Oise Logistics hub	FO	224,566	82,779	11,397	94,176	1510, 1530, 1432, 1412, 2920		1173, 2662, 2910, 2925
21	FAUVERNEY (21) « Boulouze » Logistics hub	FO	242,686	75,896	1,620	77,516	1510, 1530, 1432, 1450, 2920, 1520, 1525, 1611, 1630, 2662, 2663, 2711		1172, 1412, 2255, 2910, 2925
22	TRAPPES (78) 27 bis rue Roger Hennequin Fulfilment centre	FO	19,900	4,269	399	4,668
23	CERGY (95) Av du fond de Vaux Logistics hub	FO	45,246	12,883	757	13,640			2921, 2925, 4735
24	FERRIERES EN BRIE (77) Zac du Bel Air Logistics hub	FO	84,870	30,882	1,447	32,329	1510, 1530, 2662, 2663	2663	2714, 2925

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
25	ROUVIGNIES (59) (Valenciennes) Logistics hub	FO	171,203	73,139	1,865	75,004	1510, 1532, 2663	1530, 2662	2910, 2925
26	MITRY MORY (77) Zac de la Villette aux Aulnes Logistics hub	FO	41,677	12,371	2,904	15,275	1432	1510	1412, 2925, 2920
27	WISSOUS (91) 1549-1641 rue du Berger Logistics hub	REFL/ CL	57,832	26,144	2,074	28,218	1510, 1532, 2662, 2663	1530, 2663	1136, 1511, 2921, 2925, 2150
28	COUDRAY MONTCEAUX–(91) - Bâtiment B Logistics hub	REFL	152,868	74,057	3,563	77,620	1510, 1530, 2662, 2663, 1432		1412, 2910, 2925
29	ST BONNET LES OULES (42) Zone de Lapra Logistics hub	FO	143,358	50,361	1,669	52,030	1510		1200, 1414, 1530, 1532, 2255, 2925
30	VILLE EN VERMOIS (54) Zac Moussière Fulfilment centre	FO	62,252	11,678	1,631	13,309			1435
31	ST AIGNAN DE GRAND LIEU (44) Zac Aéroport Fulfilment centre	FO	51,366	9,187	2,453	11,640			1434
32	BRUGUIERES (31) 80 Avenue de Toulouse Fulfilment centre	FO	50,090	12,151	1,880	14,031
33	BRUGES (33) Rue du Commandant Molliere Fulfilment centre	FO	42,169	10,486	2,602	13,087
34	TRAPPES (78) 27 ter rue Roger Hennequin Logistics hub	FO	66,029	24,217	1,724	25,941	1510, 1530, 2662	1532, 2663	4320, 4331, 2925
35	CERGY (95) 13 rue de la Garenne Logistics hub	FO	74,482	29,121	906	30,027	1510, 1530, 2662, 4755	1532, 2663	2925
36	VALENTON (94) ZAC Val de Pompadour, rue ferme de la Tour Logistics hub	FO	37,447	4,423	760	5,183			1510, 1511
37	ATHIS-MONS (91), 1 rue du Jacana Logistics hub	CL	32,925	10,904	671	11,575			2925
38	LOGNES (77), 16 Bd de Courcerin Fulfilment centre	REFL	51,879	9,238	3,826	13,064

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
39	STRASBOURG (67) 10 rue la minoterie Schiltigheim Logistics hub	FO	33,313	17,008	528	17,536	1510, 1530, 1532, 2662, 2663
40	SAUVIAN (34), ZAC Les portes de Sauvian Logistics hub	FO	156,306	53,512	2,048	55,560	1510		1530, 2925, 4755
41	MEUNG SUR LOIRE (45) 9ᵉᵐᵉ av. Parc Synergie Logistics hub	FO	76,072	30,494	1,137	31,631	1510, 1530, 1532, 2662, 2663		2925
42	LIMEIL BREVANNES (94), Avenue Jean Monnet Fulfilment centre	CL	67,249	15,878	1,476	17,354
43	GUIPAVAS (29), 370, rue Jacqueline Auriol - ZAC de Saint THUDON Fulfilment centre	FO	19,863	3,571	1,069	4,640
44	SUCY EN BRIE (94), Chemin du marais Logistics hub	FO	18,154	8,360	473	8,833	2565		1131, 2560, 2561, 2575
45	WISSOUS (91) Zac Haut de Wissous 2 Logistics hub	FO	115,115	48,693	3,971	52,664	1510, 1530, 1532, 2662, 2663	2663	1511, 2925, 4320, 4330, 4331, 4510, 4755
46	CESTAS (33) Zac JARY IV Logistics hub	FO	67,830	18,724	1,121	19,845		1510	2910, 2663, 2925
47	MOISSY CRAMAYEL 1 (77), parc d'activité Moissy Sud Logistics hub	FO	42,249	22,276	2,232	24,508	1510
48	MOISSY CRAMAYEL 2 (77), parc d'activité Moissy Sud Logistics hub	FO	43,357	19,167	844	20,011	1432	1510, 1530, 1532, 2662, 2663	1412, 2925
49	PUSIGNAN (69) Logistics hub	FO	74,116	32,769	826	33,595	1510, 1530, 1532, 2662, 2663		2910, 2925
50	FLEURY-MEROGIS (91) Logistics hub	FO	125,673	64,542	2,716	67,258		1510	1413, 1511, 2795, 2925, 4735

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
51	ALBON (26) Logistics hub	FO	81,104	30,348	886	31,234	1510, 1530, 1532, 2662, 2663		2925, 2910
52	LA CRECHE (79) Logistics hub	FO	124,738	31,065	1,941	33,006			1511, 2925, 4735
53	GENNEVILLIERS (92) Fulfilment centre	PPOA	35,065	8,227	3,560	11,787
54	TOURS CHANCEAUX (37) Zac du Cassantin Logistics hub	FO	68,728	15,983	1,238	17,221			1511, 2925, 4735
55	STRASBOURG VANDENHEIM (67) Logistics hub	FO	64,069	20,013	1,251	21,264			1511, 2925, 4735
56	BILLY BERCLAU (62) Parc de l'industrie Artois Flandres Fulfilment centre	FO	30,450	6,945	438	7,383
57	ARTENAY POUPRY (28) ZA de Villeneuve II Logistics hub	FO	341,668	126,437	4,754	131,191	1450, 1510, 1530, 1532, 2662, 2663		1436, 2910
58	LE MANS ALLONNES (72) Monne Logistics hub	FO	273,073	76,622	4,062	80,684	1510, 1530, 1532, 2662, 2663	1511, 4331	1436, 1450, 2714, 2925, 4510, 4735, 4801
59	LUNEVILLE (54) Lieudit Ferme de la Maison de Briques Logistics hub	FO	169,550	58,556	5,170	63,726	1510, 1530, 1532, 2662, 2663, 2920	4734	1436, 1450, 1511, 2714, 2910, 2921, 2925, 4320, 4510, 4511, 4735, 4741, 4801

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
60	AVIGNON LAUDUN (30) ZAC Antoine Lavoisier Logistics hub	FO	133,572	84,147	1,398	85,545	4511, 4320, 4331, 1436, 1450, 1510	2662, 2663	4510, 4741, 4718, 4330, 4734, 4801, 1530, 1532, 1630, 2711, 2910, 2925
61	AULNAY SOUS BOIS (93) Boulevard André Citroën Logistics hub	FO	161,827	60,667	1,727	62,394	1510, 1530, 1532, 2662, 2663, 4511		1450, 2714, 2910, 2925, 4320, 4510, 4734, 4741, 4801
62	BOURGES (18) Lieudit Le Vallon Logistics hub	FO	198,815	66,190	2,337	68,527	1510, 1530, 1532, 2662, 2663	2663	1450, 1511, 2714, 2910, 2925, 4510, 4734, 4735, 4801
63	VENDIN (62) ZA du Bois Rigault Logistics hub	FO	171,724	51,397	3,735	55,132	1510, 1530, 1532, 2662, 2663	4331	4734, 2910, 4741, 1450, 2925, 4510, 4801, 4715, 4320
64	EPAUX BEZU (02) Z.I.D. de l'OMOIS Logistics hub	FO	133,531	54,029	1,603	55,632	4001, 4510, 1450, 1510, 4755	2662, 2663, 4331	4440, 4441, 4320, 4718, 1436, 4801, 1530, 1532, 1630, 2925, 2711, 4220

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
65	MACON BAGE (01) Logistics hub	PP	177,420	57,720	1,583	59,303	1450, 1510, 1530, 1532, 2662, 2663	4734	1436, 2714, 2910, 2925, 4320, 4510, 4511, 4741, 4801
66	SAVIGNY SUR CLAIRIS (89) Lieudit Grands Champs Logistics hub	PP	185,972	59,059	2,639	61,698	1412, 1432, 1450, 1510, 1530, 1532, 2255, 2662, 2663		1172, 1173, 1200, 1520, 1525, 2910, 1525
67	CHOLET (49) ZAC du Cormier 5 Logistics hub	PP	189,720	56,310	1,198	57,508	1450, 1510, 1530, 1532, 2662, 2663, 4001, 4320, 4331, 4755	4734	1436, 2925, 4110, 4120, 4130, 4140, 4220, 4441, 4510, 4741, 4801
68	CREPY EN VALOIS (60) 12 rue Louis Armand Logistics hub	PP	201,190	49,519	1,500	51,019		1510, 1511	1172, 1185, 1450, 1520, 1412, 1432, 1532, 2255, 2663, 2714, 2925
69	BILLY BERCLAU (62) 337 rue de Prague Logistics hub	PP	123,195	33,911	1,549	35,460			1511, 2925, 1532
70	LA COURNEUVE (93) 51 - 53 av Verdun 81 rue Maurice Berteaux Logistics hub	PP	52,613	20,794	1,310	22,104			1511, 2925, 2714
71	COMBS LA VILLE (77) ZAC rives Francilienne Bd Maurice Fauré Logistics hub	PP	57,266	23,079	3,121	26,200	1510		2925
72	BRIE COMTE ROBERT (77) RD 316 Lieudit LES PREY LE ROY Logistics hub	PP	79,196	20,365	1,000	21,365			1511, 2925, 4735

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
73	TOULOUSE PLAISANCE DU TOUCH (31) 1 rue Docteur Charcot Logistics hub	FO	91,357	30,762	2,584	33,346		1511	4802, 2925
74	LABENNE (40) Lieudit Artiguenave Logistics hub	FO	123,746	33,711	1,721	35,432		1510	1414, 1511, 2910, 2925, 4802
75	CESTAS (33) Parc activités Jarry III Logistics hub	FO	107,228	18,428	1,339	19,767			1511, 1136, 2925
76	ST QUENTIN FALLAVIER (38) ZAC DE CHESNES NORD, 53 rue du Parc Forestier Logistics hub	FO	61,408	22,698	2,265	24,963	1510		2925, 4802
77	BAIN DE BRETAGNE (35) 13 rue de la Seine Logistics hub	FO	80,402	10,670	1,321	11,991			1511, 2925
78	PLOUFRAGAN (22) rue du Boisillon Logistics hub	FO	116,424	24,030	774	24,804	1510, 2255		1434, 1530, 2925
79	GONDREVILLE FONTENOY (54) Logistics hub	FO	60,019	13,205	772	13,977	1510		2910-A-2, 2925-1
80	METZ (57) ZAC SUD FRESCATY Logistics hub	FO	191,827	174,573	11,135	185,708	1510-a		2910-A-2, 1185-2-a, 2925-2
81	ESCRENNES (45) Logistics hub	FO	87,212	18,384	847	19,231		1510, 4220	1436, 1450, 2910-A-1, 2925, 4320, 4321, 4330, 4331
82	LUDRES NANCY (54) Logistics hub	FO	86,612	41,830	1,718	43,548	1450-1, 1510-1, 1530-1, 1532-1, 4801-1, 2662-1, 2663-1-a	1511-2, 2663-2-b	2925, 1436, 2910-A-2, 4320-2, 4331-3, 4510-2, 4511-2
83	NEUVILLE AUX BOIS (45) Logistics hub	FO	225,492	82,645	2,180	84,825	1510-1	2662-2, 2663-1-b, 2663-2-b	1530-3, 1532-3, 2910-A-2, 2925-1, 4715-31185-2-a

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A large scale portfolio - 2. GROUP PRESENTATION

				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
84	OUARVILLE (28) Bac Serres Besnard Green house	CL	108,503	10,000		10,000			4718-2-b
85	PLESSIS PATE (91) 8 Av. de la Tremblaie Logistics hub	FO	62,436	22,034	2,562	24,596		1510-2	1511-3, 2925, 1450
86	ROGNAC (13) 47, Av. Lavoisier Logistics hub	FO	33,222	20,299	2,363	22,662		1510	2925
87	LENS (62) 10 rue de l'Europe Logistics hub	FO	78,353	25,441	2,945	28,386		1510	2925, 2910-A-2
88	SERRIS (94) Logistics hub	FO	33,881	12,587	1,333	13,920		1510, 1530, 1532, 2662, 2663	2925
89	SAINT JEAN DE LA NEUVILLE (76) Logistics hub	FO	52,092	12,324	1,556	13,880		1510, 1530, 1532, 2662, 2663	2925, 2910, 4720
90	COMPANS (77) Fulfilment centre	CL	49,105	14,465	800	15,265			2925
91	FOUCHERES (89) Logistics hub	FO	287,260	149,668	3,184	152,852	1510	2663-1-b, 2663-2-a, 4431	1436, 2910-A-2, 2925, 4422, 4802-3-1b, 4320
92	JANNEYRIAS (87) Logistics hub	FO	81,814	37,449	763	38,212		1510, 1530.1, 1532.1, 2662.1, 2663.1.a, 2663.2.a	2910.a.2, 2925
93	MIONNAY (01) Logistics hub	FO	32,398	13,874	1,499	15,373		1510, 1530, 1532, 2662, 2663-1, 2663-2
94	MONTBARTIER (82) Logistics hub	FO	80,678	18,351	968	19,319		1510	2925, 2910, 4510
95	ST-JEAN-SUR-VEYLE (01) Logistics hub	FO	60,285	13,817	691	14,508		1510	2925
96	ESLETTES (76) Fulfilment centre	FO	23,281	3,992	571	4,563

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				Building usable area			ICPE headings (if applicable)
#	Building address and type	Holding type	Land Area	Warehouse	Office space & social area	TOTAL	Authorisation	Registration	Declaration
97	CASTRIES (34) Logistics hub	FO	8,932	3,326	1,000	4,326
98	ST-JEAN-SUR-VEYLE (01) Logistics hub	FO	64,927	30,044	1,473	31,517		1510	2925
99	BOLBEC (76) Logistics hub	FO	37,544	14,585	599	15,184		1510	2910, 2925
100	MONDEVILLE (14) Logistics hub	FO	304,422	78,223	3,955	82,178	2.1.5.0-1		4001, 1510-2a, 1185-2-a, 1436-2, 1450-2, 2714-2, 2910.A-2, 2925-1, 4320-2, 4510-2, 4511-2, 4801-2, 47XX
101	AUGNY (57) Logistics hub	FO	36,984	9,229	269	9,498		1510	2925
102	CHARTRES (28) Logistics hub	FO	37,930	17,715	453	18,168		1510-2, 1530-2, 1532-2, 2662-2, 2663-1-b, 2663-2-b, 4331
103	BAIN-DE-BRETAGNE (35) Logistics hub	FO	84,780	29,066	1,683	30,749
104	VENDIN-LE-VIEIL (62) Fulfilment centre	FO	18,154	7,754	1,201	8,955		1510, 1530, 1532, 2662, 2663	2925
105	LOUAILLES (72) Logistics hub	FO	75,174	17,486	800	18,286		1510	2925
	TOTAL		10,042,432	3,567,717	200,804	3,768,521

Types of holding:

●	PPOA = Public Property Occupancy Agreement

●	CL = Construction Lease

●	REFL = Real Estate Finance Lease

●	FO = Full Ownership

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A large scale portfolio - 2. GROUP PRESENTATION

2.4.2.	Structure of the portfolio

The entire ARGAN warehouse portfolio consists of recent PREMIUM logistics platforms. These warehouses are all located in mainland metropolitan France, primarily in the Île-de-France region (29% of ARGAN’s portfolio).

The majority of the assets are suitable for ambient-temperature storage (80% of the warehouses), with an average age of 12.4 years, and 43% of the assets having been held for less than 10 years. The average size of a platform is approximately 36,000 sqm. ARGAN notably owns 28 XXL platforms (with an average surface area exceeding 50,000 sqm).

As of December 31, 2025, the Company’s built portfolio amounts to 3.8 million sqm, representing an increase of +174% compared with year-end 2016. The table below presents the evolution of the portfolio’s warehouse surface areas since 2016, as well as the value excluding transfer taxes, which stands at €4.1 billion at year-end 2025:

WAREHOUSE FLOOR AREAS IN THE PROPERTY PORTFOLIO (IN SQM)

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Cumulative sqm delivered to tenants	1 370 000	1 600 000	1 630 000	2 860 000	2 990 000	3 265 000	3 500 000	3 580 000	3 710 000	3 750 000
Annual change in sqm	-3%	17%	2%	75%	5%	9%	7%	2%	4%	1%
Value excluding transfer taxes (€m)	1 022,5	1 255,9	1 385,6	2 670,5	3 011,9	3 745,5	3 942,3	3 677,7	3 914,7	4 052,4
Annual change in value	6%	23%	10%	93%	13%	24%	5%	-7%	6%	4%

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A large scale portfolio - 2. GROUP PRESENTATION

The table below presents the evolution of the portfolio since 2016, together with the annual change in fair value over the period:

TRENDS IN ANNUAL FAIR VALUE CHANGE OF THE PORTFOLIO -IN €M -

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Change in fair value (FV) Disposal result	46,3	37,0	81,2	197,1	174,6	544,6	-31,8	-370,8	120,4	93,8
Disposal result	10,6	6,9	2,9	-0,3	9,3	18,5	-0,2	-0,3	-1,6	-0,1
Disposal gains	1 023	1 256	1 386	2 670	3 012	3 745	3 942	3 678	3 915	4 052
Change in FV / Y-1 portfolio	5%	4%	6%	14%	7%	18%	-1%	-9%	3%	2%

Changes in the portfolio’s valuation depend on movements in capitalization rates, which notably reflect prevailing market interest rates. As of December 31, 2025, the capitalization rate excluding transfer taxes stood at 5.25%, virtually stable compared with December 31, 2024 (5.20%).

This near stability in capitalization rates, combined with growth in market rents, contributed to an increase in the portfolio’s fair value of +€93.8 million in 2025.

For further information, readers are invited to refer to the excerpt from the CBRE Valuation appraisal report presented in section 2.7 of this Universal Registration Document.

2.4.3. Tenants

ARGAN’s tenants are largely composed of leading companies. For the most part (77%), they are shippers, manufacturers or retailers – such as Amazon, L’Oréal, Renault and Carrefour – or logistics providers (23%, including 17% multi-client and 6% single-client operators) – such as Alloga, Arvato and FM Logistic. ARGAN’s top 12 clients (Carrefour, FM Logistic, Amazon, Auchan, Monoprix, Geodis, Decathlon, Renault, L’Oréal, Castorama, Eurial and GXO) account for 69% of annualized rental income, spread across 58 sites. Food retail represents the leading sector, accounting for 40% of ARGAN’s annualized rental income at year-end 2025, followed by Logistics & Transport (21%) and Personal Goods (11%)

As of December 31, 2025, the occupancy rate stands at approximately 99%, with an average remaining firm lease term of 5.0 years, including:

●	More than 6 years: 30%
●	Between 3 and 6 years: 40%
●	Less than 3 years: 30%.

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A high-profitability value creation model - 2. GROUP PRESENTATION

2.5. A high-profitability value creation model

2.5.1. A growth-oriented strategy

ARGAN’s strategy is to develop PREMIUM warehouses meeting the latest standards. In order to maintain this “PREMIUM” portfolio, disposals of the oldest warehouses are carried out on a regular basis. The Company sets rental levels as close as possible to market rates, fostering a long-term partnership approach with its tenant customers.

The attention paid to asset quality, combined with the commitment to building long-term, trust-based relationships with tenants, has enabled ARGAN to achieve strong revenue growth. The revenue target for year-end 2026 is €220 million, following €212 million achieved in 2025 and €67 million in 2016. This represents an average annual growth rate (CAGR) in rental income of approximately +13% over the 2016–2025 period.

More specifically, rental income increased significantly by +7% from year-end 2024 to year-end 2025. This €13.7 million increase in additional rental income is graphically detailed below:

2.5.2. A model with proven high profitability with controlled debt

ARGAN’s development model is characterized by strong profitability, with Recurring Net Income representing, on average over the long term, around 70% of rental income. More specifically, this ratio stood at 73% in 2025.

This strong profitability reflects the Company’s ability to respond to market developments and expectations, and demonstrates the relevance of its strategic choices in building and developing its portfolio:

●	Of PREMIUM quality, located in sought-after areas; and
●	Meeting tenant expectations through tailor- made warehouses, offering high technical and environmental standards, and fostering long-term, trust-based relationships.

ARGAN also intends to continue its development while maintaining a disciplined approach to leverage. The EPRA LTV ratio decreased to 41.1% at year-end 2025 (compared with 43.1% at year-end 2024) and, assuming a capitalization rate constant or close to that observed as of December 31, 2025 (5.25% excluding transfer taxes), this ratio is expected to continue to decline slightly. This trend comes in a context where, since 2024, the Group has ceased raising new debt.

In a context of stabilizing interest rates, the cost of debt stood at 2.10% at year-end 2025, compared with 2.25% at year-end 2024. Its evolution in 2026 will mainly depend on the refinancing of the €500 million bond issued in 2021 at a rate of 1.01%, which matures in November 2026.

Assuming a bond refinancing between €500 million and€700 million, with an average coupon of around 3.5%, and carried out within an issuance window between April and October 2026, ARGAN’s average cost of debt could reach approximately 3% by year-end 2026, subject to market conditions remaining consistent with those prevailing at the date of this Universal Registration Document.

In any event, and with a view to this refinancing, the Company has secured the necessary means to fully control the timing and execution conditions. It has put in place a €500 million bridge-to-bond loan, available until November 2027, while significantly strengthening its liquidity through an increase in its revolving credit facilities (RCF), raised from €300 million to €400 million within one year. These arrangements provide ARGAN with enhanced financial flexibility, enabling it to select the most favourable market window to complete this transaction under optimal conditions.

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Regulatory framework - 2. GROUP PRESENTATION

2.6. Regulatory framework

In developing and holding real estate assets, the Company is subject to various regulations and must both fulfil health risk prevention and personal safety requirements and protect the environment. The key features of these regulations are described below, bearing in mind that this overview is not intended to be a comprehensive analysis of the regulations that affect the Company.

2.6.1. Regulation relating to town planning law

When building its warehouses, ARGAN must heed the rules applicable in this area and in particular the local rules as laid down in the POS (Plan d’Occupation des Sols - land use plan) or, since the SRU (Solidarité et Renouvellement Urbain - Solidarity and Urban Renewal) law of 13 December 2000, the PLU (Plan Local d’Urbanisme - Local urban development plan) governed by Articles L.123-1 et seq. of the French Town Planning Code, as well as the ZAC (Zone d’Aménagement Concerté - Joint Development Zone). These must themselves be consistent with the supra-district standards such as the SCOT (Schéma de Cohérence Territoriale - a comprehensive zoning and development plan) governed by Articles L.122-1 et seq. of the French Town Planning Code and, in and around Paris, the SDRIF (Schéma Directeur Régional Ile de France - Regional Masterplan for Ile de France).

These various town planning documents apply the general principles set out in Article L.121-1 of the French Town Planning Code:

●	The balance between natural areas or farmland and developed areas or land approved for development;
●	The diversity of urban functions and social diversity in urban areas;
●	Control of motorised travel and prevention of nuisances, as well as the safeguarding of water, air and ecosystem quality.

In the absence of a POS or PLU, the common law must be applied in accordance with the rules of the National Planning Regulation (NPR), in accordance with Articles L.111-1-1 et seq. of the French Town Panning Code.

2.6.2. Rules relating to ICPE regulations

The decree of August 5, 2002 is replaced by the ministerial decree of April 11, 2017 on loss prevention in covered storage facilities subject to authorisation, registration and reporting under section 1510. It applies to covered storage spaces (storing more than 500 tonnes of combustible materials, products or substances) with the exception of facilities used to store categories of materials, products or substances covered by the French Council of State classification, buildings intended exclusively for storing motor vehicles and trailers and establishments open to the public.

The authorisation is granted by the Prefect and examined by staff at the DREAL (Direction Régionale de l’Environnement, de l’Aménagement et du Logement - regional environment, planning and housing agency) and is intended to protect the environment, people and property. A public survey of neighbouring and local communities is conducted in this regard by an investigating commissioner, who submits a report setting out his or her opinion on the proposed development.

The Company uses specialised companies to build its hubs. It takes particular care to select high-quality contractors with the skills and experience necessary to safeguard the environmental quality of its projects.

ARGAN’s warehouses are all authorised depending on the size of the facility and the nature of the materials being stored.

Should the nature and quantity of the products stored change significantly, the DREALs could challenge prefectoral authorisations issued prior to the decree of April 11, 2017; in this case, the said decree would then be applied.

ARGAN owns buildings covered by authorisations that date from prior to the decree of April 11, 2017. If necessary, however, they would fulfil the criteria of the said decree, subject to some possible adaptations in due course.

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Regulatory framework - 2. GROUP PRESENTATION

There are currently three different ICPE regimes, namely:

●	A declaration regime for the storage of combustible products over 500 tonnes and a warehouse capacity of less than 50,000 cubic meters;
●	A registration regime for the storage of combustible products over 500 tonnes and a warehouse capacity of between 50,000 cubic meters and 900,000 cubic meters; and
●	An authorisation regime for the storage of combustible products over 500 tonnes and a warehouse capacity of more than 900,000 cubic meters.

2.6.3. Health rules

2.6.3.1. Asbestos

Long used in the construction sector for its thermal and acoustic insulation properties, as well as for fire protection of structures, the use of asbestos has been prohibited in France since January 1, 1997, due to its carcinogenic effects.

Regulations relating to the prevention of health risks associated with the presence of asbestos are set out in Articles R.1334-14 to R.1334-29-9 of the French Public Health Code (Code de la santé publique).

Under these regulations, property owners are required to investigate the presence of asbestos in the buildings they own and to prepare and regularly update an asbestos technical file (Dossier Technique Amiante – DTA). This file specifies the location and condition of materials and products containing asbestos. It also details any asbestos removal or encapsulation works carried out, as well as the safety instructions to be followed during intervention procedures, management, and disposal of asbestos-containing waste.

Where the asbestos technical file reveals the presence of asbestos, the Public Health Code provides that the owner must have the condition of sprayed coatings, thermal insulation materials and suspended ceilings assessed. Depending on the level of deterioration of the asbestos-containing materials, the owner must carry out encapsulation or removal works, which must be completed within 36 months from the date of the inspection report.

The owner must make the asbestos technical file available to the building’s occupants and provide it to any person carrying out works in the building, as well as to various authorities upon request.

However, the obligation to prepare an asbestos technical file applies only to buildings for which the building permit was issued before July 1, 1997. Each of the Group’s assets subject to this regulation has undergone inspections to identify any potential presence of asbestos, and all required measures have been implemented where asbestos has been detected.

ARGAN takes great care to comply with this regulation, which is essential in its sector of activity. The Company works with a specialised firm of engineering consultants to compile the application in conjunction with and on behalf of the tenant, and attends preparatory meetings until the prefectoral order is handed down in the tenant’s name.

As of December 31, 2025, the Group owns properties including classified facilities, as listed in the table presenting the locations, ownership structures and surface areas of the portfolio assets, in chronological order, previously included in this document.

The properties owned by the Company do not fall within the scope of this regulation, as they were constructed after July 1, 1997.

2.6.3.2. Lead poisoning

Lead poisoning (saturnism) is a condition caused by the absorption of lead, notably as a result of the deterioration of surface coatings containing lead- based paint. Depending on the case, lead poisoning may cause anemia or irreversible damage to the nervous system.

Regulations relating to the prevention of health risks associated with lead exposure are set out in Articles L.1334-1 to L.1334-12 and R.1334-1 to R.1334-13 of the French Public Health Code (Code de la santé publique), as amended by Decree No. 2006-474 of April 25, 2006 on the prevention of lead poisoning and by the Order of August 19, 2011 relating to the lead exposure risk report (constat de risque d’exposition au plomb – CREP).

In this respect, when a case of childhood lead poisoning or a risk of lead exposure affecting a minor is reported to the Prefect, the latter must immediately initiate an investigation into the minor’s environment in order to determine the source of the contamination.

As part of this investigation, the Prefect may order a diagnostic assessment of the coatings in the building, or the part of the building inhabited or regularly visited by the intoxicated minor, or in respect of which a risk of lead exposure has been declared.

Where the environmental investigation reveals the presence of a source of lead exposure likely to have caused the minor’s intoxication, with deteriorated coatings containing lead at concentrations exceeding the regulatory thresholds, the Prefect will require the property owner to carry out the necessary works. These may include installing covering materials on the identified surfaces and, where appropriate, replacing certain components.

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In addition, in the event of the sale of a property constructed before January 1, 1949, a lead exposure risk report (CREP), identifying coatings containing lead and, where applicable, providing a summary assessment of building degradation factors, must be provided depending on whether the property is located in an area classified as being at risk of lead exposure.

The properties owned by the Company do not fall within the scope of this regulation, as they were constructed after 1949.

2.6.3.3. Legionellosis

Legionella bacteria, which are responsible for various illnesses, can proliferate in water systems and equipment where water circulates at temperatures between 25°C and 45°C. The risk of proliferation is particularly significant in domestic hot water systems (e.g., showers) and air treatment installations (e.g., cooling towers).

No cases of legionellosis have been reported in the properties owned by ARGAN.

2.6.4. Rules on passenger lift safety

New regulations introduced by Decree No. 2004- 964 of September 9, 2004 relating to elevator safety supplement previous provisions and notably provide that elevators must be maintained in good working order and ensure the safety of persons, in accordance with Articles R.125-2-1 and R.125-2-2 of the French Construction and Housing Code (Code de la construction et de l’habitation).

The properties owned by ARGAN generally do not include elevators. In the few buildings that are equipped with them, maintenance and servicing are borne by the tenant pursuant to the lease agreement.

2.6.5. Rules on environmental protection

2.6.5.1. Climate and Resilience Law

Adopted on August 24, 2021, the Climate and Resilience Act (Loi Climat et Résilience) follows on from the 2018 Biodiversity Act and the 2019 Energy and Climate Act. It aims to combat climate change and strengthen resilience to its effects. The law has been effective since January 1, 2023.

This legislation applies to commercial and tertiary buildings, including warehouses, with the objective of promoting solar energy production through the land footprint of such buildings. As such, newly constructed warehouses added to ARGAN’s portfolio are concerned, as the law provides for the solarization of new developments. It requires building permits for new constructions or extension projects to incorporate a renewable energy production system or a green roofing system.

Three key milestones have been defined:

●	Since January 1, 2023: New industrial, commercial and craft buildings, as well as warehouses and hangars exceeding 500 sqm and office buildings exceeding 1,000 sqm, must green or install solar panels on at least 30% of their surface area.
●	Since July 1, 2023: Existing car parks larger than 1,500 sqm must be equipped, over at least half of their surface area, with photovoltaic canopies (with a maximum implementation deadline between 2026 and 2028).
●	Since January 1, 2024: New car parks larger than 500 sqm must green or install solar panels on 50% of their surface area, and 100% of any canopies where such structures are installed.

The Climate and Resilience Act also introduced, as of July 1, 2023, an obligation to incorporate systems promoting the infiltration of rainwater runoff (such as permeable surfaces, infiltration swales, etc.) into car parks associated with new buildings. This law was supplemented by the Act of March 10, 2023 on accelerating renewable energy production.

In addition, an obligation has been introduced to reduce final energy consumption for existing tertiary buildings, at the time the law came into effect, exceeding 1,000 sqm, with progressive reduction targets to be achieved in stages:

●	40 % by 2030;
●	50 % by 2040;
●	60 % by 2050.

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ARGAN incorporates these requirements into all of its developments and has accelerated its green energy production strategy across its sites in recent years by systematically delivering Autonom® warehouses for all new projects. These warehouses are designed to produce green energy locally through rooftop photovoltaic panels and to store it using batteries, thereby enabling self-consumption for heating, cooling and lighting needs. As of the date of this document, around fifteen Autonom®-certified sites had been delivered.

In addition, the Company has begun deploying photovoltaic canopies on certain projects, such as the site delivered in 2023 to Decathlon in the municipality of Montbartier.

2.6.5.2. BACS decree

The BACS Decree (Building Automation and Control Systems), published on July 20, 2020 and amended on April 7, 2023, aims to improve the energy performance of tertiary buildings by requiring the installation of automation and control systems. These systems enable the efficient management of technical installations such as heating, ventilation and air conditioning, thereby contributing to energy savings while ensuring occupant comfort. They are integrated into all new buildings delivered by ARGAN and are progressively implemented in older buildings through phased renovation in compliance with the decree’s requirements.

The regulation applies to tertiary buildings, including new or existing warehouses, equipped with heating or air-conditioning systems, whether or not combined with a ventilation system, with a rated useful output exceeding 70 kW. More specifically, this regulation applies to:

●	New buildings: For building permits filed after April 8, 2024 with the installation of an automation and control system mandatory from construction;
●	Existing buildings: whose required power is greater than 290 kW, with compliance required before January 1, 2025, then to buildings with power greater than 70 kW, with compliance required before January 1, 2027.

2.6.5.3. Statement of Risks and Pollution (ERP)

If a property asset (residential or other) is located in an area covered by a natural, mining and technological risk prevention plan, or an area of seismic activity defined by decree, or a regulatory area of high radon potential, or on lands located in a soil information sector (SIS), the vendor or lessor must inform purchasers or tenants of the existence of the risks covered by that plan or decree. The details are provided in an ERP (Etat des Risques et Pollutions - statement of risks and pollution) based on the information supplied by the prefect. The statement is attached to the lease agreement or any unilateral agreement to sell or purchase, and any contract effecting or recording the sale. Decree N° 2018-434 of June 4, 2018 specifies the arrangements for making this disclosure and the content of such statement of risks and pollution.

This disclosure relates to properties located in:

●	The risk exposure zone demarcated by an approved technological risk prevention plan;
●	An area exposed to risk circumscribed by a foreseeable natural risk prevention plan that has been approved or where certain provisions have been made immediately enforceable pursuant to Article L. 562-2 of the French Environmental Code;
●	Zones being assessed with a view to developing a prescribed technological risk prevention plan or natural risk prevention plan;
●	Any of the areas of seismic activity 2, 3, 4 or 5 listed in Article R.563-4 of the French Environmental Code;
●	An area exposed to risk circumscribed by a foreseeable mining risk prevention plan that has been approved or where certain provisions have been made immediately enforceable pursuant to Article L.562-2 of the French Environmental Code;
●	An area of level 3 radon potential as defined in Article R.1333-29 of the French Public Health Code;

●	A district included in the list of lands classified as Soil Information Areas (SIS) provided for in Article L.125-6.

The statement of risks and pollution attached to the lease agreement or any unilateral agreement to sell or purchase, and any contract effecting or recording the sale must mention the risks referred to in the documents described and the evidence attached to the prefectoral order and to which the building being sold or leased is exposed. The statement is supplied together with extracts from the documents and evidence used to pinpoint the building in relation to the risks incurred. The seller or lessor prepares the statement of risks and pollution using a template adopted by ministerial decree. The statement must be drawn up less than six months prior to the date of signature of the written lease agreement, the agreement to sell or the document effecting or recording the sale of the property asset.

The obligation for vendors and lessors to provide information on risks and pollution is applicable (in different forms) since June 1, 2006. For tenants, the obligation to attach the statement of risks relates to written lease agreements “noting the new tenant’s entry into the premises”.

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2.6.5.4. Environmental Appendix

Law no. 2010-788 of July 12, 2010 establishing a national commitment for the environment and its implementing decree of December 30, 2011 (the “Grenelle 2 Law”) introduced the requirement, from January 1, 2012, for lease agreements (in particular commercial) on office premises or shops of more than 2,000 sq. meters to include an environmental appendix; this provision has applied to all current leases since July 14, 2013 (Article L.125-9 of the French Environmental Code).

This environmental appendix incorporates the information that the Lessor and the Lessee must provide on the characteristics of the building and the leased premises. They can then adopt a joint policy to limit energy and water consumption and CO2 emissions, improve waste recovery, encourage collective or ‘soft’ modes of transport and use more environmentally friendly construction materials.

2.6.5.5. Energy performance assessment

Articles L.134-1 et seq. of the French Construction and Housing Code require an energy performance assessment certificate to be drawn up. In the case of a proposed building, the project owner prepares the certificate for handover to the building’s owner, while for an existing building, it is the owner who prepares the certificate for handover at the time of sale or, if the building is for residential use, at the time of rental.

Pursuant to the Grenelle 2 Law, this assessment is mandatory when entering into a commercial lease on all or part of a building, and the certificate must be attached to the lease agreement for information purposes. When the commercial lease pertains to a proposed building, the tenant must be supplied with the assessment certificate no later than the time of receipt of the asset.

The assessment includes the amount of energy consumed or estimated and a reference scale-based classification for evaluating the building’s energy performance. It also includes recommendations for improving this performance.

The Group upholds compliance with these provisions.

2.6.5.6. Termites

The rules on environmental protection related to termites are set out in Articles L.133-1 to L.133-6 and R.133-1 to R.133-7 of the French Construction and Housing Code.

Responsibility for termite control lies with district or prefectoral authorities. If a building is located in an area that the district council has defined as being at risk, the mayor may require the building owner to check for termites and supply a parasite assessment report.

If applicable, should the assessment identify that termites are present, the mayor could enjoin the building owner to carry out the work needed to prevent or eradicate them. In addition, when termite outbreaks are identified in one or more districts, the areas of infestation or likely short-term infestation are demarcated by a prefectoral order.

In addition, the occupier of any existing or proposed building with a termite infestation must declare it at the town hall. In the absence of an occupier, the owner is responsible for making such declaration.

None of ARGAN’s buildings has any termite infestation.

2.6.6. Rules on rental

The leasing of the Group’s real estate assets is governed by the provisions of Articles L.145-1 et seq. and R.145-3 et seq. of the French Commercial Code (Code de commerce), as amended by Law No. 2014- 626 of June 18, 2014, known as the “Pinel” Law, relating to commercial leases.

The mandatory provisions of this legal framework notably impose a minimum lease term of nine years, grant the tenant a right to renewal under certain conditions – or, failing that, entitlement to an eviction indemnity – and regulate rent reviews during the term of the lease as well as the determination of rent upon renewal.

ARGAN’s leases have been entered into in accordance with the applicable legislation.

2.6.7. Rules pertaining to SIIC (French listed real estate investment company) status

As from July 1, 2007, the Company opted to benefit from the French SIIC tax regime (Article 208 C of the French General Tax Code – Code général des impôts), enabling it, subject to certain conditions, to be exempt from corporate income tax on rental income derived from property leasing and on capital gains realized upon the disposal of properties to unrelated parties, as well as on interests in partnerships with the same purpose and activity or in subsidiaries subject to the same regime.

Any change to, or loss of, SIIC status could have a significant adverse effect on the Company’s results. However, the Company currently complies with all the requirements associated with this regime, particularly with respect to the maximum shareholding thresholds applicable to its majority shareholder.

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2.6.7.1. Scope

The SIIC regime is available, upon election, to joint-stock companies that cumulatively and continuously meet the following conditions:

●	Be listed on a regulated French or foreign market, subject to certain conditions, and have a share capital of at least €15 million;

●	Have as their principal corporate purpose and main activity the acquisition or construction of properties for leasing purposes and/or the direct or indirect holding of interests in legal entities with the same corporate purpose, whether such activity is carried out in France or abroad;

●	Since January 1, 2007, SIICs must also meet the following two conditions:

–	On the effective date of the election, and on that date only, at least 15% of the share capital and voting rights must be held by shareholders each directly or indirectly owning less than 2% of the capital and voting rights;

–	The direct or indirect shareholding of a single shareholder or a group of shareholders, whether French or foreign, acting in concert within the meaning of Article L.233-10 of the French Commercial Code (Code de commerce), must not be equal to or exceed 60% of the share capital or voting rights. This condition must be satisfied on a continuous basis throughout each financial year in which the regime applies. It should be noted that this condition does not apply where the shareholder(s) acting in concert are themselves subject to the SIIC regime; however, this exemption does not apply to their subsidiaries, even where such subsidiaries have elected the special regime.

This latter condition has applied since January 1, 2010 to companies that elected the regime before January 1, 2007.

This tax exemption regime is also available, upon individual election, to subsidiaries of a SIIC that are subject to corporate income tax (IS), provided that (i) they are held, directly or indirectly, at least 95% by one or more SIICs, or at least 95% by one or more SIICs and/or one or more SPPICAVs, and (ii) their principal corporate purpose and main activity are identical to those defined above.

Income generated by entities referred to in Article 8 of the French General Tax Code (Code général des impôts), whose corporate purpose is identical to that of their SIIC shareholders or subsidiaries that have elected the regime, although not falling within the scope of the new regime, benefits from the exemption subject to distribution requirements. Indeed, the results of transactions carried out by such partnerships (which are deemed to be carried out directly by their partners) are exempt at the level of the partners that have elected the regime, in proportion to their rights and in accordance with the conditions set out in Article 208 C of the French General Tax Code.

2.6.8. Exemption scheme

2.6.8.1. Exempted income

●	Profits derived from the leasing of properties or from the operation (leasing or sub-leasing) of properties as holders of certain real property rights treated as equivalent (such as long-term construction leases – bail à construction, emphyteutic leases –bail emphytéotique, or usufruct rights), or from the sub-leasing of properties held under finance leases (entered into or acquired as from January 1, 2005) by the SIIC and its subsidiaries that have elected the regime, or where the right of use has been temporarily granted by the French State, a local authority or one of their public entities, are exempt from corporate income tax (IS), provided that at least 95% of such profits are distributed before the end of the financial year following that in which they were realized;

●	Capital gains arising from the disposal to unrelated parties, within the meaning of Article 39-12 of the French General Tax Code (Code général des impôts– CGI), of properties, certain real property rights, rights under finance lease agreements relating to property (for contracts entered into or acquired as from January 1, 2005), shares in subsidiaries subject to corporate income tax that have elected the regime, and interests in entities referred to in Article 8 of the CGI with a corporate purpose identical to that of SIICs, are exempt from corporate income tax provided that at least 70% of the gain is distributed before the end of the second financial year following that in which it was realized;
●	Dividends received from subsidiaries that have elected the regime are exempt provided that they are fully distributed during the financial year following that in which they were received. A SIIC receiving dividends from another SIIC, from a foreign company benefiting from an equivalent status, or from a French real estate investment fund with variable capital (SPPICAV), may also benefit from an exemption on such dividends, provided that it fully redistributes them and holds at least 5% of the share capital and voting rights of the distributing entity for a minimum period of two years. The share of profits realized by partnerships (sociétés de personnes) attributable to the SIIC or to its subsidiaries that have elected the regime, in proportion to their respective interests, is exempt under the same conditions – in particular, distribution requirements – as described above.

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2.6.8.2. Taxable income

Income derived from other activities is determined and taxed in accordance with ordinary law provisions.

Allocation of Expenses Between Exempt and Taxable Sectors

The principle is that expenses must be allocated entirely and exclusively to either the exempt sector or the taxable sector, where possible and where the company is able to justify such allocation.

Failing exclusive allocation, common expenses may be attributed to the exempt sector, as a practical rule, on the basis of a ratio whose numerator is the amount of revenue generated by the exempt sector and whose denominator is the total revenue of the company.

Allocation of Financial Expenses

In principle, where net financial income is positive, it falls within the taxable sector.

Conversely, where net financial income is negative:

●	The principle is that of full and exclusive allocation to one of the sectors where this is possible and justified;

●	Failing that, allocation for the purpose of determining the result of each sector is carried out on the basis of a ratio whose numerator is the gross book value of the assets contributing to the generation of the exempt or taxable income (depending on the sector concerned), and whose denominator is the gross book value of all assets.

Tax Regime Applicable to Dividends Distributed to SIIC Shareholders Pursuant to the Distribution Requirement

●	Dividends distributed pursuant to the mandatory distribution requirement are not eligible for the parent-subsidiary regime for the company receiving them;

●	Since January 1, 2018, dividends paid to individuals who are tax residents in France are taxed as follows:

–	In the year of payment, to a non-final flat withholding tax at a rate of 12.8%, as well as to social contributions at a rate of 17.2% (i.e., a total rate of 30%) until the 2025 financial year. It should be noted that this overall rate increases to 31.4% as from 2026, with social contributions rising to 18.6% from that date;

–	In the year following the payment:

°	to the 12.8% flat tax (prélèvement forfaitaire unique), after crediting the non-final flat withholding tax paid in the year of distribution; or
°	upon the taxpayer’s express, irrevocable and global election – i.e., covering all income falling within the scope of the flat tax regime – the dividend may be subject to personal income tax at the progressive scale, notably after application of a 40% allowance, the benefit of which is limited to the portion of the dividend derived from taxable activities; the corresponding tax is reduced by crediting the non-final flat withholding tax paid in the year of distribution (Articles 200 A, 13, and 158 of the French General Tax Code). Any excess withholding is refunded. In addition, SIIC shares and the corresponding dividends have no longer been eligible for inclusion in a French equity savings plan (PEA) since October 21, 2011 (although shares already included in a PEA as of that date may remain in the plan).

●	The SIIC may also be liable for a 20% levy on distributions made out of exempt income to shareholders – other than individuals – who directly or indirectly hold 10% or more of its share capital and who are not subject to corporate income tax (IS) or to an equivalent tax (at an amount equal to or greater than two-thirds of the IS that would be due under the same conditions in France) on the dividends distributed by the SIIC. This levy is not due if the beneficiary of the distribution is a company subject to an obligation to fully distribute the dividends it receives and whose shareholders holding, directly or indirectly, at least 10% of its share capital are subject to corporate income tax or an equivalent tax on the distributions they receive. This levy is neither creditable nor refundable and is not deductible for the purpose of determining the taxable income of the distributing company. It must be paid spontaneously within one month following the payment of the dividend;

●	Finally, with respect to foreign shareholders, dividends distributed to them will, in principle, be subject in France to withholding tax at a rate of 25% for legal entities and 12.8% for individuals, subject to the possible application of international tax treaties and specific regulations applicable to certain non-cooperative states or territories.

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Restructurings or Intra-Group Transactions

●	Where applicable, the legislation provides for a tax-neutral merger regime adapted to the specific features of SIICs (Article 208 C bis of the French General Tax Code);

●	Following the election for the exemption regime, assets that subsequently become eligible for the exemption give rise to the payment, spread over four years, of corporate income tax at a rate of 19%, calculated on the latent capital gains attached thereto;

●	In addition, capital gains realized by a SIIC or one of its subsidiaries upon the disposal of a property, real property rights, or rights under a real estate finance lease agreement are exempt without any distribution requirement, provided that (i) the purchaser benefits from the exemption regime (SIIC, SIIC subsidiary, SPPICAV, or SPPICAV subsidiary) and (ii) the seller and the purchaser are related parties within the meaning of Article 39-12 of the French General Tax Code. However, the purchaser must undertake to comply with certain conditions and commitments (comparable to those applicable in the case of a merger benefiting from the preferential regime) and, in particular, in the event of a property disposal, to reinstate over a fifteen-year period, within its exempt taxable income subject to a 95% distribution requirement, the capital gain relating to depreciable assets (buildings).

Exit from the Exemption Regime

Penalties or additional tax assessments apply where a SIIC exits the exemption regime.

If such exit occurs within ten years following the election, the capital gains that were subject to the exit tax at the level of the SIIC are subject to additional taxation at the standard corporate income tax rate, after deduction of the exit tax paid upon entry into the regime. No such penalty applies in the event of an exit from the regime by one of its subsidiaries, or where a SIIC becomes at least 95% held by another SIIC and remains within the exemption regime.

An additional 25% tax is also payable on a portion of the latent capital gains accrued during the exemption period, after application of a one-tenth reduction for each calendar year elapsed since entry into the SIIC regime.

Furthermore, income previously exempt under the SIIC regime becomes partially taxable under ordinary law conditions. The reintegration concerns the portion of distributable profits, within the meaning of the first paragraph of Article L.232-11 of the French Commercial Code, existing at the closing date of the financial year of exit and derived from profits previously exempt under the SIIC regime.

Lastly, where a SIIC permanently exits the regime following a suspension period resulting from a breach of the 60% ownership threshold (see below), it must also pay corporate income tax at the reduced rate of 19% on the latent capital gains generated during the suspension period.

Specific Provisions Relating to the Limitation of Majority Shareholding

●	Since January 1, 2010, for companies that elected the SIIC regime before 2007, the direct or indirect shareholding of a majority shareholder or a group of shareholders acting in concert is limited to less than 60% of the SIIC’s share capital and voting rights. Failure to comply results in the company becoming subject to corporate income tax (IS) for the financial year concerned. This condition is assessed on a continuous basis throughout the financial year and does not apply where the relevant shareholder(s) are themselves SIICs. The 60% threshold is, however, temporarily disregarded in the event of a public tender offer or exchange offer within the meaning of Article L.433-1 of the French Monetary and Financial Code, a restructuring transaction referred to in Article 210-0 A of the French General Tax Code, or a conversion or redemption of bonds into shares. In such cases, if the majority shareholder comes to hold, during a financial year, 60% or more of the share capital or voting rights of the SIIC, the 60% condition is nevertheless deemed to have been met provided that the shareholding is reduced below 60% by the filing deadline for the tax return relating to the financial year in which the threshold was exceeded.

●	In the event of non-compliance with the requirement that share capital or voting rights remain below 60%, the exemption regime is temporarily suspended and the SIIC becomes subject to corporate income tax under ordinary law for the financial year in which the 60% threshold is exceeded. In the event of a disposal of a property during the suspension period, the taxable capital gain is reduced by the cumulative amount of depreciation taken into account during the exemption period;

●	The suspension of the regime may only occur once during the ten years following the election for the regime, or during the subsequent ten-year period. Failing regularization within the prescribed timeframe, or in the event of successive breaches of the threshold, the SIIC permanently exits the regime with the consequences described above (see paragraph “Exit from the Exemption Regime”);

●	Reinstatement into the exemption regime entails the tax consequences of a cessation of business, subject, however, to a mitigation: only the net latent capital gains on assets eligible for the exemption regime generated during the suspension period are taxed at the 19% rate.

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2.7. Appraisals

The value of ARGAN’s portfolio as published in the Group’s financial documents, as well as in this Universal Registration Document, is based on the conclusions of an appraisal report prepared by CBRE Valuation. The following information presents an extract from the appraisal report as of December 31, 2025, prepared by CBRE Valuation – 131 avenue de Wagram, 75017 Paris.

2.7.1. Background

ARGAN S.A., represented by Mr. Francis Albertinelli and Mr. Claude Le Lan, respectively Chief Financial Officer and Management Control & Treasury Controller, instructed us to assess the fair value as of December 31, 2025, taking into account the current occupancy status, of 105 warehouse properties located in the Paris Region and in other regions of France.

This assignment was conducted under the supervision of Anne DIGARD FRICS, Chairwoman of CBRE Valuation, by a team of 10 real estate experts based in the offices of Paris, Lyon, Bordeaux, Toulouse, Marseille, Lille and Nantes:

●	Marion Baco, Director;

●	Mathieu Mendiondou, Real Estate Expert;

●	Jean de Torres, Real Estate Expert;

●	Marwa Gharbi, Real Estate Expert;

●	Déborah Cammisar, Real Estate Expert;

●	Nizar Ferdadi, Real Estate Expert;

●	Camille Klinklin, Real Estate Expert;

●	Marion Girardot, Analyst;

●	Antoine Robert, Real Estate Expert;

●	Lorine Grellier, Real Estate Expert.

The assignment was confirmed by the signing of an engagement letter dated October 22, 2025.

Note: As agreed under the master agreement, the consolidated portfolio of the three entities — ARGAN, NEPTUNE and CARGAN LOG — will be presented. The CARGAN LOG portfolio, which is subject to a separate appraisal engagement, consists of five assets (Le Plessis-Pâté, Rognac, Lens, Mondeville and Castries) that will be included in the presentation and summary of ARGAN’s portfolio assets. In total, the current scope comprises 100 + 5 assets, which will be presented on a consolidated basis.

2.7.1.1. Appraisal & updating visit

105 assets were appraised:

●	Desktop updates without inspections (89 property portfolio updates);

●	Updates with on-site inspections (11 updates);

●	Initial valuations (4 property portfolios);

●	One desk opinion: Asset 252 – Sorigny.

2.7.1.2. Basis for work

We were provided with the following information for each of the property portfolios:

●	Schedule of surface areas;

●	Lease term schedule;

●	Rent roll as of December 31, 2025;

●	Transfer tax regime applicable as of the appraisal date in the event of disposal of each asset;

●	Copies of new leases, amendments and specific information relating to leases or renewals for certain assets.

2.7.1.3. Observations – Reservations

●	With respect to surface areas, we relied on the figures provided by our Client;

●	In agreement with our Client, the authorizations relating to Classified Installations for Environmental Protection (ICPE) were not provided to us. We have therefore assumed that the information transmitted by ARGAN is accurate, that the ICPE authorizations comply with current environmental regulations, and that the status of the properties with regard to such regulations has no impact on the values determined in this report;

●	Should any discrepancies in surface areas be identified following a survey carried out by a land surveyor, our calculations and results would need to be adjusted accordingly;

●	With regard to the use of the premises under applicable regulations, we have valued the surface areas based on the use communicated by our Client.

With regard to the treatment in our calculations of the regime applicable in the event of a transfer, we have adopted a lump-sum amount calculated according to the regime to which the appraised properties would be subject. Accordingly, acquisition costs, in the case of a transaction subject to transfer duties, are estimated on a flat-rate basis at 6.90%, 7.40%, 7.50% or 8.00%.

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Specific Cases: Île-de-France

It should be noted that the 2025 Finance Act allows French départements to increase the departmental tax included in transfer duties. Consequently, such changes may, in the near future, affect market values excluding transfer duties.

For “logistics” assets, as of December 31, 2025, this results in a change in transfer duties in Île-de-France from 7.50% to 8.00% in the relevant départements, and from 6.90% to 7.40% in the regions concerned. In the context of our appraisal, this therefore depends on the location of each site, with each individual asset sheet specifying the transfer duty rate applied.

In the event of a transaction subject to VAT, the reform of March 11, 2010, amending the conditions for VAT applicability, makes its application to real estate transfers subject to commitments or options exercised by the parties.

As these potential options and commitments are only known once the transaction has been completed, and in the absence of precise knowledge of all such parameters, we have prepared the present appraisal on the basis of the most probable scenario, implicitly making certain assumptions. CBRE Valuation cannot be held liable in the event that tax conditions different from those retained in this appraisal apply.

Generally, land charges (acquisition costs relating to land) benefit from deed fees estimated at 1.80%, assuming undeveloped land on which a construction project is contemplated.

Should the information provided prove to be inaccurate, or should additional information be supplied at a later date, the accuracy of this valuation would be affected accordingly and, in such circumstances, we reserve the right to amend our report.

2.7.1.4. Report format

For each property, in accordance with our client’s instructions, we prepared a summary report of 8 to 10 pages including the address, a photograph of the property and a location map (for properties that were inspected), a brief description, the leasing and legal status, and the valuation of the asset.

For newly acquired assets, we prepared full appraisal reports including the address, photographs of the property, location maps, aerial views, descriptions of the location and the property, leasing and legal status, information relating to planning and environmental matters, and the valuation of the asset.

2.7.2. Methodology

2.7.2.1. Principles

Our real estate valuation assignments comply with the following valuation standards:

●	The current French Charter for Real Estate Valuation (Charte de l’expertise en évaluation immobilière);

●	The current COB Report of February 3, 2000 (Barthès de Ruyter Report);

●	The current European Valuation Standards of The European Group of Valuers’ Associations (TEGoVA);

●	The current valuation standards of the Royal Institution of Chartered Surveyors (RICS).

Compliance with confidentiality and professional ethics rules is regularly verified by external auditors. The information provided to CBRE Valuation may not be used for any purpose other than the valuation of the properties (unless expressly instructed or authorized by the client). In connection with this assignment, CBRE Valuation has signed the CONFIDENTIALITY AGREEMENT established by ARGAN S.A.

Our valuations are carried out by qualified experts in accordance with the criteria defined in these standards.

Each property is considered as an investment and valued at “Fair Value (freehold)”, meaning the best price at which the sale of a property could be completed, without taking financing considerations into account, as of the valuation date, assuming that: :

●	A willing seller;

●	That, prior to the valuation date, a reasonable period of time has elapsed (having regard to the nature of the property and the state of the market) for the marketing of the asset, the negotiation of the price and terms, and the completion of the sale;

●	That the state of the market, the level of values, and other circumstances were, regardless of any assumed earlier exchange date, the same as at the valuation date;

●	That no account has been taken of any additional bid by a prospective purchaser with a special interest;

●	That both parties to the transaction have acted knowledgeably, prudently and without compulsion.

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Appraisals - 2. GROUP PRESENTATION

2.7.2.2. Methods

To determine the fair value of the properties in the ARGAN Group’s portfolio, within the framework of the assumptions adopted for this assignment, we have primarily applied the discounted cash flow (DCF) method.

Discounted cash flows methodology

This method appears to be the most appropriate for the portfolio, given changes in leasing conditions and, in particular, the reduction in firm lease terms for most assets (10-year cash flow projection).

It is especially well suited to the complex evolution of cash flows, notably in light of lease signings on an asset-by-asset basis.

The method consists of discounting the expected net cash flows, including the resale value, over a given period (10 years).

Under the Discounted Cash Flow (DCF) method, Market Value is determined on the basis of the following components:

●	Discounted net cash flows, including income and expenses:

–	Income: guaranteed minimum rents, with indexation;

–	Expenses (where applicable): non-recoverable service charges, management and leasing fees, doubtful rents, letting works, major capital expenditure budgets (non-recoverable amounts), maintenance works, etc. It should be noted that, for the majority of leases, all charges and works are borne by the tenant, including those falling under Article 606 of the French Civil Code.

●	The resale price at the end of the period: the net cash flow of year 11 capitalized and received at the end of year 10;

●	A discount rate: this rate is used to calculate the present value of future net cash flows. This discount rate can be derived using two approaches:

–	By reference to the risk-free rate (such as the 10-year French government bond – OAT), to which we add a liquidity premium and a risk premium associated with the property;

–	By comparison with discount rates applied to cash flows generated by assets of a similar nature.

For the purpose of our analysis, the discount rate is determined by cross-checking these two approaches. Cash flows are projected in line with contractual indexation clauses and the selected market growth indices.

Mainly based on the following parameters (excluding assets with predetermined indexation):

Change (Warehouse class)	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	Annual average over 10 years
Tertiary activities rent index rents (ILAT)	0.51%	1.70%	2.00%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%	2.20%	1.96%
Rental value Constrained area	1.90%	2.20%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.01%
Rental value Unconstrained	0.00%	0.75%	1.25%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.50%	1.25%

All cash flows are then discounted over a 10-year period, with year 11 including both the receipt of rents and the net resale value of the property.

An exception to this rule applies to DCF analyses used for assets subject to long-term construction leases (baux à construction). In such cases, the discounting period corresponds to the remaining term of the construction lease.

As a cross-check, we have also applied the income capitalization method.

Income-Based Methods

These methods consist of applying a yield rate to an income stream (i.e., capitalizing it), whether that income is actual or existing income, or theoretical or potential income (market rent or market rental value).

These methods can be implemented in various ways depending on the income base considered (actual rent, market rent, net income), each corresponding to distinct yield rates. To determine market rental value, we rely on comparisons with market rents achievable for similar properties, under customary lease terms and conditions, within a given region.

The concept of market rental value assumes that, at the time the lease is entered into, no lump-sum payment is made either to the previous tenant (leasehold right) or to the landlord (key money or entry fee).

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Appraisals - 2. GROUP PRESENTATION

Definition of “Fair Value” (IFRS 13 Standard)

Since January 1, 2013, “Fair Value” must be considered in accordance with the new definition set out in IFRS 13 (Fair Value Measurement), under which it is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The standard establishes a hierarchy of inputs used in the preparation of fair value measurements.

For the assets within the scope of our appraisal, we classify the inputs used in our valuation as follow:

Key inputs	Level
Warehouses: 5 relevant items of data
Rate of return	3
DCF discount rate	3
Terminal value of the DCF	3
MRV (market rental value)	3
Rent accrued	2

Highest and best use: We have not identified any alternative use for the properties included in the portfolio under review that would, in the context of a redevelopment, result in a fair value higher than that determined based on their current use.

2.7.3. Conclusion

The analysis we conducted enabled us to determine the rounded fair values comprising the consolidated portfolio of ARGAN and CARGAN as of December 31, 2025, amounting to:

€4,074,080,000 excluding duties
or
€4,331,000,000 including duties

Registration costs and fees: ordinary law regime	6.90%, 7.40%, 7.50 % or 8.00% depending on the region
VAT regime:	1.80%

Reserves: Warning clause: The intensification of geopolitical tensions, the restrictions on international trade following the announcement by the U.S. government of tariffs on April 2, 2025 and their potential inflationary effects, as well as the constrained growth of many economies, have increased overall uncertainty in global markets and heightened risks in credit markets.

Experience has shown that consumer and investor behaviour can change rapidly when market conditions fluctuate. It is important to note that the conclusions set out in this report are valid only as of the valuation date. Where appropriate, we recommend that the valuation be closely monitored, as we continue to observe how markets respond to the current environment.

Marion BACO – REV-IFEI, Logistics Director

Mathieu Mendiondou – Real Estate Expert

On December 31, 2025

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Appraisals - 2. GROUP PRESENTATION

2.7.4. Qualifications and principles of involvement of the independent expert

It is specified that there is no conflict of interest with CBRE Valuation, either in relation to the client or with respect to the properties concerned. The assignment carried out by CBRE Valuation represents less than 1% of the annual turnover of each real estate expert.

The real estate valuation assignments performed by CBRE Valuation comply with the following valuation standards:

●	The current French Charter for Real Estate Valuation (Charte de l’expertise en évaluation immobilière);

●	The current COB Report of February 3, 2000 (Barthès de Ruyter Report);

●	The current European Valuation Standards of The European Group of Valuers’ Associations (TEGoVA);

●	The current valuation standards of the Royal Institution of Chartered Surveyors (RICS).

The valuations conducted by CBRE Valuation are carried out by qualified experts in accordance with the criteria defined in the above-mentioned documents.

CBRE Valuation is also a member of AFREXIM, the RICS and ORIE.

The extracts from the CBRE Valuation appraisal report included in this Universal Registration Document have been incorporated with the approval of CBRE Valuation’s experts.

2.7.5. Summary of results

The appraisal carried out by CBRE indicates a value of €4.1 billion excluding transfer duties for the built portfolio as of end-December 2025, corresponding to a capitalization rate of 5.25% excluding transfer duties.

CHANGE IN THE PORTFOLIO EXCL. DUTIES & CAP. RATES

	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Valuation excl. Duties	1 023	1 256	1 386	2 670	3 012	3 745	3 942	3 678	3 915	4 052
Year on year trend	6%	23%	10%	93%	13%	24%	5%	-7%	6%	4%
Capitalization rate excl. Duties	7,0%	6,85%	6,35%	5,30%	5,05%	4,30%	4,45%	5,10%	5,20%	5,25%
Valuation incl. duties	1 071	1 324	1 465	2 789	3 151	3 934	4 165	3 888	4 146	4 309
Capitalization rate incl. duties	6,7%	6,5%	6,0%	5,1%	4,8%	4,1%	4,2%	4,85%	4,90%	4,95%

Over the 2016–2021 period, we observed a steady decline in capitalization rates excluding transfer duties, reaching 4.30% at year-end 2021. With the change in the economic cycle observed since 2022, capitalization rates excluding transfer duties have expanded, reaching 5.25% at year-end 2025. It should be noted that the majority of this yield expansion occurred between 2021 and the end of 2023.

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Appraisals - 2. GROUP PRESENTATION

2.7.6. Additional Information on Appraisals

Information from Third Parties, Expert Statements and Declarations of Interest

The Company’s portfolio is valued every six months by an independent expert. For the 2025 financial year, the Company appointed CBRE Valuation – 131 Avenue de Wagram, 75017 Paris, one of the leading valuation firms in France and worldwide. CBRE Valuation has approximately fifty experts in France, is a member of AFREXIM and is a signatory to the French Charter for Real Estate Valuation.

The Company has been working with CBRE Valuation since 2007. CBRE Valuation regularly rotates internally the teams responsible for appraising the Company’s portfolio.

The fees paid to the experts relate exclusively to the semi-annual valuation assignment of the portfolio. They are based on standard unit cost scales corresponding either to valuations with on-site inspections or to updates of values. No other fees, apart from those relating to valuation assignments, are paid to the experts.

The appraisals comply with French professional standards, including the COB/AMF Report of February 2000 (Barthès de Ruyter) and the French Charter for Real Estate Valuation established under the auspices of the I.F.E.I.

They also comply with European professional standards issued by TEGoVA. The portfolio valuation was carried out, in particular, in accordance with the French Charter for Real Estate Valuation.

The methodology applied is the Discounted Cash Flow (DCF) method, cross-checked using the income capitalization approach. This method is preferred in light of the reduction in firm lease terms for most assets and the complex evolution of cash flows provided for in the leases.

For a description of the methodology and definitions used by CBRE Valuation, please refer to section 2.7.2.2 of this Universal Registration Document.

Based on the external valuations performed by CBRE in December 2025, the total value of the portfolio amounts to €4.1 billion excluding transfer duties for assets delivered as of December 31, 2025 (excluding assets under construction, IFRS 16 right-of-use assets, and assets under sale agreements or with land reserves).

This value is the one retained by the Company for the preparation of its consolidated financial statements as of December 31, 2025.

2.7.7. Statement of faithful reproduction of the appraisal report on the assets

ARGAN S.A. declares that it has faithfully reproduced the information contained in the appraisal report provided as of December 31, 2025 by its independent valuer, CBRE. To the best of ARGAN S.A.’s knowledge and based on its ability to verify the information published in this section of the Universal Registration Document, no facts have been omitted that would render the reproduced information inaccurate or misleading.

All the information presented in section 2.7 of this Universal Registration Document therefore consists either of direct quotations or of faithful reproductions of the information contained in the appraisal report prepared by CBRE for the ARGAN Group as of December 31, 2025.

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3. Activity report

Highlights of the year	61
Change in share capital	61
Members of the Executive Board	61
Members of the Supervisory Board	61

Consolidated results of the ARGAN Group	62
Consolidated financial position for the past financial year	62
Activity report	62
Significant events since the close of December 31, 2025	64
Scope of consolidation	64
Consolidated financial statements	65

ARGAN’s corporate results	69
French GAAP company accounts	69
Payment terms (Articles L.441-6-1 and D.441-4 of the French Commercial Code)	71
Principal subsidiaries	72

Outlook	73
Significant change in financial or commercial situation	73
Investment strategy	73
Development	73
Tax regime and distribution policy towards shareholders	74

Shareholding	74

Appendices to the management report	75
Historical financial table	75

Risk factors and insurance	76
General comments and assessments regarding risks	76
Risks related to development	77
ESG-related risks	78
Risks related to ARGAN’s business and operations	80
Risks related to the listed logistics real estate market	82
Insurance and risk coverage	87
Exceptional events and disputes	87
Organisation and internal control	88
Procedures and investigations	88
Additional mandatory disclosures	88

Corporate Governance Report and ESG Report	88

Highlights of the year - 3. ACTIVITY REPORT

3.1. Highlights of the year

3.1.1. Change in share capital

The Company’s share capital increased by a total of €670,032 following the issue of 335,016 new shares with a par value of €2 as part of the following transactions (presented in chronological order):

●	The free allocation of shares to ARGAN employees (€23,758 in share capital for 11,879 shares); and

●	The payment of the dividend in shares (€646,274 in share capital for 323,137 shares).

3.1.2. Members of the Executive Board

The Executive Board is composed of four members.

In 2025, there were no changes in the composition of ARGAN’s Executive Board. The four members of ARGAN’s Executive Board are presented below:

●	Ronan Le Lan, Chairman of the Executive Board;

●	Francis Albertinelli, Chief Financial Officer;

●	Aymar de Germay, Secretary General;

●	Stéphane Cassagne, Director of Development and Asset Management.

3.1.3. Members of the Supervisory Board

As of the date of this document, the Supervisory Board is composed of six members, including two independent members.

At its meeting on December 9, 2025, the Supervisory Board approved the conclusion of an employment contract between the Company and Mr Éric DONNET, effective January 2, 2026. As a result, Mr Éric DONNET no longer met all the independence criteria set out in the Middlenext corporate governance code to which the Company refers, and therefore ceased to be considered independent within the meaning of that code as of the date of conclusion of his employment contract.

However, in accordance with the recommendations of the Middlenext Code for a controlled company, at least one-third of the members of the Supervisory Board must be independent at all times. In view of this situation, Mr Jean-Claude LE LAN Junior informed the members of the Supervisory Board of his intention to resign, with effect from December 31, 2025, in order to complhy with the required quota of independent members.

On the recommendation of the Appointments and Remuneration Committee, which met on 25 November 2025, the Supervisory Board unanimously approved, at its meeting on December 9, 2025, the appointment of Ms. Laurence BATLLE as a temporary independent member of the Supervisory Board to replace Mr. Jean- Claude LE LAN Junior. This temporary appointment is for the remainder of Mr Jean-Claude LE LAN Junior’s term of office, i.e. until the general meeting called to approve the financial statements for the financial year ending December 31, 2025.

Ms. Laurence BATLLE, a graduate of ICN and holder of a DEC (Diplôme d’expertise comptable), has more than 30 years of professional experience, including 8 years as CEO of large companies. She has notably served as Chair of the Executive Board of RATP Dev and Executive Chair of Foncia. She is also a non-executive director of several companies.

It is noted that Ms. Laurence BATLLE holds, in accordance with the applicable statutory provisions, at least one ARGAN share and meets all the independence criteria set out in the Middlenext corporate governance code. This provisional appointment will be submitted for ratification at the Ordinary General Meeting of March 26, 2026, it being specified that her term of office will end on the expiry date of the term of office of the person she is replacing, i.e. the 2026 General Meeting called to approve the 2025 financial year.

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

3.2. Consolidated results of the ARGAN Group

3.2.1. Consolidated financial position for the past financial year

ARGAN is the only French real estate company listed on Euronext that develops and leases premium warehouses, and is the market leader in France. It is included in the Euronext SBF 120, CAC All-Share, EPRA Europe and IEIF SIIC France indices.

The property portfolio, consisting of built assets (excluding developments in progress) with a total surface area of 3,770,000 sq.m, is valued at €4.1 billion excluding transfer duties (€4.3 billion including transfer duties) as at December 31, 2025.

Its portfolio comprises 105 buildings, mainly Category A logistics facilities (91 logistics platforms and 14 courier centres as at December 31, 2025), with a weighted average age of 12.4 years, located throughout France, close to major transport routes .

The main breakdown of space by region is as follows:

●	Ile de France	29%

●	Hauts de France	13%

●	Grand Est	11%

●	Auvergne/Rhône-Alpes	11%

●	Centre / Loire Valley	10%

●	Burgundy / Franche-Comté	8%

●	Occitanie	6%

●	Pays de la Loire	3%

●	Normandy	3%

●	New Aquitaine	3%

●	Rest of France	3%

ARGAN was listed on Euronext Paris Compartment C on June 25, 2007. It moved to Compartment B in January 2012 and then to Compartment A in January 2020. It joined the EPRA FTSE Europe in March 2023 and the SBF 120 in September of the same year.

Its market capitalisation as at December 31, 2025 stood at €1.699 billion, based on a share price of €66.0 per share.

ARGAN currently has four subsidiaries: CARGAN-LOG SCI, AVILOG SCI and NEPTUNE SCI (fully consolidated) and NANTOUR SCCV (consolidated using the equity method).

AVILOG and NANTOUR had no activity during the financial year.

SIIC regime: ARGAN is subject to the SIIC (listed real estate investment companies) tax regime. The exit tax relating to ARGAN has been paid in full.

3.2.2. Activity report

In 2025, ARGAN delivered four new sites, all pre- let in accordance with its policy, in prime locations. The projects delivered in 2025 are presented in chronological order below:

●	A new logistics site in Bain-de-Bretagne (35), near Rennes, consisting of five units totalling 30,000 sq.m with AutOnom® certification. Three units, representing 19,500 sq.m, were delivered in January 2025 to DIMOLOG, a new brand of the DIMOTRANS group. In addition, a fourth unit has been occupied by DUCOURNAU LOGISTIQUE since December 2025. The fifth and final unit is currently being marketed.

●	More exceptionally, ARGAN has extended the support it began in 2021 for a former employee to develop and finance his market gardening company, Les tomates des frères Besnard, with the extension of an organic and eco-responsible greenhouse located in Eure-et-Loir (28). For more information, please refer to page 59 of the ESG 2024 report on the argan.fr website. This extension was delivered in February 2025.

●	For a new client in Vendin-le-Veil, near Lens (62), with a logistics site delivered at the end of October 2025, consisting of a 7,400 sq.m cross-dock messaging hall equipped with 68 levelling docks and a 1,200 sq.m office block on two floors, under a 12-year fixed-term long-term lease;

●	For NORTENE HOME DEPOT, the European leader in the gardening sector with over 50 years of experience, with an AutOnom®-certified platform covering 18,000 sq.m in the Ouest Park ZAC in Louailles (72), between Angers and Le Mans, delivered in early December 2025. Completed in record time, this project links NORTENE HOME DEPOT and ARGAN with a long-term lease of 12 years.

In line with the announced business plan, ARGAN has thus completed nearly €55 million in self- developments for 70,000 sq.m in 2025. The average yield on projects delivered in 2025 is 7.2%, representing nearly €4 million in additional annual rental income. This high ratio demonstrates ARGAN’s solid ability to enhance the PRIME quality of its leased assets prior to delivery and its unique and recognised level of execution on the French market, both in terms of warehouse development (AutOnom® standard quality and adherence to deadlines) and the monitoring of its asset-property teams (anticipating customer needs and maintaining the quality of assets over time).

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

The secured investment programme for 2026 amounts to €165 million, of which €140 million will be delivered before June 30. Within this programme for 2026, acquisitions represent nearly €120 million in investments and the total average yield is over 6%.

In chronological order (estimated schedule), the eight planned deliveries are intended for:

●	PUMA, which is expected to begin operations in February 2026. Historically present in the Grand Est region, PUMA will occupy this new site near Strasbourg in the Vendenheim logistics zone (67), with a surface area of 42,000 sq.m leased under a long-term lease of nine years.

●	POMONA, for an extension creating 1,300 sq.m of new negative cold storage space in Valenton (94), also to be delivered in February 2026. On this occasion, the lease is extended for a fixed term of 12 years.

●	CELIO, for a second 12,000 sq.m extension, with delivery scheduled for May 2026, bringing the total area of the Amblainville site (60) to 55,000 sq.m, thereby reducing the site’s CO2 emissions by a factor of 4 thanks to the entire site being certified AutOnom®. This new stage also marks the start of a new commitment through a 10-year fixed lease.

●	FERRERO in Normandy, the historic heart of the Italian giant’s presence in France. The first site is due to be delivered in Cléon (76) in June, with a total surface area of 34,000 sq.m (2),and the second in Barentin (76) in early July, with a surface area of 20,000 sq.m. These two deliveries will mark the start of a 10-year fixed-term lease for each of the two sites.

●	DANONE, for a new AutOnom® site in Sorigny (37) near Tours, to be delivered in June 2026. The new premises will occupy 8,200 sq.m, including 6,400 m² of positive cold storage at 2/6°C and an 800 sq.m office block, under a fixed 9-year lease.

●	ID LOGISTICS, on behalf of Intermarché, in Saint- Bonnet-les-Oules (42), near Saint-Étienne, as part of the conversion of a storage area of nearly 15,000 sq.m into positive cold storage, currently at ambient temperature, within a warehouse of more than 50,000 sq.m. On this occasion, the lease is being extended for a fixed term of 9 years, starting from the scheduled delivery date in September 2026.

●	Jacky Perrenot, in Béziers (34) for the development of a 5,700 sq.m AutOnom® site, scheduled for delivery in October 2026. Located in the booming Béziers Ouest ZAC (joint development zone), this project will mark the start of a fixed 6-year lease.

These successes, achieved in a context of economic sluggishness and political uncertainty, demonstrate the relevance of the ARGAN model, notably driven by AutOnom®, the warehouse that produces its own energy for self-consumption. They also mark the addition of four new major names to ARGAN’s client portfolio.

From 2027 onwards, ARGAN aims to invest an average of around €150 million per year to support its long-term growth, strengthening its investment profile in order to support average annual rental income growth of around 4%. These investments will focus:

●	Primarily on self-development, by rolling out its AutOnom®-certified warehouses;

●	Supplemented by acquisitions of new warehouses at market prices.

The evolution of the group’s rental income is as follows:

●	Year 2024: €198.3 million in net rental income

●	2025: €212.0 million in net rental income

This represents an increase of 7% in 2025 compared to 2024.

The occupancy rate of the portfolio stands at over 99%, continuing ARGAN’s historic run of occupancy rates above 99% over the last 10 years.

As at December 31, 2025, gross financial debt relating to the portfolio totals €1,195 million, to which must be added €25 million in RCF lines drawn at the end of the financial year and €500 million in bond issues, giving a total gross debt of €1,720 million.

After taking into account residual cash of €27 million, the net LTV (net financial debt/property value) stands at 41.1%.

As a reminder, the EPRA net LTV was nearly 50% at December 31, 2023 and 43% at December 31, 2024. In addition to the strong cash flow generated by ARGAN’s business model over the period, the nearly 10-point decline in this ratio over 24 months is linked to the simultaneous use of three levers: the natural amortisation of mortgage loans for more than €90 million per year in 2024 and 2025, a €150 million capital increase in April 2024 and a €77 million component linked to the 2024 asset sales programme. For more information on the 2024 capital increase and the asset sales programme for the same financial year, please refer to the 2024 Universal Registration Document.

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

ARGAN’s gross financial debt is broken down as follows:

●	60% at a fixed rate, i.e. €1,025 million at an average rate of 1.31%;

●	1% at variable rates, representing €25 million at an average rate of 3-month Euribor + 1.32%;

●	39% at a hedged variable rate, representing €670 million at an average rate of 3.26%.

Taking into account a 3-month Euribor equal to +2.00% on average over 2025, the average rate for the ARGAN group’s overall debt stands at 2.10% as at December 31, 2025, compared with 2.25% as at December 31, 2024, with an average 3-month Euribor of +3.60%.

The amount of individually hedged financing and the hedging instruments contracted as at December 31, 2025 are as follows:

●	€1.1 million: Fixed rate swap at 0.63% until 10/04/26

●	€64.3 million: Cap Spread 1.5% / 3.0% until 10/07/26

●	€52.9 million: Tunnel - 0.745% / +1.5% until 12/10/26

●	€5.7 million: Tunnel - 0.525% / +1.5% until 12/10/26

●	€5.3 million: Tunnel - 0.54% / +1.2% until 10/04/28

●	€4.2 million: Cap 1% until 10/04/28

●	€14.2 million: Tunnel - 0.64% / +2.5% until 10/07/28

●	€12.4 million: Tunnel - 0.54% / +1.2% until 10/07/28

●	€80.3 million: Tunnel - 0.40% / +1.5% until 23/01/29

●	€7.4 million: Fixed rate swap at 0.53% until 10/07/29

●	€6.8 million: Cap Spread 2%/4% until 10/07/29

●	€80.6 million: Fixed rate swap at 1.87% until 10/10/29

●	€6.2 million: Fixed rate swap at 0.561% until 10/01/30

●	€28.9 million: Fixed rate swap at 1.01% until June 8, 2030

The Company has also entered into the following macro hedge:

●	€300.0 million: Tunnel + 3.00% / +3.56% until 10/10/28

The Company received a notice of no adjustment from the French Public Finance Directorate following an audit of its accounts for the period from January 1, 2019 to December 31, 2021. Our company has also received a notice of audit from the Directorate-General of Public Finances covering the period from January 1, 2023 to December 31, 2024.

3.2.3. Significant events since the close of December 31, 2025

None.

3.2.4. Scope of consolidation

The scope of consolidation at December 31, 2025 is as follows:

Form	Companies	SIREN No.	Percentage of interest and control as at December 31, 2025	Percentage interest and control as at December 31, 2024
SA	ARGAN	393,430,608	100,00%	100,00%
SCI	CARGAN-LOG	894,352,780	60,00%	60,00%
SCCV	NANTOUR	822,451,340	49,90%	49,90%
SCI	AVILOG	841,242,274	99,90%	99,90%
SCI	NEPTUNE	903,397,784	99,90%	99,90%

CARGAN-LOG, AVILOG and NEPTUNE, in which the Group holds more than a 50% stake, are fully consolidated. SCCV NANTOUR is accounted for using the equity method. ARGAN and its subsidiaries CARGAN-LOG, NANTOUR, AVILOG and NEPTUNE form the ARGAN Group (the “Group”).

Nantour and Avilog had no activity during the financial year.

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

3.2.5. Consolidated financial statements

The consolidated annual accounts, covering the period from January 1, to December 31, 2025, were approved by the Executive Board on January 19, 2026.

In accordance with European Regulation EC No. 1606/2002 of July 19, 2002 on international standards, the consolidated financial statements of the ARGAN Group are prepared in accordance with IFRS as adopted by the European Union. These standards are available on the European Commission’s website: https://eur-lex.europa.eu/FR/legal-content/summary/ international-accounting-standards-ias-regulation. html

The new standards, which are mandatory from January 1, 2025, are as follows:

Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates.

These new standards and amendments are not applicable to the Group.

The Group has not opted to implement the standards, amendments to standards and interpretations adopted by the European Union that may be applied early from January 1, 2025.

The standards, amendments to standards and interpretations currently being adopted by the European Union have not been applied early.

Simplified consolidated income statement:

(in €k) Consolidated financial statements, IFRS	From 01/01/25 to 31/12/25	From 01/01/24 to 31/12/24
Rental income	211,984	198,267
Re-invoicing of rental charges and rental taxes	35,200	37,110
Rental expenses and rental taxes	-36,159	-37,680
Other income from buildings	4,386	3,596
Other expenses on buildings	-641	-407
Net income from buildings	214,770	200,885
Current operating profit	199,592	185,718
Operating profit	290,863	302,248
Net financial debt cost	-43,423	-47,807
Of which interest on loans and overdrafts	-36,957	-43,866
Profit before tax and other financial expenses	247,441	254,441
Net profit	248,004	249,601
Net profit attributable to the group	245,195	245,696
Net profit attributable to the group per share	€9,57	€9,96
Weighted number of shares	25,629,421	24,657,305

●	ARGAN generated rental income of €212.0 million in the 2025 financial year, up 7%. The difference between rental expenses and their re-invoicing corresponds to the contractual application of lease clauses and the result of rental vacancies. Other income and other expenses on buildings mainly correspond to the application of IFRS 16.

●	Current operating income amounted to €199.6 million at December 31, 2025, up 7% compared with the previous year (€185.7 million in 2024).

●	Operating profit was €290.9 million, down 4%, mainly due to a slightly lower change in the fair value of the property portfolio in 2025 compared to 2024 (€93.8 million compared to €120.4 million in 2024).

●	Net profit is €248.0 million, after deducting €43.4 million in net financial debt costs (which includes cash income of €0.7 million, interest on loans and overdrafts of -€37.0 million, interest related to IFRS 16 lease liabilities of -€1.9 million, costs related to the establishment of a Bridge-to-Bond facility for -€1.5 million and loan issuance costs for -€3.8 million) and taking into account €0.6 million in other financial income and expenses, corresponding to the change in fair value of debt hedging instruments.

●	Net income attributable to the group per share thus amounted to €9.57, compared with €9.96 for the previous financial year. This result is calculated on the basis of a weighted number of shares of 25,629,421.

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

Statement of recognised income and expenses:

(in €k)	From 01/01/25 to 31/12/25	From 01/01/24 to 31/12/24
Result for the period	248,004	249,601
Total gains and losses recognised directly in equity	-508	-2,197
Profit for the period and gains and losses recognised directly in equity	247,496	247,404
Of which group share	244,687	243,499

Gains and losses recognised directly in equity represent a loss of €0.5 million (compared with a loss of €2.2 million in the previous year) and correspond to the change in fair value of hedging instruments (for the effective portion).

Calculation of recurring net income:

(in €k)	From 01/01/25 to 31/12/25	From 01/01/24 to 31/12/24
Rental income	211,984	198,267
Current expenses	-13,534	-14,818
Cash income	740	1,300
Interest on loans	-36,957	-43,866
Bridge-to-bond loan fees	-1,500	0
Issue costs	-3,791	-3,316
Recurring net income	156,942	137,567
Recurring net income attributable to the group	154,842	136,700
Recurring net income / Rental income	73%	69%
Recurring net income attributable to the group / share	€6,04	€5,54
Weighted number of shares	25,629,421	24,657,305

Gains and losses recognised directly in equity represent a loss of €0.5 million (compared with a loss of €2.2 million in the previous year) and correspond to the change in fair value of hedging instruments (for the effective portion).

Calculation of recurring net income:

(in €k)	As at 31/12/25	As at 31/12/24
Non-current assets	4,261,336	4,105,369
Current assets	101,866	156,924
Assets held for sale	0	0
Total assets	4,363,202	4,262,293
Equity attributable to owners of the parent company	2,408,171	2,226,068
Minority interests	41,337	38,528
Non-current liabilities	1,129,456	1,793,512
Current liabilities	784,238	204,185
Liabilities classified as held for sale	0	0
Total liabilities	4,363,202	4,262,293

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

Balance sheet assets:

●	Non-current assets amounted to €4,261.3 million and mainly comprised investment properties at their value excluding transfer taxes of €4,052.4 million, usage rights related to the application of IFRS 16 of €73.5 million, asset under construction of €60.8 million, property, plant and equipment of €11.1 million, other non-current assets of €2.3 million, derivative instruments of €5.5 million and goodwill, representing the acquisition premium resulting from the consolidation of the “Cargo” segment, of €55.6 million.

Balance sheet liabilities:

●	Equity attributable to owners of the parent company as at December 31, 2025 amounted to €2,408.2 million, up €182.1 million compared to December 31, 2024. This increase over the period is due to:

–	Consolidated income attributable to the group for the period of €245.2 million,

–	The impact of the free share allocation of €2.0 million,

–	The impact of the sale of treasury shares for +€0.1 million,

–	The impact of the valuation of treasury shares for +€0.7 million,

●	The valuation of the assets shows a capitalisation rate of 5.25% excluding duties (i.e. an immediate EPRA net yield of 4.95% including duties) as at December 31, 2025, virtually unchanged compared with December 31, 2024 (5.20% excluding duties);

●	Current assets amounted to €101.9 million, comprising cash and cash equivalents of €27.2 million, trade receivables of €60.4 million, other current assets of €13.9 million and derivative financial instruments of €0.4 million.

–	The change in fair value of hedging instruments of -€0.5 million,

–	Cash dividend distribution of -€65.4 million;

●	Non-current liabilities amounted to €1,129.5 million and comprised long-term debt of €1,031.9 million, liabilities related to the application of IFRS 16 of €78.7 million, financial derivatives of €7.5 million and security deposits of €11.4 million.

●	Current liabilities amounted to €784.2 million, comprising €686.7 million in short-term debt, €1.9 million in liabilities related to the application of IFRS 16, €7.0 million in fixed asset liabilities and €88.5 million in other liabilities.

Simplified cash flow statement:

(in k€)	As at 31/12/25	As at 31/12/24
Consolidated net income	248,004	249,601
Cash flow from operations before financial debt costs and before tax (A)	201,868	186,895
Current taxes (B)	0	33
Change in working capital requirements related to operations (C)	-2,897	-13,248
Net cash flow generated by operations (D) = (A+B+C)	198,971	173,679
Net cash flow from investing activities (E)	-74,942	-34,775
Net cash flow from financing activities (F)	-182,597	-105,163
Change in net cash (D + E + F)	-58,568	33,742
Opening cash	85,471	51,730
Closing cash balance	26,904	85,471

Cash flow before interest expense and tax:

Cash flow before interest expense and income tax amounted to €201.9 million, mainly comprising consolidated net income for the year of €248.0 million, restated for:

●	Unrealised gains and losses related to changes in the fair value of investment properties and derivative instruments for €-91.9 million;

●	Net financial debt costs of €43.4 million;

●	Income from asset disposals and subsidies received, as well as the share of income from related companies, amounting to €0.1 million;

●	Calculated expenses and net depreciation and provisions of €2.3 million.

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Consolidated results of the ARGAN Group - 3. ACTIVITY REPORT

Net cash flow from operating activities:

At €199.0 million as at December 31, 2025, cash flow generated by operations over the period comes from cash flow from operations before financial debt costs and before tax of €201.9 million, adjusted for the negative impact of the change in working capital requirements of -€2.9 million.

Net cash flow from investing activities:

Cash flow from investing activities of -€74.9 million resulted from:

●	Acquisitions of investment property assets for -€63.7 million;

●	A change in debt on purchases of fixed assets of -€11.3 million;

●	The disposal of fixed assets for €0.2 million;

●	The combined effect of acquisitions of tangible and financial fixed assets and other cash flows from investing activities of -€0.2 million.

Net cash flow from financing activities:

Net cash flow from financing activities amounted to -€182.6 million and resulted from:

●	A net impact of -€74.2 million related to repayments (-€104.2 million) and proceeds from borrowings (€29.9 million);
●	The cash dividend paid of -€65.4 million;

●	A change in cash flow related to financial income and expenses of €-43.8 million;

●	The cash flow impact of the purchase and resale of treasury shares for €0.8 million.

For information, the balance of credit lines received and not used as at December 31, 2025 is €391.0 million. For further information on this subject, readers are invited to refer to Note 33 to the consolidated financial statements in this Universal Registration Document.

Calculation of EPRA Net Asset Value (NAV) as at December 31, 2025:

In accordance with EPRA recommendations, NAV is calculated based on the Company’s consolidated equity.

●	EPRA NRV NAV is a replacement NAV.

●	EPRA NTA NAV is a continuation NAV,

●	EPRA NDV NAV is a liquidation NAV.

	As at December 31, 2025			As at December 31, 2024
EPRA NAV (in € million)	NRV	NTA	NDV	NRV	NTA	NDV
Consolidated equity attributable to shareholders	2,408.2	2,408.2	2,408.2	2 226.1	2 226.1	2 226.1
+ Fair value of financial instruments	1.5	1.5	-	1.6	1.6	-
- Goodwill on the balance sheet	-	-55.6	-55.6	-	-55.6	-55.6
+ Fair value of fixed-rate debt	-	-	32.2	-	-	51.3
+ Transfer duties	253.8	-	-	229.2	-
EPRA NAV	2,663.5	2 354.1	2 384.8	2 456.9	2 172.0	2 221.7
Number of shares		25,737,689			25,737,689
EPRA NAV per share in €	103.5	91.5	92.7	96.7	85.5	87.5

The EPRA NTA (continuation) NAV per share at December 31, 2025 is therefore €91.5, compared with €85.5 at December 31, 2024, representing an increase of 7%.

This €6.0 increase per share in EPRA NTA NAV compared to December 31, 2024 is due to:

●	Net income (excluding fair value changes): +€6.0;

●	The change in the value of assets: +€3.6;

●	The cash dividend payment: -€2.5;

●	The dilutive impact of the creation of new shares following the option to pay the dividend in shares: -€1.1.

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ARGAN's corporate results - 3. ACTIVITY REPORT

3.3.  ARGAN’s corporate results

3.3.1. French GAAP company accounts

The annual accounts for the financial year ended December 31, 2025 have been prepared in accordance with the presentation rules and valuation methods set out in the regulations in force. The company applies the new ANC 2022-06 regulation as of January 1, 2025. For further information, please refer to the parent company financial statements presented in Chapter 6 of this Universal Registration Document.

The net results for the financial year ended December 31, 2025 of our subsidiaries are presented in the appendix “List of subsidiaries and investments” to the balance sheet.

There have been no changes in presentation compared to the previous financial year.

Simplified income statement:

(in €k)	From 01/01/25 to 31/12/25	From 01/01/24 to 31/12/24
Net turnover	241,025	234,597
Operating profit	78,770	58,591
Share of profit from joint operations	-	-
Financial income	-32,782	-35,890
Extraordinary result	-4,649	39,085
Tax	0	0
Net profit	41,313	61,758

●	Net revenue mainly comprises rental income of €200.0 million and other services of €41.0 million (mainly corresponding to the re-invoicing of expenses charged to our tenants: property tax, office tax, insurance, rental charges and land occupancy fees).

●	Operating income amounted to €78.8 million, compared with €58.6 million in the previous year, due in particular to an increase in rental income (+€7.6 million), a decrease in finance lease expenses (+€5.8 million), and a positive impact from changes in depreciation and impairment charges on fixed assets (+€3.2 million) for the main variations.

●	There is no share of income from joint operations in 2025.

●	The financial result amounted to -€32.8 million and included, in particular, interest on property loans for - €28.6 million and interest on bond issues of -€5.1 million, investment income of €0.7 million, advance payments to lessees of €0.2 million and net income from the sale of treasury shares of €0.1 million;

●	The exceptional result for 2025 corresponds to exceptional depreciation. For 2024, it also included the result of the sale of buildings.

●	The Company’s net accounting profit thus stands at €41.3 million.

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ARGAN's corporate results - 3. ACTIVITY REPORT

Simplified social balance sheet:

(in €k)	As at 31/12/25	As at 31/12/24
Fixed assets	2,019,494	2,080,474
Current assets	178,064	193,074
Borrowing costs	3,670	5,147
Total assets	2,201,227	2,278,695
Equity	455,716	475,165
Provision for expenses	-	-
Debts	1,745,511	1,803,530
Total liabilities	2,201,227	2,278,695

Balance sheet assets:

●	Fixed assets amount to €2,019.5 million and consist of the net book value of buildings (€1,707.7 million), construction in progress (€11.5 million), merger losses (€248.8 million), other tangible fixed assets of €0.5 million and intangible fixed assets of €0.2 million, advances and deposits of €1.3 million, borrower loans relating to finance lease agreements of €4.3 million, equity investments in subsidiaries of €44.5 million and other financial fixed assets of €0.6 million.

●	Current assets consist mainly of the Company’s cash and cash equivalents of €25.0 million, trade receivables of €58.4 million, other receivables of €93.9 million, advances and deposits paid of €0.3 million and prepaid expenses of €0.5 million.

●	Borrowing costs consist of bank fees relating to bond issues and mortgage financing and correspond to the amounts remaining to be allocated, as the Company has opted to allocate these costs over the term of the loans.

Balance sheet liabilities:

●	Equity comprises share capital of €51.5 million, share premium of €331.1 million, legal reserve of €5.1 million, retained earnings of €11.5 million, profit for the year of €41.3 million, investment subsidies of €0.2 million and exceptional depreciation of €15.0 million.

●	Liabilities mainly consist of property loans of €1,133.6 million, a bond issue of €500 million, security deposits received from tenants of €10.9 million, trade payables of €10.7 million, tax and social security liabilities of €13.4 million, debts on fixed assets of €13.4 million, other debts of €2.3 million and deferred income of €61.3 million.

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ARGAN’s corporate results - 3. ACTIVITY REPORT

3.3.2. Payment terms (Articles L.441-6-1 and D.441-4 of the French Commercial Code)

The breakdown by maturity date of the balance of trade payables and receivables as at December 31, 2025 is as follows:

	Article D. 4411. -1º of the French Commercial Code: Invoices received not paid as at the closing date of the financial year and overdue						Article D. 4411. - 2º of the French Commercial Code: Invoices issued not paid at the closing date of the financial year and overdue
	0 day (indicative)	1 to 30 days	31 to 60 days	61 to 90 days	91 days or more	Total (1 day or more)	0 day (indicative)	l to 30 days	31 to 60 days	61 to 90 days	91 days or more	Total (1 day or more)
(A) Late payment period
Number of invoices affected												17
Total amount of invoices affected (specify whether incl. or excl. tax)								484 K€ TTC	518 K€ TTC
Percentage of total amount of purchases for the financial year (specify whether incl. or excl. tax)
Percentage of sales for the financial year (specify whether incl. or excl. tax)												0.35%
(B) Invoices excluded from (A) relating to payables and receivables in dispute or not recognised
Number of invoices excluded						33
Total amount of invoices excluded (specify whether incl. or excl. tax)						303 k€ TTC
(C) Reference payment terms used (contractual terms or statutory period – Article L. 441-6 or Article L. 443-1 of the French Commercial Code)

Payment terms used to calculate late payment	Statutory payment terms: 60 days from the invoice date						Contractual payment terms: quarterly invoicing with payments due in advance

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ARGAN’s corporate results - 3. ACTIVITY REPORT

3.3.3. Principal subsidiaries

As at December 31, 2025, the Company held the following interests:

SUBSIDIARIES/INVESTMENTS	SCCV NANTOUR[1]
Head office	36 rue Marbeuf – 75 008 Paris
Share capital	€10,000
Equity excluding share capital and results for the last financial year	€0
Percentage of share capital held by the Company	49.90
Book value of shares held	€4,990
Amount of loans and advances granted	€221,459
Turnover excluding VAT	€0
Profit for the last financial year	€53,540
Dividends or profits recorded by the Company during the financial year	€0

SUBSIDIARIES/INVESTMENTS	SCI AVILOG[1]
Head office	21 rue Beffroy – 92 200 Neuilly sur Seine
Share capital	€10,000
Equity excluding share capital and profit/loss for the last financial year	€-2,903
Percentage of share capital held by the Company	99.9
Book value of shares held	€8,939
Amount of loans and advances granted	€0
Turnover excluding VAT	€0
Profit for the last financial year	€0
Dividends or profits recorded by the Company during the financial year	€0

SUBSIDIARIES/INVESTMENTS	SCI CARGAN-LOG
Head office	21 rue Beffroy – 92 200 Neuilly sur Seine
Share capital	€7,415,250
Equity excluding share capital and profit/loss for the last financial year	€60,006,240
Percentage of share capital held by the Company	60
Book value of shares held	€44,491,500
Amount of loans and advances granted	€0
Turnover excluding VAT	€9,570,297
Profit/loss for the last financial year	€-998,426
Dividends or profits recorded by the Company during the financial year	€0

SUBSIDIARIES / INVESTMENTS	SCI NEPTUNE
Head office	21 rue Beffroy – 92 200 Neuilly sur Seine
Share capital	€10,000
Equity excluding share capital and profit/loss for the last financial year	€-1,111,575
Percentage of share capital held by the Company	99,9
Book value of shares held	€9,990
Amount of loans and advances granted	€84,735,809
Turnover excluding VAT	€3,514,532
Profit/loss for the last financial year	€-1,702,209
Dividends or profits recorded by the Company during the financial year	€0

1	Data relating to the 2024 financial year accounts for SCCV Nantour and SCI Avilog, with the exception of loans and advances granted by ARGAN SA corresponding to data recorded on December 31, 2025.

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Outlook - 3. ACTIVITY REPORT

3.4. Outlook

3.4.1. Significant change in financial or commercial situation

ARGAN has not experienced any significant change in its financial or commercial situation since December 31, 2025.

3.4.2. Investment strategy

For further information, please refer to paragraph 2.5 of Chapter 2 of this Universal Registration Document.

3.4.3. Development

Capitalising on its solid strengths and recognised expertise, ARGAN intends to continue implementing its long-term strategy in order to increase shareholder value, while adapting to a new economic environment characterised by stabilised interest rates that are sustainably higher than in the previous cycle, with higher capitalisation rates that have nevertheless peaked since June 2024 and an inflation rate that also appears to be stabilising.

ARGAN therefore intends to remain a pure player in logistics real estate and maintain its strategy of developing PREMIUM platforms, with a secure investment roadmap of €220 million for the period 2025-2026 through in-house developments and acquisitions. The expected average return is above 6%, with at least 7% for the share of in-house and pre-let developments and more than 5.5% for the three acquisitions of new high environmental quality warehouses to be delivered in 2026.

The Group then intends to continue, from 2027 onwards, to make annual investments of around €150 million per year, with investments mainly related to in-house developments and the remainder in acquisitions of new assets at market prices and with high environmental quality, whose combined yield should be around 6%.

ARGAN is expected to record revenue growth of at least 4% in 2026 and intends to continue growing at this average rate in subsequent financial years through its highly profitable investment policy.

The Group also wishes to maintain its integrated and responsive operations and continue to grow its NAV while continuing to pay a dividend with a target amount of €3.45 for 2025 and €3.65 for 2026.

The company intends to continue to pursue growth with controlled debt, reducing its LTV debt ratio to around 40% by the end of the 2026 financial year. The Company is also actively preparing to refinance its €500 million bond, with a coupon of 1.01%, maturing on 17 November 2026.

ARGAN therefore plans to refinance this bond maturity with a new issue of between €500 million and €700 million between April and October 2026, depending on market conditions, potentially in two tranches with different maturities. Under current conditions, the expected coupon would be between 3% and 4%, a level compatible with maintaining a strong recurring net profit margin and solid cash flow. The Group’s recurring net profit per share for 2026 is therefore expected to be around €6, stable compared to 2025.

In order to optimise this refinancing, the company has secured its financial flexibility through €500 million in bridge-to-bond financing available until November 2027 and has strengthened its liquidity by increasing its revolving credit lines from €300 million to €400 million, enabling it to choose the most favourable market window for the transaction.

Thus, for the 2026 financial year, taking into account its development plan and currently anticipated macroeconomic conditions, ARGAN has set itself the following objectives:

Key indicators	Objectives end of 2026	Change vs end of 2025
Rental income	€220 million	+4%
Recurring net income attributable to the Group per share	Approximately €6	Stable
EPRA LTV ratio*	Approximately 40%	- 1 point
Net debt / EBITDA	8.5	Stable
Dividend per share**	€3.65	+6%

(*)	At a constant capitalisation rate compared to the end of December 2025 (5.25% excluding duties).

(**)	The dividend will be subject to approval by the General Meeting to be held in 2027.

AutOnom® is now ARGAN’s standard warehouse. AutOnom® is a PREMIUM warehouse that produces its own energy, equipped with a photovoltaic power plant and battery energy storage for exclusive self-consumption, which delivers more electrical energy over a year than it consumes for heating, cooling and lighting.

In parallel with the widespread adoption of the AutOnom® warehouse, an ambitious plan is being implemented across the entire existing fleet. Gas heating is gradually being phased out and replaced by electric heat pumps. ARGAN therefore intends to invest significantly between 2024 and 2030 in the deployment of heat pumps to replace gas boilers in its warehouse fleet. In addition, the Company has undertaken to certify its existing warehouses under BREEAM-in-use in order to gradually increase the proportion of certified warehouses in its portfolio to 100%.

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Shareholding - 3. ACTIVITY REPORT

See also Chapter 4 of the Universal Registration Document for ARGAN’s ESG policy and additional information on its environmental strategy.

3.5. Shareholding

As at December 31, 2025, the shareholding structure was as follows: 36.5% for Jean-Claude LE LAN and his family, 14.8% for PREDICA and 48.7% free float, in accordance with the SIIC regime, which the Company opted for on July 1, 2007.

A shareholders’ agreement was signed on October 25, 2023 between the members of the LE LAN family and KERLAN, in the presence of ARGAN, concurrently with the contribution of 2,758,610 shares in ARGAN held by Jean-Claude LE LAN and his five children to SAS KERLAN. It replaces the agreement signed in 2007. SAS KERLAN’s shareholding in ARGAN increased in 2025, with a new contribution of 850,243 shares on November 21, 2025 from Mr Jean-Claude Le Lan, Ms Karine Weisse, Mr Jean-Claude LE LAN Junior, Mr Nicolas LE LAN and Ms Charline Le Lan.

3.4.4. Tax regime and distribution policy towards shareholders

For a detailed description of the tax regime applicable to ARGAN and the Group, see Chapter 2, paragraph 2.6.7 – Regulations relating to SIIC status and Chapter 8, paragraph 8.2.3.1 – Dividend distribution policy.

As a result of these contributions, KERLAN now holds 7,846,073 ARGAN shares, representing 30.5% of the capital. Adding the ARGAN shares held directly by family members, the LE LAN family group now holds 36.5% of ARGAN’s capital.

The LE LAN family and Predica, a subsidiary of Crédit Agricole Assurances, have also confirmed their relationship of mutual trust by signing a new five-year agreement in 2024. Effective October 15, 2024, it replaces the previous agreement concluded in 2019, while reaffirming that they will not act in concert with regard to ARGAN (it should be noted that the members of the LE LAN family act in concert with each other with regard to ARGAN).

For more information on changes in share ownership, readers are invited to refer to Chapter 8 of this Universal Registration Document.

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Appendices to the management report - 3. ACTIVITY REPORT

3.6. Appendices to the management report

3.6.1. Historical financial table

Nature of the information disclosed	Ex. 12/31/2025		Ex. 12/31/2024	Ex. 12/31/2023	Ex. 12/31/2022	Ex. 12/31/2021
1. Share capital at year-end
Share capital	51,475,378		50,805,346	46,159,394	45,902,580	45,177,090
Number of ordinary shares outstanding	25,737,689		25,402,673	23,079,697	22,951,290	22,588,545

2. Operations and results for the financial year
Net revenue excluding VAT	241,024,830		234,596,831	215,384,088	194,773,219	181,591,302
Profit before tax and employee profit-sharing for employees and depreciation and amortization expenses and provisions	145,043,381		167,764,446	114,828,693	91,952,524	122,824,308
Income tax expense	0		0	0	32,959	27,703
Employee profit-sharing payable in respect of the year	0		0	0	0	0
Profit after tax, employee profit-sharing, and depreciation, amortization and provisions	41,313,007		61,758,421	15,488,020	15,587	41,382,057
Distributed earnings	88,895,940	*	83,832,388	72,718,711	68,906,796	58,723,288

3. Income per share
Profit after tax and employee profit-sharing, before depreciation, amortization and provisions	5.64		6.60	4.98	4.00	5.44
Profit after tax, employee profit-sharing, and depreciation, amortization and provisions	1.61		2.43	0.67	0.00	1.83
Dividend per share	3.45		3.30	3.15	3.00	2.60

4. Staff
Average number of employees during the financial year	31		31	29	27	26
Total payroll for the financial year	4,530,961		5,666,662	4,411,492	3,885,973	3,680,093
Total amount paid in respect of employee benefits for the financial year (social security contributions, employee welfare benefits)	2,017,269		2,524,837	2,329,193	1,609,199	1,524,771

*	Corresponds to the maximum amount that will be distributed (given that treasury shares held at the distribution date are not entitled to dividends).

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3.7. Risk factors and insurance

3.7.1. General comments and assessments regarding risks

Investors are invited to consider all of the information contained in this Universal Registration Document, including the risk factors, before deciding to purchase shares in the Company. However, their attention is drawn to the fact that other risks, of which ARGAN is not aware, or which are currently insignificant, could become important factors that could have a material adverse effect on ARGAN, its business, financial condition, results or prospects.

The risks presented in this section have been updated to reflect recent developments in the economic and geopolitical environment in 2025 and to separate ESG risks from other categories of operational risks, by reassessing the potential impact on the Company of the 15 risks that make up its risk map. Many uncertainties remain regarding the duration and extent of the effects of the current environment, making it difficult to determine the prospective impact of these multiple crises on the Company as of the date of filing of this Universal Registration Document.

As for the 2024 financial year, no risk is considered “high” (in “net” terms after mitigation measures in terms of impact).

The table below summarises the classification of net risks (i.e. after taking into account mitigation and prevention measures) by category and their ranking according to their potential impact and probability of occurrence:

Risk category	Risk	Risk rating (net)
	Competitive and economic environment	Medium
Development risks	Business model: changes in demand linked to networking, changes in distribution methods, storage technology or the impact of AI	Medium
	Development control: Go/No Go, “grey” developments not yet resolved	Medium
	Resilience of real estate portfolio in the context of climate change	Medium
	Access to land: ZAN, urban planning regulations, appeals	Medium
ESG-related risks	Human capital: attractiveness, quality of life at work, remuneration, skills, career management	Medium
	Governance: key personnel, succession plan, etc.	Medium
	Tighter environmental regulations (energy, carbon, biodiversity, pollution, etc.)	Low
	Quality of the customer portfolio and dependence on certain tenants	Medium
	Strategy for developing the portfolio through acquisitions or asset sales	Medium
Risks related to the	Data and information systems protection: cyberattacks, data management in accordance with the GDPR, etc.	Medium
activity and ARGAN’s operations	Stock market listing: compliance with rules, relations with the AMF, share price discount, takeover bids, reputational risk (ESG, ethics, corruption, fraud, construction site accidents, etc.)	Low
Listed logistics real estate market	Changes in the tax framework (SIIC regime) and regulations governing leases and ICPE	Medium
	Financing costs and cash availability	Medium
	Valuation of assets	Medium

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3.7.2. Risks related to development

3.7.2.1. Risks related to the competitive and economic environment

Economic cycles can lead to paradigm shifts and the emergence of new competitors or, conversely, to a high concentration of certain players who would be in a situation of intense competition, which could call into question the conditions under which ARGAN operates (decrease in development volumes and rental yields).

To this end, ARGAN has adapted its strategy by creating a joint Development and Asset Management Department headed by Stéphane Cassagne. The Group is also directing a growing share of its business volume towards medium-sized companies with a strong regional footprint and is strengthening its presence in the development of small and medium-sized warehouses and courier services. ARGAN has also set itself ambitious targets in terms of redeveloping brownfield sites as part of its ESG policy, thereby opening up new opportunities.

Finally, ARGAN is planning for its long-term development by securing enough land to continue growing for at least the next five years. As such, the land reserve available for construction (for future warehouses) represents around 750,000 sq.m across France at the date of writing this Universal Registration Document.

3.7.2.2. Risks related to the business model

In order to limit the risks associated with changes in distribution methods, logistics organisation and technological transformations (such as AI) that may affect demand for warehouse space, ARGAN is constantly adapting its business model. This approach is based in particular on a policy of developing warehouses that are almost exclusively pre-let, thereby securing rental income, and on continuously monitoring changes in demand and market transactions, both for turnkey development operations and for the acquisition or disposal of existing assets.

The Group also takes care to gradually adapt the size and configuration of the warehouses it develops in order to facilitate their re-letting in the event of a tenant leaving and to limit the risk associated with a possible concentration of logistics needs on a limited number of sites. In addition, discussions are underway on areas of diversification , particularly towards business parks or certain types of technical assets, in order to support structural changes in the market and preserve the resilience of the model in the long term.

ARGAN pays particular attention to the detailed and continuous monitoring of its lease agreements with its customers from the moment they are signed. The marketing of properties is handled by ARGAN’s internal departments (sales and development departments), with occasional assistance from external marketing agencies. Lease agreements are drawn up on the basis of a standard lease, which is periodically reviewed in line with legal developments.

ARGAN cannot rule out the possibility that, when leases expire, some tenants may choose not to renew their lease agreements and that ARGAN may be able to quickly renew the corresponding properties under the same conditions. However, given the staggered expiry dates of current leases, ARGAN believes it will be able to deal with such eventualities.

It should be noted that as at December 31, 2025, the occupancy rate is approximately 99%, and that this rate has fluctuated between 99% and 100% over the last 10 financial years. The average remaining fixed term of leases is 5.0 years as at December 31, 2025, as follows:

Residual fixed term of leases	Percentages
More than 6 years	30%
3 to 6 years	40%
Under 3 years old	30%

Furthermore, as an economic player within a value chain, ARGAN is naturally dependent on suppliers (builders, architects, design offices, etc.). The risk of dependency is considered low due to the abundance of service providers in the Group’s sector of activity. In addition, ARGAN has a policy of identifying the best suppliers and retaining them, and of choosing a minimum of 3 service providers for its significant and critical needs.

Thus, as part of its development activity, ARGAN entrusts the construction of its warehouses to general contractors or general contractors, which constitute an abundant construction supply and where competition is fully exercised.

The Company is in no way dependent on this supply. ARGAN also has the option of having its warehouses built in separate lots, using different trades.

Once the project is completed, the attractiveness of the property portfolios and rental income, as well as the valuation, may be affected by the perception that potential tenants subsequently have of the leased warehouses, i.e. the risk that these potential tenants may consider the quality, cleanliness and/or security of the warehouses to be insufficient, or by the need to undertake restructuring, renovation or repair work.

As at December 31, 2025, 43% of the Company’s property portfolio is covered by a ten-year warranty (in terms of surface area), corresponding to 54 buildings. Furthermore, the maintenance of the buildings is the responsibility of the tenants, except for matters covered by Article 606 of the Civil Code, which remain the responsibility of the lessor but are covered by the ten-year warranty.

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3.7.2.3. Risks related to development control

This risk could materialise in the event of a poor assessment of a project’s feasibility, the costs involved or the completion deadlines. In addition to poor execution, this situation could lead to a long vacancy period for the warehouse and damage to ARGAN’s image.

ARGAN has therefore implemented a “Go/No Go” procedure for each project based on a multi-criteria analysis, enabling a collective decision to be taken on the approval of a development project. The assessment grid is based in particular on the customer’s sector of activity, its financial strength and the probability of re-letting the asset in the event of vacancy (in particular through an assessment of the geographical area).

3.7.3. ESG-related risks

3.7.3.1. Risks related to the resilience of the property portfolio in the context of climate change

Climate change is likely to affect the resilience of ARGAN’s real estate assets, particularly through the expected rise in average temperatures, the increase in the frequency of intense rainfall, hailstorms and severe weather events that could cause significant material damage. In addition, the effects of shrinkage and swelling of clay soils, as well as the current or future presence of certain assets in areas potentially exposed to flood risk, could lead to structural damage affecting warehouses.

These climatic changes may also reveal the inadequacy of certain materials or insulation systems in the face of extreme temperatures, leading to reduced energy performance, operational discomfort for tenants or additional costs for adapting buildings. Severe weather events, such as heavy hailstorms or localised tornadoes, could also cause significant damage to roofs and equipment, generating repair costs and potential operating losses.

In order to anticipate these risks, in 2025 the Group, with the support of the French specialist firm Carbone4, carried out a mapping of physical climate risks covering its entire property portfolio. This analysis, covering 102 sites, identified the most exposed assets in order to assess the mitigation measures already implemented and those still to be deployed to strengthen the resilience of the sites concerned.

The study concludes that the potential impacts of climate change remain limited overall for ARGAN and mainly concern extreme events. By 2050, only six warehouses present a critical gross risk level, mainly linked to clay shrinkage and swelling phenomena and certain flood risks (runoff, rising water tables or river overflowing). After taking into account the specific characteristics of each site and existing facilities, five of these assets ultimately present a non-critical net risk, while only one is subject to further analysis and the implementation of an appropriate emergency plan.

The Group is also implementing various adaptation measures, such as raising the height of certain buildings, creating protective embankments, installing rainwater retention basins and gradually adapting construction standards. These measures are supplemented by insurance policies covering the main climatic hazards and regular dialogue with client-tenants to facilitate the rapid handling of any claims and limit the operational impact in the event of a major climatic event.

3.7.3.2. Risks related to access to land

Access to land for logistics activities is more restricted due to pressure from other economic activities, opposition from certain local authorities or groups of people, and the introduction of restrictive regulations (Zero Net Land Take).

In order to limit the risks associated with access to land and local acceptance of projects, the Group takes a proactive approach to identifying and securing development opportunities. This approach is led by its sales team, which is in constant dialogue with local authorities in order to obtain commitments or promises upstream of projects that will facilitate their implementation. ARGAN’s institutional communication, highlighting its family roots, French identity and long-term heritage vision, also helps to strengthen the quality of its relationships with local stakeholders, particularly through its regular presence in specialist media aimed at local authorities.

The Group also mobilises its internal expertise to convert former industrial wastelands and integrate environmental issues from the project design phase onwards, in particular by identifying areas with biodiversity issues in order to adapt sites and developments. This approach is complemented by contractual coverage of expenses incurred under letters of intent and the implementation of local consultation processes, enabling potential difficulties to be anticipated and the development of operations to be secured as far as possible. .

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3.7.3.3. Risks related to human capital

In order to limit the risks associated with attracting and retaining employees, in a context of increased competition for certain profiles, ARGAN has implemented a human capital management policy aimed at guaranteeing attractive working conditions and sustainable career prospects. This approach is based in particular on a competitive salary and profit-sharing policy, including a free share allocation plan for all employees, which helps to align individual and collective interests with the company’s long-term performance. .

The Group also strives to provide a working environment that promotes well-being and quality of life at work, incorporating adapted workspaces, equipment that promotes connectivity and dedicated break areas. This approach is accompanied by proactive job and career management, offering career development opportunities in line with the company’s growth and limiting the risk of staff turnover due to a lack of professional prospects.

This policy is complemented by the implementation of a structured training plan, including coaching programmes for employees and managers with potential since 2024, as well as internal information-sharing mechanisms, such as weekly meetings involving all teams in the Group’s strategic and operational issues, thereby helping to strengthen collective commitment and internal cohesion.

3.7.3.4. Governance risks

ARGAN’s development depends on the involvement of the Company’s senior management and key employees, in particular the Chairman of the Executive Board, Mr Ronan LE LAN, and the Chairman of the Supervisory Board, Mr Jean-Claude LE LAN. There can be no guarantee that the departure or unavailability of either of them would not have a significant negative impact on ARGAN’s strategy and financial position, as well as on the implementation of new projects necessary for its growth and development.

To mitigate this possibility, ARGAN has restructured the Company and expanded its management team.

In addition, Mr Jean-Claude LE LAN and his family are expected to remain the Company’s main shareholders. As at December 31, 2025, the LE LAN family held 36.5% of the Company’s share capital and voting rights, including 30.5% through the family holding company Kerlan SAS (see section 8.2.2.1 of this Universal Registration Document - Principal Shareholders). The presence of the LE LAN family among the Company’s shareholders and in management positions strengthens and reflects an alignment of long-term strategic and financial interests and promotes stability in governance.

In addition, at the time of writing this Universal Registration Document, the Supervisory Board has two independent members, representing one-third of its members, in accordance with the recommendations of the Middlenext Corporate Governance Code, which requires at least one-third of the members of the Supervisory Board of a controlled company to be independent. Consequently, the Company believes that there is little risk of control being exercised abusively, given the presence of these independent members.

3.7.3.5. Risks related to stricter environmental regulations

Constraints on land development may result in particular from stricter environmental requirements, such as measuring and reducing the carbon footprint of projects, implementing the tertiary decree or the increasing integration of photovoltaic power plants into real estate operations. However, ARGAN considers these constraints to be levers for development, which it anticipates in order to best meet the needs of its tenant clients.

With this in mind, since 2023 the Group has been rolling out an ESG roadmap covering the period 2023-2030, paying particular attention to environmental issues, notably in terms of energy efficiency, biodiversity protection and land use control, which it seeks to keep as low and rational as possible. In addition, since 2022, all new projects have been developed under the AutOnom® label, a concept of warehouses that produce their own energy on site, coupled with the gradual phasing out of gas boilers in the existing portfolio. This is accompanied by a strengthening of internal expertise on these issues, in particular through annual training and awareness-raising for all employees.

In certain extreme cases, environmental pressure can give rise to administrative appeals that may delay project completion or even lead to their abandonment. In order to limit the impact of this, ARGAN secures the expenditure committed under letters of intent and is strengthening its policy of dialogue with local elected representatives and stakeholders in order to anticipate any difficulties as far as possible.

For more information on ARGAN’s environmental policy, readers are invited to refer to Chapter 4 of this Universal Registration Document and the Group’s ESG strategy available on the argan.fr website.

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3.7.4. Risks related to ARGAN’s business and operations

3.7.4.1. Risks relating to the quality of the customer portfolio and dependence on certain tenants

The Company’s portfolio comprises 105 properties, leased to a total of 70 different tenants. ARGAN’s top 12 tenants account for 69% of annualised rents in 2025, spread across 58 sites as follows: Carrefour (28%), FM Logistic (7%), Amazon (5%), Auchan (5%), Monoprix (5%), Géodis (4%), Decathlon (4%), Renault (3%), L’Oréal (3%), Castorama (2%), Eurial (2%) and GXO (1%).

The Company’s client portfolio consists largely of leading companies whose financial situation limits counterparty risk.

Prior to signing leases, the financial situation of potential tenants is examined. Leases are accompanied by the following guarantees: a security deposit or bank guarantee equivalent to three months’ minimum rent, which may be increased depending on the potential risk profile of the user.

For the 2025 financial year, the annual rent for the largest site represents 4.9% of the Company’s total annual rent. The Company believes that it can cope with an unpaid rent of this amount for the time needed to find a new tenant for such a site.

During the 2025 financial year, the Company has not been affected in terms of rent collection to date. Nor has it been approached by customers regarding the indexation applicable from January 2026 (0.6% on average).

Changes in the economic situation have an impact on variations in the ILAT index produced by INSEE, to which the Company’s rents are indexed, representing 66% of annualised rents at the end of 2025.

Furthermore, the Company is exposed to fluctuations in the property market, which could have an adverse impact on the Company’s investment and asset sales policy, as well as on its activities, financial position, results and prospects. However, demand for logistics real estate remains strong, with a vacancy rate in France of 6.3% at the end of 2025 (source: CBRE).

The economic slowdown could adversely affect our tenants’ business and increase the Company’s exposure to counterparty risk for the 2026 financial year. A renewed acceleration in inflation, a persistent economic slowdown, a return to rising interest rates, or increased geopolitical tensions could weaken certain tenants and thus have a long-term impact on occupancy rates and tenants’ ability to pay their rents.

More specifically, the difficulties encountered by the Casino Group in the past have not had any impact on ARGAN’s performance to date. The proactive strategy implemented by ARGAN has prevented any unpaid rent from Casino Group entities. As at December 31, 2025, of ARGAN’s total annualised rental income, 4.6% came from the former Casino scope, linked to the Monoprix scope, which is still part of the Casino Group (corresponding to two warehouses operated in the Paris region on sought-after sites), and 1.2% came from a warehouse taken over by ID Logistics on behalf of its client “Le Groupement des Mousquetaires”.

3.7.4.2. Risks related to the portfolio development strategy through acquisitions or asset sales

In addition to its own development activity, ARGAN may occasionally acquire new warehouses, particularly from developers, in order to support the growth of its portfolio and rental income. The Company prefers to enter the acquisition process prior to the start of construction in order to be able to integrate its own development standards from the design phase onwards, in particular the integration of green energy solutions including photovoltaic installations, storage batteries and electric heat pumps, in line with the characteristics of its own AutOnom® warehouses.

In this context, ARGAN also aims to obtain BREEAM Excellent environmental certification for these assets, in accordance with the same requirements as those applied to its internal developments. Finally, in order to secure future rental income, the Company favours the acquisition of exclusively pre-let sites with long-term leases, generally of nine years or more.

Furthermore, as part of its financial strategy (financing part of its development), the Company may also carry out selective disposal programmes for real estate assets (mainly the oldest ones). It cannot guarantee that such disposal opportunities will arise, nor that the disposals will be made at the expected amount.

Such disposals involve a number of risks related to real estate market conditions, the presence of a sufficient number of investors in this market, the impact on the Company’s operating results, the involvement of managers and key personnel in such transactions, and the discovery of problems inherent in these disposals. However, ARGAN seeks to protect itself against this risk by ensuring that its tenants maintain its portfolio in good condition through regular site visits and by investing regularly in improving existing assets, particularly as part of its programme to replace old gas boilers with electric heat pumps. ARGAN also enhances the value of its existing portfolio by gradually certifying it as “BREEAM-in-use”.

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3.7.4.3. Risks related to data protection and information systems

In order to limit the risks related to the security and integrity of information systems, ARGAN implements measures designed to prevent incidents that could affect the availability of IT tools, the loss or destruction of data, as well as the risks of cyberattacks, identity theft or ransomware attempts that could disrupt business. In particular, an IT audit has been carried out to identify any vulnerabilities, and data backup and duplication measures have been deployed, combining local, outsourced and cloud solutions to ensure business continuity in the event of an incident.

In addition, in order to prevent the risk of penalties for non-compliance with applicable personal data protection regulations, the Company has strengthened its compliance system with the General Data Protection Regulation (GDPR), in particular by incorporating specific contractual clauses into employment contracts and leases, and by implementing, since the end of 2023, an internal and external charter on personal data protection.

3.7.4.4. Risks related to stock market listing

The Company’s shares are admitted to trading on the Euronext Paris market; however, there can be no guarantee that a sufficiently liquid market will exist for its shares on a long-term basis or, if so, that such a market will continue to exist. For information purposes, the average daily trading volume for ARGAN shares in 2025 was nearly 18,600 shares, a sharp increase compared to 2024, when it averaged 11,900 shares per day (source: Euronext). In addition, ARGAN shares are also traded on other platforms, particularly over-the-counter; thus, in 2025, the average daily trading volume across all platforms (including Euronext) amounted to nearly 44,000 shares per day.

The lack of liquidity of ARGAN shares could have an impact on their negotiability and price, although their inclusion in benchmark indices limits the risk of a decline in liquidity. Furthermore, the market price of ARGAN shares is likely to vary significantly from their NAV.

Finally, as a listed company, ARGAN attaches particular importance to compliance with stockmarketregulations and therefore publishes regulated information in accordance with the rules and recommendations stipulated by the AMF, with which the Company is in regular contact, and has a public stock market code of ethics available on its website argan.fr. In 2025, ARGAN also launched a new website, which has been completely redesigned to offer smoother navigation, improved content readability and simplified access to all information relating to the Group, in both French and English.

Furthermore, the Company strives to avoid any reputational risk that could adversely affect the value of its shares on the stock market. Such risks could be linked, in particular, to the poor application of ESG requirements, affecting ARGAN’s image and reputation and potentially damaging its relationships with stakeholders.

ARGAN significantly limits this risk by applying an ESG strategy that was overhauled in 2023 with an ambitious approach for the period 2023-2030, including a demanding carbon trajectory in line with the Paris Agreements to keep global warming below 1.5°C. With regard more specifically to the risks associated with the effects of climate change, readers are invited to refer to the dedicated section in this Universal Registration Document.

For more information on ARGAN’s ESG policy, readers are invited to refer to Chapter 4 of this Universal Registration Document and the ESG report, which is available in full at argan.fr.

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3.7.5. Risks related to the listed logistics real estate market

3.7.5.1. Risks related to changes in the tax framework (SIIC regime) and regulations governing leases and ICPEs

The questioning or loss of the tax regime for listed real estate investment companies (SIICs) could have a significant adverse effect on the Company’s results. To date, the Company complies with all the obligations applicable to the “SIIC 4” regime, in particular those relating to the constraints on the holding of its capital by the majority shareholder. Readers are also invited to refer to Chapter 6 of this Universal Registration Document – Consolidated Financial Statements, note 6.27.7 “Risk related to maintaining the SIIC regime”.

In addition, ARGAN pays particular attention to obtaining and complying with the administrative authorisations, particularly environmental authorisations, necessary for the development and operation of its warehouses and the proper implementation of leases. The majority of the Group’s logistics platforms are subject to regulations governing classified facilities for environmental protection (ICPE), which require a prefectural operating licence to be obtained when the volumes of combustible goods stored exceed certain regulatory thresholds. These authorisations, which are accompanied by requirements relating to the layout and operating conditions of the buildings, are held by the operating tenants, except in the case of multi-tenant sites, for which the Company is the holder.

As these authorisations are linked to the site’s operating conditions (nature and volume of products stored, storage organisation, etc.) and are issued for an unlimited period, any significant change in activity may require an administrative update, which is requested by the Company. During the operating phase, ARGAN contractually ensures that its tenants comply with these obligations, in particular by communicating with the competent authorities, prohibiting the termination of authorisations and conducting regular site visits, which are carried out by its internal property management department.

Although all of the Company’s assets currently comply with ICPE regulations, the Company cannot guarantee that additional authorisations will be obtained in the event of changes in its tenants’ operating conditions, nor can it guarantee that there will be no administrative appeals against the authorisations or permits issued. However, to date, the Company has not encountered any significant delays in updating prefectural operating authorisations.

3.7.5.2. Risks related to financing costs and cash availability

As the Company uses debt to finance its developments, any change in interest rates leads to a change in the financial expenses payable on these loans. This is particularly true following the rise in interest rates experienced in the 2022-2023 period. In 2025, rates fluctuated less significantly than in the previous three financial years. The Company has entered into various interest rate hedges enabling it to reduce its exposure to variable rates as at December 31, 2025 to just 1% of its total debt.

This hedging policy will enable the cost of debt to be kept low at 2.10% at the end of December 2025 (2.25% in 2024). This cost, as mentioned above, reflects the ratio between the annualised financial expenses generated by the gross debt stock and the latter at the end of the 2025 financial year (taking into account an average 3-month Euribor rate of 2%).

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This calculation is detailed in the table below, with a breakdown of the debt between fixed rate, hedged variable rate and unhedged variable rate:

M€	Total	Of which fixed	Of which variable hedged	Of which unhedged variable
Bank debt related to assets	1,195.3	524.8	670.3	0.2
Credit lines	25.0	0.0	0.0	25.0
Bond loans	500.0	500.0	0.0	0.0
Gross debt	1,720.3	1,024.8	670.3	25.2
Interest rate	2.10%	1.30%	3.25%	3.30%

ARGAN has also carried out a sensitivity analysis of interest rate risk. Taking into account the interest rate hedges put in place by the Group, a +50 bp change in the 3-month Euribor would have an impact of +€0.2 million on financial expenses for the period.

In addition, most of the variable-rate financing agreements include options to convert to fixed rates.

In any event, with interest rates remaining higher than in the previous cycle, ARGAN’s financial strategy aims to protect itself from variable rates by maintaining as large a proportion as possible of fixed or hedged rates. The Company is also actively preparing to refinance its €500 million bond maturing in November 2026. ARGAN plans to refinance this bond maturity with a new issue of between €500 million and €700 million between April and October 2026, depending on market conditions, potentially in two tranches with different maturities. Under current conditions, the expected coupon would be between 3% and 4%, a level compatible with maintaining a strong recurring net profit margin and solid cash flow.

In order to optimize this refinancing, the company has secured its financial flexibility through a €500 million bridge-to-bond facility available until November 2027 and has strengthened its liquidity by increasing its revolving credit lines from €300 million to €400 million, enabling it to choose the most favorable market window for the transaction.

ARGAN’s trajectory (at a capitalization rate of 5.25% excluding fees or lower) is to continue to slightly reduce its LTV ratio excluding fees to around 40% and maintain its net debt to EBITDA ratio at around 8.5 times at the end of 2026 (compared with 49.7% and 11.0 times at December 31, 2023, 43.1% and 9.2 times at the end of 2024, and finally 41.1% and 8.5 times at the end of 2025).

To date, most of the short-term debt maturities are concentrated in the €500 million bond tranche, with an annual coupon of 1.01%, maturing on November 17, 2026.

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Table of loans in € thousands, as at 12/31/2025:

Type	Site (if applicable)	Start of amortizing	End of amortizing	Residual debt	Amount for fixed	Amount for covered	Amount for variable
Mortgaged	Chaponnay (69)	10/04/2023	01/10/2031	14,091	14,091	0	0
Mortgaged	Creuzier Le Neuf (03)	07/10/2022	04/10/2029	8,173	0	4,904	3,269
Mortgaged	Roye (80)	10/10/2020	07/10/2035	20,307	0	14,203	6,104
Mortgaged	Ferrieres (77)	01/10/2013	10/10/2026	5,736	0	0	5,736
Mortgaged	Ferrieres (77)	10/10/2020	10/10/2026	8,250	0	0	8,250
Mortgaged	Chatres (77)	07/10/2022	04/10/2029	29,025	0	17,415	11,610
Mortgaged	Chanteloup En Brie (77)	07/10/2022	04/10/2029	10,858	0	6,515	4,343
Mortgaged	Trappes (78)	07/10/2022	04/10/2029	27,121	0	16,273	10,849
Mortgaged	Wissous (91)	01/10/2013	10/10/2027	1,648	0	0	1,648
Lease	Amblainville (60)	05/25/2012	05/25/2027	3,220	0	0	3,220
Lease	Amblainville (60) - Avenant 1	07/26/2012	05/25/2027	106	0	0	106
Lease	Amblainville (60) - Extension	04/10/2017	05/25/2027	1,852	0	0	1,852
Mortgaged	Cergy (95)	07/10/2022	04/10/2028	3,847	0	0	3,847
Mortgaged	Rouvignies (59)	10/10/2020	07/10/2035	29,616	0	12,439	17,177
Lease	Wissous (91)	09/17/2012	10/15/2027	3,048	0	0	3,048
Lease	Coudray (91) Bat B	03/29/2013	03/28/2028	12,502	0	0	12,502
Mortgaged	St Bonnet Les Oules (42)	07/10/2022	04/10/2029	22,788	0	13,673	9,115
Mortgaged	Bruges (33)	07/10/2022	04/10/2029	9,176	0	5,506	3,670
Mortgaged	Cergy (95)	07/10/2022	01/10/2032	7,458	0	0	7,458
Mortgaged	Athis Mons (91)	10/10/2017	10/10/2032	4,702	0	0	4,702
lease	Lognes (77)	12/15/2016	12/15/2031	9,638	0	0	9,638
Mortgaged	Meung (45)	04/10/2022	01/10/2037	12,470	0	0	12,470
Mortgaged	Wissous (91)	06/08/2018	06/08/2033	36,046	0	28,918	7,129
Mortgaged	Neuilly 21 Beffroy (92)	07/10/2019	11/10/2034	5,817	0	7,356	-1,539
Mortgaged	Neuilly 21 Beffroy (92)	07/10/2019	11/10/2034	2,000	0	0	2,000
Mortgaged	Cestas (33)	07/10/2019	07/10/2033	6,252	6,252	0	0
Mortgaged	Pusignan (69)	01/10/2020	10/10/2034	11,597	0	0	11,597
Mortgaged	Pusignan (69)	01/10/2020	10/10/2034	3,200	0	0	3,200
Mortgaged	Fleury Merogis (91)	10/10/2019	02/27/2031	22,000	22,000	0	0
Mortgaged	Albon (26)	12/01/2019	01/10/2035	5,229	0	4,159	1,069
Mortgaged	Albon (26)	10/10/2023	04/10/2037	6,758	0	6,758	0
Mortgaged	La Creche (79)	04/10/2020	01/10/2035	6,182	6,182	0	0
Mortgaged	La Creche (79)	07/10/2024	01/10/2037	17,526	0	0	17,526
Mortgaged	Tours (37)	04/10/2021	01/10/2036	11,868	11,868	0	0
Mortgaged	Strasbourg (67)	07/01/2020	06/28/2035	15,117	0	0	15,117
Mortgaged	Billy-Berclau (62)	07/01/2020	06/28/2035	3,057	3,057	0	0
Mortgaged	Artenay (45)	12/01/2019	12/01/2028	51,578	0	49,697	1,882
Mortgaged	Allones (72)	12/01/2019	12/01/2026	40,873	40,873	0	0
Mortgaged	Luneville (54)	12/01/2019	12/01/2029	32,307	32,307	0	0
Mortgaged	Laudun (30)	12/01/2019	12/01/2031	30,353	30,353	0	0
Mortgaged	Aulnay (93)	12/01/2019	12/01/2031	33,060	33,060	0	0
Mortgaged	Vendin (62)	12/01/2019	12/01/2026	27,744	27,744	0	0
Mortgaged	Epaux-Bezu (02)	12/01/2019	12/01/2026	27,695	27,695	0	0
Mortgaged	Macon (01)	12/01/2019	12/01/2026	24,219	24,219	0	0
Mortgaged	Savigny-Sur-Clairis (89)	12/01/2019	12/01/2031	21,589	21,589	0	0
Mortgaged	Cholet (49)	12/01/2019	12/01/2031	20,484	20,484	0	0
Mortgaged	Crepy-En-Valois (60)	12/01/2019	12/01/2029	15,275	15,275	0	0
Mortgaged	Billy-Berclau (62)	12/01/2019	12/01/2029	18,330	18,330	0	0
Mortgaged	Combs-La-Ville (77)	12/01/2019	12/01/2026	15,751	15,751	0	0
Mortgaged	Brie-Comte-Robert (77)	12/01/2019	12/01/2026	20,034	20,034	0	0
Mortgaged	Plaisance-du-Touch (31)	12/01/2019	12/01/2028	16,896	0	16,280	616
Mortgaged	Saint-Quentin-Fallavier (38)	12/01/2019	12/01/2028	8,848	0	8,526	323
Mortgaged	Bain-De-Bretagne (35)	12/01/2019	12/01/2028	6,057	0	5,836	221
Mortgaged	Ploufragan-Saint-Brieuc (22)	12/01/2019	12/01/2029	5,117	5,117	0	0
Mortgaged	Gondreville (54)	07/10/2021	04/10/2036	6,717	0	0	6,717
Mortgaged	Metz (57)	04/10/2022	10/10/2031	97,613	0	52,900	44,713
Mortgaged	Escrennes (45)	01/10/2022	10/10/2034	7,658	0	0	7,658
Mortgaged	Nancy (54)	01/10/2021	10/10/2028	21,078	21,078	0	0

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Risk factors and insurance - 3. ACTIVITY REPORT

Type	Site (if applicable)	Start of amortizing	End of amortizing	Residual debt	Amount for fixed	Amount for covered	Amount for variable
Mortgaged	Neuville-Aux-Bois (45)	01/10/2021	10/10/2028	38,296	38,296	0	0
Mortgaged	Serris (77)	04/10/2022	04/10/2037	9,133	0	0	9,133
Mortgaged	Saint Jean de la Neuville (76)	10/10/2023	10/10/2038	6,082	0	0	6,082
Mortgaged	Mionnay (01)	04/10/2024	01/10/2031	13,401	13,401	0	0
Mortgaged	Compans (77)	01/10/2023	10/10/2037	10,191	0	0	10,191
Mortgaged	Janneyrias (38)	07/10/2023	04/10/2037	26,591	0	0	26,591
Mortgaged	Sens (89)	01/10/2023	10/10/2029	80,550	0	80,550	0
Mortgaged	Plessis Pate (91)	10/10/2021	04/10/2028	7,836	0	0	7,836
Mortgaged	Rognac (13)	07/10/2022	04/10/2030	6,600	6,600	0	0
Mortgaged	Rognac (13)	10/07/2022	10/04/2030	2,907	2,907	0	0
Mortgaged	Lens (30)	10/01/2023	10/10/2037	6,215	6,215	0	0
Mortgaged	Mondeville (14)	10/01/2025	10/10/2039	39,871	39,871	0	0
Bond			17/11/2026	500,000	500,000	0	0
RCF				25,000	0	0	25,000
Hedging by asset						18,356	-18,356
Macro hedging				0	0	300,000	-300,000
Total				1,720,230	1,024,648	670,260	25,322

The various credit agreements signed by the Company and its subsidiaries include standard early repayment clauses and options to convert variable-rate loans to fixed rates.

When they are set up, most financing arrangements are accompanied by guarantees: pledging of the lease agreement in the case of CBI or a mortgage in the case of a loan, Dailly assignment of rents or sub-rents.

Certain financing arrangements also include covenants, the breach of which may constitute a default. These covenants mainly concern the LTV ratio on the Company’s assets or on the financed assets only.

With regard to debt, asset-backed financing arrangements with an obligation to comply with an LTV ratio on the Company’s assets (mainly an obligation to comply with a net LTV ratio excluding fees of less than 70%) represent 52% of all financing contracted, to which is added the bond issue, also subject to a net LTV ratio excluding fees of less than 65%, which represents 29% of all financing contracted. The Company’s net LTV excluding fees stands at 41.1% and the secured LTV at 29.6% as at December 31, 2025, well below the level of its covenants. For information purposes, a 0.5% increase in the capitalisation rate of the company’s assets (5.25% excluding fees according to experts as at December 31, 2025) would result in an 8.7% decrease in the value of the company’s assets, representing an increase in the net LTV excluding rights from 41.1% to 44.9% and in the secured LTV from 29.6% to 32.3%.

Furthermore, as at December 31, 2025, the net debt to EBITDA ratio stood at 8.5x and the ICR ratio at 5.6x.

The bond issue carried out in November 2021 and maturing in November 2026 provides for the following financial commitments:

●	Maintenance of an LTV ratio below 65%,

●	Maintaining a secured LTV ratio of <45%, and

●	Maintaining an ICR ratio >1.8x.

Furthermore, with regard to liquidity risks, the Company’s policy is to ensure that the amount of rent is, at all times, greater than the Company’s needs to cover its operating expenses, interest expenses and repayments on all financial debt it may incur in connection with the implementation of its investment programme, as well as the distribution of dividends provided for under the SIIC regime.

In any event, cash lines totalling more than €400 million are in place, compared with more than €300 million at the end of 2024. As previously stated, ARGAN has also taken out a €500 million bridge-to-bond loan specifically for the 2026 refinancing maturity (see above).

The Company has conducted a specific review of its liquidity risk and considers that it is in a position to meet its upcoming maturities, particularly in view of the collateral put in place, and does not currently anticipate any increased risk. See also Chapter 6 of this Universal Registration Document – Consolidated Financial Statements, sections 6.27.3 Liquidity risks and 20.2 Maturities of financial debts.

To finance its activities, the Company has mainly used long-term mortgage loans and finance leases and, to a lesser extent, bond issues.

Relying on high debt leverage and in the event of a credit crunch by the main financial institutions or an increase in credit rates, the Company may not be able to implement its development strategy as quickly as desired due to a shortage of credit. However, it believes that the diversity of its financial partners enables it to obtain the financing it needs, bearing in mind that it can also issue bonds, depending on market conditions.

That being said, given the new economic and financial environment, the Company is prioritising debt reduction (for example, by maintaining an LTV ratio close to 40% in the short term) and now wishes to focus on bullet repayment financing such as bond issues.

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Risk factors and insurance - 3. ACTIVITY REPORT

3.7.5.3. Risks related to the valuation of assets

The Company’s portfolio is valued every six months by independent experts. The appraisals carried out comply with the national professional standards of the Charter for Real Estate Appraisal developed under the aegis of the IFEI and the COB report of February 2000 (the “Barthès de Ruyter” working group), the European professional standards of TEGOVA and the principles of The Royal Institution of Chartered Surveyors (RICS), or any other equivalent standard that may replace them.

The latest valuation report covers the assets held by the Company as at December 31, 2025. It was prepared by CBRE VALUATION. The appraised value of the built assets (excluding developments in progress and assets intended for sale) amounts to €4.07 billion excluding duties, or €4.33 billion including duties.

The summary valuation report in section 2.7 of this Universal Registration Document – Valuations sets out the context and methodology used by the valuers.

The valuation of the assets may not be equivalent to their realisable value in the event of a sale. Such a distortion could occur, for example, in the event of a change in the asset valuation parameters between the date of the valuation report and the date of sale.

In addition, based on the value communicated by the experts, the Company may be required to set aside provisions for impairment, in accordance with the relevant accounting procedures, if the inventory value determined by the Company with reference to the expert valuation proves to be lower than the net book value (method applicable to the parent company financial statements).

As the Company has opted to account for investment properties using the fair value method, its income statement may be impacted by a negative change in the fair value of its properties due to a decline in market values. Furthermore, the downward trend in market values may have an impact on ratio compliance obligations or covenants with certain financial institutions under loan agreements.

A rise in interest rates characterised 2022 and 2023, leading to a crisis – with a decline in capitalisation rates over this period. This trend led to an unfavourable change in the valuation of real estate assets, which negatively affected the valuation of the Company’s assets. This unfavourable trend has gradually e ly since 2024 amid stabilising interest rates. At the date of this Universal Registration Document, interest rates appear to be moving less erratically, reducing uncertainty about unexpected and prolonged negative impacts related to an interest rate crisis, particularly with regard to asset value impairments. Furthermore, the risk of default appears limited in view of the covenants set out above and the safeguards put in place.

In 2025, the logistics investment market maintained significant volumes of more than €4 billion over one year, representing a significant market share of nearly 29% of total commercial real estate (source: CBRE). In this context, capitalisation rates remained stable throughout 2025.

In its expert report dated December 31, 2025, the independent expert states: “The intensification of geopolitical tensions, restrictions on international trade following the US government’s announcement of customs duties on April 2, 2025 and their inflationary risks, and limited growth in many economies have increased the level of general uncertainty in global markets and heightened risks in credit markets.

Experience has shown that consumer and investor behaviour can change rapidly when market conditions fluctuate. It is important to note that the conclusions set out in this report are only valid as of the date of the valuation. Where appropriate, we recommend that the valuation be monitored closely as we continue to track how markets are responding to the current environment.” »

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Risk factors and insurance - 3. ACTIVITY REPORT

3.7.6. Insurance and risk coverage

The leases entered into between the Company and its tenants provide for all insurance costs to be borne by the tenant, as these leases are all “triple net” leases.

3.7.6.1. Hedging policy

The Company uses a brokerage firm specialising in property insurance, ASSURANCES COSTE-FERMON S.A.S. The real estate assets of ARGAN and its subsidiaries, including most of the assets financed under finance leases, are insured by the insurance company AFM.

In general, the Company considers that its insurance policies are adequate in view of the value of the insured assets and the risk incurred. In particular, they cover the reconstruction of all real estate assets at replacement value.

The table below summarises, as at January 1, 2026, the level of reconstruction cover, at replacement value, for the main risks, by claim, it being specified that this list is not exhaustive:

Types of cover	Amount
Direct damage Comprehensive insurance covering all real estate assets by nature or purpose, loss of rental income and including the costs of repairing or replacing damaged property	Up to the amount of the damage and within the limits of the LCI (*)
Liability insurance, included in the LCI Claims by neighbours and third parties	€10,000,000
Extended warranty for costs and losses, included in the LCI, in particular: ● Clearance ● Protection and safeguarding of property Additional costs for leak detection, temporary repairs, etc.	No sub-limit Limited to €750,000
Business interruption ● Loss of rental income during the compensation period ● Additional costs	Within the limits of the LCI
Coverage common to all covered events Insured party’s expert fees	According to scale
Additional compensation Replacement value

(*) LCI = Contractual Indemnity Limit. From €50 to €200 million depending on the policy.

The Company has also taken out a Corporate Liability Insurance policy with AXA. This policy covers bodily injury, up to a limit of €10,000,000 per year, as well as property damage and consequential losses resulting from an accident, up to a limit of €5,000,000 per year.

3.7.6.2. Corporate officers’ insurance

None.

3.7.7. Exceptional events and disputes

To ARGAN’s knowledge, there are no disputes, arbitrations or exceptional events that have had, or are likely to have, a significant adverse impact on ARGAN’s business, financial position or results in the recent past.

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Corporate Governance Report and ESG Report - 3. ACTIVITY REPORT

3.7.8. Organisation and internal control

The Audit, Risk and Sustainability Committee monitors the effectiveness of internal control and risk management systems on behalf of the Supervisory Board and reports to it. This control is carried out in particular on the basis of dashboards updated every six months when the financial statements are prepared. For further information on the Company’s internal control, readers are invited to refer to the Supervisory Board’s Report on Corporate Governance presented in Chapter 5 of this Universal Registration Document.

3.7.9. Procedures and investigations

There are no governmental, judicial or arbitration proceedings, including any proceedings known to the Company, that are pending or threatened, which could have or have had a significant impact on the financial position or profitability of the Company and/or the group over the past 12 months.

3.7.10. Additional mandatory disclosures

As part of the mandatory disclosures to be included in the activity report as at January 1, 2025, ARGAN states:

●	It is not dependent on “essential intangible resources” insofar as its revenue is derived from the construction and rental of a physical warehouse fleet;

●	It does not engage in any activities that, by their nature, could give rise to a risk of tax evasion. The Group’s activities are exclusively located in France, with a value chain concentrated in mainland France, and the majority of the Company’s shareholders are located in France (in particular the shareholders of the agreement between the LE LAN family and Predica);

●	Allow its employees to serve as reservists in the French Armed Forces: for example, Aymar de GERMAY is a Reserve Officer (RC) with the Directorate General of the National Gendarmerie;

●	Respecting the civil rights of its employees and not opposing their participation in local public life. As such, ARGAN does not prevent its employees from standing in local elections, particularly municipal elections, while ensuring that the organisation of the company’s activities is properly respected.

3.8. Corporate Governance Report and ESG Report

This Universal Registration Document includes the report on Environmental, Social and Governance (ESG) issues, which constitutes Chapter 4, as well as the Supervisory Board’s report on Corporate Governance, which constitutes Chapter 5 of this document.

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4. ESG information

A robust and ambitious ESG approach	90
Scope of non-financial information	90
Foundations of ARGAN’s ESG strategy	90
Summary of ESG commitments and achievements	92

General information	95
Issues and context	95
Our business model	96

The 2023-2030 ESG strategy	96
Preamble	96
Priority areas of work for 2023–2030	97

Environmental policy	98
Axis 1: Low-carbon strategy	98
Axis 2: AutOnom® and energy management	103
Axis 3: Sustainable site management	104

Social and Societal Policy	108
Axis 1: Attractiveness, retention and skills development	109
Axis 2: Quality of life at work	110
Axis 3: Prevention, health and safety	111
Axis 4: Citizen actions	111

Governance Policy	112
Axis 1: ESG governance	112
Axis 2: Reporting and transparency	114
Axis 3: Responsible purchasing	114
Axis 4: Regional development and new logistics formats	115

General framework and ESG governance	115
Methodology	115
Discussions with stakeholders	116
Risk analysis and mitigation	117
Double materiality matrix	118
Details of the various challenges	120
ARGAN is outside the scope of the CSRD	122
ESG governance	122

Additional non-financial information	124
Social information	124
Additional environmental information	126
Key non-financial indicators at the end of 2024	127
Initial estimates of energy indicators at the end of 2025	128

A robust and ambitious ESG approach - 4. ESG INFORMATION

4.1. A robust and ambitious ESG approach

4.1.1. Scope of non-financial information

Although not subject to CSRD requirements (due to its workforce and revenue thresholds), ARGAN has decided to report a comprehensive set of non-financial information, presented below, on a voluntary basis, reflecting its conviction that a successful business model can only be achieved by combining financial excellence with sustainable development requirements.

The scope of the non-financial information disclosure covers all of the Group’s legal entities consolidated on a fully integrated basis in accordance with IFRS standards: ARGAN SA and its subsidiaries CARGAN-LOG SCI, AVILOG SCI and NEPTUNE SCI.

The data reported in this chapter on ARGAN’s non-financial information relates to the 2025 financial year for social and governance data and to the 2024 financial year for most of the environmental data (in particular energy and climate information). All 2025 data will be published in the 2026 ESG report, which is scheduled to be posted online in the weeks following the publication of this Universal Registration Document. Therefore, any third party wishing to assess ARGAN’s progress on the basis of up-to-date data for the 2025 financial year is invited to refer to the forthcoming 2026 ESG Report and not to the data in this Universal Registration Document.

For each of the three main categories of non-financial information reporting, the scope of information is specified below (scope of reporting for 2024 data):

●	For environmental information:

–	Information relating to ARGAN as head office: 100% of ARGAN’s scope,

–	ARGAN’s carbon footprint (including upstream and downstream chains): 100% of the scope consisting of ARGAN and the upstream and downstream chains included in the carbon footprint,

–	Declaration of energy consumption by warehouse customers/tenants: 100% of the scope of ARGAN and its customers/tenants,

–	Declaration of water consumption by warehouse tenants: 100% of ARGAN’s scope as head office and 75% for its tenants,

–	Declaration of waste produced by warehouse tenants: 100% of ARGAN’s scope as head office and 71% for its tenants;

●	For social information: 100% of ARGAN’s scope;

●	For governance-related information: 100% of ARGAN’s scope.

Non-financial information relating to ARGAN’s scope as a head office is collected directly in-house (in particular information relating to energy consumption and HR data). Data relating to tenant customers (energy and water consumption and waste production) is collected by surveying customers directly, with centralisation and consolidation carried out by a person in charge of non-financial reporting at ARGAN.

Finally, ARGAN is assisted by an independent third-party expert in compiling and constructing ARGAN’s carbon footprint and defining its strategy, whose scientifically based trajectory is consistent with a 1.5°C global warming scenario.

4.1.2. Foundations of ARGAN’s ESG strategy

4.1.2.1. An ambitious environmental strategy

As part of ARGAN’s new ESG strategy announced at the end of 2023, the Company has accelerated the roll-out of plans already launched (LED plan, “Heat Pump” plan to replace gas heating for an investment plan for 2024-2030, GTC plan) and has begun construction of its AutOnom® warehouses with the deployment of photovoltaic capacity dedicated to self-consumption.

Finally, the property company is strengthening its focus on water management and biodiversity preservation issues. This is notably the subject of the Biodiversity Strategy published in 2024 (available publicly on the argan.fr website in the ESG Commitments – ARGAN Charters section), which details the Group’s ambitions for 2030 in eight key areas for which it has set targets for 2030. This approach was certified by the French government in 2025 with the “Entreprises engagées pour la nature” (Companies committed to nature) label.

4.1.2.2. Integrating the best ESG standards

ARGAN intends to enhance the formalisation and monitoring of its ESG strategy and performance by strengthening its assessment by recognised agencies and initiatives and by its inclusion in a growing number of these reference bodies on extra-financial issues.

At the date of publication of this Universal Registration Document, ARGAN is rated by GRESB (since 2025), Sustainalytics, Ecovadis and Ethifinance.

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A robust and ambitious ESG approach - 4. ESG INFORMATION

4.1.2.3. Fair sharing of value created

The family dimension of ARGAN is also reflected in its commitment to fairly sharing the value created with the Company’s various stakeholders:

●	For employees, by offering an attractive remuneration structure, notably supported by a thirteenth month’s salary, sales bonuses linked to growth and distributed fairly among all employees, a profit-sharing plan incorporating two ESG/Energy criteria since 2025, and a Free Share Allocation Plan for all;

●	For shareholders, by deploying a long-term strategy focused on premium assets and steady dividend growth, with regular and transparent communication of information relating to the company’s activities (financial and non-financial performance, development and asset delivery schedule, governance developments, etc.);

●	For local communities and authorities, by taking into account their expectations in relation to the Group’s locations and aiming to align ARGAN’s growth policy with the highest standards of sustainable development (BREEAM “excellent” certifications, “biodiversity” labels, ESG strategy (and biodiversity more specifically), commitment to preserving green, blue and black ecological continuity, etc.).

4.1.2.4. Key performance indicators

ARGAN’s ESG strategy is defined in relation to its own activity as a developer and landowner of logistics warehouses, which are located exclusively in mainland France, as well as in relation to its partners in the logistics value chain and its stakeholders, including local authorities and communities and the Group’s investors.

With regard to the three pillars of ESG (Environmental, Social/Societal and Governance), ARGAN has defined priority areas to meet the expectations of its strategic development roadmap and those of its stakeholders. Each priority area has key performance indicators that enable the deployment of ARGAN’s strategy to be monitored and provide an annual progress report on the objectives set, where applicable.

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A robust and ambitious ESG approach - 4. ESG INFORMATION

4.1.3. Summary of ESG commitments and achievements

4.1.3.1. Environmental commitments and objectives

Category	Commitments	Indicators	Progress 2024	Target 2025	Target 2030
Strategy Low carbon	Implement an ambitious decarbonisation strategy, aligned with the Paris Agreement, at ARGAN level and by raising awareness among our customers about purchasing certified green energy.	Percentage reduction in Scope 1 GHG emissions.	-25%	-	-70%
		Percentage reduction in Scope 2 GHG emissions.	-55%	-	Net Zero
		Percentage reduction in Scope 3 GHG emissions. Emissions from buildings in operation.	-25%	-	-50%
		Percentage reduction in Scope 3 GHG emissions (per square metre). Construction of new buildings.	-9%	-	-30%
AutOnom® and Energy Management	Accelerate and strengthen ARGAN’s energy policy.	Percentage of new developments meeting the AutOnom® standard	100%	100%	100%
		Share of energy produced locally and consumed on site.	23.6% on average at equipped sites	-	100% eq. heating and lighting 35% total consumption
		Share of ARGAN warehouses without gas, in sq.m developed.	30%	45%	65%
		Proportion of ARGAN warehouses equipped with GTC/GTB.	83%	75%	100%
		Percentage of ARGAN warehouses with LED lighting.	98%	98%	100%
		Number of MWh of renewable energy produced.	26,749	35,000	200,000
Sustainable site management	Improve the environmental performance of all our new developments.	Percentage of new developments certified at BREEAM Excellent level or higher, by number of sites.	All developments initiated in 2025 will aim for this certification	75%	100%
	Land use efficiency and combating artificialisation.	Percentage of new developments carried out on brownfield sites, in sq.m smoothed over 3 years.	18%	10%	20%
	Preservation of biodiversity.	Percentage of new developments incorporating measures to preserve and enhance biodiversity.	100%	100%	100%
		Percentage of customers aware of sustainable site management (sustainable management of green spaces, best practices in waste management, etc.).	A guide to sustainable site maintenance for sustainable site management was developed in 2024. Awareness-raising will begin in 2025.	50%	100%
	Water management.	Percentage of new developments incorporating enhanced water management (infiltration, plot management, water consumption reduction, rainwater harvesting, etc.).	100% of developments carried out by ARGAN	50%	100%

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A robust and ambitious ESG approach - 4. ESG INFORMATION

4.1.3.2. Social and societal commitments and objectives

Category	Commitments	Indicators	Progress 2024	Target 2025	Target 2030
Attractiveness, retention and skills development	Maintain our current commitments to value sharing through the free distribution of shares to all employees and maintaining the current equity ratio (executive pay vs median pay).	Percentage of employees who are shareholders in the company.	100%	100%	100%
		Equity ratio.	2,2	Minimum ratio maintained and well below 10	Minimum ratio maintained and well below 10
		Percentage of employees eligible for collective sales bonuses and profit-sharing (conditional on achieving targets).	100%	100%	100%
	Strengthen our actions to combat all forms of discrimination, for ourselves and our value chain.	Gender pay gap for equivalent positions.	0	0	0
		Number of cases of harassment or discrimination.	0	0	0
	Implement the “ARGAN Academy” training programme to further strengthen our employees’ skills and raise their awareness of ESG issues.	Percentage of high-potential managers for whom a personalised training and coaching programme has been implemented.	48%	50%	100%
Quality of life at work	Working with our stakeholders to further improve the performance of our warehouses and ensure this performance over time, including in the face of climate change.	Percentage of new projects incorporating a dedicated to quality of life at work.	100%	100%	100%
	Ensure the company is inclusive of people with disabilities, including our visitors.	Percentage of business premises accessible to people with disabilities (head office).	100%	100%	100%
Prevention, health and safety	Ensuring the safety of our employees by further strengthening prevention measures.	Percentage of employees working in the field who have completed a safety awareness and training course (electrical certification, road safety, etc.).	50%	75%	100%
	Working with our stakeholders to improve safety during the construction and operation phases of our warehouses.	Percentage of builders who have signed the ARGAN ESG charter, which includes a safety component.	Action launched in 2025	100% (construction target)	100% (construction and maintenance target)
Corporate citizenship	Promote integration during the construction, maintenance and servicing phases of our warehouses, in coordination with our partners and customers.	Percentage of construction, maintenance and servicing contracts that include an integration clause.	Action launched in 2025	10%	25%

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A robust and ambitious ESG approach - 4. ESG INFORMATION

4.1.3.3. Governance commitments and objectives

Category	Commitments	Indicators	Progress 2024	Target 2025	Target 2030
ESG governance	Achieve the highest standards of governance for our ESG policy, ensuring respect for human rights throughout our value chain.	Percentage of suppliers who have signed the ARGAN ESG charter, which includes a human rights component.	Action launched at the end of 2024	100%	100%
	Promote these fundamental principles to all our stakeholders, in particular by updating our main contractual documents (CPI, BEFA, AO, etc.).	Percentage of new contractual documents incorporating ESG criteria and validated by our stakeholders.	Action launched at the end of 2024	100%	100%
	Raise employee awareness of climate change.	Percentage of employees trained and/or made aware of climate change.	100%	100%	100%
	Further strengthen our ethical approach and the fight against all forms of corruption.	Percentage of decision-makers trained in anti-corruption and who have signed our ethics charter.	100%	100%	100%
	Integrate ESG performance into the company’s remuneration policy, particularly for the Executive Board.	Percentage of employees whose remuneration is linked to ESG criteria.	Agreement signed in 2024 for 2025 (100% of employees concerned in 2025)	100% of employees	100% of employees
Reporting and transparency	Prepare for future regulatory deadlines (CSRD, Taxonomy, etc.) by addressing related issues (Fit for 55, etc.)	No related indicator.
	Define and integrate key benchmarks and standards to enable transparency and comparison of our ESG performance.	Number of benchmarks and standards integrated by ARGAN.	Global Compact Companies Committed to Nature (action plan action plan filed) Sustainalytics Ethifinance GRESB ECOVADIS	+ Companies Committed to Nature (validated action plans) validated) + GRESB (publication)	+ CDP + SBTi (validation)
Responsible purchasing	Develop our responsible purchasing policy, involve our suppliers in the process and train the employees concerned.	Percentage of purchasing staff trained in responsible purchasing.	100%	100%	100%
	Define more specifically a new format for sustainable, resilient and low-carbon warehouses with our construction partners.	See carbon intensity environmental indicator.		NA	NA
Regional development and new logistics formats	Define and implement a plan to optimise co-benefits when designing new projects, in consultation with local authorities.	Percentage of new projects incorporating a co-construction process with local authorities.	100%	100%	100%
	Study new virtuous schemes, particularly around the rehabilitation of brownfield sites.	No related indicator.

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General information - 4. ESG INFORMATION

4.2. General information

4.2.1. Issues and context

4.1.2.1. Environmental challenges

The residential and tertiary building sector accounts for 43% of energy consumption and around 23% of greenhouse gas emissions in France (source: Ministry for Ecological Transition and Territorial Cohesion, October 2022). Reducing the environmental impact of this sector is therefore a key challenge in order to achieve carbon neutrality by 2050 and limit the rise in average global temperature to 1.5°C in accordance with the Paris Agreement. With around 80 million sq.m of warehouses larger than 5,000 sq.m in France (source: ARGAN), the logistics and transport sector has a major role to play in this transition to a carbon- free economy. To protect ecosystems in the face of the climate emergency, the regulations imposed on us are accelerating, with the most recent examples being the Tertiary Decree, the Zero Net Artificialisation (ZAN) objective, the Climate and Resilience Law and the “RE2020” Environmental Regulation.

The factors to be taken into account for ARGAN include:

●	The increasing integration of renewable energies into the energy mix of our warehouses;

●	Limiting land artificialisation;

●	The circular economy;

●	The development of projects that preserve biodiversity;

●	And taking into account the impacts of climate change and adapting our warehouses.

4.1.2.2. Social and societal issues

ARGAN’s model aims to design warehouses that meet the social challenges of client-tenants, particularly in terms of employee attractiveness and retention. This involves creating harmonious workspaces that combine brightness, ergonomics, acoustic, thermal and visual comfort, etc. to promote “working well” together. More broadly, ARGAN’s clients expect us to listen to them, advise them, respond quickly and provide innovative, personalised solutions. Beyond this, for its own social challenges and in a context of fierce competition for talent, ARGAN guarantees equal and fair treatment of its employees, regardless of their gender or social or demographic origins. ARGAN must also respond to major societal challenges, in a context of scarce land availability and competition for use, in order to support local authorities in the economic development of their territories.

4.1.2.3. Context for 2024/2025: confirmation of market premiumisation

In 2025, take-up for warehouses in France fell slightly by 4% to around 3 million square metres, representing a normalisation of demand after several record years, against a backdrop of widespread caution linked to the political and economic climate.

The logistics and industrial investment market remained buoyant, with investment volume exceeding

€4 billion. This momentum underscores investor confidence in logistics.

The growing use of data and artificial intelligence (AI) is also increasing, with digital platforms improving the management and energy performance of warehouses and meeting the growing expectations for environmental reporting in the logistics chain.

Beyond this, the environmental objectives of major players, particularly around decarbonisation and biodiversity, continue to strengthen and are likely to lead to portfolio reviews in favour of assets with the best environmental performance. The saturation of traditional logistics areas and the anticipation of ZAN (Zero Net Artificialisation) are changing regional dynamics and accentuating the shift towards peripheral areas. Risk management – particularly in relation to climate change – is being strengthened to increase agility and meet the expectations of end customers. A premium in terms of both rents and asset valuation is therefore likely to increase in the coming years for PREMIUM assets, i.e. modern, well-equipped Class A warehouses, which are at the heart of ARGAN’s business, as can already be seen throughout Western and Northern Europe.

In this context, and in line with our debt reduction strategy, our growth rate will remain strong in the coming years, enabling us to meet market needs and pursue a proactive policy of strengthening our ESG performance through the implementation of new generations of PREMIUM warehouses and the disposal of certain assets on a case-by-case basis.

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The 2023-2030 ESG strategy - 4. ESG INFORMATION

4.2.2. Our business model

Starting from scratch in 2000, ARGAN has developed comprehensive expertise in the development and leasing of PREMIUM warehouses. This expertise is evident at every stage of warehouse development and rental management and continues to grow thanks to the Company’s position as a “Pure Player”.

This involves:

●	Understanding and analysing in depth the storage and distribution needs of customers, designing their future warehouses with them and supporting them in active rental management.

●	Identifying suitable land and negotiating with local authorities and private owners to build up a high-quality land reserve in prime locations.

●	Optimising the overall design of the logistics project thanks to in-depth knowledge of warehouse operations and goods and vehicle flows.

●	Maintaining a high level of expertise in urban planning, environmental and ICPE (Installations Classées pour la Protection de l’Environnement

●	Classified Installations for Environmental Protection) regulations to ensure project feasibility and control deadlines.

4.3. The 2023-2030 ESG strategy

4.3.1. Preamble

ARGAN’s ESG strategy for the period 2023-2030 will be presented in full in an initial report in October 2023, updated in a 2024 edition published in June 2024, and then in a 2025 edition published in April 2025. The next report, covering progress in 2026, is scheduled for publication in the weeks following the publication of this Universal Registration Document, which presents only certain elements of the 2025 ESG report in Chapter 4.

ARGAN’s ESG reports are available in French and English on the argan.fr website. The information included in this Chapter 4 of the Universal Registration Document is therefore intended to provide an overview that does not detract from a comprehensive understanding of the aforementioned 2025 ESG Report and the forthcoming 2026 ESG Report to be published shortly. As part of an assessment of the quality of ARGAN’s ESG policy and its progress for the 2025 financial year, readers are invited to refer to the forthcoming 2026 ESG report.

●	Oversee technical studies for all construction components and guarantee quality through close monitoring of the construction phase and the stages of project acceptance.

●	Effectively carry out rental and asset management tasks in order to maintain the quality of the sites over time, meet the expectations of client-tenants (improvements, extensions, etc.) and, in general, manage the property portfolio by making relevant acquisitions or decisions. While rental management requires a thorough knowledge of commercial leases, it must above all be carried out in a spirit of long-term partnership and the utmost respect for the customer.

●	Assisting our clients in reducing their energy consumption and GHG emissions, better controlling the impact of their activities on biodiversity and the aquatic environment, and improving the quality of life at work for their employees in a context of intense competition between companies to attract the best talent.

ARGAN, as a French family-owned company driven by a long-term vision, has decided to update its environmental, social and governance commitments by giving new impetus to its ESG strategy with the following priorities:

●	The implementation of proactive action plans to promote decarbonisation and renewable energy production;

●	Supporting the regions where our warehouses are located;

●	Satisfying our customers and supporting them in the face of new challenges.

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4.3.2. Priority areas of work for 2023–2030

4.3.2.1. ARGAN, a leading player in ESG management

ARGAN intends to integrate the highest standards of ESG policy management by ensuring a high level of transparency and obtaining recognition from major French, European and international standards bodies.

4.3.2.2. ARGAN, a leader in energy and ecological transitions

ARGAN wishes to build on its initial achievements (notably AutOnom®) to become one of the leaders in decarbonisation in its sector. In this context, the company plans to accelerate the roll-out of an ambitious energy policy focused on self-consumption, serving its customers.

4.3.2.3. ARGAN, Close to its employees

ARGAN promotes collective success by directly involving its employees in value creation through a wealth-sharing policy that is unique in its sector. In addition, the company emphasises the health and safety of its manufacturing partners’ employees and its customers in its warehouses. These must be safe and pleasant places to work.

4.3.2.4. ARGAN, Partner of the regions

ARGAN is aware of its role as a player in regional economic development. The company wishes to continue optimising the co-benefits of its sites while preparing for the major challenges of mixed use and reducing land artificialisation.

4.3.2.5. ARGAN, Looking to the future

ARGAN places innovation, customer satisfaction and the regions at the heart of its raison d’être: “To develop and lease high-performance, sustainable logistics spaces that serve their users and the dynamics of the regions”. The company will strengthen its support to better integrate environmental and societal issues into the development of its logistics activities.

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Environmental policy - 4. ESG INFORMATION

4.4. Environmental policy

ARGAN has been committed for several years to reducing its energy consumption (particularly gas) and implementing various thematic plans to improve its environmental performance: LED plan, heat pump plan, GTC/GTB plan, etc. In addition, ARGAN has successfully launched its AutOnom warehouse concept, based on the self-consumption of locally produced photovoltaic energy, combined with storage batteries. All new ARGAN developments are intended to be AutOnom-certified upon delivery.

In 2023, ARGAN sought to strengthen its environmental commitments and implement a comprehensive environmental policy, approved by the Executive Board and embodied in a series of structured short- and medium-term actions. .

Key points of our Environmental Policy

ARGAN is committed to protecting the environment and offsetting its impact on it as much as possible. ARGAN implements pragmatic solutions to reduce its GHG emissions, waste, energy consumption and use of raw materials. ARGAN ensures compliance with legislation and also ensures that its manufacturing partners integrate best environmental practices.

To this end, ARGAN has defined a set of thematic policies covering the following topics:

●	In 2023, definition of a low-carbon strategy, closely linked to the energy efficiency strategy for buildings. This is complemented by specific targets for 2030, enabling the company to position itself on a net zero trajectory by 2050 at the latest.

●	In 2024, definition of a biodiversity strategy, in line with its status as a Company Committed to Nature (certification from the French Office for Biodiversity, which is part of the French government).

●	In 2025, a physical resilience study of the property portfolio will be carried out, which will result in a dedicated strategy.

Specific action plans for water and waste management complete the measures designed to reduce the impact of our activities, those of our partners and those of our customers.

Environmental management system

Regulatory monitoring carried out by an external firm enables ARGAN to integrate all of its obligations. The issues identified are then assigned to the relevant internal departments. Regular follow-up meetings are organised to validate ARGAN’s compliance with its regulatory environment.

To address this issue, in 2024 the monthly Energy Monitoring Committee became an Energy/Environment Monitoring Committee, bringing together all the departments and experts involved in various environmental issues under the leadership of the Chief Executive Officer, in the presence of the Secretary General, who is responsible for ESG. These monitoring committees review indicators related to ARGAN’s environmental performance, discuss preventive and corrective actions that have been or will be taken, and share best practices, both internal and external, to advance the collective effort on environmental issues. The minutes of these committees and the corresponding dashboards are shared with all members of the Executive Board.

In addition, ARGAN collects key environmental performance indicators from its customers each year. This data sharing is now included in the leases signed to ensure the highest level of completeness.

Finally, ARGAN has strengthened its reporting and control requirements for its suppliers, particularly its construction and maintenance partners.

ARGAN's Executive Board has committed to three major areas of focus for its environmental policy, accompanied by specific objectives and concrete action plans. ARGAN will monitor and report on its environmental progress each year. These are detailed below.

4.4.1. Axis 1: Low-carbon strategy

Our commitments for 2030

●	Implement an ambitious decarbonisation strategy, aligned with the SBTi at ARGAN level for our scopes 1, 2 and 3 (for the energy part) and thus reduce our emissions;

●	Define a specific decarbonisation plan for construction/renovation, in conjunction with our construction partners;

●	Raise awareness among our customers about purchasing certified green energy and energy efficiency.

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Our actions for 2025 and 2030

Roll out an ambitious low-carbon strategy, aligned with the Paris Agreements and science, with:

●	A 70% reduction in our Scope 1 emissions by 2030 (notably through changes to our vehicle fleet);

●	Net zero by 2030 for our Scope 2 emissions (energy efficiency and purchase of certified green electricity);

●	A 50% reduction in “in-use” emissions from our warehouses (energy only) by 2030 (energy efficiency measures and AutOnom standard (see Axis 2)).

●	A 30% reduction in average emissions per square metre built for new warehouses.

4.4.1.1. Carbon footprint and low-carbon policy

Aware of the need to minimise the footprint of all our activities and our warehouse portfolio, we take an approach that involves measuring our impact and systematically reducing emissions wherever possible. This is why ARGAN has been conducting an annual carbon assessment across all three scopes since 2022, enabling us to evaluate, year after year, whether we are successfully achieving our objectives. ARGAN’s GHG emissions figures are verified by an independent firm, a member of the Open Carbon Practice and the ABC (Association Bilan Carbone), which is proficient in the GHG Protocol and Carbon Footprint methodologies. Given the changes in scope that occurred between 2022 and 2024 (acquisition and disposal of warehouses) and in accordance with best practices (SBTi / GHG Protocol), ARGAN recalculated its reference year at the beginning of 2025.

Scope 1

Starting value	489.3 tCO2 e
Removal of two warehouses now equipped with sub-meters	- 410.6 tCO e
Improvement in the data available on the distribution of business travel/commuting	+ 5.8 tCO2 e
Final value	84.4 tCO2 e

Scope 2: no change

Scope 3

Starting value		100,042 tCO2 e
Item 3.2	Standardisation of the scope of construction LCA, based on a common basis in accordance with the main standards	- 2,187 tCO2 e
Item 3.3	Switching of warehouses previously without sub-meters from scope 1 to 3, upstream energy share	- 64 tCO2 e
	Upstream energy for business travel switched to scope 1	- 6 tCO2 e
Item 3.6	Update Aviation emission factor too uncertain	- 97 tCO2 e
	Switch from warehouses formerly without sub-meters from scope 1 to 3, “in use” share	+ 475 tCO2 e
	Consumption of warehouses delivered in 2023 and 2024	+ 526 tCO2 e
Item 3.13	Consumption of warehouses sold in 2023 and 2024	- 340 tCO2 e
	Reconstruction of fuel consumption in 2022	+ 59 tCO2 e
	Reconstruction of refrigerant consumption in 2022	+ 1,798 tCO2 e
	Reconstruction of heat consumption in 2022	+ 335 tCO2 e
Final value		100,541 tCO2 e

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Changes from the reference year 2022 by Scope

Scope	Initial reference year 2022 (tonnes CO2 e)	Baseline year after recalculation (tonnes CO2 e)
Scope 1	489	84
Scope 2	4	4
Scope 3	100,042	100,541
Total	100,535	100,629

The 2024 emissions comparisons take this new reference year into account.

Our emissions by scope according to the GHG Protocol methodology

Scope	2024 balance sheet (tonnes CO2 e)	Reference year 2022 (tonnes CO2 e)	Percentage	Change 2024 vs 2022
Scope 1	64.8	84	<0.1%	-23%
Scope 2	1.89	4	<0.1%	-55%
Scope 3	121,684	100,541	99%	+21%
TOTAL	121,750	100,629	100%	+21%
TOTAL (excluding construction)	27,589	37,828	NA	-27%

The decrease in Scope 1 is explained by:

●	The decrease in the number of kilometres travelled between 2024 and 2022 with service vehicles.

●	The replacement of certain vehicles with lower-emission alternatives.

●	Awareness-raising initiatives and a gradual shift of the fleet towards low-carbon transport will enable ARGAN to meet its commitments.

The decrease in Scope 2 was made possible by:

●	Greater awareness among head office employees of climate change and the importance of reducing energy consumption.

●	A reduction in the emission factor of the French electricity mix following the restart of the nuclear power plant fleet.

It should be noted that since November 2024, ARGAN’s head office has been powered by certified green electricity with a Guarantee of Origin. The carbon footprint will now be presented in two forms: “location-based” and “market-based” (see below for details of the 2024 figures).

The overall increase in Scope 3 is linked to:

●	A record level of development in 2024 with the integration of seven new warehouses.

●	It should be noted that the total “In Use” related to energy fell by 25% between 2024 and 2022.

●	The average carbon cost of construction per sq.m fell by 9.2% between 2024 and 2022, from 575 kgCO2 e/sq.m to 522 kgCO2 e/sq.m.

Our cumulative Scope 1 & 2 emissions represent less than 0.1% of our total emissions. Most of our emissions come from the construction of our new warehouses/ renovations/works/end-of-life and from energy use.

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Our emissions by category according to the GHG Protocol methodology

Activity	2024 balance (tonnes CO2 e)	Or in %	22023 reminder (tonnes CO e)	Change 2024/2023
1.1 Direct emissions from stationary combustion sources	0	0%	585	-100%
1.2 Direct emissions from mobile combustion sources	60	<0.1%	100	-41%
1.3 Direct emissions from processes	0	0%	0	NA
1.4 Direct fugitive emissions	5	<0.1%	5	ISO
Total Scope 1	65	<0.1%	690	-91%

2.1 Indirect emissions related to electricity consumption	1.9	<0.1%	3,6	-48%
2.2 Indirect emissions related to steam, heat or cooling consumption	0	0%	0	NA
Total Scope 2 (location-based)	1.9	<0.1%	3.6	-48%
Total Scope 2 (market-based)	1.57	<0.1%	NA	NA
3.1 Purchased goods and services	5,879	5%	5,861	ISO
3.2 Fixed assets (mainly corresponding to new constructions)	94,161	77%	36,661	+143%
3.3 Emissions related to fuels and energy (not included in Scope 1 or Scope 2)	15	<0.1%	30	-49%
3.4 Upstream goods transport and distribution	0	0%	0	NA
3.5 Waste generated	2	<0.1%	1	+201%
3.6 Business travel	15	<0.1%	16	ISO
3.7 Commuting	3	<0.1%	3	ISO
3.8 Upstream leased assets (upstream leases)	0	0%	0	NA
3.9 Downstream freight transport and distribution	0	0%	0	NA
3.10 Processing of goods sold	0	0%	0	NA
3.11 Use of products sold	0	0%	0	NA
3.12 End of life of products sold	0	0%	0	NA
3.13 Downstream leasing assets (downstream leases)	21,582	18%	21,520	ISO
3.14 Franchises	0	0%	0	NA
3.15 Investments	0	0%	0	NA
3.16 Other indirect emissions	26	<0.1%	26	ISO
Total Scope 3	121,684	99%	66,117	+84%
Total Scope 1 + 2 + 3	121,750	100%	66,811	+82%

ARGAN’s actions also contributed to avoiding nearly 5,360 tCO2e thanks to the injection of photovoltaic energy into the grid and the progress of the PAC plan.

In 2023, ARGAN developed a low-carbon strategy to complement and enhance its initial climate plan. Based on 2022 greenhouse gas emissions figures, ARGAN conducted a comprehensive review of emission sources, scope by scope and category by category.

The company then carried out a projection exercise, using science to project its emissions to 2030 and work towards a trajectory aligned with the Paris Agreements (1.5°C scenario).

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The year 2022 was chosen as the reference year. The reduction targets chosen are based on an “Absolute Contraction Approach” scenario. The company chose to set ambitious targets that go beyond the scenario studied, expressed as follows:

●	70% reduction in Scope 1 GHG emissions by 2030;

●	Net Zero target for its Scope 2 market-based emissions by 2030 (after reducing its energy consumption as much as possible);

●	50% reduction in Scope 3 GHG emissions for the Energy scope (known as “In-Use”) by 2030.

In 2024, ARGAN supplemented these initial targets with a target of a 30% reduction in GHG emissions per sq.m for for its Scope 3 related to the construction of its warehouses (known as “embedded carbon”).

4.4.1.2. Decarbonisation action plan

Based on the work carried out, ARGAN has identified four priority areas for reducing its emissions:

●	Scope 1 (-70%)

-	Gradual switch of the fleet to electric and/or hybrid vehicles;

-	Study of the future development of the heating/cooling system at the head office;

-	Finalisation of instrumentation through sub-meters at ARGAN sites (two warehouses concerned).

●	Scope 2 (net zero market-based)

-	Implementation of a certified green electricity purchase agreement that meets quality standards in terms of origin and decarbonisation (agreement in place since November 2024);

-	Energy efficiency plan for head office usage.

●	Scope 3 – Energy (-50%)

-	Acceleration of the climate plan (see below);

-	Confirmation of the AutOnom label for new developments;

-	Additional deployment of photovoltaic capacity on roofs and shade structures at existing sites, dedicated to self-consumption.

●	Scope 3 – Construction (-30%)

-	Utilisation progressive de béton bas carbone, Gradual use of low-carbon concrete, particularly in paving

-	Installation of cooling equipment and heat pumps using low GWP (Global Warming Potential) gases

-	Optimisation of roof insulation

-	Use, where possible, of mixed wood/concrete or 100% wood frames and structures, low-carbon photovoltaic panels and low-carbon metal (frames, reinforcements, etc.)

-	ARGAN and its construction partners remain constantly vigilant and will carry out regular reviews to incorporate new innovative solutions to complement these initial courses of action.

●	Scope 3 – Other purchases

-	Implementation since 2024 of an ESG supplier charter with increased awareness of climate change and decarbonisation objectives;

-	In future, GHG performance will be taken into account when selecting suppliers.

These objectives will be gradually supplemented for refurbishment projects and warehouse maintenance.

4.4.1.3. Carbon capture project

In 2024, ARGAN decided to take a new step forward in its carbon commitments, in the service of its customers. The objective is to make AutOnom®the first zero-carbon warehouse concept in use. In addition to energy performance measures and the production of self-consumed renewable energy with storage, which have reduced CO₂ emissions linked to usage by 90%, ARGAN has launched a vast carbon capture programme in partnership with OKLIMA, a subsidiary of the EDF Group, based on a reforestation project in the commune of Cestas, in Gironde.

This project aims to restore a forest affected by decline caused by a pest insect, the Pissode, and began at the end of 2025. The project is based on the planting of mainly maritime pine, a species emblematic of the Landes de Gascogne region, known for its resilience to local climatic conditions. Alongside it, the native sessile oak is also being introduced, as well as the pedunculate oak. The development includes the creation of linear deciduous tree lines with sessile oak, while preserving trees of ecological interest for biodiversity . Particular attention is paid to the preservation of wet ditches and small aquatic areas. The work is carried out by local companies located less than 100 km from the plot, all of which hold sustainable forest management certification. Maintenance of the plot will be gradual and adapted each year, using equipment such as mixers and subsoilers to maintain soil structure, promote tree root development and improve water management, while helping to combat ragwort.

This project, covering more than 39 hectares, will enable the planting of nearly 52,000 trees. Led by OKLIMA, an EDF subsidiary dedicated to carbon capture projects, it complies with all best practices in sustainable forest and biodiversity management and has been awarded a low-carbon label by the French government. Its operation is to be PEFC certified.

ARGAN reaffirms its commitment to continuing to reduce its greenhouse gas emissions in line with its commitments. This project complements the Group’s climate and decarbonisation action plans and is in no way intended to replace them.

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4.4.2. Axis 2: AutOnom® and energy management Our commitments for 2030

●	Apply the AutOnom standard to all new development projects;

●	Deploy PAC, GTC/GTB and LED plans across the existing fleet;

●	Produce 200,000 MWh of renewable energy within ARGAN’s scope, used primarily for self- consumption to reduce our customers’ emissions

Our actions for 2025 and 2030

●	100% of new developments with AutOnom, the warehouse that produces its own green energy;

●	Achieve 45% of gas-free warehouses by 2025, in sq.m developed (65% by 2030);

●	Deploying GTC/GTB in 75% of our warehouses (100% by 2030);

●	Achieve 98% of our warehouses equipped with LEDs (100% by 2030).

4.4.2.1. Climate Plan 1.0

ARGAN’s low-carbon strategy is linked to the climate plan launched in 2019. This was revised in 2023 to accelerate its deployment:

●	LED PLAN - Over the past six years, ARGAN has carried out an extensive relamping campaign, replacing old, energy-intensive lamps with latest- generation smart LED systems that are controlled by natural light and human presence. This plan is now more than 98% complete.

●	HEAT PUMP PLAN - ARGAN, in consultation with its customers, has launched an ambitious plan to replace gas heating systems with latest-generation air/water heat pumps across its entire portfolio within 10 years (€50 million investment). In 2023, ARGAN decided to focus first on the sites with the highest emissions. Fruitful discussions with our customers have enabled deployment to begin as early as 2024.

-	At least 265,000 sq.m of warehouses will have switched from gas heating to heat pumps by the end of 2025. This will represent a reduction in greenhouse gas emissions of more than 2,500 tCO2e.

-	Of particular note is the completion of heat pump installation work at the Sens site leased to RENAULT (153,000 sq.m), which accounted for 16.6% of the total gas consumption of the property portfolio in 2023.

-	Discussions are continuing with our tenant clients to plan future investments.

●	GTC PLAN - As part of the tertiary decree, ARGAN has implemented a comprehensive programme to monitor and manage consumption, enabling consumption data to be collected. However, ARGAN intends to go further by installing its own GTB/GTC systems, which allow for a high level of analysis, either by unit or by type of equipment (e.g. air conditioning).

-	Twenty-seven sites have been equipped with GTB/GTC since 2023, representing more than one million additional square metres covered.

-	The Group now has a position dedicated specifically to energy monitoring.

Thanks to the work carried out alongside our customers, the energy intensity per sq.m of the portfolio continues to fall year on year, reaching -9.2% in 2024 compared to 2022!

4.4.2.2. Deploymentof AutOnom® and photovoltaic production

The main objective of the AutOnom concept is to maximise the energy independence of buildings through local, self-produced, carbon-free electricity.

Moving away from fossil fuels is now achievable thanks to technological advances and significant cost reductions. Constantly seeking innovative solutions to share with its client-tenants, ARGAN embarked on a pioneering initiative in 2018, equipping its new warehouses with rooftop photovoltaic power plants for the self-consumption of its client-tenants.

When it launched its Climate Plan in 2018, ARGAN chose to dedicate the renewable energy produced on the roofs of its new warehouses to self-consumption rather than selling it to the grid. This bold and original choice for a property company is a winner from an economic, ecological and carbon perspective. Producing electricity at the point of consumption is, in fact, the most virtuous model:

●	With on-site production, electricity losses are limited and public distribution networks are less strained, which saves local authorities from having to incur heavy expenditure on upgrading their networks.

●	Approximately 40% of the warehouse’s overall energy needs (and 100% for heating, cooling and lighting) are covered by green energy from the photovoltaic power plant installed on the roof, either through immediate self-consumption or deferred self-consumption (thanks to storage batteries). The rest is provided by the grid.

●	For the customer-tenant, this means savings. The bill paid to their supplier takes into account the reduced volume thanks to self-consumption. The energy produced on site is billed by ARGAN to the customer in the form of an additional rent. Thanks to AutOnom®, the customer-tenant reduces their exposure to increases in the cost of grid electricity.

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●	CO2 emissions are reduced tenfold compared to a traditional warehouse thanks to the combined effect of eliminating gas heating and self- consumption of carbon-free energy, which limits the purchase of electricity from the grid.

●	This drastic reduction in emissions, complemented by a residual compensation approach through reforestation, makes AutOnom a net zero warehouse in use.

The AutOnom® label is awarded to warehouses whose CO2 emissions are drastically reduced compared to a traditional logistics building thanks to:

●	Self-consumed photovoltaic energy production (including deferred consumption using storage batteries);

●	Electric heat pumps to heat and cool the warehouse;

●	Smart LEDs combined with light sensors;

●	A building management system (BMS) that allows real-time monitoring, measurement and display of the building’s total electricity consumption, its self-consumed green electricity production, and its percentage of electrical autonomy;

●	An associated carbon capture project to offset residual emissions.

Since the launch of this label, the company has started or is considering more than a dozen projects. In 2024 alone, seven new AutOnom warehouses have been added to ARGAN’s property portfolio.

Furthermore, by the end of 2024, ARGAN had installed nearly 88,000 sq.m of photovoltaic panels, representing more than 16.9 MWp of installed capacity. ARGAN produced nearly 27,000 MWh in 2024.

4.4.3. Axis 3: Sustainable site management

Our commitments for 2030

●	Make BREEAM Excellent the new construction standard for ARGAN;

●	Strengthen our actions to preserve and restore biodiversity, in particular by helping to raise awareness of this issue among our customers and partners;

●	Where possible, prioritise the development of new projects on brownfield sites;

●	Integrate enhanced water resource management as much as possible.

Our actions for 2025 and 2030

●	Have 75% of our new developments certified at least at the BREEAM Excellent level (100% for projects developed from 2030 onwards);

●	Integrate biodiversity preservation and restoration actions into 100% of our new projects;

●	Raise awareness of sustainable site management among 50% of our customers (100% by 2030).

●	Integrate enhanced water management tools into 50% of our new developments (100% by 2030).

4.4.3.1. Sustainable construction and site management

All projects under development at ARGAN undergo Life Cycle Assessments (LCAs) prior to construction, incorporating recommendations to reduce the impact of construction. ARGAN has also called on ecologists to carry out ecological assessments on each of the projects launched for development in 2024. The aim of this work is to:

●	Identify the types of habitat and flora present on the sites (including invasive species and protected and/or endangered species);

●	Identify protected and/or endangered species of fauna that are present or potentially present (assessment of wildlife habitat potential);

●	Identify noteworthy elements to be preserved and enhanced (trees used for nesting, nectar-producing plants of interest to pollinating insects, etc.);

●	Issue recommendations to preserve the most interesting elements for biodiversity and incorporate additional restoration and/or compensation measures where necessary.

In addition, specific measures can be taken during construction to limit its impact (working hours, start date of works, no lighting at night, etc.).

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In 2024, ARGAN developed a guide to sustainable building maintenance. It provides a number of recommendations to our client-tenants on topics such as energy efficiency, water management, green space management, equipment maintenance, waste management and staff and value chain awareness. This guide is intended to be presented to each of our customers, incorporating a summary of the main issues at stake on the site.

4.4.3.2. Biodiversity strategy

ARGAN is aware that the rapid erosion of biodiversity poses a major threat to ecosystems, affecting natural resources and the benefits associated with our environment (such as climate regulation and air quality) and directly impacting human living conditions. As a major player in logistics real estate in France, ARGAN has an essential role to play in protecting and restoring biodiversity in the country through its land holdings and the construction and renovation projects it carries out. This is why, for many years now, ARGAN has implemented an approach that enhances the biodiversity potential of some of its warehouses through targeted, concrete actions. More broadly, the Group is committed to minimising the effects of its activities and even to taking action to make a positive contribution to biodiversity whenever possible.

This means protecting natural habitats, restoring degraded areas and integrating sustainable practices throughout our value chain.

To this end, ARGAN decided in 2024 to adopt a comprehensive Biodiversity Strategy to formalise and further strengthen its commitments, aligning itself with national and international objectives on the five major pressures on biodiversity (land artificialisation, overexploitation of resources, climate change, pollution and invasive alien species).

ARGAN will therefore work on the following areas:

●	Preservation of natural habitats (impact studies, ecological developments, revegetation and landscape integration, preservation of local areas)

●	Ecological management of existing spaces (differentiated management of green spaces, elimination of pesticides, preservation and enhancement of biodiversity, virtuous water management)

●	Mobilisation of stakeholders (raising awareness among tenants and the value chain, employee involvement, co-construction, sustainable innovation)

These projects will result in the implementation and monitoring of key indicators, the mapping of areas of concern, the strengthening of environmental certifications for our warehouses (BREEAM Excellent, Biodivercity, etc.) and transparent reporting on the achievement of our objectives.

ARGAN has set itself eight objectives for this horizon, listed below, which the Group will use as a reference to present its annual achievements:

Principles	Indicator	Achieved 2024	2030 target
Combating land artificialisation	% of projects carried out on brownfield sites (3-year average)	18%	20%
Reforestation	Number of trees and shrubs planted for new projects delivered, per 1,000 sq.m of non-impermeable land (construction and roads) *	40	60
Creation of wetlands	Percentage of new developments incorporating water infiltration basins that can accommodate local wildlife (subject to soil characteristics and regulatory constraints)	74%	100%
Biodivercity certification	% of new projects with “Biodivercity” certification (3-year average)	19%	75%
Preservation of wildlife	Percentage of new projects delivered that include shelters for insects and animals (nest boxes, insect hotels, etc.)	80%	100%
Circular economy	Percentage of waste recovered on construction sites during the year (delivered or still in progress)	75%	90%
Sustainable site management	% of customers who have had a visit dedicated to sustainability issues	0%	100%
Reasonable use of water	% of new developments incorporating a system for collecting and reusing rainwater for other purposes	50%	100%

*	2024 targets for this indicator exclude the project carried out in Mondeville for Carrefour, which is already exemplary in terms of biodiversity preservation and greening through the planting of 11,000 trees according to the “Miyawaki” forest principle..

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This strategy is reinforced by ARGAN’s membership of the Entreprises Engagées pour la Nature (Companies Committed to Nature) initiative, led by the French Office for Biodiversity (OFB). The Group’s action plan led to certification by the OFB in 2025. It will then be audited within two years to validate its scope.

The full presentation of the Biodiversity Strategy is available on the ARGAN website under the ESG Commitments section.

In 2024, ARGAN implemented the following actions in particular:

●	Planting of diverse local plant species;

●	Combating invasive alien species;

●	Creation of hay meadows/flower meadows and ponds;

●	Developing ponds to promote biodiversity;

●	Establishing passages for small wildlife;

●	Specific conservation measures for certain animals;

●	Raising customer awareness of sustainable management by limiting the use of plant protection products and introducing eco-grazing;

●	Installation of insect hotels, nesting boxes and bird feeders;

●	Installation of rainwater harvesting systems;

●	Planting of more than 15,500 trees;

●	Planting of hedgerows;

●	Implementation of green car parks.

It should be noted that the MONDEVILLE site has been awarded the Biodivercity PERFORMANT label.

4.4.3.3. Water management

In 2023, ARGAN was able to collect water consumption data from its customers for approximately 84% of its sites. This shows a total water consumption of 217,000 m3 of water, or approximately 9 m³per FTE per year.

The total volume of water consumed therefore remains limited when compared to the number of sites. Water consumption is limited to sanitary facilities and fire- fighting systems. None of ARGAN’s sites use processes that consume large amounts of water. Similarly, the risk of pollution of water resources due to site activities is limited and strictly controlled.

ARGAN sites are not located in protected areas and are only minimally affected by water restriction measures.

However, particular attention is paid to design in order to optimise plant and tree varieties and limit water consumption. Plants are chosen for the local climate and are watered initially during the first year only. After that, they only need water from natural rainfall. Lawns are not systematically watered. Rainwater harvesting systems are installed at some sites. Systems for recycling part of the sprinkler water are also installed at new sites. These various measures to reduce water consumption are implemented, in whole or in part, at more than 50% of ARGAN’s sites.

4.4.3.4. Regulatory elements related to the environment

The Group ensures compliance with all of these regulatory provisions.

ICPE regulations

The ministerial decree of April 11, 2017 on disaster prevention in covered warehouses subject to authorisation, registration and declaration under heading 1510 replaces the decree of August 5, 2002. It applies to covered warehouses (storage of combustible materials, products or substances in quantities exceeding 500 tonnes, etc.), with the exception of depots used for the storage of categories of materials, products or substances covered by the nomenclature established by the Council of State, buildings intended exclusively for the storage of motor vehicles and their trailers, and establishments open to the public.

This authorisation, granted by the Prefect, is examined by the DREAL (Regional Directorate for the Environment, Planning and Housing) and aims to protect the environment, people and property. In this context, a public inquiry is conducted among local residents and the local community by an investigating commissioner, who submits a report giving their opinion on the proposed development.

The Company uses specialist contractors to build its platforms. It takes particular care to select high-quality contractors with the skills and experience necessary to guarantee the environmental quality of its projects.

All ARGAN warehouses are authorised provided that the size and nature of the materials stored justify it. Prefectural authorisations issued before the decree of April 11, 2017 came into effect could be called into question by the DREAL (Regional Directorates for Environment, Planning and Housing) in the event of a significant change in the nature and quantity of the products stored; in this case, the decree would then be applied.

ARGAN owns buildings that were granted authorisation prior to the decree of April 11, 2017 but which, if necessary, would be eligible under the criteria of said decree, subject to the completion of a few modifications when the time comes.

There are currently three different ICPE regimes, namely:

●	A declarative regime for the storage of combustible products exceeding 500 tonnes and a warehouse volume of less than 50,000 m³;

●	A registration system for the storage of combustible products exceeding 500 tonnes and a warehouse volume of between 50,000 m³ and 900,000 m³;

●	An authorisation system for the storage of combustible products exceeding 500 tonnes and a warehouse volume exceeding 900,000 m³.

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ARGAN pays particular attention to compliance with these regulations, which are essential in its sector of activity. It takes charge of compiling the file itself, with the assistance of a specialised external design office, liaising with and, on behalf of the tenant, attending preparatory meetings until the prefectural decree is issued in the tenant’s name.

The Group owns buildings containing classified facilities listed in the table showing the locations, ownership terms and surface areas of the assets in its portfolio, in chronological order, included in this Universal Registration Document.

Climate and Resilience Law

Adopted on August 24, 2021, the Climate and Resilience Law is the successor to the 2018 Biodiversity Law and the 2019 Energy and Climate Law, and aims to combat climate change and strengthen resilience to its effects. It took effect on January 1, 2023.

This law concerns commercial and tertiary buildings, particularly warehouses, with the aim of developing solar energy production through the land use of these buildings. As such, newly constructed warehouses that are part of ARGAN’s portfolio are affected, as the law defines the solarisation of new buildings. It stipulates that building permits for new buildings or extension projects must include a renewable energy production process or a greening system. New industrial, commercial and craft buildings, as well as warehouses and hangars larger than 500 sq.m and office buildings larger than 1,000 sq.m must therefore have 30% of their surface area covered with vegetation or solar panels. Since January 1, 2024, new car parks larger than 500 sq.m must have 50% of their surface area covered with vegetation or solar panels, and 100% of any shade structures, if they exist.

Finally, existing car parks larger than 1,500 sq.m must be equipped with photovoltaic shade structures covering at least half of their surface area by 2028. In addition, there is an obligation to reduce final energy consumption for existing commercial buildings at the time of the law’s implementation that exceed 1,000 sq.m in stages:

●	40% by 2030;

●	50% by 2040;

●	60% by 2050.

Some implementing decrees are still awaiting publication and potential simplifications have been announced, particularly for ICPE sites. ARGAN remains vigilant and regularly reviews the conditions for applying the various regulations. Beyond that, ARGAN integrates these obligations into all of its developments and has accelerated its green energy production strategy at its sites in recent years by systematising the delivery of AutOnom® warehouses for all new projects.

Risk and pollution status (ERP)

Purchasers or tenants of real estate (residential or other) located in areas covered by a natural, mining and technological risk prevention plan, mining and technological risks, or in areas of seismic activity defined by decree, or in regulatory areas with radon potential, or on land located in a soil information sector (SIS), must be informed by the seller or lessor of the existence of the risks covered by this plan or decree. This information is provided by attaching to the rental agreement or any unilateral promise of sale or purchase, and to any agreement executing or recording the sale, a statement of risks and pollution (ERP) based on the information made available by the prefect. Decree No. 2018-434 of June 4, 2018 specifies the terms and conditions of this information and the content of this statement of risks and pollution.

This information concerns properties located in:

●	The risk exposure perimeter defined by an approved technological risk prevention plan;

●	An area exposed to risks defined by an approved natural risk prevention plan or certain provisions of which have been made immediately enforceable pursuant to Article L. 562-2 of the Environment Code;

●	The perimeter under study as part of the development of a technological risk prevention plan or a prescribed foreseeable natural risk prevention plan;

●	One of the seismicity zones 2, 3, 4 or 5 mentioned in Article R 563-4 of the Environment Code;

●	An area exposed to risks delimited by an approved mining risk prevention plan or certain provisions of which have been made immediately enforceable pursuant to Article L.562-2 of the Environmental Code;

●	An area with level 3 radon potential as defined in Article R.1333-29 of the Public Health Code;

●	A municipality appearing on the list of land classified as a soil information sector (SIS) provided for in Article L.125-6.

The risk and pollution report appended to the lease agreement or any unilateral promise of sale or purchase, and to any agreement executing or recording the sale, must mention the risks referred to in the documents mentioned and the file appended to the prefectural order and to which the building being sold or leased is exposed. This report shall be accompanied by extracts from these documents and files enabling the location of the property in relation to the risks incurred. The risk and pollution report (ERP) is drawn up by the seller or lessor in accordance with a model defined by ministerial decree. This report must be drawn up less than six months before the date of conclusion of the written rental agreement, the promise to sell or the deed executing or recording the sale of the property.

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The obligation to provide information on risks and pollution incumbent on sellers and lessors has been applicable (in various forms) since1June 2006. For tenants, this obligation to attach the risk report applies to written rental agreements “recording the new tenant’s entry into the premises”.

Environmental Annex

Law No. 2010-788 of July 12, 2010 on the national commitment to the environment and its implementing decree of December 30, 2011 (the “Grenelle 2 Law”) introduced the obligation, as of January 1, 2012, for leases (particularly commercial leases) relating to office or commercial premises of more than 2,000 sq.m to include an environmental appendix; this provision applies to all leases in force since July 14, 2013 (Article L 125-9 of the Environment Code).

This environmental annex sets out the information that the Lessor and the Lessee must provide to each other on the characteristics of the building and the leased premises in order to jointly implement a policy aimed at limiting energy and water consumption, CO2 emissions, improve waste recovery, promote public or soft modes of transport, and use more environmentally friendly building materials.

Energy performance

Under Articles L.134-1 et seq. of the French Building and Housing Code, an energy performance diagnosis must be carried out by the project owner of a building to be constructed for submission to its owner, or by the owner of an existing building at the time of its sale or, if it is for residential use, at the time of its rental.

Pursuant to the Grenelle 2 Law, this provision is mandatory when concluding a commercial lease covering all or part of a built property, to which it must be attached for information purposes. When the commercial lease covers a property to be built, the assessment must be provided to the tenant no later than upon acceptance of the property.

This diagnosis includes the amount of energy consumed or estimated and a classification, according to a reference scale, enabling the energy performance of the building to be assessed. It also includes recommendations for improving this performance.

4.5. Social and Societal Policy

ARGAN intends to reinforce its status as a responsible employer, promoting a motivating and fulfilling working environment. Its Social and Societal Policy also aims to involve its employees in the company’s success.

Proud of its unique model and able to count on committed employees, ARGAN has been developing an ambitious social policy for many years, enabling the real sharing of the value created.

ARGAN is thus committed to a positive and inclusive workplace and strict equal pay for women and men working for the company (for equal work).

Between 2022 and 2024, ARGAN took a new step forward by implementing a three-year plan to award free shares to all its employees, regardless of their position or level in the hierarchy. 100% of employees are now shareholders in the company.

Beyond this, ARGAN wishes to promote a safe and pleasant working environment for its entire value chain by working with its construction partners and customers to protect the health and safety of those involved, both during the construction and operation phases of buildings, and by offering high-quality workplaces that enhance the attractiveness of logistics professions.

ARGAN complies with French law and all applicable fundamental conventions of the International Labour Organisation (ILO). Furthermore, ARGAN is firmly committed, particularly through its contractual documents, to universal human rights:

●	Combating child labour;

●	Combating forced or illegal labour;

●	Decent working conditions, fair remuneration and value sharing;

●	Health, safety and well-being at work for its employees, subcontractors and tenants;

●	Health and safety of local communities where its warehouses are located;

●	Freedom of association;

●	Diversity, gender equality and inclusion (e.g. partnerships with social integration enterprises).

These provisions are set out in the ESG Supplier Ethics Charter and Code of Conduct, established in 2024 and available on the ARGAN website under the heading ESG Commitments / ARGAN Charters.

Specific commitments, clear objectives, concrete actions

ARGAN’s Executive Board has committed to four major areas of focus, accompanied by specific objectives and concrete action plans. ARGAN will monitor and report on its social and societal progress on an annual basis.

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4.5.1. Axis 1: Attractiveness, retention and skills development

Our commitments for 2030

●	Honour our current commitments to share value through the free distribution of shares to all;

●	Strengthen our actions to combat all forms of discrimination, for ourselves and our value chain;

●	Establish the ARGAN Academy (training and coaching) to further strengthen our employees’ skills and raise their awareness of ESG issues.

Our actions for 2025 and 2030

●	Have 100% of employees as company shareholders;

●	Maintain our equity ratio below 10;

●	Engage 100% of our employees in commercial success through a collective sales bonus, in addition to profit sharing;

●	Maintain the gender pay gap at 0% for equivalent positions and continue to prevent all forms of harassment and/or discrimination;

●	Implement a personalised training and coaching programme for 50% of our high-potential managers (100% by 2030).

4.5.1.1. Human Resources

As at December 31, 2025, the total workforce consisted of 28 employees (28 permanent contracts), including 26 managers (4 women and 22 men) and 2 non-managers (2 men), all based at the head office in Neuilly-sur- Seine (92). The average age is 43. As at December 31, 2024, the total workforce stood at 29 employees (29 permanent contracts).

Twenty-eight of these employees work full-time and their employment contracts are governed by the national collective agreement for the real estate sector. There is no company agreement in force within the Company. Similarly, it does not have a staff representative body, has not set up a health and safety committee, and has not taken any specific measures concerning the integration of disabled workers or allocated any budget for social welfare, as its total workforce is smaller than that required by regulations.

In the 2025 financial year, the Company hired two people on permanent contracts and recorded three departures. It did not experience any problems with staff absenteeism. There were no accidents at work.

ARGAN is governed by French law and operates exclusively in France. It complies with all applicable fundamental conventions of the International Labour Organisation (ILO), as French law is more favourable than ILO regulations in terms of labour law.

4.5.1.2. Remuneration

The company has implemented an attractive remuneration system aimed at motivating its employees and based on individual and collective performance:

●	A fixed salary paid over 13 months;

●	A collective sales bonus distributed equally to all employees. The amount of this bonus is based on the rent generated by new leases signed during the financial year, as well as their rental profitability and fixed term;

●	A traditional collective profit-sharing agreement based on the company’s performance (according to developer margin and occupancy rate criteria). It is capped at two months’ salary per employee. Those who wish to do so can block the profit- sharing on an Inter-Company Savings Plan (PEIE) and a PERCOI;

●	A free share allocation plan. Previously reserved for members of the Executive Board and the Executive Committee, it was decided in 2022 to extend it to all staff. All employees will thus benefit from a free distribution of shares, the quantity of which will depend on the company’s performance over the three financial years 2022, 2023 and 2024. This expanded free share allocation plan recognises the contribution of each individual to the Group’s overall performance and reflects a desire to share results more fairly. A total of 55,000 shares were distributed to employees and corporate officers. This plan ended in January 2025.

A new profit-sharing agreement for 2025 was unanimously approved by the staff. This new plan is based on the results of the promotion (promoter margin linked to developments in particular) and property/ asset (results from rental management) departments, incorporating ESG criteria, respectively the new rents from AutOnom® warehouses and the PAC (heat pump) plan.

Beyond these principles, which apply to all, executive compensation remains deliberately low, significantly below that of major listed groups and our peers. In addition, 20% of the share allocations reserved for members of the Executive Board are now linked to ESG criteria, in this case the reduction of greenhouse gas emissions in line with the low-carbon strategy.

As a result, the equity ratio, which measures the ratio between executive remuneration and average employee remuneration, stands at 2.2 for members of the Executive Board (compared with around 50 for SBF 120 companies).

Two meetings are held each year with all employees to share information about the company, its financial and non-financial performance, and the resulting remuneration mechanisms, in a spirit of complete transparency.

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4.5.1.3. Diversity and anti-discrimination

No pay gap was found between women and men in the organisation in equivalent positions.

Beyond this, ARGAN ensures that diversity is respected on a daily basis and in its recruitment processes, that there is strict gender equality and that all forms of discrimination are combated. ARGAN wishes to increase the proportion of women in the company in the future; however, this is a difficult objective to achieve given the small size of the company, low staff turnover and a sector of activity in which women are under-represented.

Finally, an ethical alert procedure was put in place at the end of 2023 to address any reports, comments or questions on issues of equality, discrimination and inclusion. The reporting system is integrated into ARGAN’s ethical charter, available at argan.fr.

In 2024, 100% of ARGAN employees were trained on topics related to the various charters, particularly ethical rules. In 2025, once again, 100% of employees were trained on ESG topics, including a presentation of the results of the analysis of the fleet’s resilience to climate risks.

4.5.1.4. Training and coaching

An annual training plan is in place to enhance the knowledge and skills of ARGAN employees. The ARGAN Academy, an employee training and coaching programme, has been in place since 2024. This programme includes training on ESG topics in all three areas. In 2024, 14 employees (48% of the workforce) benefited from this training and coaching programme, representing more than 315 hours of training at a cost of over €65,000 (invoiced by training organisations).

4.5.2. Axis 2: Quality of life at work

Our commitments for 2030

●	Work with our stakeholders to further improve the performance of our warehouses and guarantee it over time, including in the face of climate change;

●	Ensure the company is inclusive for people with disabilities, including our visitors.

Our actions for 2025 and 2030

Integrate a systematic co-construction process with our clients, aimed at improving quality of life at work, for all new projects.

4.5.2.1. Quality of life at work for our employees

Everything has been designed to ensure the comfort and quality of our employees’ working environment. At our headquarters in Neuilly-sur-Seine, spacious offices have recently been refurbished with LED lighting, bright and open meeting rooms, changing rooms with showers, a kitchen, coffee, fruit and pastries, etc. Particular attention has been paid to ensuring that the building is fully accessible to people with disabilities, including those who are blind, visually impaired or hard of hearing. ARGAN’s head office also allows us to test new approaches and services that could be rolled out to our warehouse offices in the future. Every week, the company rents a suitable venue near the headquarters to enable volunteers to take part in sports activities together.

In 2024, a welcome booklet was created to facilitate the arrival of new employees.

All employees were also granted eight additional days of leave to improve their work-life balance.

4.5.2.2. Quality of life at work for our customers’ employees

The working environment in our warehouses is, of course, a subject of constant improvement, in close collaboration with our clients.

The light colour of the walls and ceiling, the white paint on some partition walls, and a specific effort to maximise natural light with the integration of very large openings (bay windows, transoms, etc.), including in the warehouses, the quality and intensity of artificial light, the ergonomics of the spaces, acoustic comfort, the presence of rest areas, and the emphasis on the importance of a pleasant working environment are all factors that contribute to the quality of life at work for our clients’ employees. etc.), including in the warehouses, the quality and intensity of artificial light, the ergonomics of the spaces, acoustic comfort, the presence of rest areas, the emphasis on the quality and quantity of green al spaces, etc. We use every lever at our disposal to help create an environment that promotes quality work and “working well together”.

These factors are becoming increasingly important for us and our customers, who are faced with a decline in the attractiveness of logistics professions and competition to attract the best talent. Beyond that, the comfort and adaptability of facilities will be even more central to continuing to offer quality workspaces that take into account the future impacts of climate change.

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4.5.3. Axis 3: Prevention, health and safety

Our commitments for 2030

●	Ensure the safety of our employees by further strengthening prevention measures;

●	Working with our stakeholders to improve safety during the construction and operation phases of our warehouses..

Our actions for 2025 and 2030

●	Strengthen the safety commitments of construction, maintenance and servicing companies commissioned by ARGAN through the mandatory signing of an ESG Supplier Code of Conduct;

●	Implement a training plan dedicated to safety.

The health and safety of our employees is at the heart of our social policy. Awareness-raising activities are therefore carried out on a regular basis, particularly for employees who have to visit our construction sites or work directly in our warehouses. In 2025, no accidents or near-accidents were recorded among ARGAN staff.

All employees working in the field have been trained in best safety practices. For example, they have received electrical certification. Additional training in safe driving and eco-driving is planned for the period 2023–2025.

As a contractor in the construction sector, ARGAN wishes to promote and monitor the measures implemented by its partners to minimise the risk of accidents on construction sites. In 2024, ARGAN published an ESG Supplier Code of Conduct incorporating clauses dedicated to the fundamental rights of workers and the health and safety of their employees.

Finally, enhancing the safety of our stakeholders also involves continuously improving the design of our sites in order to limit risks during operation. As a landlord, we have a duty to provide them with warehouses that are fully compliant with health and safety regulations. But this is not enough, and we go beyond strict compliance. Numerous measures have already been taken that go beyond recommendations and regulations. This work will be continued and reinforced in the coming months.

ARGAN has implemented a whole range of measures in its warehouses to enhance the safety of our customers’ employees: full-width glass panels, anti-crushing refuge areas, systematic testing of flooring for slip and abrasion resistance, separation of vehicle flows, speed bumps at pedestrian crossings, etc. And during the construction phases, a safety coordinator is present on each site to promote good practices (wearing PPE, behaviour in risky situations, etc.).

4.5.4. Axis 4: Citizen actions

Our commitments for 2030

●	Promote integration during the construction phases, for maintenance and upkeep of our warehouses, in coordination with our partners and customers.

●	Promote local employment by entrusting a growing share of the activity to companies located near our projects.

Our actions for 2025 and 2030

●	Include an integration clause in 10% of our construction, maintenance and servicing contracts (25% by 2030).

●	Include a local subcontracting clause in our construction contracts (30% by 2030).

ARGAN is continuing and strengthening its support for local initiatives that enable it to realise the co-benefits of setting up its warehouses in different regions. Beyond this, ARGAN intends to mobilise its value chain to strengthen the integration of workers in integration programmes during the construction and maintenance phases of its future warehouses, by taking action in two areas:

●	The proportion of construction, maintenance and servicing contracts that include an integration clause and the number of integration hours planned based on the built area;

●	The proportion of project revenue that will be entrusted by builders to local companies.

These new measures, decided upon in 2024, will further improve the sharing of value created with the regions hosting an ARGAN warehouse. These objectives were shared with our builders during workshops organised in 2024.

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4.6. Governance Policy

Our Governance Policy is based on the principles of transparency, integrity and accountability.

ARGAN is organised in such a way as to create conditions conducive to its development in accordance with the rules of good governance. It refers to and applies the MIDDLENEXT Corporate Governance Code for listed companies and is also inspired by the principles of the AFEP-MEDEF code, updated in December 2022.

The Group has opted for a dual governance structure based on a Executive Board and a Supervisory Board. This separation ensures a balance between management and control powers, enabling the company’s objectives and the means to achieve them to be set in line with its values and missions.

ARGAN has implemented rigorous policies, charters and procedures to prevent corruption and conflicts of interest. It is firmly committed to a zero-tolerance policy on corruption-related issues.

The company has established the necessary internal control mechanisms to ensure the quality of financial information and minimise operational risks.

The Company has also integrated ESG performance into its remuneration policy for all its employees from the 2025 financial year onwards.

Specific commitments, clear objectives, concrete actions

ARGAN’s Executive Board has committed to four major areas of focus, accompanied by specific objectives and concrete action plans. ARGAN will monitor and report on its progress in governance each year.

4.6.1. Axis 1: ESG governance

Our commitments for 2030

●	Achieve the highest standards of management for our ESG policy, ensuring respect for human rights throughout our value chain;

●	Promote these fundamental principles to all our stakeholders, in particular by updating our main contractual documents (CPI, BEFA, RFP, etc.);

●	Raise employee awareness of climate change;

●	Further strengthen our ethical approach and the fight against all forms of corruption;

●	Integrate ESG performance into the company’s remuneration policy, particularly for the Executive Board.

Our actions for 2025 and 2030

●	Raise awareness of ESG and climate change among 100% of our employees;

●	Integrate ESG criteria into the remuneration of 100% of our employees (profit-sharing plan);

●	Train 100% of decision-making employees in anti-corruption and responsible purchasing.

4.6.1.1. Our governance structures

For more details on our governance bodies, see Chapter 5 of this Universal Registration Document.

Lobbying activities and political participation

ARGAN does not use external professionals to represent its interests. All actions in its field of activity are managed and financed by the FEI, the Federation of Real Estate Companies, which represents players in the sector, including ARGAN, to public authorities. ARGAN is also a member of AFILOG, which plays a similar role within its scope of action.

ARGAN spent €60,896 on membership fees for these two organisations in 2024.

ARGAN refrains from any political intervention, participation or lobbying. It prohibits any political involvement of any kind on its behalf. The company specifies the limits of this in its ethics charter.

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Ethics, risks and responsible purchasing

●	Ethics Charter

ARGAN developed and published a new Ethics Charter at the end of 2023.

It emphasises our respect for the law and for people, as well as our responsibilities towards our customers and all ARGAN stakeholders. The Ethics Charter defines, explains and formalises the values, rules of conduct and behaviour, and principles of action that we expect of ourselves and that are required of us in our relationships with ARGAN stakeholders.

In particular, it specifies:

–	The whistleblowing system that has been put in place, with the possibility of submitting a report anonymously and confidentially;

–	The measures in place to support and protect whistleblowers;

–	The organisation of internal control;

–	Measures to promote equality, diversity and inclusion;

–	The anti-harassment policy;

–	The company’s participation in political activities;

–	The principles governing relations with our stakeholders.

The whistleblowing mechanism is also accessible to other company stakeholders, including suppliers.

In 2025, ARGAN did not receive any alerts regarding ethical breaches.

●	Anti-Corruption Charter

At the end of 2023, ARGAN published and distributed an anti-corruption charter to its employees, requiring strict compliance with rules of conduct that promote professional integrity and exemplary behaviour. Our ambition is to achieve the highest standards in sustainable development through impeccable professional ethics.

This charter addresses the following topics in particular:

–	Corruption;

–	Influence peddling;

–	Conflicts of interest;

–	Gifts and invitations.

It provides for a set of sanctions in the event of any act that contravenes the rules laid down. The anti- corruption charter has been communicated to all ARGAN employees, who undertake to comply with it. Each employee signs this Charter every year.

In the event of a dilemma regarding a potential attempt at corruption, any employee may seek advice from the company’s Secretary General, who is responsible for ethics. In 2025, no cases of corruption were reported or detected.

●	IT and Personal Data Charter

ARGAN updated its IT Charter in January 2024.

This Charter has two parts:

–	IT, which aims to clarify and reiterate the key principles relating to the practical arrangements for accessing and using ARGAN’s resources, the conditions under which the use of these resources is authorised and, more specifically, the ethical, technical and legal rules that all users must comply with in accordance with the law. This section thus helps to strengthen the company’s cybersecurity;

–	Protection of privacy and employee data. The company ensures that it adopts and complies with a rigorous privacy policy that complies with the regulations in force, in particular the European General Data Protection Regulation No. 2016/679 of April 27, 2016 (known as the GDPR) and all national laws implemented in accordance with it, on a subsidiary basis.

With regard to the protection of personal data, the published Charter describes in a clear, simple and comprehensive manner how ARGAN, in its capacity as data controller, collects and uses Personal Data and the means available to each employee to control this use and exercise their rights in this regard.

As in 2024, 100% of ARGAN employees underwent training in 2025 to raise their awareness of the company’s ESG commitments, the application of these charters and ESG risks (particularly climate-related risks).

●	Stock market ethics charter

Published in June 2024, the stock market ethics charter aims to clarify the body of stock market ethics rules, both internally and vis-à-vis any third party, in force in France in order to avoid any risk of insider trading or unequal treatment of shareholders, particularly with regard to categories of information known as privileged information.

●	Responsible Purchasing Charter & ESG Supplier Code of Conduct

In November 2024, ARGAN strengthened its Purchasing Policy with the publication of a Responsible Purchasing Charter and an ESG Code of Conduct for its suppliers. This Charter governs ARGAN’s relationship with its suppliers within a proactive ESG framework. It refers to the UN Global Compact with 10 principles relating to labour rights, the environment and the fight against corruption, and includes and reiterates ARGAN’s ESG commitments, particularly in terms of climate action to reduce the carbon footprint of the value chain.

ARGAN’s charter corpus and ESG policy documents are publicly available on the argan.fr website.

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4.6.2. Axis 2: Reporting and transparency

Our commitments for 2030

●	Continue to improve and diversify the indicators reported annually to the market to reflect the progress of our ESG strategy;

●	Define and integrate key standards and benchmarks to enable transparency and comparison of our ESG performance.

Our actions for 2025 and 2030

●	Integrate the GRESB benchmark;

●	Become a Company Committed to Nature by submitting a biodiversity action plan.

ARGAN’s commitments

●	ARGAN supports the United Nations Global Compact;

●	ARGAN was rated for the first time by GRESB in 2025 with an average score of 83/100 and was awarded the ECOVADIS silver medal;

●	ARGAN submitted its biodiversity action plan in 2024 and obtained “Businesses Committed to Nature” certification in 2025.

4.6.2.1. Evolution of our extra-financial rating

ARGAN closely monitors regulatory developments and continues its preparatory work to ensure it can meet its potential future obligations.

At the same time, the Group has set itself the goal of defining and integrating key standards and benchmarks to enable transparency and comparison of its ESG performance. ARGAN therefore intends to increase the number of standards and benchmarks it incorporates for ESG ratings (Sustainalytics, GRESB, etc.), as well as for the certification of its approach by independent bodies.

2025 marks a year of solid progress in terms of the rating of ARGAN’s achievements and extra-financial strategy by GRESB with an initial assessment of 83/100, Sustainalytics with low risk (16.1) and Ethifinance (83/100). In addition, ARGAN has once again been awarded silver medal certification by ECOVADIS.

The table below summarises the change in ratings between 2024 and 2025:

Organisation	For 2024	For 2025	Change
	16.7	16.1	Progress
	Not applicable	83/100	-
	Gold status (75/100)	Gold status (83/100)	Progress
	Silver status (top 15%) – 71/100	Silver status (top 15%) - 73/100	Progress

4.6.3. Axis 3: Responsible purchasing

Our commitments for 2030

●	Develop our responsible purchasing policy, involve our suppliers in the process and train the employees concerned;

●	Define and integrate key benchmarks and standards to enable transparency and comparison of our ESG performance.

Our actions for 2025 and 2030

●	Develop our responsible purchasing policy, train the employees concerned and involve our suppliers in the process by having them sign our future ESG charter, which will include a human rights section.

●	Integrate concrete ESG commitments (combating illegal labour, respect for human rights, etc.) into 100% of our new contractual documents (CPI in particular);

●	More specifically, define a new format for sustainable, resilient and low-carbon warehouses with our construction partners.

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Evolution of our responsible purchasing policy

In 2024, ARGAN published a responsible purchasing charter, thereby integrating its suppliers into the process, and trained its relevant employees. More specifically, the Group has also defined a new sustainable, resilient and net zero carbon warehouse format (with a reforestation compensation programme in France) with its construction partners, including AutOnom, which has been in operation since 2022 and is a key milestone. ARGAN’s objective with this standard is to integrate ESG considerations throughout the entire life cycle, from project definition with its customers and local authorities to construction, maintenance and operation.

100% of ARGAN employees involved in purchasing were trained in responsible purchasing in 2024.

4.6.4. Axis 4: Regional development and new logistics formats

Our commitments for 2030

●	Define and implement a plan to optimise co-benefits when designing new projects, in consultation with local authorities.

●	Study new virtuous schemes, particularly around the rehabilitation of brownfield sites.

Our actions for 2025 and 2030

Integrate a systematic co-construction process with local authorities, aimed at optimising the co-benefits of our new projects.

Progress in our commitments to local areas

Our Mondeville warehouse, delivered in 2024, is the first step in realising and strengthening our commitments to virtuous regional development schemes, centred around a vast industrial wasteland. In 2025, ARGAN delivered €55 million in investments in French regions. Around 25,000 of our customers’ employees work in our logistics platforms.

Sustainable Development Goals

In 2023, ARGAN committed to the United Nations Global Compact and its ten principles on human rights, labour standards, the environment and anti-corruption. In 2024, ARGAN published its first Communication on Progress (COP).

Furthermore, ARGAN wanted its ESG strategy to take into account the 17 Sustainable Development Goals of the United Nations. Given its activity, size and relatively small number of employees (around 30), ARGAN decided to focus its actions on the following five Sustainable Development Goals:

●	Goal 7: Affordable and clean energy;

●	Goal 9: Industry, innovation and infrastructure;

●	Goal 11: Sustainable cities and communities;

●	Goal 13: Climate action;

●	Goal 15: Life on land.

In addition to these five SDGs, ARGAN will remain particularly attentive to Goals 5 (Gender Equality), 6 (Clean Water and Sanitation), 8 (Decent Work and Economic Growth) and 12 (Responsible Consumption and Production), both in its own activities and throughout its value chain.

4.7. General framework and ESG governance

As a French family-owned company driven by a long- term vision, ARGAN has developed an ambitious ESG strategy that reinforces its commitments across all three components. This strategy deliberately uses the expectations of the CSRD Directive as a reference framework. Complementary thematic strategies on climate and biodiversity have been added to the initial work to ensure compliance with best practices. ARGAN thus reaffirms its priorities:

●	The implementation of proactive action plans in favour of decarbonisation, renewable energy production and biodiversity

●	Fairly sharing the value created with all our stakeholders, particularly our employees

●	The satisfaction of our customer-tenants and support for them in facing new challenges

●	Support for the regions that host our warehouses.

4.7.1. Methodology

ARGAN carried out a major update of its ESG strategy in 2023. The preparatory work was completed in 2024 to incorporate a set of new themes taken into account in the ESRS standards.

During this work, ARGAN voluntarily incorporated the key guiding principles for conducting a dual materiality analysis. Subject to confirmation of the changes to European reporting standards announced in February 2025, ARGAN would no longer be subject to CSRD reporting requirements. However, ARGAN is still awaiting the necessary regulatory information to update its ESG reporting framework.

In defining its ESG strategy, ARGAN has:

●	Identified, through a series of interviews and internal workshops, its potential impacts on its environment and stakeholders – 2023

●	Measured the potential impact of changes in its environment on its business, in accordance with the potential materiality issues identified in the ESRS standards – 2024

●	Compared these elements with a sector benchmark covering its main competitors and incorporating reference studies (CBRE, ADEME, etc.) – 2023 & 2024

●	Conducted a risk and opportunity analysis incorporating ESG themes – 2023 & 2024.

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ARGAN supplemented these elements in 2025 with a resilience study (physical risks) of its real estate portfolio. The ESG team, assisted by an independent consultant, led the data collection process and evaluated the information in order to draw conclusions on the relative importance of the various impacts. The results are summarised in Chapter 3 on the Group’s risks.

All themes, sub-themes and sub-sub-themes were assessed using the same rating system and thresholds. Internal subject matter experts played a key role in this process.

The conclusions of this work were reviewed by ARGAN’s Secretary General, a member of the Executive Board, before being validated by ARGAN’s Executive Board. They served as the basis for the ESG strategy published in 2023 and its enhancement in 2024. The ESG risk analysis and double materiality matrix will be updated as part of the 2026 ESG report to incorporate the results of the comprehensive resilience study carried out in thefirsthalf of 2025. These documents will then be presented to and validated by the Supervisory Board after consultation with the Audit, Risk and Sustainability Committee.

4.7.2. Discussions with stakeholders

As part of this process, ARGAN also surveyed its main stakeholders. This participatory process was carried out by an independent external service provider in order to guarantee the quality of the content and the accurate reporting of the various comments. It resulted in the creation of:

●	A detailed mapping of relevant stakeholders;

●	Personalised questionnaires on the actions, challenges, expectations and ambitions of each stakeholder in relation to the three ESG components;

●	A wide-ranging consultation with 21 external stakeholders (customers, suppliers, local authorities, financial partners, professional organisations) and ARGAN’s extended management team. Twenty-five interviews were conducted with representatives of the targeted organisations and ARGAN employees, including executives, operational managers and ESG managers, each lasting at least one hour.

A complementary documentary analysis of these stakeholders’ policies and commitments on key issues, particularly carbon strategy, and an analysis of best practices in the sector. This work made it possible to formalise stakeholder expectations on environmental, social and societal issues. Their contributions were presented to ARGAN’s senior management on several occasions and were directly incorporated into the formalisation of the company’s main areas of focus and ESG strategy.

Beyond that, these exchanges also helped to validate stakeholders’ perceptions of the main potential impacts of ARGAN that could affect them. Ongoing dialogue with our stakeholders informs our strategic decisions, day-to-day operations, business model and sustainability efforts. With regard to our customers in particular, we continuously assess their needs in order to adapt to changing market demands. The views and interests of our key stakeholders are continually discussed internally at dedicated monthly follow-up meetings attended by all or some members of the Executive Board. The Supervisory Board is kept regularly informed to ensure rapid action and continuous development of our strategy and business model.

Our approach to stakeholder engagement varies depending on the stakeholder group, and we use a mix of informal and formal channels and methods to maintain this dialogue throughout the life cycle of a project:

●	Once the building has been delivered, our clients have access to a dedicated asset and property team, ensuring regular contact and permanent availability on a daily basis and in the event of specific support needs (claims resolution, extension projects, energy improvement works, etc.).

●	Our shareholders have access to regular publications providing information on current developments and financial and non-financial results in French and English. In addition, conferences and roadshows are organised for them, in addition to the Annual General Meeting, which is open to the public.

●	Representatives from partner regions are in constant dialogue with our teams to ensure that our projects are integrated as effectively as possible in line with their challenges (building quality, jobs created, environmental impact control, etc.).

In addition, we call on internal and external experts to gain a better understanding of developments in our sector and stakeholder expectations. These experts include key employees with responsibilities and knowledge of specific aspects of our business model and operations. With regard to sustainable development issues, we call on external advisors with in-depth knowledge of areas such as environmental issues related to our business model.

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4.7.3. Risk analysis and mitigation

ARGAN has updated its ESG risk mapping, particularly in anticipation of the standards expected for the CSRD, which ultimately does not apply to the Company.

This work has made it possible to define ARGAN’s most significant potential impacts and associated risks, taking into account their likelihood of occurrence, scope, scale and irreparable nature. ARGAN has thus identified the main risks that could have a negative impact on its business, reputation, financial position, results, future valuation or development prospects. In addition, ARGAN conducted an initial detailed analysis of the opportunities associated with these impacts, particularly with regard to its premium positioning in the face of changes in energy costs and climate change. These elements were incorporated into the work to update ARGAN’s materiality. It has also extended its impact analysis to its entire value chain, both upstream and downstream, and has entered into concrete discussions with its partners to limit its future impacts. ARGAN’s upstream value chain includes its manufacturing partners and their employees. ARGAN’s downstream value chain mainly includes its tenant customers.

More specifically, the risks associated with climate change can be broken down into:

●	Physical risks resulting from damage directly caused by weather and climate phenomena induced by changes in the climate system.

–	Controlling these risks involves taking into account the standards in force during construction and adapting the property portfolio to climate change. For example, each warehouse is equipped with a lightning protection system. Its role is to prevent the destructive effects of possible lightning strikes on the building. Lightning rods on the warehouse roof are connected to an earthing loop (a bare copper cable buried around the building). In the event of a storm, the static electricity in the ambient air is discharged preferentially through the circuit running from the lightning rods to the ground, rather than following a random path that could cause material damage or even human injury.

–	It should also be noted that all of the company’s assets are located in France, a region of the world that is subject to climate change, but in a context that is more easily controllable than other areas of the world, with 29% of assets located in the Île-de-France region. None of the assets are located on the coast or in mountainous areas.

●	Transition risks resulting from adjustments made in preparation for the transition to a low-carbon economy. These risks are managed through the company’s sustainable development policy. As at December 31, 2025, the company had not recognised any provisions or guarantees for environmental risks.

Since 2025, ARGAN has specified specific ESG risks broken down into five risk factors. These are detailed in Chapter 3 of this Universal Registration Document. Readers are invited to refer to this chapter for further information on the assessment of these risks and the Company’s comments on this subject.

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4.7.4. Double materiality matrix

The materiality matrix presented below corresponds to that of the 2025 ESG report, prior to an upcoming update in the 2026 ESG report. It was developed and prioritised by incorporating stakeholder expectations, ARGAN’s overall performance challenges for the future, the company’s impacts on its environment and the potential financial impacts identified by the ESG risk analysis, thereby complying with the principle of double materiality.

Decision-making process

For all ESRS and related themes:

●	The dual materiality matrix was formalised by the ESG teams with the support of an external consultant, drawing on the expertise of relevant internal experts.

●	This formalisation was based on the impact, risk and opportunity analysis carried out and draws on internal documents relating to operational procedures, ESG policies, questionnaires and the monitoring of ESG indicators.

●	A first draft was reviewed during workshops with the ESG team. The final version was reviewed by ARGAN’s Secretary General.

●	The final version was approved by the Executive Board, subject to the update planned for 2025 on resilience risks.

Interests and views of stakeholders

ARGAN’s various stakeholders can be classified into the following groups:

●	Customers;

●	Local actors, particularly local authorities;

●	Suppliers, particularly manufacturers;

●	Shareholders, financiers and analysts.

These different groups were interviewed in order to construct ARGAN’s materiality matrix. The following main points emerged from these interviews, reflecting the interests and views of the main stakeholders:

Stakeholders	Key ESG expectations and perceptions

	●	A long-term, high-quality relationship thanks to agility and responsiveness, both when problems arise and upstream during decision-making;
Customers	●	The actual ESG performance of warehouses is sought, particularly in relation to energy and GHG emissions;
	●	Integrated asset management and property management.
	●	Are preparing for Zero Net Land Take with a reduction in land use;
	●	The challenges: carbon neutrality + renovation & rehabilitation;
Local actors, particularly local authorities	●	Are focused on revitalising the local economy, increasing density and promoting mixed use;
	●	A long-term relationship is welcomed, with a stable French player with a heritage and territorial vision.
Suppliers, particularly builders	●	Welcome ARGAN’s willingness to engage in dialogue and co-construction to implement decarbonisation and energy efficiency solutions in new projects. A lively dialogue is maintained on an ongoing basis.
	●	In 2023, formalisation of ESG strategies, particularly low-carbon strategies;
	●	Commitments with specific indicators, particularly environmental ones;
	●	The search for international labels, benchmarks and standards;
	●	Perception
Shareholders, financiers, analysts	–	The AutOnom® innovation was praised, as was the plan to renovate the existing fleet by installing heat pumps to replace gas boilers;
	–	The presentation of ARGAN’s ESG strategy in October 2023 was very well received and quickly taken into account by Sustainalytics (change from medium risk to low risk).

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This is a one-off update of the matrix produced last year, in accordance with the principles of the Corporate Sustainability Reporting Directive, as ARGAN’s scope has not changed fundamentally since the previous financial year. Certain materiality issues have been slightly reprioritised to refine their impact levels and clarified to better describe all the elements included in each one.

This dual materiality matrix was approved by ARGAN’s Executive Board in 2024. It is expected to be adjusted in the 2026 ESG report to incorporate the results of the comprehensive study of the fleet’s resilience to climate risks carried out in 2025.

●	Environmental challenges and impacts:

–	Decarbonisation of industrial logistics,
–	Low carbon and environmental impact construction,
–	Energy performance and renewable energy production,
–	Biodiversity and sustainable management of living resources;

●	Societal challenges and impacts:

–	Partnering with local authorities,
–	Development of local employment,
–	Local economic development;

●	Social issues:

–	Skills development for employees and new professions,
–	Quality of life at work for users,
–	Health and safety in the value chain,
–	Equal opportunities & diversity;

●	Governance Issues:
–	Dialogue with stakeholders,
–	Responsible purchasing,
–	ESG management excellence and transparency,
–	Ethical business conduct;

●	Customer satisfaction issues:

–	Maintaining operational excellence,
–	Adaptation to climate change and extreme weather events,
–	Co-construction & innovation,
–	Strengthening the PREMIUM positioning, mixed uses and new services.

For a detailed description of the various challenges, readers are invited to refer to the ESG 2025 report published in April 2025 and available on the argan.fr website, and to compare it with the next publication of the ESG 2026 report.

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4.7.5. Details of the various challenges

4.7.5.1. Environmental challenges & impacts

●	Biodiversity and sustainable management of living resources

ARGAN’s activity involves land artificialisation (excluding construction on brownfield sites), the installation of fences and outdoor lighting, as well as noise pollution, which can cause discontinuities in black, green and blue corridors. The sustainable management of green spaces on sites and the regeneration of living organisms on operated sites and/or nearby sites is an important issue in limiting ARGAN’s impact.

●	Decarbonisation of industrial logistics

While ARGAN’s direct emissions are extremely limited, its activities generate a significant volume of indirect GHG emissions due to the extraction of raw materials, the transport of materials and the construction process for warehouses, as well as their operation by its customers. Improving energy efficiency and performance and integrating low- carbon technologies and construction methods are important challenges in limiting the impact of ARGAN and its value chain..

●	Low carbon and environmental impact construction

Beyond GHG emissions, the construction and operation of warehouses can have other environmental impacts (soil quality, water consumption, etc.) that need to be measured and limited. Continuous improvement in warehouse design, as well as the gradual integration of a circular economy approach into construction and the future end of life of buildings, should help to limit the impact of ARGAN and its value chain.

●	Energy performance and renewable energy production

Warehouse operating costs and their energy- related impacts are an important issue for ARGAN and its customers. The production of photovoltaic energy on roofs via the AutOnom® standard, and in the future in shade structures, as well as LED lighting plans, heat pumps for heating and energy consumption analysis are all levers for adaptation aimed at reducing the impact of ARGAN and its value chain.

4.7.5.2. Social issues & impacts

●	Quality of life at work for users

ARGAN is constantly working to improve not only the quality of life at work for its own employees (in particular through pleasant, accessible premises, etc.) but also the quality of life for future users of its warehouses; an important criterion in helping its customers retain their employees.

●	Health and safety in the value chain

ARGAN supports its employees in their work, provides them with the appropriate tools and equipment, and offers training to limit risks to their physical integrity and health. The company takes a similar approach to the design of its warehouses to provide safe workplaces, while ensuring that its construction partners strictly comply with safety standards on construction sites.

●	Skills development for employees and new professions

ARGAN can rely on a small but highly skilled and committed team. To maintain this expertise, ARGAN implements a personalised training and coaching plan.

Beyond that, ARGAN remains attentive to developments in its market and business and ensures that it integrates the most relevant new professions to maintain the excellence of its customer service (decarbonisation, energy, etc.) and limit its impact on the environment.

●	Equal opportunities and diversity

ARGAN is aware of the importance of maintaining a virtuous and inclusive working environment that leaves room for everyone. The company strives to integrate diversity as much as possible into its recruitment and internal promotion processes. With its small team, ARGAN must prioritise competence and commitment, wherever they come from, sharing the collective value created equally with everyone.

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4.7.5.3. Governance issues and impacts

●	Ethics in business conduct

ARGAN and its managers are mindful of how they conduct business. The company ensures that it adheres to best practices, drawing on the values and ethics instilled by its founder. It monitors compliance with these principles among its partners and suppliers with the same rigour. The fundamental principles and practical procedures in this area are detailed in charters.

●	Dialogue with stakeholders

ARGAN maintains a demanding dialogue with its main stakeholders. Attentive to the needs of its customers, the expectations of its partner communities, the aspirations of its employees, and feedback from its value chain and suppliers, the company strives to limit its impact by allowing everyone to express their point of view in order to achieve collective alignment.

●	Excellence in ESG management and transparency of information

ARGAN and its managers are convinced of the strategic importance of ESG issues and strive to implement best practices in governance and transparency in the information communicated and commitments made.

●	Responsible purchasing

ARGAN invests between €100 million and €150 million each year in its development. This ambition gives rise to a strong responsibility towards its value chain to build stable, ethical and responsible relationships that are also demanding in order to collectively limit the potentially negative impacts of the company’s activities.

4.7.5.4. Customer satisfaction challenges and impacts

●	Maintaining operational excellence

ARGAN has chosen to position itself in the premium segment, offering high-quality assets that incorporate the latest technologies and significant energy and environmental innovations. In addition, it provides personalised service to its customers to ensure their satisfaction and deliver outstanding performance, including in non-financial areas.

●	Adapting to climate change and extreme weather events

Beyond its own emissions and environmental impacts, ARGAN is aware of the potential impact of climate change on its environment and its business. The company integrates the concept of resilience into the construction and life of its assets as well as into its business model.

●	Co-construction & innovation

ARGAN ensures that it incorporates the best industrialised and secure technologies into its new developments. The company co-constructs its approach with its partners, its customers and the regions in which it establishes or develops its business.

Strengthening its PREMIUM positioning, mixed use and new services

ARGAN works tirelessly to strengthen its premium positioning, the best guarantee of the resilience of its business model and future revenues. Attentive to its stakeholders, the company monitors expected changes in the business model, the integration of new value-added services and the needs of sites that incorporate different types of use, without deviating from its fundamentals.

4.7.5.5. Societal challenges and impacts

●	Local economic development

ARGAN is aware of the local economic role of its sites and works with local authorities and its customers to maximise potential co-benefits over the long term.

●	Local job creation

Through its sites, ARGAN enables its customers to create around 25,000 jobs close to local communities. By working on mixed use, the company ensures that this local employment potential is optimised.

●	Partner to local authorities

An ARGAN site is not just a warehouse, it is part of the local area. ARGAN works with local authorities to limit impacts, optimise co-benefits, validate the acceptability of new sites and develop genuine win-win partnerships, which are essential for the company’s future development..

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4.7.6. ARGAN is outside the scope of the CSRD

ARGAN, a company with around 30 employees and a turnover of €212 million in 2025, is currently outside the scope of the European CSRD directive, which primarily targets companies exceeding certain employee thresholds, and the company does not meet the required number of employees to be subject, at this stage, to the enhanced sustainability reporting obligations provided for in this regulation.

However, although ARGAN is not currently subject to the regulatory requirements of the CSRD directive, the company has voluntarily adopted a policy of extra-financial transparency by including a number of indicators and information inspired by this European framework in its ESG reporting, in order to meet the expectations of its stakeholders and anticipate possible future developments in environmental, social and governance performance requirements.

4.7.7. ESG governance

For information on the general organisation of ARGAN’s governance, readers are invited to refer to Chapter 5 of this Universal Registration Document. The following points aim to clarify how ESG issues are integrated into the Group’s governance bodies.

4.7.7.1. The Executive Board

Composed of four members, the Executive Board is responsible for developing and implementing ARGAN’s strategy, ensuring its consistency with the financial model and objectives, and deploying the ESG roadmap component.

ARGAN’s Secretary General is responsible for defining, deploying, steering and monitoring the strategy approved by the Executive Board and reviewing the associated action plan. He has been a member of the Executive Board since April 2024. For this mission, he is supported by a team partly dedicated to this mission and by resources shared within ARGAN’s other departments (energy expert, etc.). He also ensures deployment at all levels and raises awareness among all employees. Finally, he reviews the environmental, social and societal risks identified in the company’s risk analysis, as well as climate risks.

The Executive Board is responsible for ensuring the company’s development and guaranteeing control of its operational activities.

It also ensures that the governance criteria detailed in the following documents are applied and complied with:

●	Ethics Charter (including the protection of whistleblowers);

●	Anti-corruption Charter (including the handling of conflicts of interest);

●	ESG Charter for Suppliers, Service Providers and Subcontractors;

●	IT Charter (including personal data protection and cybersecurity);

●	Stock market ethics charter;

●	Implementation of the Biodiversity Strategy.

4.7.7.2. The Supervisory Board

The Supervisory Board is a collegial body composed of six members, including two independent members, who collectively represent all shareholders.

Its primary objective is to ensure the long-term success of the company while respecting the interests of all third-party stakeholders essential to achieving this objective, namely shareholders, employees, customers, suppliers and other creditors. To this end, it reviews and determines the company’s strategic direction and exercises ongoing oversight of the management implemented by the Executive Board.

●	50% of the Supervisory Board to be women (by December 31, 2025);

●	33% of members of the Supervisory Board to be independent.

Composed of women and men with extensive experience, its diversity guarantees its quality of judgement, its ability to anticipate and its integrity in the exercise of its supervisory and control functions. Since 2023, ESG issues have been specifically addressed by the Supervisory Board at least once a year as part of the activity report of the Audit, Risk and Sustainability Committee. In addition, as part of the relationship between the Executive Board and the Supervisory Board, the Executive Board presents an activity report at each meeting of the Supervisory Board. This report highlights progress on ESG issues. In line with our ESG policy, the Supervisory Board and the Executive Board carry out their duties as required by law and act with consideration for the social and environmental challenges of ARGAN’s activities.

●	Risks and opportunities: They regularly review opportunities and risks such as financial, legal, operational, social and environmental risks, as well as the measures taken in response. This is notably the role of the Audit, Risk and Sustainability Committee, which meets at least twice a year.

●	Anti-corruption: Where applicable, they ensure that a system is in place to prevent and detect corruption and influence peddling.

●	Diversity, equity and inclusion: They ensure the proper implementation of a non-discrimination and diversity policy.

●	Strategic information: They ensure that shareholders and investors receive relevant, balanced and informative information on the Group’s strategy, development model, consideration of significant non-financial issues and long-term prospects.

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●	Shareholder rights: They must pay particular attention in their governance to striking the right balance between

-	The freedom of entrepreneurial action of managers;

-	The protection of minority shareholders;

-	The sustainability of the company;

-	Accountability to the entire ecosystem, primarily its employees but also all other stakeholders.

At its meetings, the main topics addressed by the Supervisory Board are:

●	Commercial policy;

●	Development strategy;

●	Social issues (Human Resources);

●	ESG strategy and actions.

The Supervisory Board is assisted by two committees: the Audit, Risk and Sustainability Committee and the Appointments and Remuneration Committee, each composed of three members appointed by the Supervisory Board and chaired by an independent member. For more information on the prerogatives of each of these committees, readers are invited to refer to Chapter 5 of this Universal Registration Document.

4.7.7.3 .. The Energy/Environment Monitoring Committee

An internal committee dedicated to monitoring energy initiatives and investment plans meets once a month, bringing together the company’s senior managers and directly involved staff. Since January 2024, this committee has been expanded to monitor all of ARGAN’s environmental initiatives.

4.7.7.4. Management bodies’ expertise in sustainability

The sustainability expertise possessed by the management bodies as a whole comes from training on the principles and fundamentals of CSR, CSRD regulations and specific topics (environmental, social and governance), as well as from external experts.

ARGAN has a Supervisory Board, an Executive Board and a member of the Executive Board in charge of ESG who possess the fundamental expertise necessary to manage ESG impacts, risks and opportunities, whose responsibilities are detailed above.

ARGAN also regularly calls on external experts for specific ESG issues.

4.7.7.5. Other information

Training of Board members

All members of the Supervisory Board have the necessary skills to fully understand the specific characteristics of the Company and its business. To this end, the Supervisory Board has deemed it unnecessary to implement a three-year training plan.

Integration of sustainability results into incentive schemes

In 2025, ARGAN will implement a new profit-sharing agreement covering 100% of its employees. It now includes ESG criteria related to the deployment of warehouses and the implementation of the PAC (heat pump) plan.

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Additional non-financial information - 4. ESG INFORMATION

4.8. Additional non-financial information

4.8.1. Social information

4.8.1.1. General social information

As at December 31, 2025, the total workforce consisted of 28 employees (28 permanent contracts), including 26 executives (4 women and 22 men) and 2 non-executives (2 men), all based at the head office in Neuilly-sur-Seine (92) . These employees work full-time and their employment contracts are governed by the national collective agreement for the real estate sector . In addition, four of the employees are currently members of the Executive Board.

The average age is 43. As at December 31, 2025, the total workforce numbered 28 employees (28 permanent contracts) . The table below summarises changes in the workforce over the last three financial years:

Categories	2023	2024	2025

Total workforce	30	29	28

Of which men	24	24	24

Of which women	6	5	4

Managers	27	27	26

Of which men	22	22	22

Of which women	5	5	4

Types of contracts

Permanent	30	29	28

Fixed-term contract	0	0	0

There are no company agreements in force within the Company. Similarly, it does not have any employee representative bodies, has not set up a health and safety committee, and has not taken any specific measures concerning the integration of disabled workers or allocated any budget to social welfare initiatives, as its total workforce is smaller than that required by regulations.

In the 2025 financial year, the Company hired two employees on permanent contracts and recorded three departures. It did not experience any problems with staff absenteeism.

4.8.1.2. Profit-sharing agreements, share subscription options and free shares for Company employees for the 2025 financial year

The Company has implemented various measures aimed at motivating its staff, based on individual and collective performance:

●	a profit-sharing agreement is in force for the 2025 financial year;

●	a new free share allocation plan was introduced in 2025 for the 2025 financial year for the benefit of all staff;

●	a collective bonus is implemented annually and in force in 2025, based on rental profitability and the amount of rent generated by new development leases signed during the financial year.

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Additional non-financial information - 4. ESG INFORMATION

Profit-sharing agreement

A new profit-sharing agreement was signed on September 6, 2024, ratified unanimously by employees, and concluded for the 2025 financial year for all employees.

In summary, this profit-sharing agreement provides for the allocation of a profit-sharing bonus to the Company’s employees and corporate officers on the Executive Board, with the aim of involving them in the development and improvement of performance.

The profit-sharing bonus is based on two criteria:

●	The performance of the Development Division,

●	The occupancy rate of buildings.

The total annual profit-sharing bonus is made up of the sum of the profit-sharing bonuses generated by each of these two criteria.

Given its inherently uncertain nature, the incentive is variable and may be zero. Employees undertake to accept the result as it appears in the results for each financial year. Consequently, the signatory parties do not consider that an incentive will be systematically paid to each interested party for a financial year.

The profit-sharing paid to employees is not considered salary for the purposes of labour legislation. It is not considered remuneration within the meaning of Article L. 242-1 of the Social Security Code defining the basis for social security contributions. However, it is subject to the CSG and CRDS social security contributions and income tax.

By agreement, it was set at between 0 and 2 months’ salary for each employee and may not exceed 20% of the total gross salaries paid to the company’s employees.

On December 8, 2025, ARGAN’s staff unanimously approved a new profit-sharing agreement for the year 2026. This new plan is based on the results of the promotion (promoter margin linked to developments in particular) and property/asset (results from rental management) departments, incorporating ESG criteria, respectively rents from AutOnom® warehouses and the PAC (heat pump) plan.

The profit-sharing agreements have resulted in the following payments for the last three financial years:

Financial years	Interest payment amount
2023	€457,676
2024	€512,256
2025	€517,093

Share subscription options

There are no share purchase or subscription option programmes reserved for employees or executives of the Company in place as at December 31, 2025.

Bonus share allocations

●	2025 Plan

Following an initial three-year Free Share Allocation Plan for 2022-2023-2024 open to all employees contributing to the company’s development, ARGAN’s management has decided to renew this incentive scheme on an annual basis for members of the Executive Board and all employees of the property company.

In accordance with the 16th resolution of the General Meeting of March 21, 2024, on the proposal of the Executive Board and after a favourable opinion from the Appointments and Remuneration Committee on November 29, 2024, the Supervisory Board of December 10, 2024 approved the rules for this annual free share allocation plan.

For each member of the Executive Board, the scheme is capped at €100,000, to be converted into shares based on the average share price in the fourth quarter of 2025.

It is also specified that any person who becomes a member of the Executive Board during this financial year may benefit from this free share allocation plan, under the same conditions and in proportion to their presence during this financial year.

It is based on three performance criteria specific to the Executive Board, determined in accordance with the company’s strategy:

●	debt reduction (financial criterion) with the net debt to EBITDA ratio as the indicator: 45% of the budget

●	growth (financial criterion) with the indicator being the increase in recurring net income: 35% of the budget

●	sustainability (ESG criterion) with the indicator being the reduction in CO2 emissions measured for SCOPE 3 energy: 20% of the budget

It is also specified that if the net debt to EBITDA ratio is greater than or equal to 9, the amount allocated to each member of the Executive Board for the growth and reduction of CO2 emissions criteria will be capped at €50,000, even if the growth and/or CO2 emissions reduction targets are met or exceeded.

The maximum number of shares that may be allocated under this annual plan to all beneficiaries has been set at 25,000 shares. It was definitively decided by the Executive Board on February 9, 2026 on the basis of the average share price in the fourth quarter of 2025 (€65.51) and the allocation of a total of 16,452 shares (representing 0.06% of the total number of ARGAN shares), including 5,252 for members of the Executive Board.

This free share allocation contributes to the objectives of the remuneration policy in that it enables each member of the Executive Board (and each eligible employee) to be even more closely involved in the development and improvement of the Company’s performance, including in the long term.

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Additional non-financial information - 4. ESG INFORMATION

●	2026 Plan

In accordance with the 16th resolution of the General Meeting of March 21, 2024, on the proposal of the Executive Board and after a favourable opinion from the Appointments and Remuneration Committee on November 25, 2025, the Supervisory Board of December 9, 2025 approved the rules for this annual free share allocation plan.

For further information on ARGAN’s free share allocation plans, readers are invited to refer to Chapter 5 of this Universal Registration Document.

Collective bonus

Finally, a collective bonus has been introduced for all employees, effective within the Company for the 2025 financial year and based on rental profitability and the amount of rent generated by new development leases signed during the 2025 financial year.

4.8.2. Additional environmental information

When making acquisitions, developing properties and operating its buildings, the Company ensures, in particular:

●	Compliance with urban planning and construction regulations;

●	Compliance with the regulatory framework for construction or renovation projects;

●	Where applicable, the compliance of the construction site with the HQE (high environmental quality) approach and the BREEAM certificate (level “excellent” targeted for all new developments);

●	That all inspection reports from external inspection bodies are obtained.

The Company remains particularly attentive to compliance with all regulations (asbestos, classified facilities, etc.) in the management and operation of its real estate assets, both in terms of its own obligations and those of its tenants. For more information on these regulations, readers are invited to refer to Chapter 2 of this Universal Registration Document, and more specifically to paragraph 2.6.5 – Regulations relating to environmental protection.

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Additional non-financial information - 4. ESG INFORMATION

4.8.3. Key non-financial indicators at the end of 2024

As part of the publication of its 2025 ESG report, ARGAN has made available to the public summary non-financial indicators for the 2024 financial year. These are included for the reader’s information in the tables below, according to the three ESG components:

Environment	2024	2023	Change	Scope	GRI equivalent
Total electricity consumption (MWh)	232,538	212,816	+9%	100% ARGAN + Tenant consumption	302-1
Of which renewable energy produced on site (MWh)	26,758	25,182	+6%	100% ARGAN	302-1
Total gas consumption (MWh)	37,326	50,626	-26%	100% ARGAN + Tenant consumption	302-1
Total fuel oil consumption (litres)	98,806	77,160	Change in scope	100% ARGAN + 81% tenant sites	302-1
Average energy intensity (KWh/sq.m)	72	73,8	-3%	100% ARGAN + Tenant consumption	302-3
Scope 1 GHG emissions (tCO₂e)	65	690	Not applicable change in scope	100% ARGAN	305-1
Scope 2 GHG emissions (tCO₂e)	1.9 (location-based)	3,6	-48%	100% ARGAN	305-2
Scope 3 GHG emissions (tCO₂e)	121,684	66,117	+84%	100% ARGAN	305-3
Total GHG emissions (tCO₂e)	121,750	66,811	+82%	100% ARGAN	-
Total water consumption (m³)	216,423	183,182	Not applicable change in scope	100% ARGAN + 84% tenant sites	303-3
Water intensity of buildings	~8.7m³ / FTE	~11.1m³ / FTE	Not applicable change in scope	100% ARGAN + 75% tenant sites	-
% of certified buildings	50	50	-	100% ARGAN	-
Total weight of hazardous waste generated (tonnes)	880; 2.3 on ARGAN	351; 0 on ARGAN	Change in scope	100% ARGAN + 71% tenant sites	306-3
Total weight of non-hazardous waste generated (tonnes)	64,949; < 1 tonne on ARGAN	28,416; < 1 tonne on ARGAN	Change in scope	100% ARGAN + 71% tenant sites	306-3
Waste recycling rate (%)	82	72	Change in scope	100% ARGAN + 53% tenant sites	306-4
Number of trees planted	15,500	363	Exceptional project	100% ARGAN	-

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Additional non-financial information - 4. ESG INFORMATION

Social	2024	2023	Change	Scope	GRI equivalent
Total number of employees	29	30	-3%	100% ARGAN	2-7 and 401-1
Permanent contract rate (%)	100	100	-	100% ARGAN	2-7
Ratio of female to male managers (%)	19	19	-	100% ARGAN	405
Total number of incidents involving discrimination or harassment reported	0	0	-	100% ARGAN	406
Equal pay ratio (%)	100	100	-	100% ARGAN	405-2
Percentage of employees who received an annual appraisal (%)	100	100	-	100% ARGAN	404-3
Percentage of employee shareholders (%)	100	100	NA	100% ARGAN	-
Turnover (%)	17	13	+ 4 percentage points	100% ARGAN	401
Work accident frequency rate (%)	0	0	-	100% ARGAN	403-9
Number of work accidents	0	0	-	100% ARGAN	403

Governance	2024	2023	Change	Scope	GRI equivalent
Percentage of women on the Supervisory Board	38	38	-	100% ARGAN	405
% of independent members on the Supervisory Board	38	38	-	100% ARGAN	-
Equity ratio	2.2	2.4	-0.2 pts	100% ARGAN	-
Total number of incidents involving fraud, corruption and conflicts of interest reported	0	0	-	100% ARGAN	205
Total number of incidents compromising information security	0	0	-	100% ARGAN	-

4.8.4. Initial estimates of energy indicators at the end of 2025

Complete environmental data for 2025, including the carbon footprint, will be published in the coming weeks in the 2026 ESG report, which will be available on the argan.fr website. For information purposes, based on data still being collected, ARGAN provides an initial estimate of certain energy consumption data, the final values of which will be published in the 2026 ESG report in the coming weeks.

Environment	2025 estimate	2024	Change	Scope	GRI equivalent
Total electricity consumption (MWh)	220,868	232,538	-5%	100% ARGAN + Tenant consumption	302
Of which renewable energy produced on site (MWh)	30,007	26,758	+12%	100% ARGAN	302
Total gas consumption (MWh)	40,921	37,326	+9%	100% ARGAN + Tenant consumption	302

Electricity consumption data covers 99% of ARGAN’s collection scope at the date of writing this universal registration document.

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5. Supervisory Board Report on Corporate Governance

Management and control of the Company	130
Conditions for the preparation and organisation of corporate governance (work of the Supervisory Board)	130
Executive Board	131
Supervisory Board	135
Succession plan for executive corporate officers	147
Diversity policy applied to the Company’s governance bodies and employees	147
Agreements entered into with Group companies and executives	148

Report on the remuneration of executive officers	149
Outline of the remuneration policy and overall remuneration structure for executive officers	149
Approval of the remuneration policy for the Company’s corporate officers (6th to 9th resolutions of the Combined General Meeting)	151
Approval of the report on the remuneration of the Company’s corporate officers and the components of remuneration paid or awarded for the financial year ended 31 December 2025 (10th to 15thresolutions)	156

Additional information on corporate governance	163
Use of delegated powers to the Executive Board	163
Transactions by executives involving the Company’s securities	163
Additional information and comments on the Executive Board’s report	163

Summary tables of delegations currently in force and submitted to the Combined General Meeting of 26 March 2026	164
Authorisations granted to the Executive Board by the Combined General Meeting of March 21, 2024	164
Authorisations granted by the Executive Board to the Combined General Meeting of March 20, 2025	164
Delegations submitted by the Executive Board to the Combined General Meeting of March 26, 2026	165

Management and control of the Company - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.1. Management and control of the Company

5.1.1. Conditions for the preparation and organisation of corporate governance (work of the Supervisory Board)

In accordance with the provisions of Articles L.225-68 and L.22-10-20 of the French Commercial Code, the Supervisory Board is presenting a report on corporate governance to the general meeting. The purpose of this report is, in particular, to disclose the Company’s remuneration policy for corporate officers, to report on their remuneration for the financial year ended December 31, 2025 and to present the composition and functioning of the Supervisory Board. This report also contains the Supervisory Board’s comments on the Executive Board’s report and on the financial statements for the 2025 financial year.

The Company has implemented a set of measures based on the principles of corporate governance, including:

●	The Middlenext Corporate Governance Code published in December 2009 and updated in September 2021, which aims to adapt these principles to the specific case of small and mid- cap companies (the “Middlenext Code”), to which the Company refers as its overall corporate governance framework;

●	The Middlenext Code may be consulted at the Company’s registered office and on the Middlenext website (www.middlenext.com).

In accordance with the recommendations set out in the Middlenext Code and the provisions of Articles L.225- 37-4 and L.22-10-10 of the French Commercial Code, the Supervisory Board has drawn up the following table summarising the various recommendations that have not been applied and the reasons why they have not been applied (“comply or explain”):

R5 – Training of Board members

All members of the Supervisory Board have the necessary skills to fully understand the specific characteristics of the Company and its business. To this end, the Supervisory Board considered that it was not necessary to implement a three-year training plan.

R13 – Implementation of an evaluation of the Board’s work

The Supervisory Board considers that, given the small number of members on its Board (6), each member is heavily involved and can express themselves and exchange views freely on the functioning and conduct of the Board’s work. The Board therefore considers that it is not necessary to implement a formal assessment of its work.

R16 – Definition and transparency of executive officers’ remuneration

Although the Company publishes annual equity ratios comparing the level of remuneration of executive officers with the average, median and lowest remuneration of the Company’s employees, it has been decided not to publish an additional ratio in relation to the minimum wage, as this is significantly lower than the lowest remuneration within the Company.

R21 - Stock options and free share allocations

The Supervisory Board has decided to implement a free share allocation plan for the 2025 financial year for all employees and members of the Company’s Executive Board. The number of shares attributable to each employee and member of the Executive Board will depend on the achievement of three precisely quantifiable objectives which, although measured solely over the 2025 financial year, will result in medium/long-term profits for the Company if achieved (see section 2.5 of this Universal Registration Document).

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Management and control of the Company - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.1.2. Executive Board

5.1.2.1. Composition

The Company is managed by a Executive Board composed of at least two and no more than seven members, subject to the exceptions provided for by law in the event of a merger.

The term of office of the members of the Executive Board is two years, renewable.

As of the date of registration of this document, the members of the Company’s Executive Board are as follows:

Surname and First name	Date of first appointment	Term expiry date[1]	Principal function performed within the Company	Principal position held outside the Company	Other positions and functions held in any company
Ronan Le Lan	17/04/2003	15/01/2027	Chairman of the Executive Board	None	None
Francis Albertinelli	17/04/2007	15/01/2027	Member of the Executive Board and Chief Financial Officer	None	None
Aymar de Germay	18/04/2024	15/01/2027	Member of the Executive Board and Secretary General	None	Chairman of SAS Aylice Conseils
Stéphane Cassagne	01/09/2024	15/01/2027	Member of the Executive Board and Director of Development and Asset Management	None	Member of the Board of Directors of the professional sports company Aviron Bayonnais Rugby Pro

The table above also specifies all the mandates and functions exercised in any company by the members of the Company’s Executive Board as at the date of this Universal Registration Document.

Family relationship: Mr Ronan LE LAN is the son of Mr Jean-Claude Le Lan, Chairman of the Supervisory Board. He is a party to the family shareholder agreement, as detailed in Chapter 8, paragraph 8.4.1 of this Universal Registration Document.

As of the date hereof, the Executive Board is composed exclusively of four male members.

The members of the Executive Board are professionally domiciled at the Company’s registered office at 21 rue Beffroy, 92200 Neuilly sur Seine.

There were no changes in the composition of the Executive Board during the 2025 financial year.

1	The terms of office of the members of the Executive Board were renewed by the Supervisory Board at its meeting on January 15, 2025.

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Management and control of the Company - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.1.2.2. Professional experience of the members of the Executive Board:

●	Ronan LE LAN: A graduate of ESTP Paris, Ronan LE LAN worked from 1989 to 2000 at Bouygues Construction – Ile de France – as a site manager and then at Bouygues Immobilier – Ile de France – as a programme manager. He joined ARGAN in 2001 as a project manager. He has been Chairman of the Executive Board since 2003.;

●	Francis ALBERTINELLI: A graduate of ESTP Paris and IAE, Francis Albertinelli worked from 1991 to 1998 at the Bouygues Group as reporting manager and then as management control manager. From 1999 to 2003, he was head of management control within the Network Division of Neuf Cegetel. He joined ARGAN in 2004 as Chief Financial Officer and has been a member of the Executive Board since 2007.

●	Aymar de GERMAY: A graduate of Sciences Po Paris and ESSEC Business School, he began his career in communications, notably at Renault, then in the Government Information Service. He then spent nine years managing a company in the construction industry, before joining a strategy and public affairs consulting firm for companies in the real estate, energy and community services sectors from 2008 to 2019. Before joining ARGAN in 2022, he was Managing Director of TILIA France, a consulting firm specialising in ecological and energy transition.

●	Stéphane CASSAGNE: With a master’s degree in commercial law and a postgraduate degree in business law, Stéphane Cassagne began his career as Legal Director of the Calberson Group from 1997 to 2003. At Geodis from 2003 to 2024, he gained extensive experience in the logistics sector, having held various management positions, including Managing Director France and member of the Group’s Executive Committee. In addition to his expertise in logistics and real estate, he is particularly familiar with ARGAN, having been a member of its Supervisory Board between 2019 and 2021.

To the Company’s knowledge:

●	No member has been convicted of fraud in the last five years;

●	No member has been involved in any bankruptcy, receivership or liquidation proceedings in the last five years;

●	No member has been subject to any official public incrimination or sanction by statutory or regulatory authorities (including designated professional bodies) in the last five years;

●	No member has been prevented by a court from acting as a member of an administrative, management or supervisory body of an issuer or from intervening in the management or conduct of an issuer’s business during the last five years;

●	There are no conflicts of interest between the members of the Executive Board, the members of the Supervisory Board and the Company;

●	There are no arrangements or agreements with major shareholders, customers, suppliers or others under which any of the members have been selected.

5.1.2.3. Renewal of the terms of office of the members of the Executive Board

Following the favourable opinion of the Appointments and Remuneration Committee on November 29, 2024, the Supervisory Board meeting of January 15, 2025 decided to:

●	Renew the terms of office of the four (4) members of the Executive Board, Messrs Ronan LE LAN, Francis ALBERTINELLI, Aymar de GERMAY and Stéphane CASSAGNE, with effect from 16 January 2025 for a term of two (2) years, i.e. until January 15, 2027;

●	Renew the term of office of Mr Ronan LE LAN as Chairman of the Executive Board for the duration of his term of office as a member of the Executive Board, in particular for the purpose of representing the Company in its dealings with third parties.

The 2026 remuneration policy for members of the Executive Board was approved by the Supervisory Board at its meeting on December 9, 2025, following the favourable opinion issued on November 25, 2025 by the Appointments and Remuneration Committee. It will be submitted to the general meeting of shareholders on March 26, 2026 in accordance with the regulations on “say on pay” regulations.

5.1.2.4. Functioning (Articles 13 to 19 of the Articles of Association)

5.1.2.4.1. Executive Board – Composition (Article 13 of the Articles of Association)

The Company is managed by a Executive Board under the supervision of the Supervisory Board established by Article 20 of these Articles of Association (see paragraph 5.1.3.4). The number of members of the Executive Board is set by the Supervisory Board, but may not exceed seven.

If a seat becomes vacant, the Supervisory Board must, within two months of the vacancy, either change the number of seats it had previously set or fill the vacancy.

If the share capital is less than €150,000, a single person may be appointed by the Supervisory Board to perform the duties assigned to the Executive Board with the title of Sole Chief Executive Officer.

The members of the Executive Board or the Sole Chief Executive Officer may be chosen from outside the shareholders; they must be natural persons.

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Management and control of the Company - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

The members of the Executive Board or the Sole Chief Executive Officer are appointed by the Supervisory Board. The members of the Executive Board may be dismissed at any time by the General Meeting. The members of the Executive Board may also be dismissed by the Supervisory Board.

Dismissal from the position of member of the Executive Board or Sole Chief Executive Officer does not terminate the employment contract that the person concerned may have entered into with the Company.

If a single person performs the duties assigned to the Executive Board with the title of Sole Chief Executive Officer, all provisions of these Articles of Association relating to the Executive Board shall apply to the Sole Chief Executive Officer, with the exception of those provisions, particularly in Articles 14 to 19, which require the Executive Board to act collectively (see below).

5.1.2.4.2. Term of Office – Age Limit (Article 14 of the Articles of Association)

The Executive Board is appointed for a term of two years, at the end of which it is entirely renewed.

Members of the Executive Board are always eligible for re-election.

No person may be appointed as a member of the Executive Board if they are over sixty-five (65) years of age. A member of the Executive Board in office is deemed to have resigned automatically at the end of the financial year in which they reach that age.

5.1.2.4.3. Chairmanship of the Executive Board –Deliberations(Article15 of the Articles of Association)

The Supervisory Board appoints one of the members of the Executive Board as Chairman.

The Executive Board shall meet as often as the interests of the Company require, upon convocation by its Chairman or at least half of its members, either at the registered office or at any other location specified in the convocation. The agenda may be set at the time of the meeting.

The Chairman of the Executive Board chairs the meetings. The Executive Board appoints a secretary, who may be chosen from outside its members.

If the Executive Board has two members, decisions are taken unanimously. If it has more than two members, decisions must be taken by a majority of the members of the Executive Board, with proxy voting prohibited. In the event of a tie, the Chairman shall have the casting vote.

The deliberations are recorded in minutes entered in a special register and signed by the members of the Executive Board who took part in the meeting.

5.1.2.4.4. Powers and obligations of the Executive Board – General Management (Article16 of the Articles of Association)

The Executive Board is vested with the broadest powers vis-à-vis third parties to act in all circumstances on behalf of the Company, within the limits of the corporate purpose and subject to the powers expressly granted by law to the Supervisory Board and the Shareholders’ Meetings.

In its dealings with third parties, the Company is bound even by acts of the Executive Board that do not fall within the scope of the corporate purpose, unless it can prove that the third party knew that the act exceeded this purpose or could not have been unaware of it given the circumstances, it being excluded that the mere publication of the articles of association is sufficient to constitute such proof.

However, in addition to the powers vested in the Supervisory Board by applicable regulations (in particular sureties, endorsements and guarantees, which must be authorised by the Supervisory Board) and as a strictly internal measure not enforceable against third parties, the decisions listed below are subject to the prior authorisation of the Supervisory Board:

●	by simple majority:

–	(i) the remuneration of members of the Executive Board and censors in line with market practices;

–	(ii) approval of the amount of the dividend and its form of distribution (cash and shares);

–	(iii) any development, investment, acquisition or exchange of assets, business lines or shareholdings exceeding €30 million per unit;

–	(iv) any arbitrage/disposal of assets, business lines or shareholdings exceeding €30 million per transaction;

–	(v) any transaction referred to in paragraphs (iii) and (iv) above which, without exceeding €30 million per transaction, would nevertheless result in (x) a tenant representing more than 20% of rental income or (y) increasing the LTV ratio to 65% or more;

–	(vi) any indebtedness (including through the issuance of debt securities) exceeding €30 million; and

–	(vii) any creation of security interests to guarantee one or more of ARGAN’s obligations relating to a transaction where the amount of the guarantee exceeds €30 million.

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Management and control of the Company - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

●	by a two-thirds majority:

–	(i) the approval of any annual budget as well as any significant update and any significant amendment;

–	(ii) any speculative real estate development project (development not marketed at the start of the transaction) without any limit on the amount;

–	(iii) any arbitrage/disposal of assets, business lines or shareholdings exceeding €70 million per unit;

–	(iv) any merger, demerger or asset contribution;

–	(v) any action affecting the Company’s eligibility for the SIIC tax regime;

–	(vi) any agreement that could involve a conflict of interest between a member of the Supervisory Board or the Executive Board and the Company;

–	(vii) any issue of securities likely to result in a change in the Company’s share capital (other than those resulting from decisions and commitments made prior to October 15, 2024); and

–	(viii) any significant change in the governance of the Company.

When a transaction requires the authorisation of the Supervisory Board and the latter refuses to grant it, the Executive Board may submit the dispute to the General Meeting of Shareholders, which shall decide on the action to be taken.

The Executive Board shall convene all General Meetings of Shareholders, set their agenda and implement their decisions.

At least once a quarter, the Executive Board shall submit a report to the Supervisory Board. Within three months of the end of each financial year, it shall submit the annual accounts and, where applicable, the consolidated accounts to the Supervisory Board for verification and control.

The Chairman of the Executive Board represents the Company in its dealings with third parties. The Supervisory Board may grant the same power of representation to one or more members of the Executive Board, who then hold the title of Managing Director.

The Chairmanship and Chief Executive Officer positions may only be removed from those who hold them by the Ordinary General Meeting on the recommendation of the Supervisory Board.

With regard to third parties, all acts binding on the Company are validly performed by the Chairman of the Executive Board or any member who has been granted the title of Chief Executive Officer by the Supervisory Board.

5.1.2.4.5. Remunerationof members of the Executive Board (Article 17 of the Articles of Association)

The Supervisory Board determines the method and amount of remuneration for each member of the Executive Board.

5.1.2.4.6. Multiple mandates of members of the Executive Board (Article 18 of the Articles of Association)

No person may simultaneously hold more than one position as a member of the Executive Board or sole Chief Executive Officer of public limited companies with their registered office in France.

A second term of office of the same nature may be held in a company controlled, within the meaning of Article L. 233-16 of the French Commercial Code, by the Company in which the first term of office is held. Any natural person who, when taking up a new term of office, is in breach of the above provisions must, within three months of their appointment, resign from one of their terms of office. At the end of this period, they shall be deemed to have resigned from their new position and must return any remuneration received, without this calling into question the validity of the deliberations in which they took part.

The provisions set out in the two paragraphs above apply to the accumulation of positions as Chief Executive Officer of public limited companies with a board of directors.

5.1.2.4.7. Liability of members of the Executive Board (Article 19 of the Articles of Association)

Without prejudice to any specific liability that may arise from the Company being placed in receivership, the members of the Executive Board are liable, individually or jointly and severally as the case may be, to the Company or to third parties, for any breaches of the laws or regulations applicable to public limited companies, any violations of the Articles of Association, or any misconduct in their management.

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5.1.3. Supervisory Board

5.1.3.1. Composition

As of the date of this document, the Supervisory Board is composed of six members, including two independent members.

Changes in the composition of the Supervisory Board during the 2025 financial year

At its meeting on December 9, 2025, the Supervisory Board approved the conclusion of an employment contract between the Company and Mr Éric DONNET with effect from January 2, 2026.

As a result, Mr Éric DONNET no longer met all the independence criteria set out in the Middlenext corporate governance code to which the Company refers, and therefore ceased to be considered independent within the meaning of that code as of the date of conclusion of his employment contract.

However, in accordance with the recommendations of the Middlenext Code for a controlled company, at least one-third of the members of the Supervisory Board must be independent at all times.

In view of this situation, Mr Jean-Claude LE LAN Junior informed the members of the Supervisory Board of his intention to resign, with effect from December 31, 2025, in order to comply with the required quota of independent members.

On the recommendation of the Appointments and Remuneration Committee, which met on 25 November 2025, the Supervisory Board unanimously approved, at its meeting on December 9, 2025, the appointment of Ms. Laurence BATLLE as a temporary independent member of the Supervisory Board to replace Mr. Jean-Claude LE LAN Junior. This temporary appointment is for the remainder of Mr Jean-Claude LE LAN Junior’s term of office, i.e. until the General Meeting called to approve the financial statements for the financial year ending December 31, 2025.

Ms. Laurence BATLLE, a graduate of ICN and holder of a DEC (Diplôme d’expertise comptable), has more than 30 years of professional experience, including 8 years as CEO of large companies. She has notably served as Chair of the Executive Board of RATP Dev and Executive Chair of Foncia. She is also a non- executive director of several companies.

It is noted that Ms. Laurence BATLLE holds, in accordance with the applicable statutory provisions, at least one ARGAN share and meets all the independence criteria set out in the Middlenext corporate governance code.

This provisional appointment will be submitted for ratification at the Ordinary General Meeting of March 26, 2026, it being specified that her term of office will end on the expiry date of the term of office of the person she is replacing, i.e. the 2026 General Meeting called to approve the 2025 financial year.

Changes envisaged in the composition of the Supervisory Board, subject to the approval of the General Meeting of March 26, 2026

Following the approval of the Appointments and Remuneration Committee meeting on 25 November 2025, the Supervisory Board approved the proposal to appoint, at the end of the 2026 General Meeting, Laurence BATLLE as Chair of the Audit, Risk and Sustainability Committee, replacing Éric DONNET, and Éric DONNET as Vice-Chair of the Supervisory Board, replacing Hubert RODARIE.

It should be noted that Mr Éric DONNET’s term of office will be up for renewal at the 2026 Annual General Meeting.

The Board also approved the proposed changes to the composition of the Supervisory Board as presented to it, including the creation of a third censor position for Mr Jean-Claude LE LAN Junior.

The purpose of this appointment is to enable Mr Jean- Claude LE LAN Junior, who is resigning from the Supervisory Board on December 31, 2025, to continue to attend Supervisory Board meetings without upsetting the balance, particularly the proportion of independent members.

These changes will be submitted for approval at the 2026 AGM.

General principles governing the composition of the Supervisory Board

The Ordinary General Meeting of Shareholders may appoint one or more censors, who may be natural persons or legal entities, chosen from among the shareholders or otherwise, and whose number may not exceed three.

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5.1.3.2. List of terms of office and functions of the members of the Supervisory Board:

In accordance with the provisions of Articles L.225-37-4 and L.22-10-10 of the French Commercial Code, we hereby provide you with a list of all the mandates and functions exercised in any company by the members of the Supervisory Board.

As of the date of this document, the Company’s Supervisory Board is composed as follows:

Surname, first name and function of the “members of the Supervisory Board”	Independence (Yes/No)	Date of first appointment	Term expiry date	Audit, Risk and Sustainability Committee	Appointments & Remuneration Committee	Principal position held outside the Company	Other positions and functions performed in any company during the 2025 financial year
Mr. Jean- Claude LE LAN Chairman of the Supervisory Board	No	17/04/2003	2029			None	Chairman of KERLAN SAS
Mr. Hubert RODARIE[1] Vice- Chairman of the Supervisory Board	No	25/03/2021	2029	Member	Member	President of the French Association of Institutional Investors (Af2i)	● Chairman of SICAV S2EIM ● Director of Phitrust SA
Ms. Laurence BATLLE Member of the Supervisory Board	Yes	31/12/2025	2026			Chairwoman of BluePulse SAS	● Non-executive Director of PAX Lux EquityCo S.A. ● Member and Chairwoman of the Partnership Committee of the Electric Mobility Joint Venture
Mr. Éric DONNET Member of the Supervisory Board	No	10/12/2024	2026	Chairman		None	● Chairman of HOLDING SAINT CHARLES ● Chief Executive Officer, DANIEL FEAU CONSEIL IMMOBILIER Group (Term ends April 11, 2025)

1	As Mr Hubert Rodarie was appointed on the recommendation of the LE LAN family under the shareholder agreement concluded between the latter and Predica, it was decided not to consider him as an independent member of the Supervisory Board.

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Surname, first name and function of the “members of the Supervisory Board”	Independence (Yes/No)	Date of first appointment	Term expiry date	Audit, Risk and Sustainability Committee	Appointments & Remuneration Committee	Principal position held outside the Company	Other positions and functions performed in any company during the 2025 financial year
Ms.Constance de PONCINS Member of the Supervisory Board	Yes	19/03/2020	2028		Chair	Director of Supplementary Pensions at B2V, joint social protection group

●   Member of the Board of Directors, Chair of the Audit and Risk Committee, member of the Remuneration Committee at Abeille Assurance

●   Member of the Supervisory Board and Audit and Risk Committee at Tikehau Capital

●    Member of the Board of Directors and Treasurer of APEVT (association for the protection of the environment and heritage of the municipalities of Villedieu les Bailleuls and Tournai sur Dives)

Ms. Najat AASQUI Permanent representative of PREDICA Member of the Supervisory Board	No	16/10/2019	2027	Member	Member	Head of Listed Equity Portfolios Investment Management

●   Permanent representative of Predica on the Supervisory Board of Altarea Cogedim SCA since 2019,

●   Representative in her own name on the Board of Covivio Hotels since 2020

●   Director and member of the Supervisory Board of Aéroport de Lyon and Aéroport de Lyon Participation

Jean-Claude LE LAN is a party to the family shareholder agreement, detailed in section 8.4 - Shareholder Agreements, of this Universal Registration Document.

The members of the Supervisory Board are professionally domiciled at the Company’s registered office at 21 rue Beffroy, 92200 Neuilly sur Seine.

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Professional experience of the members of the Supervisory Board:

●	Jean-Claude LE LAN: With dual training in engineering (CNAM) and business management (IAE and EMBA), he is the inventor of a patented self-supporting roofing system for industrial and logistics buildings and founded BATIROC in 1979 to exploit this patent. He was a national co-winner of the business creation award and received the ANVAR prize. Jean-Claude LE LAN founded ARGAN in 1993 and has been Chairman of the Supervisory Board since 2003. He is also a Knight of the National Order of the Legion of Honour.

●	Hubert RODARIE: A graduate of the Ecole Centrale de Paris and the Institut d’Etudes Politiques de Paris, Hubert holds a DEA (postgraduate diploma) in soil and structural mechanics. He began his career in 1982 in the Equipment and Finance Departments of EDF, before becoming Managing Director of Union de Garantie de Placement, then Director of Financial Development at Compagnie BTP and, in 1994, Managing Director of BTP Investissement (an AMF-approved portfolio management company). From 2001 to 2020, he was Deputy Chief Executive Officer, then in 2006, Deputy Chief Executive Officer of SMABTP, SMAvie BTP and SGAM BTP. He has been a director of numerous companies and Chairman of Société de la Tour Eiffel (SIIC) and SMA Gestion (an AMF-approved portfolio management company), Chief Executive Officer of SELICOMI (a real estate company) and Investimo (a credit institution approved by the ACPR). Since 2020, he has been Chairman of Af2i (French Association of Institutional Investors) and Chairman of SICAV S2EIM. He is also a Knight of the National Order of the Legion of Honour. He joined ARGAN in 2021 as a member of the Supervisory Board.

●	Laurence BATLLE: A graduate of ICN and holder of a DEC (Diplôme d’expertise comptable), she has more than 30 years of professional experience, including 8 as CEO of large companies. She has notably been Chair of the Executive Board of RATP Dev and Executive Chair of Foncia. She is also a non-executive director of several companies. .

●	Éric DONNET: A graduate of ICN and holder of a DESCF (Diploma in Advanced Accounting and Finance), he has over 25 years of experience in the finance and real estate sector. He was Managing Director of Groupama Immobilier from 2013 to 2024 and Chairman of Groupama Gan REIM from 2014 to 2024.

●	Constance de PONCINS: Graduate of the Institut des Actuaires Français (IAF), holder of a Master’s degree in Econometrics, an Executive MBA from the Management Institut of Paris (MIP/ EDHEC) and a company director’s certificate. She began her career in 1992 in the individual life insurance technical department at AXA France, before becoming Director of Private Banking and Partnerships Customer Service, then Director of Commitments and Cross-Functional Projects. In 2009, she joined Neuflize Vie as Technical and Investment Director and Director of Asset and Liability Commitments, before becoming General Delegate of the AGIPI savers’ association, a partner of AXA. She is now Director of CREPSA and supplementary pensions at B2V, a joint social protection group.

●	Najat AASQUI: Ms Aasqui holds a postgraduate degree in Banking and Finance from Paris X University and a Master’s degree in Economics from Lille I University. She is also certified by Sciences Po Paris/Institut Français des Administrateurs (2025). After holding several positions in corporate banking, particularly in acquisition financing, within the Crédit Agricole group, Ms Najat Aasqui joined Crédit Agricole Assurances in 2017 as an investment manager (private equity and listed equities). In March 2019, she was appointed Head of Listed Equity Investment Portfolios at Crédit Agricole Assurance.

The appointment of Mr Jean-Claude LE LAN Junior as a censor of the Supervisory Board for a term of four years will be proposed at the General Meeting on March 26, 2026.

It should also be noted that two censors were appointed by the 2025 General Meeting for a term of four years:

●	Ms Véronique LE LAN-CHAUMET

●	Ms Florence HABIB-DELONCLE

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To the Company’s knowledge:

●	No member has been convicted of fraud in the last five years.

●	No member has been involved in bankruptcy, receivership or liquidation proceedings in the last five years.

●	No member has been subject to any official public incrimination or sanction by statutory or regulatory authorities (including designated professional bodies) in the last five years.

●	No member has been prevented by a court from acting as a member of an administrative, management or supervisory body of an issuer or from intervening in the management or conduct of an issuer’s business in the last five years,

●	There are no conflicts of interest between the members of the Executive Board, the members of the Supervisory Board and the Company.

5.1.3.3. Independent members of the Supervisory Board

To be eligible for independent member status, a person must be competent and independent:

Competence – an independent member must have the experience and skills necessary to perform their duties fully and effectively within the Supervisory Board and the committees on which they are likely to sit. Independent members must, in particular, be active, present and involved.

Independence – an independent member must demonstrate a certain degree of independence from the Company, its shareholders and its executives. When considering an independent member’s application, the following objective characteristics will be taken into account (criteria from the Middlenext Corporate Governance Code):

●	Not having been, during the last five years, an employee or executive officer of the Company or a company in its group;

●	Not having been, during the last two years, and not being in a significant business relationship with the Company or its group (customer, supplier, competitor, service provider, creditor, banker, etc.);

●	Not be a reference shareholder of the Company or hold a significant percentage of voting rights;

●	Not have a close relationship or family ties with a corporate officer or reference shareholder;

●	Not have been, during the last six years, an auditor of the company.

The Supervisory Board may consider one of its members to be independent even if they do not meet all of these criteria. Conversely, it may also consider one of its members who meets all of these criteria to be non-independent.

At the request of the Appointments and Remuneration Committee, an independence questionnaire is completed each year by the independent members.

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Review of the independence of Supervisory Board members in light of the criteria defined by the Middlenext Code

Member	Employee/ Executive officer	Significant business relationship	Reference shareholder	Family	Auditor	Independent
Jean-Claude Le Lan	–	✓	–	–	✓	–
Hubert Rodarie	✓	✓	–	✓	✓	–
Eric Donnet	–	✓	✓	✓	✓	–
Constance de Poncins	✓	✓	✓	✓	✓	✓
Laurence BATLLE	✓	✓	✓	✓	✓	✓
Najat Aasqui, permanent representative of PREDICA	✓	✓	–	✓	✓	–

5.1.3.4. Functioning (Articles 20 to 29)

5.1.3.4.1. Supervisory Board – Composition –Auditors (Article 20)

The Executive Board is supervised by a Supervisory Board composed of at least three and at most eighteen members, except in the case of a temporary exemption provided for in the event of a merger, when the number may be increased to twenty-four. The members of the Supervisory Board are appointed from among the natural or legal persons who are shareholders by the Ordinary General Meeting, which may dismiss them at any time. Each member of the Supervisory Board must own a fixed number of shares (1).

However, in the event of a merger or demerger, the members of the Supervisory Board may be appointed by the Extraordinary General Meeting. Legal entities appointed to the Supervisory Board are required to appoint a permanent representative who is subject to the same conditions and obligations as if he or she were a member of the Board in his or her own name. When a legal entity revokes the mandate of its permanent representative, it is required to appoint a replacement at the same time. The same applies in the event of the death or resignation of the permanent representative.

No member of the Supervisory Board may be a member of the Executive Board. If a member of the Supervisory Board is appointed to the Executive Board, their term of office on the Board shall end as soon as they take up their new position.

The Ordinary General Meeting of shareholders may appoint one or more censors, who may be natural persons or legal entities, chosen from among the shareholders or otherwise, and whose number may not exceed three.

The Supervisory Board may also appoint censors, subject to ratification by the next Ordinary General Meeting of Shareholders. Censors may be dismissed at any time by the Ordinary General Meeting of Shareholders.

They are appointed for a term of four years ending at the close of the Ordinary General Meeting of Shareholders that approves the financial statements for the previous financial year and is held in the year in which their term of office expires.

Auditors are invited to Supervisory Board meetings and take part in deliberations in an advisory capacity (without voting rights), but their absence does not affect the validity of the deliberations.

The censors are bound by the same confidentiality obligations as the members of the Supervisory Board.

The Supervisory Board may remunerate the censors from the amount of remuneration allocated by the General Meeting to its members.

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5.1.3.4.2. Shares held by members of the Supervisory Board (Article 21)

Each member of the Supervisory Board must own shares, the number of which is set out in Article 20.

If, on the date of their appointment, a member of the Supervisory Board does not own the required number of shares or if, during their term of office, they cease to be the owner of such shares, they shall be deemed to have resigned automatically if they have not regularised their situation within six months.

5.1.3.4.3. Term of office – age limit – multiple mandates (Article 22)

Members of the Supervisory Board are appointed for four years. Their term of office expires at the end of the Ordinary General Meeting of Shareholders that approves the financial statements for the past financial year and is held in the year in which their term of office ends. They are eligible for re-election.

No natural person over the age of seventy-five (75) may be appointed as a member of the Supervisory Board if their appointment would result in more than one-third of the members of the Supervisory Board being over that age.

A natural person may not simultaneously hold more than five positions as a member of the Supervisory Board or director of public limited companies with their registered office in France, unless an exception is provided for by applicable laws or regulations.

5.1.3.4.4. Vacancies – co-opting – ratifications (Article 23)

In the event of a vacancy due to the death or resignation of one or more members, the Supervisory Board may, between two General Meetings, make provisional appointments. If the number of members of the Supervisory Board falls below three, the Executive Board must immediately convene an Ordinary General Meeting to fill the vacancies on the Board.

Provisional appointments made by the Supervisory Board are subject to ratification by the next Ordinary General Meeting. A member appointed to replace another shall remain in office only for the remainder of his predecessor’s term of office.

5.1.3.4.5. Board of Directors (Article 24)

The Board shall elect from among its individual members a Chairman and a Vice-Chairman, who shall be responsible for convening the Board and chairing its meetings. They shall perform their duties for the duration of their term of office as members of the Supervisory Board. The Board shall determine their remuneration, if any. The Board may appoint a Secretary at each meeting, who may be chosen from outside the shareholders.

5.1.3.4.6. Deliberations of the Board – Minutes (Article 25)

The Supervisory Board meets as often as the interests of the Company require. In any event, the Supervisory Board meets at least four times a year. During the financial year ended December 31, 2025, the Supervisory Board met four times, with an attendance rate of 96%.

It is convened by the Chairman or Vice-Chairman. However, the Chairman must convene the Board within fifteen days of receiving a reasoned request to do so from at least one member of the Executive Board or at least one-third of the members of the Supervisory Board.

If the request is not acted upon, its authors may themselves convene the meeting, indicating the agenda for the session. Otherwise, the agenda is set by the Chairman and may only be determined at the time of the meeting.

Meetings shall be held at any location specified in the notice of meeting. An attendance register shall be kept and signed by the members of the Supervisory Board attending the meeting. The effective presence of at least half of the members of the Board is required for the deliberations to be valid.

Decisions shall be taken, as appropriate and under the conditions set out in Article 16 of the Articles of Association, by a simple majority (50% plus one vote) or by a two-thirds majority of the votes of the members present or represented, with each member present or represented having one vote and each member present being entitled to only one proxy vote. Decisions not specifically referred to in Article 16 of the Articles of Association shall be taken by a simple majority of the votes of the members present or represented.

The chair of the meeting shall have the casting vote in the event of a tie, unless otherwise stipulated in the Supervisory Board’s internal rules. If the Board is composed of fewer than five members and only two members attend the meeting, decisions must be taken unanimously.

The deliberations of the Supervisory Board are recorded in minutes kept in a special register at the registered office.

The Supervisory Board may, by written consultation with its members, take any decision falling within its remit and for which this option is available under the law.

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The items on the agenda of the Supervisory Board meetings held during the 2025 financial year were as follows:

●	Meeting of January 15, 2025:

–	Presentation of the parent company and consolidated financial statements as at December 31, 2024, previously approved by the Executive Board

–	Report of the Audit, Risk and Sustainability Committee

–	Presentations by the Statutory Auditors

–	Review of the IFRS parent company and consolidated financial statements as at December 31, 2024

–	Approval and signing of the last minutes

–	Renewal of the terms of office of the members and Chairman of the Executive Board

–	Presentation of the 2025-2030 Master Plan.

●	Meeting of February 4, 2025:

–	Approval and signing of the minutes of the last meeting on January 15, 2025;

–	Preparation of the AGM of March 20, 2025:

○	Approval of the Supervisory Board’s report on corporate governance;

○	Presentation of resolutions and the Executive Board’s report on draft resolutions;

○	Presentation of the Executive Board’s management report;

○	Draft reports of the Statutory Auditors;

–	Update of the Board’s Rules of Procedure applicable after the AGM of March 20, 2025;

–	Annual review of previous regulated agreements; - Approval of the 2025 Arbitration Plan;

–	Any other business:

○	Free Share Allocation: information on the creation and allocation of shares decided by the Executive Board on January 13, 2025.

●	Board meeting of July 16, 2025:

–	Presentation and approval of the consolidated financial statements as at June 30, 2025, previously approved by the Executive Board and presented to the Audit, Risk and Sustainability Committee;

–	Approval and signing of the minutes of the Board meeting of February 4, 2025;

–	Activity report by the Executive Board;

○	Update on developments;

○	Summary of the 2025 ESG Report;

–	Approval of the sale price of the CARAT portfolio;

–	Decision to acquire a logistics site in Barentin (76);

–	Renewal of a €30 million revolving credit facility (RCF) with Caisse d’Epargne Loire Centre;

–	Any other business: Outlook for 2027. .

●	Board meeting of December 9, 2025:

–	Approval and signing of the last minutes;

–	Presentation of the 2026 budget;

–	Prior authorisation of a regulated agreement between ARGAN and Éric DONNET;

–	Appointment of an independent member of the Supervisory Board;

–	Approval of the rules governing the 2026 Free Share Allocation Plan;

–	Miscellaneous

○	2026 calendar of meetings of the Board and the two committees;

–	Minutes of the Audit, Risk and Sustainability Committee;

–	Minutes of the Appointments and Remuneration Committee.

In addition to these meetings, two written consultations were held in 2025:

●	Written consultation on February 25, 2025 concerning the financial guarantees granted in connection with the Vendenheim and Cléon acquisitions;

●	Written consultation on November 14, 2025 concerning the signing of a €500 million bridge- to-bond loan in preparation for the refinancing of a bond loan for the same amount maturing on November 17, 2026.

5.1.3.4.7. Duties and powers of the Supervisory Board (Article 26)

The Supervisory Board exercises ongoing supervision of the management of the Company by the Executive Board, which is vested with the broadest powers to act on behalf of the Company in all circumstances, within the limits of the corporate purpose and subject to those powers expressly assigned by law to the Supervisory Board and the shareholders’ meetings, and in accordance with the Articles of Association and the internal rules of the Supervisory Board.

To this end, the Supervisory Board may carry out any checks and controls it deems appropriate at any time of the year and may request any documents it considers useful for the performance of its duties. In addition, it appoints the members of the Executive Board and determines their remuneration.

The Supervisory Board may authorise the Executive Board, with the power to delegate, to give sureties, endorsements or guarantees under the conditions provided for by the applicable laws and regulations.

The Supervisory Board also grants the Executive Board, as an internal measure not enforceable against third parties, the authorisations provided for in Article 16 of the Articles of Association.

It authorises the agreements referred to in Article 29.

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It presents its observations on the Executive Board’s report and on the financial statements for the financial year to the Annual General Meeting.

It decides on the relocation of the registered office within the same department or to a neighbouring department, subject to ratification of this decision by the next Ordinary General Meeting.

The Supervisory Board may confer on one or more of its members any special mandates for one or more specific purposes.

The Supervisory Board may adopt internal rules specifying the terms and conditions of its operation.

The Supervisory Board may decide to set up committees to examine issues that it or its Chairman submits for their consideration. It determines the composition and powers of the committees that operate under its responsibility. It determines the remuneration of the persons who make up the committees.

Appointment and remuneration duties

The Supervisory Board is responsible for:

●	To prepare the determination of the overall remuneration of corporate officers and, where appropriate, to propose the qualitative and quantitative criteria for determining the variable portion of such remuneration; overall remuneration shall be understood to mean salary and bonuses, but also ancillary benefits, present or future, such as benefits in kind, supplementary pension, etc.;

●	To review plans for the free allocation of shares to employees and executives, as well as the terms and conditions of such allocation;

●	To examine applications for positions on the Executive Board and Supervisory Board in terms of the candidates’ business experience, competence and economic, social and cultural representativeness;

●	To make any proposals and issue any opinions on the remuneration and benefits of the members of the management and supervisory bodies, to assess the situation of each member of the Executive Board or Supervisory Board with regard to any relationships they may have with the Company or companies in the ARGAN group that could compromise their freedom of judgement or lead to potential conflicts of interest with the Company.

In practical terms, the Executive Board provides the Board with a statement of the remuneration of corporate officers and statutory auditors.

The Board shall ensure in particular that the positions held by members of the LE LAN family are remunerated in a consistent and equitable manner in relation to other members of staff and are comparable to the remuneration of equivalent positions in similar companies.

Investments – Asset sales – Refinancing

The Supervisory Board reviews and approves the budget annually and is kept informed of its progress on a quarterly basis.

The Executive Board initiates this annual budget, which sets out the planned refinancing and asset sales operations as well as the volume of investments based on available cash flow.

This budget shows the cash balance resulting from resources and uses (investments). The Board pays particular attention to ensuring that this balance is maintained.

The choice of investments is the responsibility of the Executive Board, which, together with specialist staff, seeks out developments and acquisitions that meet our strategic criteria.

Internal and external audit and control of the Company

The Supervisory Board has decided to set up an Audit, Risk and Sustainability Committee and an Appointments and Remuneration Committee, whose role is to provide advice and recommendations in an advisory capacity.

The Audit, Risk and Sustainability Committee monitors the financial reporting process on behalf of the Supervisory Board and, where necessary, makes recommendations to ensure its integrity.

The Audit, Risk and Sustainability Committee monitors the effectiveness of internal control and risk management systems on behalf of the Supervisory Board and reports back to it.

In particular, it conducts the following reviews:

●	Accounting and financial documents

–	Reviewing draft parent company and consolidated financial statements, both half- yearly and annual, and in particular any changes to the accounting principles and rules applied in preparing the financial statements;

–	Reviewing the financial documents published by the Company when the annual and half- yearly accounts are closed;

–	Ensuring the quality of procedures enabling compliance with stock market regulations;

–	Examine draft accounts for specific transactions such as contributions, mergers, demergers and interim dividend payments;

–	Analyse, where applicable, transactions proposed by the Executive Board and submitted to the Supervisory Board relating to equity investments, acquisitions or disposals.

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●	External control of the Company

–	Examine proposals for the appointment of the Company’s auditors and their remuneration;

–	Reviewing annually with the statutory auditors:

○	Their action plan and conclusions,

○	Their recommendations and the action taken on them.

●	Internal control of the Company

ARGAN has implemented an internal control system covering all companies included in the scope of consolidation, which covers all of the Company’s and its subsidiaries’ activities and complies with current standards.

Internal control covers all procedures defined and implemented by ARGAN’s Supervisory Board with a view to ensuring:

–	The reliability, quality and availability of accounting and financial information,

–	Efficiency in the conduct of the Group’s operations and support for the Group in achieving its strategic and operational objectives,

–	Compliance with applicable laws and regulations,

–	The preservation of the Group’s assets,

–	The prevention and detection of fraud.

The Audit, Risk and Sustainability Committee monitors the effectiveness of internal control and risk management systems on behalf of the Supervisory Board and reports back to it.

The overall objective of the internal control system is to prevent and control risks arising from the Group’s activities and the risks of error or fraud, particularly in the areas of accounting and finance.

However, like any control system, it cannot provide an absolute guarantee that these risks will be completely eliminated.

The following internal control procedures have been implemented:

●	(i) An analytical financial dashboard for each property, showing, among other things, the projected income statement and cash flow balances for each property.

This dashboard highlights, in particular, the balance between rents and loan repayments and the residual debt compared to the market value of each property (LTV per property).

●	(ii) A debt dashboard showing, in particular, the total debt and its breakdown by type (fixed – variable) by bank and by property, the traceability of the cost of debt and its forecast, and the overall LTV.

●	(iii) An asset dashboard including:

–	the condition of the properties (surface area – age – geographical location – etc.),

–	the status of leases, including a schedule of fixed and contractual terms and the specific terms and conditions of leases (summary of leases),

–	the status of rents, including a breakdown of rents by tenant and their amounts compared to market values,

–	property valuations, including a history of values and rates of return.

●	(iv) A stock market dashboard including:

–	ARGAN’s share price performance compared to the main indices and its peers;

–	A comparison of ARGAN’s main financial indicators with those of its peers;

–	Financial and ESG ratings;

–	Shareholder developments.

●	(v) A management dashboard including:

–	the status of guarantees and sureties provided by ARGAN to lenders (knowledge of amounts and terms);

–	the size and terms of the Group’s mortgage loans and lease financing;

–	summary sheets summarising the content of the various leases and a general schedule indicating lease expiry and renewal dates;

–	VAT option declarations, self-supply procedures;

–	control of the re-invoicing of insurance policy charges held by the Company and re-invoiced to its subsidiaries and tenants to the extent provided for in the lease.

●	(vi) Monitoring of cost prices, which involves non-accounting monitoring with reconciliation of recorded values. A reconciliation is also carried out during construction between the amounts remaining to be paid to contractors and the amount of financing available.

●	(vii) Cash flow control procedures. The Company has entered into a cash management agreement with its subsidiaries in the form of a current account advance, enabling it to manage its overall cash flow on an basis at ARGAN level. All cash movements are checked twice: first when the movement order is issued in an extra-accounting table and second when the movements are recorded in the accounts.

The dashboards are updated every six months when the accounts are closed.

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Risk review

The Audit, Risk and Sustainability Committee reviews the relevance of risk analysis and monitoring procedures for the Supervisory Board. It ensures that a process is in place to identify, quantify and prevent the main risks associated with the group’s activities.

Any person whom the Committee wishes to hear, assist or simply participate in its meetings, depending on the topics discussed, may attend, including the statutory auditors, relevant members of the Executive Board, the Chief Financial Officer and the Head of Management Control.

Monitoring of ESG and sustainability policy

●	A risk map is updated annually and submitted to the Committee for approval.

●	The annual ESG Report is presented in detail to the Committee.

●	In general, all progress related to the implementation of the ESG strategy is reported regularly to the members of the Committee.

5.1.3.4.8. Remuneration of Supervisory Board members (Article 27)

The General Meeting may allocate a fixed annual sum to the members of the Supervisory Board as remuneration for their activities, the amount of which is recorded as an operating expense. The Supervisory Board is free to distribute the total sums allocated among its members as it sees fit.

The remuneration of the Chairman and Vice-Chairman is determined by the Board. The Board may allocate exceptional remuneration for assignments or mandates entrusted to its members. Such exceptional remuneration is subject to the provisions of Article 29. .

5.1.3.4.9. Liability of members of the Supervisory Board (Article 28)

The members of the Supervisory Board are liable for personal misconduct committed in the performance of their duties. They shall not be held liable for management actions and their results.

They may be held civilly liable for offences committed by members of the Executive Board if, having been aware of them, they did not disclose them to the General Meeting.

5.1.3.4.10. Agreements between the Company, a member of the Executive Board or the Supervisory Board (Article 29)

The agreements referred to in Articles L.225-86 et seq. of the French Commercial Code are authorised in accordance with the applicable laws and regulations.

5.1.3.5. Internal Rules

The Supervisory Board updates the internal regulations applicable to all its members on an annual basis. The update of these internal regulations for the year 2026 was approved by the Supervisory Board at its meeting on February 11, 2026. The internal regulations are based on the principles of corporate governance resulting in particular from the Director’s Charter published by the French Institute of Directors and the Middlenext Code. They also take into account the Company’s Articles of Association and the provisions of the Shareholders’ Agreement concluded in 2024 between the members of the LE LAN family and Predica.

5.1.3.6. Procedure referred to in Articles L.225- 87 and L.22-10-29 of the French Commercial Code

In accordance with Articles L.225-87 and L.22-10-29 of the French Commercial Code, the Supervisory Board must establish a procedure for regularly assessing whether “agreements relating to day-to-day operations and concluded under normal conditions” (within the meaning of regulated agreements) do indeed meet these conditions (persons directly or indirectly interested in any such agreement shall not participate in its assessment).

5.1.3.7. Standing committees of the Supervisory Board

Pursuant to Article 26 of the Company’s Articles of Association, the Supervisory Board decided in 2019 to establish an Audit, Risk and Sustainability Committee and a Nomination and Remuneration Committee, whose role is to provide advice and recommendations in an advisory capacity. The Supervisory Board is responsible for determining the duties of each of these two committees, which report to the Board.

The Audit, Risk and Sustainability Committee and the Appointments and Remuneration Committee are composed of three members appointed by the Supervisory Board from among its members for the duration of their term of office as members of the Supervisory Board. At least one member of the Audit, Risk and Sustainability Committee must have specific financial and accounting expertise.

The Chair of each Committee, appointed by the Supervisory Board from among its independent members, is primarily responsible for the proper functioning of the Committee he or she chairs.

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5.1.3.7.1. The Audit, Risk and Sustainability Committee

The Audit, Risk and Sustainability Committee is responsible in particular for:

●	monitoring the financial reporting process and, where necessary, making recommendations to ensure its integrity;

●	monitoring the effectiveness of internal control and risk management systems, as well as internal audit, where applicable, with regard to procedures relating to the preparation and processing of accounting and financial information, without compromising its independence;

●	to issue a recommendation on the statutory auditors proposed for appointment by the general meeting or whose reappointment is being considered;

●	monitor the performance of the statutory auditors’ duties and take into account the findings and conclusions of the High Council of Statutory Auditors following the audits carried out by the latter ;

●	ensure the independence of the statutory auditors, in accordance with the applicable legal and regulatory provisions;

●	approve the provision of services that are not included in the statutory audit duties;

●	report regularly to the Supervisory Board on the performance of its duties and the results of the audit of the accounts, on how this audit has contributed to the integrity of financial information and on the role it has played in this process, and inform the Supervisory Board of any difficulties encountered;

●	to review the tools and resources implemented to address the Company’s main risks and report to the Board once a year.

●	monitor the implementation of the ESG strategy.

As of the date of this document, the Audit, Risk and Sustainability Committee is composed as follows:

Members of the Audit, Risk and Sustainability Committee	Positions	End of term
Mr Éric Donnet	Chairman	2026
Mr Hubert Rodarie	Member	2029
Ms Najat Aasqui	Member	2027

Furthermore, at its meeting on December 9, 2025, the Supervisory Board decided to change the composition of this committee, subject to the ratification of the appointment and renewal of the term of office of Ms Laurence Batlle by the General Meeting of March 26, 2026.

Thus, subject to the above reservation, it is expected that the Audit, Risk and Sustainability Committee will be composed as follows following the General Meeting of March 26, 2026:

Members of the Audit, Risk and Sustainability Committee	Positions	End of term
Ms Laurence Batlle	Chair	2030
Mr Hubert Rodarie	Member	2029
Ms Najat Aasqui	Member	2027

5.1.3.7.2. The Appointments and Remuneration Committee

The Nomination and Compensation Committee is responsible for:

●	to make any useful observations to the Supervisory Board on the composition of the Supervisory Board and the Executive Board, and to present its observations and recommendations on the succession plans for the Company’s executive corporate officers to the Supervisory Board each year;

●	to issue an opinion on candidates for membership of the Supervisory Board or the Executive Board in terms of their business experience, competence and economic, social and cultural representativeness; it being specified that, with regard to members of the Executive Board, a selection process is organised which guarantees that at least one person of each gender is among the candidates until the end of the process (Articles L.225-58 and L.22-10-18 of the French Commercial Code);

●	to issue a recommendation on the budget and the terms and conditions for the distribution of remuneration to be allocated to the members and censors of the Supervisory Board;

●	to examine and propose to the Supervisory Board all elements of the overall remuneration of the Company’s corporate officers and, where appropriate, to propose the qualitative and quantitative criteria for determining the variable portion of this remuneration; total remuneration includes salary and bonuses, as well as any present or future fringe benefits, such as benefits in kind, supplementary pension, etc.;

●	to review plans for the free allocation of shares, the allocation of share subscription or purchase options or any similar instrument for the benefit of employees and executives, as well as the terms and conditions of allocation.

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As of the date of this document, the Appointments and Remuneration Committee is composed as follows:

Members of the Audit, Risk and Sustainability Committee	Positions	End of term
Ms Constance de Poncins	Chair	2028
Mr Hubert Rodarie	Member	2029
Ms Najat Aasqui	Member	2027

5.1.3.8. Decisions of the Executive Board subject to prior authorisation by the Supervisory Board pursuant to the Company’s Articles of Association and distribution of tasks

In addition to the powers vested in the Supervisory Board by applicable regulations (in particular, sureties, endorsements and guarantees, which must be authorised by the Supervisory Board), in accordance with Article 16 of the Company’s Articles of Association and as a strictly internal measure not enforceable against third parties, the decisions of the Executive Board listed in section 5.1.2.4.4 of the Universal Registration Document are subject to prior authorisation by the Supervisory Board.

5.1.3.9. Powers delegated by the Supervisory Board to the Executive Board

The Supervisory Board authorises the Executive Board to distribute, under its responsibility, the tasks of managing the Company among the members of the Executive Board.

5.1.4. Succession plan for executive corporate officers

The governance bodies review the succession plan for executive corporate officers on an annual basis. This item was on the agenda of a meeting of the Appointments and Remuneration Committee on 25 November 2025 and of the Supervisory Board on December 9, 2025.

In addition to the dual governance system and the collegiality of the Executive Board, the Company’s governance bodies took into account the evolution of the role of Mr Stéphane Cassagne, whose remit has been expanded to include Development, in addition to Asset Management. In its current form, the Executive Board includes balanced representation of ARGAN’s two business lines (development and asset management) and support services (finance department and general secretariat).

Under the chairmanship of Ronan Le Lan, the Executive Board is now fully operational, with complementary expertise, and meets on average twice a month to make decisions and review the company’s activity on a regular basis. This ensures that each member of the Executive Board has a thorough understanding of issues relating to the Company, which significantly reduces the governance risk in the event of the departure of one of its members.

5.1.5. Diversity policy applied to the Company’s governance bodies and employees

The composition of the Supervisory Board aims to reflect a diversity policy that ensures balance and complementarity in the experience of its members, taking into account various criteria such as age, gender, qualifications, professional experience and independence. The Supervisory Board considers that its current and planned composition offers satisfactory diversity in terms of these various criteria for the following reasons:

●	It is composed of three women and three men, in accordance with the provisions of Articles L.225- 69-1 and L.22-10-21 of the French Commercial Code;

●	in addition to the Company’s founding shareholder, the Supervisory Board includes two members who are qualified as independent, representing one- third of the Board, all of whom come from diverse professional backgrounds;

●	Several age groups are represented on the Board.

Both the Supervisory Board and the Appointments and Remuneration Committee assess, within the scope of their respective missions, each appointment (including provisional appointments) or reappointment of a member of the Supervisory Board against these criteria before proposing it to the General Meeting of Shareholders.

As of the date hereof, the Executive Board is composed exclusively of four male members. However, it should be noted that the appointments of each member of the Executive Board were systematically made following a process aimed at achieving balanced representation in accordance with the provisions of Article L.225-58 of the French Commercial Code.

For further information on the Company’s diversity policy with regard to all its employees, readers are invited to refer to section 5.1.5 of the Universal Registration Document.

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5.1.6. Agreements entered into with Group companies and executives

A new regulated agreement was entered into by the Company during the 2025 financial year.

At the meeting of December 9, 2025, the Chairman informed the Supervisory Board that Mr Éric Donnet, also a member of the Supervisory Board, was considering entering into an employment contract with the Company for the position of Director of Diversification.

The Chairman specified that, due to Mr Éric Donnet’s position on the Supervisory Board, the conclusion of this employment contract constituted an agreement subject to prior authorisation by the Supervisory Board in accordance with the provisions of Article L.225-86 of the French Commercial Code under the procedure for controlling so-called “regulated” agreements.

He further specified that this agreement was subject to annual review by the Supervisory Board and the Company’s Statutory Auditors, whose special report was subject to an annual resolution submitted to the General Meeting of Shareholders.

The essential terms of the contract are as follows, it being specified that as an employee of the company, Mr Éric Donnet will report to the Chairman of the Executive Board.

●	Nature of the contract: permanent employment contract.

●	Duties: the Director of Diversification is responsible for working with ARGAN’s operational and support departments to explore various avenues of diversification that will open up new growth opportunities for the company, while ensuring that debt remains under control.

●	In addition to a fixed salary paid over 13 months, Mr Donnet will receive the following bonuses in force within the company, it being specified that these are updated at the initiative of the Executive Management, both in terms of form and amount, depending on the company’s performance and its competitive environment:

–	Annual profit-sharing of up to two months’ salary (subject to the legal limits applicable to this scheme and pro-rated to the time worked during the year).

–	Free share allocation plan. As for other employees, the budget and personalised allocation criteria are specified annually in the Plan approved by the Supervisory Board.

●	Contract effective date: January 2, 2026.

After hearing these explanations and deliberating, the Supervisory Board decided, in accordance with Articles L.225-86 et seq. of the French Commercial Code:

●	To authorise the conclusion of the agreement relating to the employment contract between ARGAN and Mr Éric Donnet, as presented;

●	To grant full powers to the Executive Board, with the option to sub-delegate, to negotiate, finalise, conclude and sign the employment contract.

This resolution was adopted unanimously by the members present or represented, with the interested party not taking part in the deliberations or the vote.

It should also be noted that two regulated agreements between the Company and Kerlan on the one hand, and between the Company and Mr Hubert Rodarie on the other, were concluded in the past and continued to be effective during the 2025 financial year.

For further information on these agreements, readers are referred to the special report on regulated agreements prepared by the Company’s statutory auditors and available on the Company’s website and in this Universal Registration Document. .

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Report on the remuneration of executive officers - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.2. Report on the remuneration of executive officers

This section of the Corporate Governance Report contains the Company’s executive officer compensation policy, which will be submitted for approval at the Combined Shareholders’ Meeting on March 26, 2026.

5.2.1. Outline of the remuneration policy and overall remuneration structure for executive officers

The Appointments and Remuneration Committee, chaired by an independent member of the Supervisory Board, regularly reviews the components of the remuneration of the members of the Executive Board and the Supervisory Board, as well as the criteria for the variable components of the remuneration of all ARGAN employees (profit- sharing, free share allocations and sales bonuses).

The Supervisory Board reviews these recommendations and, on this basis, defines the remuneration policy for corporate officers, which is then submitted for approval by shareholders at the General Meeting as part of the remuneration policy for the current financial year (say-on-pay ex ante).

For explanatory purposes, the Company presents below, for the reader of this Universal Registration Document, the processes for implementing the remuneration policy for Executive Officers. This schematic presentation is not a substitute for a detailed review of the resolutions submitted for shareholder approval under the ex ante and ex post say-on-pay process at each General Meeting.

Process for determining the remuneration policy applicable to Executive Officers

Calendar	Governance body	Milestones and decision processes
Q4 Y-1	Nomination and Remuneration Committee	○ Analysis of developments in corporate governance rules as a basis for drafting recommendations regarding the remuneration policy; ○ On this basis: • Review of the variable compensation principles applicable to all ARGAN employees (profit-sharing, sales bonuses, Free Share Allocation Plan), linked to ambitious objectives related to ARGAN's commercial, financial, and ESG performance, • Review of the specific rules and enhanced requirements applicable to executive corporate officers (amounts of fixed compensation and variable components, as well as specific criteria related to the variable components)
Q4 Y-1	Supervisory Board	○ Review of the Committee's opinion and decisions regarding the remuneration of the members of the Management Board and the Supervisory Board for the following financial year; ○ Review of the principles relating to the Free Share Allocation Plan for the following financial year
Early Year Y	Executive Board	○ Verification of the achievement of the objectives set for the Y-1 Free Share Allocation Plan (AGA); ○ Determination of individual allocations in accordance with the terms, amounts, and criteria set out in the plan rules, pursuant to the delegation granted by the General Shareholders' Meeting
Early Year Y	Supervisory Board	○ Approval of the Corporate Governance Report; ○ On this basis, adoption of the draft resolutions for the General Shareholders' Meeting relating to the Free Share Allocation Plan and to the ex-ante components of the "Say on Pay" concerning the executive corporate officers
End of Q1 Y	AGM	○ Presentation to the shareholders at the General Shareholders' Meeting of the resolutions resulting from ARGAN's governance process relating to compensation matters (both the ex-ante principles for year N and the ex-post amounts to be awarded in respect of year N-1).

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Compensation structure for members of the Executive Board

Summary of the compensation structure of the members of the Management Board submitted to the 2026 AGM

	Fixed part	Variable short-term part				Variable long-term part (free shares plan)	
Type(s)	Annual compensation paid over 13 months	Profit-sharing (collective scheme)		Sales bonuses (collective scheme)	Exceptional bonus (Management Board)	Annual Free Share Allocation (AGA) capped at €200,000 per member of the Management Board	
Allocation criteria(on)	○Higher compensation for the Chairman of the Management Board	○Development profit (incl. an ESG criterion – AutOnom® income)	○Asset-Property result (incl. ESG criterion – heat pumps income)	○Developments ○Relocations	○Specific achievements upon recommendation of the Nomination and Remuneration Committee and approval by the Supervisory Board	○Criterion common to the four members of the Management Board: recurring net income target	○Specific criteria applicable to each member of the Management Board: please refer to section 5.2.2.1 of this Universal Registration Document
Weight by category						50%	50%

Information (Profit-sharing)

Considered results:
- The results considered are based on management control data

ESG criterion:
- AutOnom® and heat pumps plan rents

Information (Sales bonuses)

New warehouses:
- Based on economic profitability (target: 7%)
- Firm term

Relocations:
- Fixed-term
- Reversion coefficient

Information (Exceptional bonus)

No remuneration of this type in 2025 and capped at 50% of the fixed compensation

Timeline of the 2026 Free Share Plan

- Valuation and creation of the shares – Year 2027
- Share acquisition – Year 2028
- Full ownership – Year 2029

Compensation structure for the Supervisory Board

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5.2.2. Approval of the remuneration policy for the Company’s corporate officers (6th to 9th resolutions of the Combined General Meeting)

In accordance with Articles L.22-10-26 and R.22-10-18 of the French Commercial Code, shareholders will be asked at the Combined General Meeting of March 26, 2026 (the “Combined General Meeting”) to approve the remuneration policy for the Company’s corporate officers (members of the Executive Board and members of the Supervisory Board).

The Supervisory Board considers that the remuneration policy for the Company’s corporate officers is in line with the Company’s corporate interests and contributes to its long-term viability and commercial strategy because (i) it is based on a constant search for a balance between the interests of the company, consideration of the performance of its managers and the continuity of remuneration practices, and (ii) while ensuring the loyalty of ARGAN’s teams, the determination of remuneration tends to reward the work accomplished and promote the Company’s own standards of excellence.

The remuneration policy for the Company’s corporate officers is reviewed annually by the Supervisory Board (determination of the remuneration of the members of the Executive Board, the remuneration of the Chairman of the Supervisory Board and proposal for the determination of the overall remuneration of the members of the Supervisory Board). The Appointments and Remuneration Committee is involved in making recommendations to the Supervisory Board in the areas referred to in section 5.1.3.7.2 of the Universal Registration Document.

5.2.2.1. Elements of the remuneration policy applicable specifically to members of the Executive Board by virtue of their mandate

All members of the Executive Board are employees of the Company and their remuneration is set individually by the Supervisory Board. The remuneration components of the members of the Executive Board in respect of their mandate are presented below.

Fixed remuneration

The fixed remuneration of members of the Executive Board is decided annually on an individual basis by the Supervisory Board based on the responsibilities exercised and on the recommendation of the Appointments and Remuneration Committee.

The company is engaged in a multi-year process of adjusting the remuneration scale for members of ARGAN’s Executive Board in order to reduce the gap observed with other comparable companies and thus strengthen ARGAN’s attractiveness and its ability to attract and retain talent and the best expertise.

A benchmark has therefore been established by comparing ARGAN’s remuneration policy for 2024 with those practised by two comparable Belgian logistics real estate companies (WDP and MONTEA) and two French listed real estate companies of equivalent size (CARMILA and MERCIALYS).

This study reveals a substantial remuneration gap that the Company wishes to partially and gradually correct, while ensuring that it maintains an equity ratio of less than 10 in line with its ESG strategy.

For the record, apart from the members of the Executive Board, the remuneration packages of ARGAN’s employees are among the best practices on the market, with an average total monthly remuneration of €13,053 and the lowest total monthly remuneration in the company representing 3.3 times the minimum wage. It should be noted that the total remuneration mentioned includes fixed remuneration paid over 13 months, sales bonuses and profit-sharing. All employees also benefit from a Free Share Allocation Plan.

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The main results of this comparative study are presented below:

FIXED PORTION - 2024

SHORT-TERM VARIABLE PORTION - 2024

FREE SHARES PLAN - 2024

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On December 9, 2025, the Supervisory Board, on the advice of the Appointments and Remuneration Committee, approved the fixed annual remuneration of the members of the Executive Board applicable from January 1, 2026 for the whole year:

●	Mr Ronan Le Lan, Chairman of the Executive Board: €330,000.

●	Mr Francis Albertinelli, Member of the Executive Board, Chief Financial Officer: €270,000.

●	Mr Aymar de Germay, Member of the Executive Board, Secretary General: €270,000.

●	Mr Stéphane Cassagne, Member of the Executive Board, Director of Development and Asset Management: €300,000.

In the event of the departure of a member of the Executive Board, any new member appointed as a replacement will receive the same fixed remuneration as the member being replaced (pro rata temporis). In the event of the appointment of an additional member of the Executive Board, the fixed remuneration of that member may not exceed the highest fixed remuneration received by a member of the Executive Board (i.e., for the 2026 financial year, a maximum of €330,000).

Annual variable remuneration

Members of the Executive Board do not receive annual variable remuneration.

Exceptional remuneration

The Supervisory Board may decide to award one or more members of the Executive Board exceptional remuneration linked to the success of specific transactions carried out by the Company and on the advice of the Appointments and Remuneration Committee. In any event, this exceptional remuneration may not exceed 50% of the fixed annual remuneration.

It should be noted that no exceptional remuneration was awarded to any member of the Executive Board for the financial year ended December 31, 2025.

Other benefits of any kind

The Supervisory Board may grant members of the Executive Board the use of a vehicle.

2025 Free Share Allocation Plan

Following an initial three-year Free Share Allocation Plan for 2022-2023-2024 open to all employees contributing to the company’s development, ARGAN’s management has decided to renew this incentive scheme on an annual basis for members of the Executive Board, as well as for all employees of the property company.

In accordance with the 16th resolution of the General Meeting of March 21, 2024, on the proposal of the Executive Board and after a favourable opinion from the Appointments and Remuneration Committee on November 29, 2024, the Supervisory Board of December 10, 2024 approved the rules for this annual free share allocation plan.

For each member of the Executive Board, the scheme is capped at €100,000 to be converted into shares based on the average share price for the fourth quarter of 2025.

It is also specified that any person who becomes a member of the Executive Board during this financial year may benefit from this free share allocation plan, under the same conditions and in proportion to their presence during this financial year.

It is based on three performance criteria specific to the Executive Board, determined in accordance with the company’s strategy:

●	Debt reduction (financial criterion) with the net debt to EBITDA ratio as the indicator: 45% of the budget;

●	Growth (financial criterion) with the indicator being the increase in recurring net income: 35% of the budget;

●	Sustainability (ESG criterion) with the indicator being the reduction in CO2 emissions measured for Scope 3 energy: 20% of the budget.

It is also specified that if the net debt to EBITDA ratio is greater than or equal to 9, the amount allocated to each member of the Executive Board for the growth and CO2 emissions reduction criteria will be capped at €50,000, even if the growth and/or CO2 emissions reduction targets are met or exceeded.

The maximum number of shares that may be allocated under this annual plan to all beneficiaries has been set at 25,000 shares. It was definitively decided by the Executive Board on February 9, 2026 on the basis of the average share price in the fourth quarter of 2025 (€65.51) and the allocation of a total of 16,452 shares (representing 0.06% of the total number of ARGAN shares), including 5,252 for members of the Executive Board.

This free share allocation contributes to the objectives of the remuneration policy in that it enables each member of the Executive Board (and each eligible employee) to be even more closely involved in the development and improvement of the Company’s performance, including in the long term.

For each member of the Executive Board, the above-mentioned free share allocation plan provides for a vesting period and a holding period, each lasting one year. It should be noted that the Supervisory Board has decided not to set a minimum number of free shares that corporate officers would be required to hold in their name until the end of their term of office.

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On February 9, 2026, after verifying that the objectives had been achieved, the Executive Board decided to allocate the following amounts in share equivalents, pro rata to the time spent in office, to each of the four members of the Executive Board:

●	Mr Ronan Le Lan: €86,000, or 1,313 shares

●	Mr Francis Albertinelli: €86,000, or 1,313 shares

●	Mr Aymar de Germay: €86,000, or 1,313 shares

●	Mr Stéphane Cassagne: €86,000, or 1,313 shares

It should be noted that, in accordance with the terms of the plan, these free shares may only be acquired by their beneficiaries after a period of one year from their date of allocation, i.e. on February 8, 2027.

2026 Free Share Allocation Plan

In accordance with the 16th resolution of the General Meeting of March 21, 2024, on the proposal of the Executive Board and after a favourable opinion from the Appointments and Remuneration Committee on 25 November 2025, the Supervisory Board of December 9, 2025 approved the rules for this annual free share allocation plan.

For each member of the Executive Board, the scheme is capped at €200,000 to be converted into shares based on the average share price for the fourth quarter of 2026.

It is based on a common basis representing 50% of the allocation and a personalised basis combining several criteria for the remaining 50%, including:

	Common Portion €100,000		Personalised Portion €100K
Member of the Executive Board	Criterion	Weighting	Criterion	Weighting
Ronan LE LAN Ceiling €200,000	Target recurring net income for 2026	50%	Reduction in share price discount vs. NAV NTA	10%
			Occupancy rate	20%
			Investment volume with economic profitability	20%
Francis Albertinelli Ceiling €200,000	Recurring net income target for 2026	50%	Bond issue cost spread and borrowed volume	30%
			Reduction in market price discount vs. NAV NTA	20%
Aymar de Germay Ceiling €200,000	Recurring net income target for 2026	50%	Reduction in share price discount vs. NTA NAV	20%
			Improvement in Sustainalytics rating	15%
			Reduction in Scope 3 energy emissions	15%
Stéphane Cassagne Ceiling €200,000	2026 recurring net income target	50%	Occupancy rate	20%
			Investment volume with economic profitability	30%

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Bonuses and collective incentive agreements

Annual profit-sharing

Each member of the Executive Board may receive payments corresponding to the application of the collective profit-sharing agreement for employees implemented within the Company and concluded for the 2026 financial year. This profit-sharing agreement provides for the allocation of a profit-sharing bonus to the Company’s employees and members of the Executive Board, intended to involve them in the development and improvement of performance. The maximum amount of this bonus is equal to two months’ salary for the beneficiary and is based on the level of the developer’s margin generated during the financial year in question and the warehouse occupancy rate.

The equivalent of two months’ salary was paid out under the 2025 profit-sharing scheme.

For 2026, a new annual plan has been defined with essentially identical performance criteria.

The profit-sharing scheme is based on the results of management control for:

●	Development, including an energy/ESG criterion (rent from AutOnom® warehouses);

●	Property and Asset Management, including an energy/ESG criterion (deployment of the PAC Plan).

The amount distributed as annual profit sharing is equal to 5% of the cumulative result (Development + Asset/ Property) converted into months of salary and allocated to each employee or member of the Executive Board in proportion to their salary, with a ceiling of two months.

Sales bonuses

In addition, each member of the Executive Board may receive sums corresponding to the allocation of a collective bonus for all employees, implemented by the Company for the 2026 financial year and based on rental profitability and the amount of rent generated by new development leases signed during the 2026 financial year.

The amount of this collective bonus is identical for all employees and members of the Executive Board, and amounted to €15,345 for the 2025 financial year.

Term of office and employment contracts

The term of office of each member of the Executive Board is two years. Each member of the Executive Board also has a permanent employment contract.

Each member of the Executive Board may be dismissed from office under the conditions provided for by common law (competence of the General Meeting of Shareholders or the Supervisory Board). The dismissal of a member of the Executive Board does not result in the termination of their employment contract, which may occur under the conditions (notice period and causes) provided for by common law.

No member of the Executive Board has entered into a service contract with the Company.

Other

It is specified that no member of the Executive Board is entitled to any remuneration, compensation or benefits due or likely to be due as a result of the termination or change of duties, or subsequent to such termination or change, or conditional rights granted under defined benefit pension plans meeting the characteristics of the plans referred to in Articles L.137-11 and L.137-11-2 of the French Social Security Code.

5.2.2.2. Elements of the remuneration policy applicable specifically to members of the Supervisory Board by virtue of their mandate

Members of the Supervisory Board are remunerated by a fixed lump sum allocated by the General Meeting of Shareholders and distributed by the Supervisory Board among its members (with the exception of the Chairman of the Board, who is not remunerated in this capacity). In addition, Mr Jean-Claude Le Lan, in his capacity as Chairman of the Supervisory Board, receives a fixed remuneration.

Fixed annual sum allocated by the General Meeting of Shareholders

The Supervisory Board determines the amount to be allocated to its members based on the total amount decided by the General Meeting and in proportion to their actual attendance at Board meetings.

The total fixed amount allocated for the 2026 financial year is the subject of the 16th resolution submitted for approval by the Combined General Meeting of March 26, 2026.

The Appointments and Remuneration Committee of 25 November 2025 proposed setting this amount at €223,850 (compared with €165,600 in 2025) for the financial year beginning on January 1, 2026, i.e. €58,250 more than the amount decided for the 2025 financial year, it being specified that the Supervisory Board has determined the distribution of this amount among its members on the following basis:

●	A base amount of €3,250 (identical to 2025) per member present at each Supervisory Board meeting (five meetings planned with five members), it being specified that the Chairman of the Board is not remunerated in this respect;

●	A base amount of €2,700 (identical to 2025) per member present per Committee meeting (3 meetings planned per Committee), it being specified that an exceptional annual remuneration of €3,250 (identical to 2025) is allocated in addition to the base amount of €2,700 to each of the Chairmen of the two Committees.

●	A specific allowance of €50,000 for the Vice-Chair of the Supervisory Board.

●	A base amount of €2,500 per censor present per Supervisory Board meeting (five meetings with three censors).

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Fixed remuneration of the Chairman of the Supervisory Board

Mr Jean-Claude Le Lan, in his capacity as Chairman of the Supervisory Board, receives a fixed annual remuneration of €96,000 as of January 1, 2026 (unchanged amount). This remuneration may be reviewed annually by the Supervisory Board.

Exceptional remuneration

In accordance with Article 27 of the Company’s Articles of Association, the Supervisory Board may grant its members exceptional remuneration in the cases and under the conditions provided for by law.

Other benefits of any kind

The Supervisory Board may grant the Chairman of the Supervisory Board the use of a vehicle.

Term of office and employment contracts

Members of the Supervisory Board are appointed for four years.

Each member of the Supervisory Board may be dismissed from office under the conditions provided for by common law (competence of the General Meeting of Shareholders).

Mr Éric Donnet, member of the Supervisory Board, has entered into an employment contract with the Company, which took effect on January 2, 2026. The Supervisory Board has verified that this employment contract corresponds to a function distinct from his mandate as a member of the Supervisory Board, in accordance with the provisions of Article L.225-85 of the French Commercial Code.

No other member of the Supervisory Board has an employment contract with the Company and, with the exception of Mr Hubert Rodarie, has entered into a service contract with the Company.

Other

It is specified, where necessary, that no member of the Supervisory Board receives any remuneration, compensation or benefits due or likely to be due as a result of the termination of their term of office, or after the termination thereof, or conditional rights granted under defined benefit pension plans meeting the characteristics of the plans referred to in Articles L. 137-11 and L.137-11-2 of the Social Security Code.

5.2.3. Approval of the report on the remuneration of the Company’s corporate officers and the components of remuneration paid or awarded for the financial year ended December 31, 2025 (10th to 15th resolutions)

In accordance with the provisions of Article L.22-10-34-I of the French Commercial Code, the Combined General Meeting of Shareholders convened on March 26, 2026 must vote on a draft resolution concerning the information referred to in I of Article L.22-10-9 of the said Code. This information concerns each corporate officer, including corporate officers whose term of office has ended and those newly appointed during the 2024 financial year.

Furthermore, in accordance with the provisions of Article L.22-10-34 II of the French Commercial Code, the fixed, variable and exceptional components of the total remuneration and benefits of any kind paid during the 2025 financial year or awarded for the same financial year must also be submitted for approval by the shareholders by separate resolutions for the Chairman of the Supervisory Board, the Chairman of the Executive Board and the other members of the Executive Board.

Consequently, the following subsections present the information required under the aforementioned legislative provisions and also specify for each of them the relevant resolutions of the Combined General Meeting of March 26, 2026.

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5.2.3.1. Remuneration paid or awarded for the financial year ended December 31, 2025 to Mr Ronan LE LAN in his capacity as Chairman of the Executive Board (10th and 11th resolutions)

Remuneration components		Amounts	Presentation
A.	Fixed remuneration	€250,000	Paid over 13 months (€19,231)
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	ARGAN purchase options	NA	No purchase options
G.	ARGAN free share allocation subject to performance conditions	€86,000	Allocated for the 2025 financial year (1,313 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Valuation of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-competition allowance	NA	No non-competition compensation
L.	Supplementary pension scheme	NA	No supplementary pension scheme
M.	Group schemes	€50,670	Remuneration linked to the application of the collective profit-sharing agreement (€35,325) and the allocation of the collective bonus linked to the signing of new leases (€15,345).

5.2.3.2. Remuneration components paid or awarded for the financial year ended December 31, 2025 to Mr Francis Albertinelli in his capacity as a member of the Executive Board (10th and 12th resolutions)

Remuneration components		Amounts	Presentation
A.	Fixed remuneration	€239,000	Paid over 13 months (€18,385)
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	ARGAN purchase options	NA	No purchase options
G.	ARGAN free share allocation subject to performance conditions	€86,000	Allocated for the 2025 financial year (1,313 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Valuation of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-competition allowance	NA	No non-competition compensation
L.	Supplementary pension scheme	NA	No supplementary pension scheme
M.	Group schemes	€50,670	Remuneration linked to the application of the collective profit-sharing agreement (€35,325) and the allocation of the collective bonus linked to the signing of new leases (€15,345)

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5.2.3.3. Remuneration components paid or awarded for the financial year ended December 31, 2025 to Mr Aymar de Germay in his capacity as a member of the Executive Board (10th and 13th resolutions)

Remuneration components		Amounts	Presentation
A.	Fixed remuneration	€239,000	Paid over 13 months (€18,385)
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	ARGAN purchase options	NA	No purchase option
G.	Free allocation of ARGAN shares subject to performance conditions	€86,000	Allocated for the 2025 financial year (1,313 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Valuation of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-competition allowance	NA	No non-competition compensation
L.	Supplementary pension scheme	NA	No supplementary pension scheme
M.	Group schemes	€50,670	Remuneration linked to the application of the collective profit-sharing agreement (€35,325) and the allocation of the collective bonus linked to the signing of new leases (€15,345)

5.2.3.4. Remuneration components paid or awarded for the financial year ended December 31, 2025 to Mr Stéphane Cassagne in his capacity as a member of the Executive Board (10th and 14th resolutions)

Remuneration components		Amounts	Presentation
A.	Fixed remuneration	€239,000	Paid over 13 months (€18,385)
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	ARGAN purchase options	NA	No purchase options
G.	ARGAN free share allocation subject to performance conditions	€86,000	Allocated for the 2025 financial year (1,313 shares)
H.	Attendance fees	NA	No attendance fees.
I.	Valuation of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-competition allowance	NA	No non-competition compensation
L.	Supplementary pension scheme	NA	No supplementary pension scheme
M.	Group schemes	€50,670	Remuneration linked to the application of the collective profit-sharing agreement (€35,325) and the allocation of the collective bonus linked to the signing of new leases (€15,345)

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5.2.3.5. Components of the remuneration paid or granted for the financial year ended December 31, 2025 to Mr. Jean-Claude LE LAN in his capacity as Chairman of the Supervisory Board (10th and 15th resolutions)

Remuneration components		Amounts	Presentation
A.	Fixed remuneration	€96,000	Mr Jean-Claude LE LAN, in his capacity as Chairman of the Supervisory Board, receives fixed annual remuneration of €96,000 for his term of office.
B.	Annual variable remuneration	NA	No annual variable remuneration
C.	Deferred variable remuneration	NA	No deferred variable remuneration
D.	Multi-year variable remuneration	NA	No multi-year variable remuneration
E.	Exceptional remuneration	NA	No exceptional remuneration
F.	ARGAN purchase options	NA	No purchase options
G.	ARGAN free share allocation subject to performance conditions	NA	No free share allocation
H.	Attendance fees	NA	No attendance fees.
I.	Valuation of benefits of any kind	NA	No benefits of any kind
J.	Severance pay	NA	No severance pay
K.	Non-competition allowance	NA	No non-competition compensation
L.	Supplementary pension scheme	NA	No supplementary pension scheme
M.	Group schemes	NA	No group scheme

5.2.3.6. Information referred to in Article L.22-10-9 concerning the remuneration allocated to members of the Supervisory Board (10th resolution)

With regard to each of the members of the Supervisory Board other than Mr Jean-Claude Le Lan, Chairman of the Supervisory Board (see section 5.2.3.5 above for the latter), only the total remuneration allocated by the General Meeting of Shareholders pursuant to Articles L.225-83 and L.22-10-27 of the French Commercial Code is relevant for the purposes of the information required by Article L.22-10-9 of the same code. The table below details this information for the 2025 financial year:

Members of the Supervisory Board	Functions	Amount of remuneration referred to in Articles L.225-83 and L.22-10-27 of the French Commercial Code for the 2025 financial year
Mr Hubert Rodarie	Vice-Chairman	€23,800
Mr Jean-Claude LE LAN Junior	Member (until 31/12/2025)	€13,000
Mr Nicolas LE LAN	Member (until the 2025 AGM)	€6,500
Ms Florence Soulé de Lafont	Member (until the 2025 AGM)	€6,500
Mr Éric Donnet	Independent member	€21,650
Ms Constance de Poncins	Independent member	€18,400
Predica, represented by Ms Najat Aasqui	Member	€23,800
TOTAL		€113,650

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5.2.3.7. Commitments of any kind made by the Company and corresponding to remuneration, compensation or benefits due or likely to be due as a result of the assumption, termination or change of duties or subsequent to the performance of those duties (Article L.22-10-9 of the French Commercial Code) (10th resolution)

There are no commitments of any kind made to the Company’s corporate officers for remuneration, compensation or benefits due or likely to be due as a result of taking up, terminating or changing their duties or after exercising them.

5.2.3.8. Information referred to in Article L.22-10-9, 6° of the French Commercial Code for the Chairman of the Supervisory Board and each member of the Executive Board (10th resolution)

In accordance with Article L.22-10-9, 6° of the French Commercial Code, the table below shows, for the Chairman of the Supervisory Board and each member of the Executive Board and for the 2025 financial year, the ratios between the level of remuneration of each of these executives and (i) the average remuneration on a full-time equivalent basis of the Company’s employees other than corporate officers, (ii) the median remuneration on a full-time equivalent basis of the Company’s employees other than corporate officers, and (iii) the lowest total remuneration within the Company.

The remuneration of executives used for the purposes of this table includes all remuneration components (fixed remuneration and group schemes) paid. For employees, remuneration is calculated on a full-time equivalent basis and includes all remuneration components (fixed remuneration, variable remuneration and group schemes) paid.

Given the Company’s remuneration policy, no ratio between the remuneration of executive corporate officers and the minimum wage is presented, as the latter is significantly lower than the lowest remuneration within the Company.

Corporate officer	Ratio (financial year 2025) total remuneration of the corporate officer / average remuneration of the Company’s employees (other than corporate officers) (“RMO Ratio”)	Ratio (financial year 2025) total remuneration of the corporate officer / median remuneration of the Company’s employees (other than corporate officers) (“RME Ratio”)	Ratio (financial year 2025) Total remuneration of corporate officers / lowest total remuneration at the Company (other than corporate officers)
Mr Jean-Claude LE LAN, Chairman of the Supervisory Board	0.6	0.7	1.3
Mr Ronan LE LAN, Chairman of the Executive Board	1.9	2.1	4.2
Mr Francis Albertinelli, Member of the Executive Board	1.9	2.0	4.0
Mr Aymar de Germay, Member of the Executive Board	1.9	2.0	4.0
Mr Stéphane Cassagne, Member of the Executive Board	1.9	2.0	4.0

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5.2.3.9.	Information referred to in Article L.22-10-9 of the French Commercial Code (10th resolution)

In accordance with Article L.22-10-9 of the French Commercial Code, the table below shows the annual changes in remuneration, the Company’s performance, the average full-time equivalent remuneration of the Company’s employees, other than executives, and the ratios mentioned in section 5.2.3.9. of the Universal Registration Document, during the financial years 2021 to 2025:

	Financial year 2021	Financial year 2022	Financial year 2023	Financial year 2024	Financial year 2025
1. Total remuneration allocated by the General Meeting of Shareholders to the members of the Supervisory Board (Art. L.225-83 of the French Commercial Code) and distributed by the Supervisory Board
Mr Jean-Claude LE LAN, Chairman	N/A	N/A	N/A	N/A	N/A
Mr Hubert Rodarie, Vice-President[1]	€11,000	€27,500	€25,000	€34,125	€23,800
Mr Nicolas LE LAN	€12,000	€12,000	€15,000	€15,750	€6,500
Mr Jean-Claude LE LAN Junior	N/A	€9,000	€15,000	€15,750	€13,000
Mr Éric Donnet	N/A	N/A	N/A	N/A	€21,650
Ms Florence Soule de Lafont	€22,500	€25,500	€17,500	€26,250	€6,500
Ms Constance de Poncins	€22,500	€25,500	€25,550	€23,625	€18,400
Predica, represented by Ms Najat Aasqui	€27,000	€27,000	€25,000	€28,350	€23,800
2. Remuneration of the Chairman of the Supervisory Board (Articles L.225-81 and L.22-10-25 of the French Commercial Code)
Mr Jean-Claude LE LAN, Chairman	€96,000	€96,000	€96,000	€96,000	€96,000
3. Remuneration of members of the Executive Board
Mr Ronan LE LAN, Chairman
Fixed remuneration	€214,500	€214,500	€225,225	€233,110	€250,00
Free shares plan valuation (performance condition)	€605,854	€112,500	€112,500	€246,946	€86,000
Group schemes	€62,129	€50,490	€64,533	€66,268	€50,670
Mr Francis Albertinelli
Fixed remuneration	€173,342	€208,000	€218,400	€226,044	€239,000
Free shares plan valuation (performance condition)	€605,854	€112,500	€112,500	€246,946	€86,000
Exceptional remuneration	N/A	N/A	N/A	N/A	N/A
Group schemes	€58,043	€49,490	€63,491	€66,268	€50,670
Mr Aymar de Germay
Fixed remuneration	N/A	N/A	N/A	€220,224	€239,000
Free shares plan valuation (performance condition)	N/A	N/A	N/A	€130,073	€86,000
Exceptional remuneration	N/A	N/A	N/A	N/A	N/A
Group schemes	N/A	N/A	N/A	€65,422	€50,670
Mr Stéphane Cassagne
Fixed remuneration	N/A	N/A	N/A	€103,454	€239,000
Free shares plan valuation (performance condition)	N/A	N/A	N/A	€33,735	€86,000
Exceptional remuneration	N/A	N/A	N/A	N/A	N/A
Group schemes	N/A	N/A	N/A	€31,795	€50,670

1	Since the general meeting of March 25, 2021.

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	Financial year 2021	Financial year 2022	Financial year 2023	Financial year 2024	Financial year 2025
4. Company performance
Consolidated net profit (€ million)	676	95	-266	250	248
Recurring net income (€ million)	112	120	126	138	157
ANR NRV EPRA per share (€)	103	105	91	97	103.5
5. Average remuneration on a full-time equivalent basis of the Company’s employees (fixed + variable + group plan) other than executives
Annual amount	€119,185	€119,463	€137,508	€134,957	€156,634
6. RMO, RME and Total remuneration of corporate officers/lowest total remuneration in the Company (other than corporate officers) ratios
RMO ratio
Mr Jean-Claude LE LAN, Chairman of the Supervisory Board	0.8	0.8	0.6	0.7	0.6
Mr Ronan LE LAN, Chairman of the Executive Board	2.3	2.2	2.4	2.2	1.9
Mr Francis Albertinelli, member of the Executive Board	1.9	2.1	2.4	2.2	1.9
Mr Aymar de Germay, member of the Executive Board	/	/	/	2.1	1.9
Mr Stéphane Cassagne, member of the Executive Board	/	/	/	1.9	1.9
RME ratio
Mr Jean-Claude LE LAN, Chairman of the Supervisory Board	0.8	0.9	0.7	0.8	0.7
Mr Ronan LE LAN, Chairman of the Executive Board	2.4	2.4	2.8	2.4	2.1
Mr Francis Albertinelli, member of the Executive Board	2.0	2.4	2.7	2.4	2.0
Mr Aymar de Germay, member of the Executive Board	/	/	/	2.3	2.0
Mr Stéphane Cassagne, member of the Executive Board	/	/	/	2.0	2.0
Ratio Total remuneration of corporate officers/lowest total remuneration in the Company (other than corporate officers)
Mr Jean-Claude LE LAN, Chairman of the Supervisory Board	/	/	/	1.3	1.3
Mr Ronan LE LAN, Chairman of the Executive Board	/	/	/	4.1	4.2
Mr Francis Albertinelli, member of the Executive Board	/	/	/	4.0	4.0
Mr Aymar de Germay, member of the Executive Board	/	/	/	3.9	4.0
Mr Stéphane Cassagne, member of the Executive Board	/	/	/	3.5	4.0

In accordance with Article L.22-10-9 of the French Commercial Code, it is specified that the remuneration of each corporate officer of the Company for the 2025 financial year, as presented in this document, complies with the Company’s remuneration policy adopted for that financial year.

The contribution to the Company’s long-term performance is ensured by the ongoing pursuit of a balance between the interests of the company, the consideration of the performance of its executives and the continuity of its remuneration practices. While ensuring the loyalty of ARGAN’s teams, the determination of remuneration tends to reward the work accomplished and promote the Company’s own standards of excellence.

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Additional information on corporate governance - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.3. Additional information on corporate governance

5.3.1.	Use of delegated powers to the Executive Board

A summary table of the current delegations granted by the General Meeting of Shareholders in the area of capital increases, pursuant to Articles L.225-129-1 and L.225-129-2, is provided in section 5.4 of the Universal Registration Document.

In 2025, the Executive Board made use of the delegations granted by the General Meeting of Shareholders as follows:

Executive Board meeting of January 13, 2025:

By decision dated January 13, 2025, the Executive Board, exercising the powers delegated to it by the Company’s General Meetings of March 24, 2022 (19th resolution) and March 23, 2023 (20th resolution), noted the final completion of a capital increase in the nominal amount of €23,758 resulting from the free allocation of 11,879 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €50,829,104.

Meeting of the Executive Board on April 15, 2025:

By decision dated April 15, 2025, the Executive Board noted the definitive completion of the Company’s capital increase of €646,274 resulting from the decision of the Combined General Meeting of March 20, 2025 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2024 in the amount of €3.30 per share. On this occasion, the Company issued 323,137 new shares, each with a par value of €2, bringing the Company’s share capital to €51,475,378.

5.3.2.	Transactions by executives involving the Company’s securities

Transactions carried out by executives on Company shares during the 2025 financial year are detailed in section 8.2.2.3 of the Universal Registration Document.

5.3.3.	Additional information and comments on the Executive Board’s report

All shareholders are entitled to attend general meetings, the rules of which are set out in Title IV of the Company’s Articles of Association (Articles 31 to 40).

The factors that may have an impact in the event of a public offering, as referred to in Article L.22-10-11 of the French Commercial Code, are set out below:

●	(i) Structure of the Company’s share capital: See Section 8 of this Universal Registration Document

●	(ii) Statutory restrictions on the exercise of voting rights: None

●	(iii) Direct or indirect holdings in the Company’s capital: See Section 8 of this Universal Registration Document

●	(iv) Holders of securities carrying special control rights: None

●	(v) Control mechanisms provided for in an employee share ownership scheme: None

●	(vi) Agreements between shareholders known to the Company that may result in restrictions on the transfer of shares and the exercise of voting rights: the agreements entered into between several shareholders of the Company and known to the latter are described in more detail in Section 8.4 of this Universal Registration Document

●	(vii) Rules applicable to the appointment and replacement of members of the Executive Board and to amendments to the Company’s Articles of Association: There are no specific rules relating to the appointment and replacement of members of the Executive Board or to amendments to the Company’s Articles of Association

●	(viii) Powers of the Executive Board to issue or repurchase shares: See the summary table of delegated powers in section 5.4 below of this Universal Registration Document

●	(ix) Main agreements entered into by the Company that are amended or terminated in the event of a change of control of the Company: as part of the €500 million bond issue carried out in 2021 and maturing in November 2026, each bondholder may request early redemption of all amounts due in the event of a change of control of the Company

●	(x) Agreements providing for compensation for the Company’s executives and employees if they resign, are dismissed without real and serious cause, or if their employment is terminated due to a public offer: None.

Finally, your Board has no comments on the Executive Board’s report or on the consolidated and parent company financial statements as presented.

Neuilly sur Seine, February 9, 2026

The Supervisory Board

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5.4. Summary tables of delegations currently in force and submitted to the Combined General Meeting of March 26, 2026

5.4.1.	Authorisations granted to the Executive Board by the Combined General Meeting of March 21, 2024:

Resolution	Nature of the delegation	Maximum amount	Duration of delegation from March 21, 2024
Resolution	Subject of the resolution adopted by the extraordinary general meeting of shareholders of the Company on 21 March 2024
16	Authorisation granted to the Executive Board to proceed with the free allocation of shares to employees and/or corporate officers	2% of the share capital	Thirty-eight (38) months

5.4.2.	Authorisations granted by the Executive Board to the Combined General Meeting of March 20, 2025:

Resolution	Nature of the delegation	Maximum amount	Term of the delegation from March 20, 2025
Subject matter of the resolution submitted for approval by the ordinary part of the combined general meeting of shareholders of the Company on March 20, 2025
26th	Authorisation granted to the Executive Board to acquire shares in the Company	€50,000,000	Eighteen (18) months
Resolution	Subject matter of the resolution adopted by the Extraordinary General Meeting of Shareholders of the Company on March 20, 2025
27th	Delegation of authority to the Executive Board to decide on an increase in share capital through the incorporation of premiums, reserves, profits or other items	€15,000,000 (nominal)	Twenty-six (26) months
28th	Delegation of authority to the Executive Board to decide on the issue of ordinary shares and/or securities that are equity securities giving access to other equity securities or entitling the holder to the allocation of debt securities and/ or securities giving access to equity securities to be issued - with preferential subscription rights maintained	€25,000,000 (nominal)	Twenty-six (26) months
33th	Delegation of powers to the Executive Board to proceed, without preferential subscription rights, to issue ordinary shares and/or securities that are equity securities giving access to other equity securities of the Company or entitling the holder to the allocation of debt securities and/ or securities giving access to equity securities to be issued, in order to remunerate contributions in kind made to the Company, up to a limit of 20% of the share capital	20% of the share capital	Twenty-six (26) months
34th	Authorisation granted to the Executive Board to reduce the capital by cancelling shares	10% of the share capital	Eighteen (18) months
35th	Overall ceiling on share capital increases that may be carried out pursuant to the delegations and authorisations in force	€50,000,000 (nominal)

2025 Universal Registration Document - ARGAN	164

2026 General Assembly: Summary tables of delegations - 5. SUPERVISORY BOARD REPORT ON CORPORATE GOVERNANCE

5.4.3.	Delegations submitted by the Executive Board to the Combined General Meeting of March 26, 2026

Resolution	Purpose of the resolution	Maximum amount	Term of the delegation from 26 March 2026
Subject of the resolution submitted to the ordinary part of the Combined General Meeting of the Company’s shareholders on March 26, 2026
20th	Authorisation granted to the Executive Board to acquire shares in the Company	€150,000,000	Eighteen (18) months
Subject matter of the resolution submitted to the extraordinary general meeting of the Company’s shareholders on March 26, 2026
21th	Delegation of authority to the Executive Board to decide on the issue of ordinary shares and/or various securities - with cancellation of preferential subscription rights and by means of a public offering other than those referred to in Article L.411-2(1) of the French Monetary and Financial Code, or as part of a public offering involving an exchange component	€5,153,386 (nominal), representing 10% of the share capital	Twenty-six (26) months
22th	Delegation of authority to the Executive Board to decide on the issue of ordinary shares and/or various securities with cancellation of preferential subscription rights and through an offer referred to in 1° of Article L.411-2 of the Monetary and Financial Code	€5,153,386 (nominal), representing 10% of the share capital	Twenty-six (26) months
23th	Authorisation granted to the Executive Board to increase the number of shares and/or securities to be issued in the event of a capital increase with or without preferential subscription rights	15% of the initial issue	Twenty-six (26) months
24th	Authorisation granted to the Executive Board to reduce the capital by cancelling shares	10% of the share capital	Eighteen (18) months
25th	Overall limits on share capital increases that may be carried out under the delegations and authorisations in force:
	- with preferential subscription rights maintained	€25,766,939 (nominal), representing 50% of the share capital
	- with cancellation of preferential subscription rights	€5,153,386 (nominal), representing 10% of the share capital
26th	Delegation of authority to the Executive Board to increase the share capital, with cancellation of preferential subscription rights, through the issue of ordinary shares and/or securities, reserved for members of a company savings plan	€1,000,000 (nominal)	Twenty-six (26) months

165	2025 Universal Registration Document - ARGAN

6. 2025 Consolidated financial statements

Consolidated balance sheet	167
Consolidated income statement	168
Statement of recognised income and expenses	169
Consolidated cash flow statement	170
Consolidated statement of changes in equity	171
Notes to the consolidated financial statements	172
Statutory Auditors’ Report on the Consolidated Financial Statements Prepared in Accordance with IFRS for the Year Ended December 31, 2025	205

Consolidated balance sheet - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.1. Consolidated balance sheet

ASSETS (In thousands of euros)	Notes	31.12.2025	31.12.2024
Non-current assets:
Goodwill	8	55,648	55,648
Other intangible assets	9	31	0
Tangible fixed assets	10	11,093	11,195
Assets under construction	11.1	60,849	39,941
Investment property	11.2	4,125,888	3,987,464
Investments in associates	17	0	5
Derivative financial instruments	12	5,543	8,929
Other non-current assets	13	2,283	2,186
Total non-current assets		4,261,336	4,105,369

Current assets:
Trade receivables	14	60,419	58,249
Other current assets	15	13,864	12,970
Derivative financial instruments	12	401	18
Cash and cash equivalents	16	27,183	85,685
Total current assets		101,866	156,924
Assets held for sale	18	0	0
TOTAL ASSETS		4,363,202	4,262,293

LIABILITIES (In thousands of euros)	Notes	December 31, 2025	December 31, 2024
Equity:
Capital	19.1	51,475	50,805
Premiums	19.1	330,139	334,911
Reserves		1,784,355	1,592,921
Treasury shares	19.3	-868	-1,538
Revaluation of financial instruments	12	-2,125	3,272
Profit		245,195	245,696
Total equity attributable to owners of the parent company		2,408,171	2,226,068
Minority interests		41,337	38,528
Total consolidated equity		2,449,508	2,264,596

Non-current liabilities:
Long-term portion of financial debt	20	1,110,556	1,771,895
Derivative financial instruments	12	7,478	10,565
Security deposits	22	11,421	11,052
Provisions	23	0	0
Total non-current liabilities		1,129,456	1,793,512

Current liabilities:
Current portion of financial debt	20	688,645	98,642
Derivative financial instruments	12	0	0
Current tax liabilities	24	0	0
Liabilities on fixed assets	0	7,045	18,106
Provisions	23	22	0
Other current liabilities	25	88,527	87,437
Total current liabilities		784,238	204,185
Liabilities related to assets held for sale	21	0	0
TOTAL LIABILITIES		4,363,202	4,262,293

167	2025 Universal Registration Document - ARGAN

Consolidated income statement - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.2. Consolidated income statement

Period from January 1, 2025 to December 31, 2025

In thousands of euros	Notes	December 31, 2025	December 31, 2024
Rental income		211,984	198,267
Re-invoicing of rental charges and rental taxes		35,200	37,110
Rental charges and rental taxes		-36,159	-37,680
Other income from buildings		4,386	3,596
Other expenses on buildings		-641	-407
Net income from buildings	26	214,770	200,885

Other operating income		0	0
Personnel expenses		-8,552	-9,110
External expenses		-5,385	-4,606
Taxes		-875	-994
Depreciation, amortisation and provisions		-273	-258
Other operating income and expenses		-94	-199
Current operating profit		199,592	185,718

Other operating income and expenses	11.5.1	0	0
Gain on disposals	11.5.2	-74	-1,554
Change in fair value of investment properties	11	91,346	118,083
Operating profit		290,863	302,248

Cash and cash equivalents	27	740	1,300
Gross financial debt cost	27	-44,163	-49,108
Net financial debt cost	27	-43,423	-47,807

Other financial income and expenses	28	590	-4,890
Tax expense or income	29	0	0
Share of profit of associates	17	-27	50
Net profit		248,004	249,601

Parent company equity holders		245,195	245,696
Non-controlling interests		2,809	3,905
Earnings per share in euros	30	9.57	9.96
Diluted earnings per share in euros	30	9.56	9.96

2025 Universal Registration Document - ARGAN	168

Statement of recognised income and expenses - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.3. Statement of recognised income and expenses

In thousands of euros	Notes	December 31, 2025	December 31, 2024
Profit for the period		248,004	249,601
Effective portion of gains and losses on hedging instruments	12	-508	-2,197
Total gains and losses recognised directly in equity		-508	-2,197
Profit for the period and gains and losses recognised directly in equity		247,496	247,404
- Of which Group share		244,687	243,499
- Of which non-controlling interests		2,809	3,905

169	2025 Universal Registration Document - ARGAN

Consolidated cash flow statement - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.4. Consolidated cash flow statement

In thousands of euros	Notes	December 31, 2025	December 31, 2024
Consolidated net profit (including minority interests)		248,004	249,601
Net depreciation, amortisation and provisions		273	258
Unrealised gains and losses related to changes in the fair value of investment properties	11	-91,346	-118,083
Unrealised gains and losses related to changes in the fair value of derivative instruments	12	-590	4,890
Calculated expenses		2,004	919
Other operating income and expenses	11.5.1	0	0
Gain on disposal of assets, grants received	11.5.2	74	1,554
Share of profit/loss from associates	17	27	-50
Net financial debt cost	27	43,423	47,807
Tax expense (including deferred taxes)	29	0	0
Cash flow from operations before financial debt costs and before tax (A)		201,868	186,895
Current taxes (B)		0	33
Change in working capital requirements related to operations (C)		-2,897	-13,248
Net cash flow generated by operations (D) = (A + B + C)		198,971	173,679
Acquisitions of tangible fixed assets	10	-202	-161
Acquisitions of investment property	11	-63,650	-111,234
Change in debt on purchase of fixed assets		-11,262	754
Disposals of fixed assets		177	75,980
Acquisitions of financial fixed assets	13	0	0
Decreases in financial assets		0	0
Impact of business combinations	32	0	0
Dividends received (equity-accounted companies)	17	0	-29
Other cash flows related to investing activities	13	-5	-85
Net cash flow from investing activities (E)		-74,942	-34,775
Capital increase and reduction		0	147,219
Purchase and resale of treasury shares	19.3	788	-844
Investment subsidy received		0	0
Dividend paid (shareholders of the parent company and minority shareholders)	19.2	-65,375	-52,524
Proceeds from borrowings	20.1	29,912	89,471
Repayments of loans and financial debts	20.1	-104,156	-239,809
Change in cash flow related to financial expenses and income	27	-43,766	-48,677
Other cash flows related to financing activities (borrower advances)		0	0
Net cash flow from financing activities (F)		-182,597	-105,163
Change in net cash (D + E + F)		-58,568	33,742
Opening cash position		85,471	51,730
Closing cash balance	31	26,904	85,471

2025 Universal Registration Document - ARGAN	170

Consolidated statement of changes in equity - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.5. Consolidated statement of changes in equity

(In thousands of euros)	Capital	Premiums and Reserves	Treasury shares	Gains and losses recognised in equity	Results	Equity attributable to the group	Minority interests	Total equity
Equity at December 31, 2023	46,161	2,080,787	-877	25,179	-263,449	1,887,799	34,624	1,922,422
Dividend	567	19,628	0	0	-72,719	-52,524	0	-52,524
Allocation of retained earnings	0	-316,459	0	-19,709	336,168	0	0	0
Treasury shares	0	0	-661	0	0	-661	0	-661
Allocation of bonus shares	0	919	0	0	0	919	0	919
Capital increases	4,078	143,141	0	0	0	147,219	0	147,219
Profit on disposal of treasury shares	0	-182	0	0	0	-182	0	-182
Overall result as at December 31, 2024	0	0	0	-2,197	245,696	243,499	3,905	247,404
Impact of changes in scope	0	0	0	0	0	0	0	0
Equity as at December 31, 2024	50,805	1,927,832	-1,538	3,272	245,696	2,226,068	38,528	2,264,596
Dividend	646	17,811	0	0	-83,832	-65,375	0	-65,375
Allocation of retained earnings	0	166,753	0	-4,889	-161,864	0	0	0
Treasury shares	0	0	670	0	0	670	0	670
Allocation of bonus shares	0	2,004	0	0	0	2,004	0	2,004
Capital increases	24	-24	0	0	0	0	0	0
Proceeds from sale of treasury shares	0	118	0	0	0	118	0	118
Overall result as at December 31, 2025	0	0	0	-508	245,195	244,687	2,809	247,496
Impact of changes in scope	0	0	0	0	0	0	0	0
Equity as at December 31, 2025	51,475	2,114,494	-868	-2,125	245,195	2,408,171	41,337	2,449,508

171	2025 Universal Registration Document - ARGAN

Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.6. Notes to the consolidated financial statements

6.6.1. Period from January 1, to December 31, 2025

1.	General information	174
2.	Key facts	174
3.	Context for the preparation of the consolidated financial statements	174
4.	General principles of valuation and preparation	175
5.	Use of estimates	175
6.	Accounting principles, rules and methods	175
6.1.	Consolidation methods	175
6.2.	Consolidation period	175
6.3.	Intercompany transactions	175
6.4.	Business combinations	175
6.5.	Intangible assets	176
6.6.	Investment property (IAS 40)	176
	6.6.1. Methodology	176
	6.6.2. Fair value	177
6.7.	Finance leases relating to investment properties	177
6.8.	Operating leases relating to investment properties	177
6.9.	Property, plant and equipment	178
6.10.	Investment properties under construction	178
6.11.	Impairment of goodwill and fixed assets	178
	6.11.1. Impairment of goodwill	178
	6.11.2. Impairment of fixed assets	179
6.12.	Trade receivables and other receivables	179
6.13.	Financial assets	179
	6.13.1. Loans and receivables	179
	6.13.2. Financial instruments	179
	6.13.3. Financial assets at fair value through profit or loss	180
	6.13.4. Cash and cash equivalents	180
	6.13.5. Assets and liabilities held for sale	180
6.14.	Equity	180
	6.14.1. Treasury shares	180
	6.14.2. Investment grants	180
	6.14.3. Bonus share plan	181
6.15.	Financial liabilities	181
6.16.	Security deposits received from lessees	181

6.17.	Provisions	181
6.18.	Suppliers	182
6.19.	Tax	182
	6.19.1. Current taxes	182
	6.19.2. Deferred taxes	182
	6.19.3. SIIC regime	182
6.20.	Post-employment benefits granted to employees	182
6.21.	Rental income	182
6.22.	Rental income and expenses	182
6.23.	Other income and expenses on building	183
6.24.	Earnings per share	183
6.25.	Presentation of financial statements	183
6.26.	Operating segments	183
6.27.	Risk management	184
	6.27.1. Real estate market risk	184
	6.27.2. Counterparty risk	184
	6.27.3. Liquidity risks	184
	6.27.4. Interest rate risk	184
	6.27.5. Equity market risk	184
	6.27.6. Risk related to asset valuation	185
	6.27.7. Risk related to maintaining SIIC status	185
6.28.	Effects of climate-related changes	185
7.	Scope of consolidation	186
8.	Goodwill	186
9.	Intangible assets	186
10.	Tangible fixed assets	187
11.	Investment properties	187
11.1.	Assets under construction	187
11.2.	Investment properties	188
11.3.	Fair value hierarchy	189
11.4.	Summary of investment properties and assets under construction	189
11.5.	Other operating income and expenses and income from the sale of buildings	191
	11.5.1. Other operating income and expenses	191
	11.5.2. Profit/loss on disposal of buildings	191
11.6.	Minimum lease payments receivable	191

2025 Universal Registration Document - ARGAN	172

Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

12.	Derivative financial instruments and interest rate risk management	192
13.	Other non-current financial assets	194
14.	Trade receivables	194
15.	Other current assets	194
16.	Cash and cash equivalents	195
17.	Investments in associates	195
18.	Assets held for sale	195
19.	Consolidated equity	195
19.1.	Composition of share capital	195
19.2.	Dividend paid	195
19.3.	Treasury shares	196
19.4.	Bonus shares	196
20.	Financial liabilities	197
20.1.	Change in financial liabilities and guarantees given	197
20.2.	Maturity dates of financial liabilities and breakdown of fixed-rate and variable-rate liabilities	198
20.3.	Maturities of finance lease payments	198
20.4.	Net financial debt	199
21.	Liabilities held for sale	199
22.	Security deposits	199

23.	Provisions	200
24.	Tax liability	200
25.	Other current liabilities	200
26.	Net income from buildings	200
27.	Net financial debt cost	201
28.	Other financial income and expenses	201
29.	Reconciliation of tax expense	201
30.	Earnings per share	202
31.	Cash flow statement details	202
32.	Impact of business combinations on cash flows	202
33.	Off-balance sheet commitments	202
34.	Recognition of financial assets and liabilities	203
35.	Related party transactions	203
36.	Workforce	204
37.	Auditors’ fees	204
38.	Events after the balance sheet date	204

173	2025 Universal Registration Document - ARGAN

Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

1. General information

ARGAN is a company whose business focuses on the construction, acquisition and leasing of logistics bases and warehouses.

The company has been subject to the tax regime applicable to listed real estate investment companies (SIICs) since July 1, 2007.

The group has held a 49.90% stake in SCCV Nantour since September 9, 2016.

On May 15, 2018, SCI Avilog was created. The group holds 99.90% of the shares in this subsidiary.

On February 18, 2021, SCI CARGAN-LOG was created. The group holds 60% of the shares in this subsidiary.

On September 16, 2021, SCI NEPTUNE was created. The group holds 99.90% of the shares in this subsidiary.

ARGAN has been listed on NYSE Euronext Paris since July 1, 2007. It is part of compartment A.

2. Key facts

ARGAN delivered four new sites this year, in chronological order of delivery:

●	A new logistics site for DIMOLOG, a new brand of the DIMOTRANS group, in Bain-de-Bretagne (35), near Rennes, whose activities are now housed in three newly delivered units, certified AutOnom® and representing 19,500 sq.m.

●	More exceptionally, ARGAN has extended the support it began in 2021 for a former employee to develop and finance his market gardening company, “Les tomates des frères Besnard”, with the extension of an organic and eco-responsible greenhouse located in Eure-et-Loir (28).

●	For a new client in Vendin-le-Veil, near Lens (62), with a logistics site, delivered at the end of October 2025, consisting of a 7,400 sq.m cross-dock messaging hall equipped with 68 levelling docks and a 1,200 sq.m office block on two floors, under a 12-year fixed-term long-term lease.

●	For NORTENE HOME DEPOT, the European leader in the gardening sector with over 50 years of experience, with an AutOnom®-certified platform covering 18,000 sq.m in the Ouest Park business park in Louailles (72), between Angers and Le Mans, delivered in early December 2025. Completed in record time, this project links NORTENE HOME DEPOT and ARGAN with a long-term lease of 12 years.

In connection with the November 17, 2026 maturity date of its €500 million bond issue, the company has taken out a bridge loan for the same amount, which may be drawn down until November 17, 2027.

 3. Context for the preparation of the consolidated financial statements

The consolidated annual accounts covering the period from January 1, to December 31, 2025 were approved by the Executive Board on January 19, 2026.

In accordance with European Regulation EC No. 1606/2002 of 19 July 2002 on international standards, the ARGAN Group’s consolidated financial statements are prepared in accordance with IFRS as adopted by the European Union. These standards are available on the European Commission’s website (https://eur-lex. europa.eu/FR/legal-content/summary/international-accounting-standards-ias-regulation.html).

The new standards, amendments and interpretations adopted by the European Union and mandatory as of January 1, 2025 are:

Amendments to IAS 21 The Effects of Changes in Foreign Exchange Rates.

These new standards and amendments are not applicable to the Group.

The Group has not opted to implement the standards, amendments to standards and interpretations adopted by the European Union that may be subject to early application from January 1, 2025.

The standards, amendments to standards and interpretations currently being adopted by the European Union have not been applied early.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

4. General principles of valuation and preparation

The financial statements are presented in thousands of euros.

They are prepared on a historical cost basis, except for investment property and derivative financial instruments, which are measured at fair value.

Application of IFRS 13 “Fair Value Measurement”

Since January 1, 2013, the ARGAN Group has applied IFRS 13, which defines fair value as the price that would be received for the sale of an asset or paid for the transfer of a liability in an orderly transaction between market participants at the measurement date. The standard establishes a three-level fair value hierarchy for data used in valuations:

●	Level 1: Unadjusted quoted prices in active markets for identical assets/liabilities that are readily available at the measurement date.

●	Level 2: Valuation model using inputs that are observable directly or indirectly in an active market,

●	Level 3: Valuation model using inputs that are not observable in an active market.

The hierarchical level of fair value is thus determined by reference to the levels of input data in the valuation technique. When using a valuation technique based on data from different levels, the level of fair value is then constrained by the lowest level.

5. Use of estimates

The preparation of consolidated financial statements in accordance with IFRS requires management to make a number of estimates and assumptions that affect the amounts recognised in assets, liabilities, income and expenses during the financial year. These estimates are based on the going concern assumption and are made using the information available at the time of preparation.

The main estimates made by management when preparing the financial statements relate in particular to:

●	the assumptions used to value investment properties,
●	asset impairments and provisions,

●	the current and non-current maturity schedule for certain credit lines being drawn down,

●	the analysis of lease agreements and rental expenses, taxes and insurance when their amount is not definitively known at the balance sheet date.

Management regularly reviews its estimates and assessments to take into account past experience and to incorporate factors deemed relevant in light of economic conditions. However, as assumptions are inherently uncertain, actual results may differ from estimates.

6. Accounting principles, rules and methods

6.1. Consolidation methods

Companies controlled by the Group, i.e. those over which the Group has the power to direct financial and operating policies in order to obtain benefits, are consolidated using the full consolidation method.

The list of consolidated companies is provided in Note 7, “Scope of consolidation”.

6.2. Consolidation period

All companies included in the scope prepare interim financial statements or reports on the same date as the consolidated financial statements, with the exception of SCCV Nantour and SCI AVILOG, which present financial statements corresponding to those of the financial year preceding the preparation of the consolidated financial statements.

6.3. Intercompany transactions

Receivables, payables, income and expenses resulting from transactions between consolidated companies are eliminated.

6.4. Business combinations

Business combinations are treated in accordance with IFRS 3. Under this method, when an entity over which the Group acquires exclusive control is consolidated for the first time, the acquired assets and liabilities, as well as contingent liabilities, are recognised at their fair value at the acquisition date.

Any difference between the acquisition price and the acquirer’s share of the fair value of the assets and liabilities acquired is recorded under Goodwill.

175	2025 Universal Registration Document - ARGAN

Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.5. Intangible assets

Acquired intangible assets are recognised in the balance sheet at their acquisition cost less accumulated amortisation and impairment losses. They mainly consist of licences to use computer software with a low unit value.

6.6. Investment property (IAS 40)

Property held directly or under finance leases for the purpose of earning rental income or capital appreciation, or both, is classified as “Investment property” in the balance sheet.

The real estate portfolio consists exclusively of properties under construction and properties leased under operating leases that meet the definition of investment property.

ARGAN has opted to measure its investment property at fair value as defined by IFRS 13 (see Note 4). These properties are therefore not subject to depreciation or impairment.

Buildings under construction or development are recognised at fair value when this can be reliably measured. The company considers that fair value can be reliably measured when there are no longer any significant uncertainties regarding the cost of construction. In most cases, the group considers that it is able to reliably determine the cost price of the property when the construction progress rate exceeds 50%. If the fair value cannot be reliably determined, the property is recognised at its last known value plus any costs capitalised during the period.

Fair value is determined on the basis of valuations carried out by an independent and recognised expert. The valuations comply with the national professional standards set out in the COB/AMF report of February 2000 (Barthes de Ruyter) and the charter for property valuation drawn up under the aegis of the I.F.E.I. The valuations also comply with the European TEGOVA professional standards. The portfolio was valued in accordance with the Charter for Real Estate Valuation. This valuation is carried out by an independent expert on a half-yearly basis.

6.6.1 Methodology

To determine the fair value of the group’s property portfolio based on the assumptions used, the group favours the discounted cash flow method.

For cross-checking purposes, the income capitalisation method is also applied.

The values are recorded excluding duties and costs. The difference between the fair values from one period to another is recorded in the income statement.

The change in fair value of each property recorded in the income statement is determined as follows:

Market value n – (market value n-1 + amount of capitalised works and expenses for financial year n).

Capitalised expenses correspond to the purchase price, transfer duties and acquisition costs of the properties.

The result of the disposal of an investment property is the difference between:

●	the net selling price received, less related costs and rental guarantees granted,

●	and the last fair value recorded in the balance sheet at the end of the previous financial year.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.6.2 Fair value

The fair value measurement must take into account the highest and best use of the asset. The ARGAN Group has not identified any highest and best use of an asset other than its current use. As a result, the implementation of IFRS 13 has not led to any changes in the assumptions used to value the assets.

The fair value measurement of investment properties involves the use of different valuation methods using unobservable or observable parameters, but which have been subject to certain adjustments. As a result, the Group’s assets are considered to be, as a whole, Level 3 in terms of the fair value hierarchy set out in IFRS 13, notwithstanding the inclusion of certain Level 2 observable data, as detailed below.

Main parameters	Level
Warehouses and Offices
rate of return	3
discount rate and DCF terminal yield	3
market rental value	3
accrued rent	2

6.7. Finance leases relating to investment properties

Leases of tangible fixed assets under which virtually all the risks and rewards of ownership are retained by the Group are classified as finance leases. The fair value of buildings covered by a finance lease is recognised as an asset. The principal amount owed to the lessor is recorded as current and non-current liabilities.

At the end of the financial year, the buildings concerned are accounted for using the fair value method (see § 6.6).

Each payment under the lease agreements is allocated between the finance charge and the amortisation of the outstanding debt.

6.8. Operating leases relating to investment properties

Leases are recognised in the balance sheet at the inception of the lease for the present value of future payments.

In accordance with IFRS 16, when a property or movable asset is held under a lease, the lessee must recognise an asset for the right-of-use and a lease liability at amortised cost.

Assets recognised as right-of-use assets are included in the items where the corresponding underlying assets would be presented if they belonged to the lessee. The lessee amortises the right-of-use asset on a straight- line basis over the term of the lease, except for rights relating to investment properties, which are measured at fair value.

The Group has adopted the simplified retrospective method by applying the simplifications provided for in the standard and has chosen to exclude initial direct costs in determining the right-of-use asset.

As at December 31, 2025, ARGAN’s lease contracts relate solely to leases of land under long-term leases (airports, ports, etc.). These are therefore measured at fair value and the difference between fair values from one period to another is recognised in profit or loss.

The Group excludes the following contracts (no contracts meeting these criteria existed at the balance sheet date):

●	Tacit leases or leases of less than one year; and

●	Contracts relating to assets with a value of less than €5,000.

The discount rate used is based on the group’s average debt ratio as at January 1, 2019, adjusted to take into account the average term of all contracts concerned, i.e. 40 years at the date of initial recognition. The discount rate used to measure lease liabilities is 2.241% for all contracts in force at January 1, 2019. For contracts entered into in 2023, the rate is 3%. No contracts have been entered into beyond 2023.

The group has not identified any future cash outflows that have not been taken into account in the measurement of lease obligations (variable rents, extension options, residual value guarantees, etc.).

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6.9. Property, plant and equipment

Property, plant and equipment other than investment property are recognised at cost less accumulated depreciation and impairment losses.

Depreciation is recognised as an expense on a straight-line basis over the estimated useful life of the property, plant and equipment. Components with useful lives shorter than the useful life of the asset to which they relate are depreciated over their own useful lives.

The estimated useful lives are as follows:

●	Buildings: 10 to 60 years,

●	Other tangible fixed assets: 3 to 10 years.

6.10. Investment properties under construction

Land used for construction projects and buildings under construction that are part of a property complex intended for rental are recognised as investment property under construction in accordance with the measurement methods described in § 6.6 “Investment property (IAS 40)”.

6.11. Impairment of goodwill and fixed assets

6.11.1. Impairment of goodwill

The single cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently if there is an indication that the unit may have suffered a loss in value.

The carrying amount of goodwill is compared to its recoverable amount, which is the higher of its value in use and its fair value (less costs to sell). In order to determine their recoverable value, fixed assets to which it is not possible to directly attach independent cash flows are grouped together within the cash-generating unit (CGU).

The value in use of the CGU is determined using the discounted cash flow (DCF) method over five years.

The recoverable value of the CGU thus determined is then compared to the contributing value of the tested assets (including goodwill) on the consolidated balance sheet. An impairment loss is recognised, if any, if this balance sheet value exceeds the recoverable value of the CGU and is allocated first to goodwill and then to the other assets of the unit in proportion to the carrying amount of each of the assets included in the unit. The impairment loss is first deducted from the carrying amount of any goodwill allocated to the unit.

This impairment loss is recognised in operating profit. An impairment loss recognised for goodwill is not reversed in a subsequent period. An impairment test is performed annually.

At December 31, 2025, the impairment test was performed on the basis of the following assumptions:

Main assumptions	31/12/2025	31/12/2024
Discount rate (WACC)	6,48%	5,58%
Perpetual growth rate	2%	2%

On this basis, the annual goodwill impairment test did not reveal any impairment at the closing date.

Sensitivity tests were also performed on changes in the discount rate and the infinite growth rate:

●	A 50 basis point decrease in the infinite growth rate, all other things being equal, would not result in an impairment of goodwill.

●	A 50 basis point increase in the discount rate (WACC), all other things being equal, would not result in an impairment of goodwill.

The discount rate at which goodwill impairment would have been necessary (break-even rate) is 7.01% as at December 31, 2025.

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6.11.2. Impairment of fixed assets

Intangible assets with indefinite lives are tested for impairment at each annual or half-yearly closing and whenever there is any indication that a decrease in value may have occurred. Other intangible assets and property, plant and equipment are also tested for impairment whenever there is any indication of impairment.

Impairment is the difference between the net book value and the recoverable amount of the asset, the latter being its value in use or its sale value, less disposal costs, if the latter is higher than the value in use.

Investment property is not subject to impairment as it is measured at fair value.

6.12. Trade receivables and other receivables

Trade receivables are initially recognised at fair value and then, when the impact is significant, subsequently measured at amortised cost using the effective interest method, less any provisions for impairment. The impairment model requires the recognition of expected credit losses (ECL) on receivables arising from lease agreements and trade receivables. This approach aims to recognise expected losses as early as possible, whereas the provisioning model prior to IFRS 9 was conditional on the recognition of an objective event of proven loss. The amount of impairment represents the difference between the carrying amount of the asset and the value of estimated future cash flows, discounted at the initial effective interest rate. The carrying amount of the asset is reduced via an impairment account and the amount of the loss is recognised in the income statement. When a receivable is uncollectible, it is derecognised against the reversal of the impairment of receivables. Recoveries of previously derecognised receivables are credited to the income statement.

6.13. Financial assets

Financial assets include loans and receivables, derivative instruments, assets at fair value through profit or loss, and cash and cash equivalents.

6.13.1. Loans and receivables

These are financial assets with fixed or determinable payments that are not listed on an active market. Recognised at fair value on issue and then at amortised cost using the effective interest method, they are impaired, in the event of impairment losses, against the income statement under “other financial income and expenses”.

The non-current item “Loans and receivables” includes deposits and guarantees paid with a maturity of more than twelve months.

Other financial assets with maturities of less than twelve months that are not classified as “financial assets at fair value through profit or loss” are presented in the balance sheet under current assets in the item “other current assets”.

6.13.2. Financial instruments

IFRS 13 requires consideration of counterparty credit risk (i.e. the risk that a counterparty will default on one of its obligations) in the measurement of the fair value of financial assets and liabilities.

IFRS 13 retains the disclosure requirements on the three-level fair value hierarchy in IFRS 7, which requires an entity to differentiate between the fair values of financial assets and financial liabilities based on the observability of the input data used to determine fair value.

As at December 31, 2013, the Group’s first-time application of IFRS 13 did not call into question the fair value hierarchy of financial instruments, which until then had been Level 2 under IFRS 7 (valuation model based on observable market data), as the credit risk adjustment is considered to be an observable input.

Loans initially issued at variable rates expose the Group to interest rate cash flow risk. Loans initially issued at fixed rates expose the Group to the risk of changes in the fair value of an instrument linked to changes in interest rates.

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The Group uses derivative instruments to hedge its variable-rate debt against interest rate risk (hedging of future cash flows) and applies hedge accounting when the documentation and effectiveness requirements are met:

●	Derivatives that do not meet the eligibility criteria for hedge accounting are recorded on the balance sheet at fair value, with changes in fair value recognised in the income statement.

●	Hedge effectiveness is demonstrated if changes in cash flows of the hedged item are offset by changes in the hedging instrument within a range of 80 to 125 per cent. In this case, the effective portion of the change in fair value of the hedging instrument is recognised in equity, while the change in fair value of the hedged portion of the hedged item is not recognised in the balance sheet. The change in value of the ineffective portion is recognised immediately in profit or loss for the period. Gains or losses accumulated in equity are recognised in profit or loss under the same heading as the hedged item during the same periods in which the hedged cash flow affects profit or loss.

The fair value of derivative instruments is measured using generally accepted models (discounted future cash flow method) and based on market data. The credit risk of counterparties in the measurement of the fair value of the Group’s financial instruments at December 31, 2025 had no significant impact.

Derivatives are classified in the balance sheet according to their maturity date.

6.13.3. Financial assets at fair value through profit or loss

Financial assets measured at fair value through profit or loss are financial assets held for trading, i.e. acquired from the outset with the intention of being resold in the short term, or assets deliberately recorded in this category because they are managed on the basis of a net asset value representative of fair value, with an original maturity of more than three months.

Financial assets at fair value through profit or loss are presented in the cash flow statement under “Change in working capital”.

The fair value recorded as an asset corresponds to the valuation provided by banking institutions, and changes in fair value are recognised in the income statement.

6.13.4. Cash and cash equivalents

This item includes cash, short-term investments and other liquid and easily convertible instruments with a negligible risk of impairment and a maturity of three months or less at the date of acquisition. Investments with a maturity of more than three months, as well as blocked or pledged bank accounts, are excluded from cash. Cash and cash equivalents are recognised at fair value and changes in value are recognised in profit or loss.

6.13.5 Assets and liabilities held for sale

A fixed asset, or group of assets and liabilities, is held for sale when its carrying amount will be recovered principally through a sale transaction rather than through continuing use. For this to be the case, the asset must be available for immediate sale in its current condition and its sale must be highly probable within 12 months. High probability is assessed by the existence of a promise to sell or a firm commitment. The assets and liabilities concerned are reclassified under “Assets held for sale” and “Liabilities related to assets held for sale” without the possibility of offsetting.

The fair value of properties under a promise to sell corresponds to the sale value stated in the promise. .

6.14. Equity

6.14.1 Treasury shares

In accordance with IAS 32, treasury shares and directly related transaction costs are recorded as a deduction from consolidated equity. Upon disposal, the consideration is recognised in equity.

6.14.2 Investment grants

All investment grants received relate to investment properties. When received, they are deducted from the value of the subsidised asset.

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6.14.3 Bonus share plan

On March 28, 2022, the Executive Board implemented a bonus share plan subject to certain performance criteria being met in relation to the results for the 2022, 2023 and 2024 financial years. The free allocation of shares depends on the Company’s improved performance, measured on December 31, 2024, the end date of this three-year plan, based on two criteria:

●	The developer margin generated on developments and acquisitions, plus the result of disposals, minus the shortfall in income linked to property vacancies during the three financial years.

●	The sum of the increase in recurring income generated during each of the three financial years.

For the three financial years 2022, 2023 and 2024, the maximum number of bonus shares that may be allocated is 55,000 shares for all employees.

The free shares will be allocated at the end of the plan, in January 2025, based on the performance of the three-year plan. During the first two years, 2022 and 2023, an advance payment of 25% of the maximum amount attributable will be allocated and converted into shares by dividing it by the average share price for the fourth quarter of the year in question. If the amount to be allocated at the end of the three-year period is less than the instalments distributed, the latter will remain the property of the beneficiaries. This free share allocation plan provides for a vesting period and a holding period, each lasting one year.

During its meeting on January 16, 2023, the Executive Board allocated the first instalment of 25%, converted into 12,681 shares in the company, to all of the company’s employees. These free shares were definitively acquired by the above-mentioned beneficiaries on January 15, 2024.

During its meeting on January 15, 2024, the Executive Board allocated the second instalment of 25%, converted into 11,879 shares in the company, to all of the company’s employees. These free shares were definitively acquired by the above-mentioned beneficiaries on January 13, 2025.

During its meeting on January 13, 2025, the Executive Board allocated the balance converted into 29,250 shares in the company to all of the company’s employees. These bonus shares mayonly be definitively acquired by the above-mentioned beneficiaries at the end of a one-year period from the date of the said Executive Board meeting.

On December 9, 2024, the Executive Board renewed a free share allocation plan subject to the achievement of certain performance criteria on an annual basis and according to a new scheme combining a common basis and an additional mechanism tailored to each department. The free allocation of shares is conditional on the creation of value, measured on December 31, of each year. The amount allocated to each employee will be converted into a total number of shares based on the average share price for the entire fourth quarter. The maximum number of shares that may be allocated will be limited to 25,000 shares, representing approximately 0.1% of the total number of shares. This free share allocation plan provides for a vesting period and a holding period, each lasting one year.

In accordance with IFRS 2 “Share-based payments”, the fair value of these free shares represents an expense that will be recorded on a straight-line basis from the date of allocation over the one-year period required for the allocation to become definitive. The fair value of the bonus share was determined based on the share price on the date of allocation, less known future dividends. These additional expenses are classified as personnel expenses.

6.15. Financial liabilities

Interest-bearing borrowings are initially recognised at fair value less attributable transaction costs. After initial recognition, they are measured at amortised cost using the effective interest method.

The long-term portion of borrowings with a maturity of more than twelve months from the balance sheet date is classified as non-current debt and the short-term portion is classified as current debt. When maturities are not definitively fixed at the date of preparation of the financial statements, the company makes an estimate.

Borrowing costs are recognised as a reduction in the loan in order to recognise the actual cash inflow related to the subscription of the loan.

6.16. Security deposits received from lessees

Security deposits have not been discounted as the impact of discounting would be immaterial.

6.17. Provisions

In accordance with IAS 37, a provision is recognised when, at the balance sheet date, the Group has an obligation resulting from a past event that is likely to result in an outflow of resources representing economic benefits and the amount of the obligation can be reliably estimated. The amount of the provision is discounted at the risk-free rate when the time value of money is significant and to the extent that a reliable schedule can be determined. The increase in provisions recorded to reflect the effects of the passage of time is recognised as a financial expense. Provisions with a maturity of more than one year or with no fixed maturity are classified as non-current liabilities.

Contingent assets and liabilities are not recognised.

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6.18. Suppliers

Trade payables are measured at fair value on initial recognition and subsequently at amortised cost. When the maturities of these liabilities are short, the amounts obtained by applying this method are very close to the nominal value of the payables, which is then used.

6.19. Tax

6.19.1 Current taxes

Certain income of ARGAN SA, a company that has opted for the SIIC regime, remains subject to corporation tax at the standard rate.

The activities of ARGAN’s subsidiaries, SCI Neptune, SCI Cargan-Log and SCI Avilog, are eligible for the tax regime applicable to listed real estate investment companies (SIICs). .

6.19.2 Deferred taxes

Deferred taxes are recognised using the variable carryforward method on temporary differences between the carrying amounts of assets and liabilities and their tax values. They are calculated in accordance with the regulations and tax rates that have been voted or announced at the balance sheet date, taking into account the company’s tax status at the date of the financial statements. Deferred taxes are calculated at the rate of 25% applicable to financial years beginning on or after 2022. The amounts thus determined are not discounted in accordance with IAS 12.

6.19.3 SIIC regime

The Company has been subject to the tax regime for listed real estate investment companies (SIIC) since July 1, 2007.

The SIIC regime allows for exemption from corporation tax on rental income and capital gains realised on the sale of buildings or certain holdings in real estate companies.

In return for this tax exemption, SIICs are required to distribute to their shareholders at least 95% of their exempt profits from rental activities and 70% of their exempt profits from capital gains on the sale of properties or holdings in real estate companies. Dividends received from subsidiaries subject to corporation tax that are part of the scope of the option must be redistributed in full.

The option for the SIIC regime, subject to compliance with the conditions laid down by law and relating in particular to its corporate purpose, the composition of its assets, the amount of its share capital and its listing on a regulated French market, gave rise to the payment of corporation tax at a rate of 16.5% based on the difference between the market value of its real estate assets on the date of the option for the SIIC regime and their tax value. This tax, also known as an “exit tax”, was paid in four equal instalments. This rate has increased to 19% since January 1, 2019.

6.20. Post-employment benefits granted to employees

The defined benefit post-employment benefits granted to Group employees consist of end-of-career allowances paid on the date of retirement.

It should be noted that the pensions of Group employees are paid by national pension schemes operating on a pay-as-you-go basis. As the Group considers that it has no obligation beyond that of paying contributions to these schemes, these contributions are recorded as expenses for the periods in which they are called for.

6.21. Rental income

Rental income is recognised on the invoice date and income for a rental period extending beyond the balance sheet date is recognised as deferred income.

In order to accurately reflect the economic benefits provided by the property, benefits granted to tenants (rent-free periods, rent escalation rates, etc.) which are offset by the level of rent assessed over the entire term of the tenant’s commitment are spread over the probable term of the lease as estimated by the company, without taking into account indexation, when the impact is significant.

The impact of this straight-lining of revenue is included in the value of investment properties.

6.22. Rental income and expenses

Rental charges and taxes correspond to all rental charges and taxes, whether payable by the tenant or the owner, for rented or vacant premises.

Rental charges and taxes are re-invoiced to the tenant either on a euro-for-euro basis or at a flat rate.

ARGAN acts as principal on rental income and expenses.

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6.23. Other income and expenses on buildings

Other income from buildings corresponds to income that cannot be classified as rent or recharged rental charges (fees and various services, etc.).

Other expenses on buildings correspond to litigation costs, doubtful debts and work expenses that are not rental expenses.

Considering that they are included in the fair value of investment properties, the initial direct costs incurred in negotiating and drafting operating leases are recorded as expenses when the leases to which they relate are signed and are therefore not recognised as expenses over the lease term.

In the specific case of a lease signed at the end of the year for which rental income does not begin to accrue until the following year, these costs are considered to be prepaid.

As of January 1, 2019, the date of first application of IFRS 16, re-invoicing of rent payments for land under building leases is no longer netted against said payments. Rent payments are restated as financial expenses and depreciation charges.

6.24. Earnings per share

Earnings per share (before dilution) are calculated by dividing the Group’s net profit for the financial year by the weighted average number of shares outstanding during the financial year.

Diluted net earnings per share take into account outstanding shares and financial instruments that give deferred access to the Group’s capital and have a dilutive effect. The dilutive effect is calculated using the “share repurchase” method, whereby the theoretical number of shares that would be issued at market price (average share price) is deducted from the number of shares resulting from the exercise of rights.

Treasury shares are deducted from the weighted average number of shares outstanding used as the basis for calculating earnings per share (before and after dilution).

6.25. Presentation of financial statements

Assets and liabilities with a maturity of less than 12 months are classified in the balance sheet as current assets and liabilities. If their maturity exceeds this period, they are classified as non-current assets or liabilities.

Expenses in the income statement are presented according to their nature.

In the cash flow statement, net cash flow from operating activities is calculated using the indirect method, whereby net cash flow is calculated based on net income adjusted for non-cash items, items related to net cash flows from investing and financing activities, and changes in working capital.

Investments made through finance leases are excluded from investing activities in the cash flow statement. The portion of royalties corresponding to the payment of financial expenses is presented among cash flows related to financing activities. The portion of royalties corresponding to capital repayments is presented among financing activities.

6.26. Operating segments

The company has not identified any separate operating segments as its activity is focused on real estate investment, in particular the operation of investment properties that generate rental income, and the Group has no other products or services that can be assimilated to another component of the entity.

The assets consist solely of logistics bases located in France.

In accordance with IFRS 8.34, ARGAN specifies that Carrefour is the Group’s main customer, accounting for 28% of rental income.

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6.27. Risk management

6.27.1 Real estate market risk

Changes in the general economic climate are likely to influence demand for new warehouse space and have an impact on occupancy rates and tenants’ ability to pay their rent. A renewed acceleration in inflation, a persistent economic slowdown, a return to rising interest rates, or increased geopolitical tensions could weaken certain tenants and thus have a long-term impact on occupancy rates and tenants’ ability to pay their rent.

Changes in the economic situation have an impact on fluctuations in the ILAT index (commercial property rent index), to which the Company’s rents are indexed. For the record, the Company has implemented a rent indexation or pre-indexation system in 34% of its leases, which limits the effects of indexation according to the ILAT.

In addition, the Company is exposed to fluctuations in the property market, which could have an adverse impact on the Company’s investment and asset sales policy, as well as on its activities, financial position, results and prospects.

6.27.2 Counterparty risk

The Company’s client portfolio consists largely of leading companies whose financial situation limits credit risk a priori.

Prior to signing leases, the situation, particularly the financial situation, of potential tenants is examined and their business performance and financial solvency are monitored throughout the term of the lease.

Leases are accompanied by the following guarantees: a security deposit or bank guarantee equivalent to three months’ minimum rent, which may be increased depending on the user’s risk profile.

The economic slowdown could adversely affect our tenants’ business and increase the Company’s exposure to counterparty risk.

6.27.3 Liquidity risks

The Company’s liquidity risk policy is to ensure that the amount of rent is, at all times, greater than the Company’s needs to cover its operating expenses, interest expenses and repayments on all financial debt it may incur in connection with the implementation of its investment programme.

With regard to rental income, the relatively long fixed-term leases, the quality of the tenants and the current zero vacancy rate provide good visibility on rental income collection and projected cash flow.

With regard to debt, asset-backed financing subject to an LTV ratio requirement on the Company’s assets (mainly requiring compliance with a net LTV ratio excluding fees of less than 70%), represent 52% of total financing contracted, to which is added the bond issue, also subject to compliance with a net LTV ratio excluding fees of less than 65%, which represents 29% of total financing contracted. The Company’s net LTV excluding fees stands at 41.1% and the secured LTV at 29.6% as at December 31, 2025, well below the level of its covenants. For information purposes, a 0.5% increase in the capitalisation rate of the company’s assets (5.25% excluding fees according to experts as at December 31, 2025) would result in an 8.7% decrease in the value of the company’s assets, representing an increase in the net LTV excluding rights from 41.1% to 44.9% and in the secured LTV from 29.6% to 32.3%.

Given the company’s available cash and confirmed credit lines, the company believes it will have no difficulty meeting its loan repayment deadlines within one year. In particular, the company has signed a €500 million bridge loan that can be drawn down until 17 November 2027 in connection with the 17 November 2026 maturity of its €500 million. Furthermore, the company believes it is able to finance its development operations through access to medium/long-term financing from financial institutions.

6.27.4 Interest rate risk

The company’s policy is to favour fixed-rate debt. For its variable-rate debt, the company limits the sensitivity of financial expenses to interest rate fluctuations by implementing hedging instruments (fixed-rate versus variable-rate swaps, caps and tunnels). In this context, interest rate risk is controlled by the company and its residual exposure to variable rates is low. As detailed in Note 12, the portion of its unhedged variable-rate debt is approximately 1.5%.

6.27.5 Equity market risk

As the Company holds a number of its own shares in treasury, it is sensitive to changes in the market price of its own shares, which impact the amount of its equity. This risk is not significant, given the small number of treasury shares held (see Note 19.3).

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6.27.6 Risk related to asset valuation

The Company has chosen to account for investment properties using the fair value method. This fair value corresponds to the market value determined by an expert, as the Company uses an independent expert to value its assets. The Company’s income statement may therefore be impacted by a negative change in the fair value of its properties, linked to a decline in market values. Furthermore, the downward trend in market values may have an impact on ratio compliance obligations or covenants with certain financial institutions in the context of loan agreements.

After stabilising at a low level in 2024, commercial property investment volumes rose by 8% in 2025 compared with 2024, but were still below the five-year average. Industrial and logistics investment accounted for 29% of total commercial property investment. In logistics, yield rates remained stable in 2025 given the highly uncertain macroeconomic and financial environment. Finally, with the vacancy rate in France rising to 6.3%, the market is gradually moving towards a stabilisation of prime rents.

6.27.7 Risk related to maintaining SIIC status

These risks relate to constraints resulting from the tax regime applicable to listed real estate investment companies, a possible change in the terms of this status or the loss of the benefits of this status. The Company benefits from the SIIC tax regime and, as such, is exempt from corporation tax. The benefit of this tax regime is conditional, in particular, on compliance with the obligation to redistribute a significant portion of profits and on compliance with conditions relating to the Company’s shareholding structure. It could be called into question or result in financial consequences for the Company in the event of non-compliance with these conditions. Furthermore, the obligation to retain for five years the assets acquired that enabled industrial or commercial companies to place their contributions or disposals under the regime of Article 210 E of the French General Tax Code could represent a constraint, but the Company points out that its two assets that benefited from this regime were acquired more than five years ago. Finally, the loss of the benefits of the SIIC tax regime and the corresponding tax savings, or any substantial changes to the provisions applicable to SIICs, could affect the Company’s business, results and financial position.

6.28. Effects of climate-related changes

ARGAN significantly overhauled its ESG strategy in 2023. This was published in October 2023 and included, for the first time, a carbon footprint assessment and a trajectory for reducing emissions across all three scopes. Updates to the carbon footprint for the 2023 and 2024 financial years were then communicated in the 2024 and 2025 ESG reports, published in June 2024 and April 2025 respectively.

This strategy continues to be gradually expanded. With regard to Scope 3, which is directly linked to ARGAN’s rental assets, an initial decarbonisation target has been published for emissions related to the energy consumption of its buildings: - 50% by 2030. In 2024, ARGAN began a consultation initiative with the companies that build its warehouses through property development contracts, not only to set a target for reducing emissions linked to the construction and end of life of its buildings, but also to discuss the impacts of climate change. This consultation resulted in setting a target to reduce emissions in sq.m to related to construction by 30% in 2030 compared to the reference year (2022).

ARGAN has also published its biodiversity strategy, which incorporates its 2025-2030 targets based on eight indicators. Over the last three years, the only significant claims reported relate to hail damage (damage to roofs and waterproofing systems), which is fully covered by the “All Risks Except” policy. At this stage, no buildings have suffered damage directly linked to climate change. It should be noted that ARGAN’s real estate assets are all located in mainland France and none are in mountainous areas or close to the coast. It should also be noted that ARGAN complies with the stricter requirements of various urban planning regulations, as well as those resulting from environmental studies.

Finally, in 2025, ARGAN conducted a study on the risks associated with climate change in order to ensure the resilience of its assets by 2050. The study conducted by Carbone4 concluded in particular: “The impacts of climate change on the warehouses within ARGAN’s scope of responsibility are very limited. The most significant potential impacts are related to extreme hazards that could damage the structure of the buildings and the external environment.”

As at December 31, 2025, the effects of climate change had no significant impact on the judgements and key estimates required to prepare the ARGAN Group’s financial statements.

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7. Scope of consolidation

Form	Companies	Siren No.	% interest and control as at 31/12/2025	Percentage of interest and control as at 31/12/2024
SA	ARGAN	393,430,608	100%	100%
SCI	NEPTUNE	903,397,784	99,90%	99,90%
SCCV	NANTOUR	822,451,340	49,90%	49,90%
SCI	AVILOG	841,242,274	99,90%	99,90%
SCI	CARGAN-LOG	894,352,780	60,00%	60,00%

Companies in which the Group holds more than a 50% stake are consolidated using the full consolidation method. SCCV Nantour is accounted for using the equity method.

Nantour and Avilog had no activity during the financial year.

8. Goodwill

(In thousands of euros)	Total
Gross values
Balance as at December 31, 2024	55,648
Additional amounts recognised as a result of business combinations during the period
Reclassified as held for sale
Balance as at December 31, 2025	55,648
Accumulated impairment losses
Balance as at December 31, 2024
Depreciation
Balance as at December 31, 2025	0
Net value
Net value as at December 31, 2024	55,648
Net value as at December 31, 2025	55,648

9. Intangible assets

(In thousands of euros)	Gross value as at December 31, 2024	Increase	Decrease	Change in scope	Other changes	Gross value as at December 31, 2025
Other intangible assets (software)	80	32	-17			96
Amortisation Other intangible assets	-80	-1	17			-65
Net worth	0	31	0	0	0	31

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10. Tangible fixed assets

(In thousands of euros)	Gross value as at December 31, 2024	Increase	Decrease	Other changes	Gross value as at December 31, 2025
Land	8,651				8,651
Construction	3,001				3,001
Depreciation of buildings	-892	-136			-1,028
Office equipment and furnishings	1,188	170	-84		1,274
Depreciation of fixtures and office equipment	-753	-135	84		-804
Net value	11,195	-101	0	0	11,093

11. Investment properties

11.1. Assets under construction

(In thousands of euros)	Gross value at December 31, 2024	Increase	Decreases(1)	Other changes(2)	Transfer between items(3)	Change in fair value	Gross value as at December 31, 2025
Valeur des constructions en cours	39,941	62,818	-141	539	-49,478	7,170	60,849

(1)	Corresponds to development projects abandoned during the financial year.

(2)	Corresponds to the spreading of rent-free periods.

(3)	Corresponds to N-1 work in progress brought into service during the financial year and transfers between items.

Buildings under construction or development are recognised at fair value when this can be reliably measured. If fair value cannot be reliably determined, the building is recognised at its last known value, plus any costs capitalised during the period. At each balance sheet date, an impairment test is performed to ensure that the carrying amount does not exceed the recoverable amount of the property.

At December 31, 2025, the balance of construction in progress mainly consists of land and buildings scheduled for delivery in the first half of 2026.

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11.2 Investment properties

The item “investment properties” on the assets side of the balance sheet consists of investment properties and IFRS 16 usage rights relating to investment properties.

(In thousands of euros)	Net value at December 31, 2024	Increase	Decrease	Other changes(1)	Transfer between items(2)	Fair value	IFRS 5 reclassification	Net value as at December 31, 2025
Right-of-use assets – IFRS 16	72,744	3,188				-2,474		73,458
Investment properties owned	3,618,077	832		914	151,277	84,302		3,855,403
Investment properties under finance leases	296,643			-164	-101,799	2,348		197,027
Total investment properties	3,987,464	4,021	0	750	49,478	84,176	0	4,125,888

(1)	For investment properties owned and under finance leases, the amount shown corresponds to the spread of rent-free periods.

(2)	Corresponds to N-1 outstanding amounts brought into service during the financial year and the reclassification of the fair value at January 1, 2025 of properties subject to early option exercise for €101,799,000.

The average rate of return resulting from the valuation of the company’s assets by an independent expert is up from 5.2% excluding duties at December 31, 2024 to 5.25% excluding duties at December 31, 2025 (i.e. 4.95% including duties).

The sensitivity of the market value of the assets to changes in this average capitalisation rate excluding duties is as follows:

●	A 0.5% increase in the rate generates an 8.7% decrease in the market value of the assets;

●	A 0.5% decrease in the rate generates a 10.5% increase in the market value of the assets.

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11.3. Fair value hierarchy

	Fair value at December 31, 2025			Fair value as at December 31, 2024
Asset classification	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Buildings used as warehouses	0	0	4,052,430	0	0	3,914,720
Office buildings	0	0	0	0	0	0
Total	0	0	4,052,430	0	0	3,914,720

11.4. Summary of investment properties and assets under construction

	Amount as at December 31, 2025	Amount at December 31, 2024
Opening value (including work in progress)	4,027,405	3,850,420
Change in fair value of investment properties recognised in operating profit	86,650	110,695
Change in fair value of fixed assets in progress in operating income	7,170	9,742
Acquisitions of investment properties
Work and construction on investment properties	832	-620
Work and construction on fixed assets in progress	62,818	112,120
Deferral of rent allowances	1,289	2,616
Properties held for sale
Disposals of properties		-60,070
Disposals of fixed assets in progress	-141
New contracts related to IFRS 16 usage rights
Annual indexation of IFRS 16 usage rights	3,188	4,856
Other changes in rights of use IFRS 16
Change in fair value of right-of-use assets IFRS 16	-2,474	-2,354
Closing value	4,186,737	4,027,405
Of which fixed assets in progress	60,849	39,941
Of which investment property	4,125,888	3,987,464

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The various assumptions used by the independent expert to assess fair values are as follows:

Values by geographical area	Number of assets	Total value excluding duties (in thousands of euros)	Rent €/sq.m / year	Rental value €/ sq.m/year	Discount rate on fixed cash flows	Discount rate on unsecured cash flows	Rate of return on sale	Rate including duties (incorporating land value if land reserve)
Highest/ Average/Lowest			Highest/Average/Lowest	+high/Average/+low	+high/Average/+low	+high/Average/+low	+high/Average/+low	+high/Average/+low
Ile de France/Oise	41	1,543,050	€198/€64/€32	€153/€66/€38	7,70%/5,46%/4,75%	8,20%/5,84%/5,00%	6,69%/5,39%/4,75%	7,15%/4,90%/3,05%
Rhône Alpes/Burgundy/Auvergne	15	687,030	€118/€52/€32	€104/€56/€40	6,55%/5,65%/5,00%	6,60%/5,91%/5,25%	6,20%/5,44%/5,15%	6,19%/4,98%/2,81%
Hauts de France	7	279,980	€61/€50/€32	€74/€52/€42	6,25%/5,78%/5,45%	6,50%/6,00%/5,70%	6,50%/5,62%/5,30%	5,40%/5,08%/4,95%
Brittany/Pays de la Loire	8	207,920	€125/€50/€27	€119/€53/€38	8,00%/6,54%/5,95%	8,50%/ 7,00%/ 6,15%	7,25%/6,01%/5,15%	6,82%/5,22%/3,91%
Grand Est	9	466,340	€110/€60/€38	€98/€55/€40	6,78%/5,73%/5,15%	7,03%/6,04%/5,15%	6,35%/5,52%/4,90%	6,31%/4,93%/4,38%
Centre Val de Loire	8	365,430	€107/€48/€34	€98/€55/€44	6,90%/5,92%/5,40%	7,40%/6,31%/5,70%	6,20%/5,70%/5,30%	5,51%/4,82%/3,76%
Other regions	17	524,330	€100/€57/€38	€105/€62/€38	7,75%/5,90%/5,00%	8,00%/6,32%/5,25%	7,25%/5,63%/5,15%	7,13%/5,01%/3,79%

All 105 assets comprising the portfolio of ARGAN and its subsidiaries CARGAN LOG and NEPTUNE have been taken into account in this summary presentation.

These include standard logistics warehouses as well as specific assets such as cold storage warehouses, standard and cold storage courier services, and assets that are not wholly owned but built on temporary occupancy permits.

A sensitivity analysis of the value of the assets was carried out according to various criteria:

●	An increase (decrease) in the exit yield of +0.5% (-0.5%) has a downward impact of €140.7 million, or -3.49% (up €169.9 million, or +4.22%) on the total value of the assets

●	An increase (decrease) in the discount rate for secured and unsecured cash flows of +0.5% (-0.5%) has a downward impact of €110.5 million, or -2.74% (an upward impact of €117.2 million, or +2.91%) on the total value of the assets

●	An increase (decrease) in the market rental value (MRV) of +5% (-5%) has an upward impact of €88.1 million, or +2.29% (down €88.2 million, or -2.29%) on the total value of the portfolio.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

11.5. Other operating income and expenses and income from the sale of buildings

11.5.1. Other operating income and expenses:

	Other operating income and expenses December 31, 2025	Other operating income and expenses December 31, 2024
Other operating income
Other operating expenses		0
Total other operating income and expenses	0	0

11.5.2. Profit/loss on disposal of buildings:

	Profit/loss on disposal of investment properties December 31, 2025	Profit/loss on disposal of investment properties December 31, 2024
Sale price of properties sold		76,504
Sale price of fixed assets in progress	191	106
Fair value at opening of properties sold		-77,534
Opening fair value of fixed assets in progress sold	-141
Disposal costs and investments	-154	-652
Price adjustments on previous disposals
Gains and losses on disposals of other fixed assets	30	22
Total gains/losses on disposals	-74	-1,554

11.6. Minimum lease payments receivable

(In thousands of euros)	Less than one year	From one to five years	Over five years	Total
Minimum lease payments receivable	212,019	617,798	245,707	1,075,524

This table reflects rental commitments received from tenants in the form of fixed terms of 3, 6, 9 or 12 years.

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12. Derivative financial instruments and interest rate risk management

(In thousands of euros)	Fair value at December 31, 2025	Fair value at December 31, 2024	Change in fair value	Of which change in fair value recognised in equity	Of which change in fair value recognised in profit or loss	Of which remaining balance to be spread
Interest rate swaps, fixed payer	3,293	3,801	-508	-508
Caps and tunnels	-4,828	-5,418	590		590
Amortisation of cash payments
Total cash flow hedging instruments	-1,535	-1,617	82	-508	590	0
Of which equity counterpart	-2,125	3,272	-5,397
Of which counterpart income	590	-4,890	5,480
Of which debt counterpart (cash payment)	0	0	0

	Amount as at December 31, 2025			Amount as at December 31, 2024
(In thousands of euros)	Fixed	Variable covered	Variable unhedged	Fixed	Variable covered	Variable uncovered
Borrowings	1,024,782	370,260	269,858	1,059,699	399,179	288,893
Finance lease debt			30,365		7,958	40,123
RCF loans			25,000
Macro Swap
Tunnel Swap Macro		300,000	-300,000		300,000	-300,000
Financial debts	1,024,782	670,260	25,223	1,059,699	707,137	29,016
Total		1,720,266			1,795,852

The Group uses derivative instruments to manage and reduce its net exposure to interest rate fluctuations.

The Group has entered into zero-premium interest rate swaps and tunnels, which limit the impact of volatility in future cash flows related to interest payments on variable-rate borrowings.

Under the terms of these swaps, the Group pays fixed interest rates as specified below and receives variable interest calculated on the basis of the 3-month Euribor on the principal amounts covered.

A tunnel is a derivative instrument used to hedge the movement of a variable rate.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

List of hedging and trading instruments already subscribed to as at January 1, 2025:

(In thousands of euros)	Amount originally hedged	Amount as at December 31, 2025	Type	Fixed rate / Tunnel	Variable rate	Coverage period
Swap 17	22,000	6,233	Fixed rate versus variable rate	0.561%	3-month Euribor	2015-2030
Swap 42	2,505	1,124	Fixed rate versus variable rate	0.630%	3-month Euribor	2018-2026
Swap 43	43,000	28,918	Fixed rate versus variable rate	1.010%	3-month Euribor	2018-2030
Swap 44	10,900	7,356	Fixed rate versus variable rate	0.530%	3-month Euribor	2019-2029
Tunnel 43	109,058	80,338	Zero premium tunnel	-0,40%/+1,5%	3-month Euribor	2020-2029
Tunnel 44	20,700	14,203	Zero premium tunnel	-0,64%/+2,5%	3-month Euribor	2020-2028
Tunnel 46	8,000	5,331	Zero premium tunnel	-0,54%/1,2%	3-month Euribor	2020-2028
Tunnel 47	18,900	12,439	Zero premium tunnel	-0,54%/1,2%	3-month Euribor	2020-2028
Tunnel 49	6,160	4,159	Cap with smoothed premium 0.1675%	1%	3-month Euribor	2020-2028
Tunnel 50	67,200	52,900	Zero premium tunnel	-0,745%/+1,5%	3-month Euribor	2021-2026
Tunnel 51	7,200	5,668	Zero premium tunnel	-0,525%/1,5%	3-month Euribor	2021-2026
Tunnel 52	83,760	64,285	Cap Spread	1,5%/3,0%	3-month Euribor	2022-2026
Tunnel 53	8,080	6,758	Cap Spread	2%/4%	3-month Euribor	2023-2029
Tunnel 54	90,000	80,550	Fixed rate versus variable rate	1.870%	3-month Euribor	2023-2029
Tunnel 55	300,000	300,000	Zero premium tunnel	+3%/+3,56%	3-month Euribor	2023-2028

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List of hedging and trading instruments subscribed during the 2025 financial year:

(In thousands of euros)	Amount originally hedged	Amount at December 31, 2025	Type	Fixed rate / Tunnel	Variable rate	Period covered
None

13. Other non-current financial assets

(In thousands of euros)	Amount at December 31, 2024	Increase	Decrease	Reclassification Less than 1 year	Amount as at December 31, 2025
Deposits and bonds paid	737	5			742
Advances paid on fixed assets	1,449	721	-629		1,541
Total	2,186	726	-629	0	2,283

14. Trade receivables

(In thousands of euros)	Amount as at December 31, 2025	Amount at December 31, 2024
Trade receivables and related accounts	60,419	58,249
Doubtful accounts
Total gross trade receivables	60,419	58,249
Depreciation	0	0
Net total trade receivables	60,419	58,249

Trade receivables mainly correspond to rent invoices for the first quarter of 2026 that are issued before December 31, 2025.

15. Other current assets

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024
Tax and social security receivables	7,015	6,248
Other operating receivables	5,887	5,742
Spreading of rent debt exemptions IFRS 16	769	791
Other prepaid expenses	193	190
Other current operating assets	13,864	12,970
Interest on finance lease payments
Other current financial assets	0	0
Total other current assets	13,864	12,970

Tax receivables mainly relate to recoverable VAT. Other operating receivables include provisions for notary fees.

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16. Cash and cash equivalents

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024	Change
Risk-free and highly liquid investment securities	2,023	50,001	-47,978
Cash	25,160	35,684	-10,524
Cash	27,183	85,685	-58,502

Investment securities consist mainly of term deposits and cash SICAVs.

17. Investments in associates

(In thousands of euros)	MEE securities	Impairment of MEE securities	Net
As at 01.01.2025	5		5
Share of profit December 31, 2025	-27		-27
Share of dividend distribution			0
Reclassification of provision on MEE securities (see §23)	22	-22	0
Balance as at December 31, 2025	0	-22	-22

As at December 31, 2025, the Group's share of the net fair value of the entity's identifiable assets and liabilities amounted to €0 thousand.

18. Assets held for sale

(In thousands of euros)	Amount at December 31, 2024	Increase	Decrease	Amount at December 31, 2025
Investment property	0			0
Assets held for sale	0	0	0	0

As at December 31, 2025, there were no assets held for sale.

19. Consolidated equity

19.1. Composition of share capital

(In thousands of euros)	Number of shares issued	Nominal value (in €)	Amount of capital after the transaction	Amount of premium after the transaction
Position as at January 1, 2025	25,402,673	2	50,805	334,911
Bonus shares	11,879	2	24	-432
Dividend in shares	323,137	2	646	17,747
Dividend				-22,087
Capital amount as at December 31, 2025	25,737,689	2	51,475	330,139

19.2. Dividend paid

(In thousands of euros)	December 31, 2025	December 31, 2024
Net dividend per share (in euros)	3,30	3,15
Total dividend paid	83,832	72,719
Impact of the share dividend payment option	-18,457	-20,194
Dividend paid	65,375	52,524

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19.3. Treasury shares

(In thousands of euros)	Amount at closing	Opening balance	Change	Profit/loss on disposal	Cash flow impact
Acquisition cost	868	1,538	-670	117	787
Depreciation	0	0	0
Net worth	868	1,538	-670
Number of treasury shares	15,806	16,859	-1,053

19.4. Bonus shares

(In euros)	2022/2023/2024 Plan	2022/2023/2024 Plan(1)
Allocation date	13/01/2025	15/01/2024
Number of beneficiaries	26	23
Date of acquisition	14/01/2026	13/01/2025
Number of bonus shares	29,250	11,879
Price on the date of allocation (in €)	58,4	84,7
Expected dividend per share for year N+1 (in €)	3,30	3,15
Fair value of shares (in €)	55,1	81,55
Charge recognised for the period (in €)	2,112,796	-109,203

(1)	The expense recognised for the period does not include the employer’s contribution of €139,000, which is presented under “Personnel expenses”.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

20. Financial liabilities

20.1. Change in financial liabilities and guarantees given

(In thousands of euros)	Amount at December 31, 2024	Change in scope	Increase	Decrease	Other changes(1)	Intercompany transfers	Amount as at December 31, 2025
Borrowings	1,164,877					-149,717	1,015,159
Credit lines	0		32,000			-32,000	0
Bond loans	500,000					-500,000	0
Leasing	38,570					-15,781	22,789
Issue costs	-9,005		-2,088			5,042	-6,052
Non-current IFRS 16 lease liabilities	77,454				3,188	-1,982	78,661
Non-current financial liabilities	1,771,895	0	29,912	0	3,188	-694,438	1,110,556
Borrowings	82,894			-82,871		149,717	149,742
Credit lines	0			-7,000		32,000	25,000
Bond loans	0					500,000	500,000
Leasing	9,511			-17,716		15,781	7,576
Issue costs	-3,637			5,291		-5,042	-3,388
Accrued interest on borrowings	7,863				-346		7,516
Banking competitions	214				66		280
Current IFRS 16 lease liabilities	1,797			-1,860		1,982	1,919
Current financial liabilities	98,642	0	0	-104,156	-280	694,438	688,645
Loans on assets held for sale	0						0
Total gross financial debt	1,870,538	0	29,912	-104,156	2,908	0	1,799,202

(1)	Includes the impact of the annual indexation of IFRS 16 rents and the reclassification of new loan issuance costs.

When they were taken out, most loans were secured by financial institutions with:

●	mortgages and lenders’ liens on the properties concerned, amounting to:

–	as at December 31, 2025: €1,164,900 thousand; and

–	as at December 31, 2024: €1,247,771 thousand.

ARGAN did not grant any guarantees during the financial years ended December 31, 2025 and December 31, 2024.

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20.2. Maturity dates of financial liabilities and breakdown of fixed-rate and variable-rate liabilities

(In thousands of euros)	December 31, 2025	Portion due within one year	Portion due in more than one year and less than five years	Portion due in more than 5 years
Variable-rate borrowings (a)	640,119	60,692	373,108	206,318
Fixed-rate loans	1,024,782	589,049	309,635	126,098
Variable rate credit lines (a)	25,000	25,000
Variable rate finance lease debt (a)	30,365	7,576	10,559	12,230
Fixed-rate lease debt	0
Non-discounted contractual cash flows	1,720,266	682,317	693,302	344,646
IFRS 16 lease liabilities	80,580	1,919	8,139	70,522
Issue costs	-9,440	-3,388	-4,996	-1,056
Accrued interest on borrowings	7,516	7,516
Bank loans	280	280
Discounted contractual cash flows	78,936	6,327	3,143	69,466
Financial debt capital	1,799,202	688,645	696,446	414,112

(a)	Variable rate at inception – the portion of these borrowings that is hedged is specified in Note 12

The company has estimated the maturities of its credit lines.

Taking into account the interest rate hedges put in place by the Group, a +50 bp change in the 3-month Euribor would have an impact of +€0.2 million on financial expenses for the period.

20.3. Maturities of finance lease payments

(In thousands of euros)	Lease commitment at December 31, 2025	Portion due within one year	Portion due in more than one year and less than five years	Portion over 5 years	Option exercise price
Fixed-rate leasing fees
Variable-rate finance lease payments	31,361	8,438	11,040	1,133	10,750
Total future lease payments	31,361	8,438	11,040	1,133	10,750

The maturities (principal and interest) of variable-rate finance leases included in the amount of the commitment presented above for finance leases were calculated using the interest rate in effect at the balance sheet date.

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20.4. Net financial debt

Net financial debt consists of gross financial debt less net cash.

(In thousands of euros)	Amount as at December 31, 2025	Amount as at December 31, 2024	Change
Gross financial debt	1,718,622	1,791,287	-72,665
Cash and cash equivalents	-27,183	-85,685	58,502
Net financial debt before IFRS 16	1,691,439	1,705,605	-14,166
IFRS 16 lease liabilities	80,580	79,251	1,329
Net financial debt	1,772,019	1,784,856	-12,837

Changes in liabilities included in the Group’s financing activities result from:

(In thousands of euros)	Amount at December 31, 2024	Cash flow	Change in scope	Fair values	IFRS 5 reclassification	Amount as at December 31, 2025
Cash and cash equivalents	85,685	-58,502				27,183
Non-current financial liabilities	1,694,443	-662,547				1,031,896
Current financial liabilities	96,844	589,882				686,726
Loans on assets held for sale	0					0
Gross debt before IFRS 16	1,791,287	-72,665	0	0		1,718,622
Net financial debt before IFRS 16	1,705,602	-14,163	0	0	0	1,691,438
IFRS 16 lease liabilities	79,251	1,329				80,580
Loans on assets held for sale	0					0
Gross debt	1,870,538	-71,336	0	0	0	1,799,202
Net financial debt	1,784,856	-12,837	0	0	0	1,772,019

21. Liabilities held for sale

(In thousands of euros)	Amount as at December 31, 2025	Amount as at December 31, 2024	Change
Borrowings			0
Rental debts			0
Endettement financier net	0	0	0

22. Security deposits

(In thousands of euros)	Amount as at December 31, 2025	Amount at December 31, 2024	Change
Tenant security deposits	11,421	11,052	369

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23. Provisions

(In thousands of euros)	Amount as at December 31, 2024	Increase	Decrease	Changes in scope	Amount as at December 31, 2025
Provisions for current ESM securities	0	22			22
Provisions for non-current risks	0				0
Provisions for current expenses	0				0
Provisions for risks and charges	0	22	0	0	22
Of which provisions used
Of which provisions not used

24. Tax liability

The tax liability amounted to €0 as at December 31, 2025, compared with €0 as at December 31, 2024.

25. Other current liabilities

(In thousands of euros)	Amount as at December 31, 2025	Amount as at December 31, 2024
Trade payables and related accounts	9,889	9,815
Tax liabilities	12,347	11,809
Social security liabilities	1,273	1,471
Other current liabilities	2,432	1,497
Deferred income	62,586	62,844
Total other current liabilities	88,527	87,437

Tax liabilities mainly relate to VAT collected on receipts and accrued expenses.

As rents are invoiced quarterly and in advance, deferred income relates to rents for the quarter following the balance sheet date.

26. Net income from buildings

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024
Rental income	211,984	198,267
Re-invoicing of rental charges and rental taxes	35,200	37,110
Other income from buildings	4,386	3,596
Total income from buildings	251,570	238,973
Rental expenses and rental taxes	36,159	37,680
Other property expenses	641	407
Total property expenses	36,800	38,087
Net income from buildings	214,770	200,885

There are no variable rents in the company’s leases as at December 31, 2025 and December 31, 2024.

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27. Net financial debt cost

(In thousands of euros)	Amount as at December 31, 2025	Amount as at December 31, 2024
Money market fund income < 3 months
Cash and cash equivalents	740	1,300
Result of interest rate hedges
Cash income	740	1,300
Interest on loans and overdrafts	-36,957	-43,866
Interest on IFRS 16 lease liabilities	-1,915	-1,872
Derivative instruments	0	-54
Borrowing issue costs	-5,291	-3,316
Exit penalties related to bank loans and loan issue costs
Gross financial debt cost	-44,163	-49,108
Net financial debt cost	-43,423	-47,807
Change in accrued interest	-343	-870
Spreading of early repayments on swaps
Change in cash flow related to financial expenses and income	-43,766	-48,677

28. Other financial income and expenses

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024
Financial income from fair value of trading instruments	590
Financial expenses from fair value of trading instruments		-4,890
Interest on current accounts of associated companies
Other financial income and expenses	590	-4,890

29. Reconciliation of tax expense

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024
Profit before tax	248,031	249,551
Theoretical tax expense (income) at the rate in force in France	-62,008	-62,388
Impact of non-taxable sector	62,008	62,388
Exceptional contribution 3% on distribution
Corporate tax on previous financial years
Non-capitalised deficits
Effective tax expense	0	0

The amount of tax losses carried forward available to the group as at December 31, 2025 is €28,676,000. None of these tax losses carried forward have been capitalised.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

30. Earnings per share

Calculation of earnings per share	Amount as at December 31, 2025	Amount at December 31, 2024
Net profit, group share (€ thousand)	245,195	245,696
Weighted average number of shares in capital	25,645,227	24,674,164
Treasury shares (weighted)	-15,806	-16,859
Number of shares retained	25,629,421	24,657,305
Earnings per share (in euros)	9.57	9.96
Free shares (AGAs) granted	29,250	11,879
Number of shares retained	25,658,671	24,669,184
Diluted earnings per share (in euros)	9.56	9.96

31. Cash flow statement details

Net cash excluding bank overdrafts is as follows:

(In thousands of euros)	Amount as at December 31, 2025	Amount at December 31, 2024
Cash and cash equivalents	27,183	85,685
Bank loans, commercial paper and accrued interest	-280	-214
Cash flow statement cash	26,904	85,471

32. Impact of business combinations on cash flows

None.

33. Off-balance sheet commitments

(In thousands of euros)	Amount at December 31, 2025	Amount at December 31, 2024
Commitments received:
Unused credit lines received	391,000	305,000
Signed loans not disbursed	500,000
Deposits received from tenants	84,239	84,131
Total asset commitments	975,239	389,131

Commitments given:
Deposits and guarantees given	21,233	543
Commitments for investment property acquisitions
Total liabilities	21,233	543

Mutual commitments:
Commitments for the construction of investment properties	36,433	8,588
Total commitments, assets and liabilities	36,433	8,588

In connection with the November 17, 2026 maturity date of its €500 million bond issue, the company has taken out a bridge loan for the same amount, which may be drawn down until November 17, 2027.

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

34. Recognition of financial assets and liabilities

(In thousands of euros)	Loans and receivables	Debts at amortised cost	Assets/liabilities measured at fair value through profit or loss	Fair value through equity	Total	Fair value
Financial fixed assets	2,283				2,283	2,283
Cash and cash equivalents		1	27,182		27,183	27,183
Current and non-current financial instruments				5,943	5,943	5,943
Other assets	74,089				74,089	74,089
Total financial assets	76,372	1	27,182	5,943	109,498	109,498
Non-current financial liabilities and IFRS 16 lease liabilities		1,110,556			1,110,556	1,110,556
Current and non-current financial instruments				7,478	7,478	7,478
Current financial liabilities and IFRS 16 lease liabilities		688,645			688,645	688,645
Financial liabilities on assets held for sale					0	0
Other liabilities		25,941			25,941	25,941
Security deposit		11,421			11,421	11,421
Total financial liabilities	0	1,836,563	0	7,478	1,844,041	1,844,041

35. Related party transactions

The remuneration of the members of the Executive Board and the members of the Supervisory Board for the period is as follows:

(In thousands of euros)	Amount as at December 31, 2025	Amount as at December 31, 2024
Salaries	1,244	1,095
Attendance fees	114	156
Total remuneration	1,358	1,252

The company has not set up any special retirement or severance pay schemes for corporate officers. With the exception of executives, no other related parties have been identified

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Notes to the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

36. Workforce

1,000	Managers	Non-executives	Total
Average headcount as at December 31, 2024	28	3	31
Average headcount as at December 31, 2025	28	3	31

37. Auditors’ fees

	Forvis Mazars		Exponens		Total
(In thousands of euros)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Audit, Statutory Auditors, certification, review of individual and consolidated accounts
ARGAN	121	118	76	75	197	193
CARGAN-LOG	19	19	0	0	19	19
Subtotal	140	137	76	75	216	212
Services other than audit
ARGAN	5	5	2	2	7	7
CARGAN-LOG	0	0	0	0	0	0
Subtotal	5	5	2	2	7	7

Grand total	145	142	78	77	223	220

38. Events after the balance sheet date

None.

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Statutory auditors’ report on the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

6.7. Statutory Auditors’ Report on the Consolidated Financial Statements Prepared in Accordance with IFRS for the Year Ended December 31, 2025

Public limited company with a Executive Board and Supervisory Board with capital of €51,533,878

Registered office: 21, rue Beffroy – 92200 NEUILLY SUR SEINE
R.C.S: RCS NANTERRE B 393 430 608

Statutory auditors’ report

on the consolidated financial statements

General Meeting to approve the accounts
for financial year ended December 31, 2025

EXPONENS	FORVIS MAZARS

ARGAN

Public limited company with a Executive Board and Supervisory Board

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Statutory auditors’ report on the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

Statutory Auditors’ Report on the on the consolidated accounts

To the General Meeting of ARGAN,

Opinion

In accordance with the assignment entrusted to us by the General Meeting, we have audited the consolidated financial statements of ARGAN for the financial year ended December 31, 2025, as attached to this report.

We certify that the consolidated financial statements, in accordance with IFRS as adopted by the European Union, are regular and sincere and give a true and fair view of the results of operations for the past financial year and of the financial position and assets at the end of the financial year of the group of persons and entities included in the consolidation.

The opinion expressed above is consistent with the content of our report to the Audit, Risk and Sustainability Committee.

Basis for opinion

Audit framework

We conducted our audit in accordance with professional standards applicable in France. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities under these standards are set out in the section entitled “Responsibilities of the statutory auditors in relation to the audit of the consolidated financial statements” in this report.

Independence

We conducted our audit in accordance with the independence rules set out in the French Commercial Code and the code of ethics for the profession of statutory auditor for the period from January 1, 2025 to the date of issue of our report, and in particular we have not provided any services prohibited by Article 5(1) of Regulation (EU) No 537/2014.

Justification of assessments – Key audit matters

En application des dispositions des articles L.821-53 In accordance with the provisions of Articles L.821-53 and R.821-180 of the French Commercial Code relating to the justification of our assessments, we hereby inform you of the key points of the audit relating to the risks of material misstatement which, in our professional judgement, were the most significant for the audit of the consolidated financial statements for the financial year. we draw your attention to the key audit matters relating to the risks of material misstatement which, in our professional judgement, were the most significant for the audit of the consolidated financial statements for the financial year, as well as the responses we provided to these risks.

These assessments are made in the context of the audit of the consolidated financial statements taken as a whole and the formation of our opinion expressed above. We do not express an opinion on individual items in these consolidated financial statements.

Valuation of investment property

(Notes 6.6, 6.10 and 11 to the consolidated financial statements)

Identified risk

ARGAN’s real estate assets consist almost exclusively of investment properties, either delivered and/or under construction, leased under operating leases.

As at December 31, 2025, the net value of investment properties (completed and under construction) stood at €4,187 million, compared with total assets of €4,363 million.

As indicated in the notes to the consolidated financial statements, ARGAN has opted, as permitted by IAS 40, to measure investment properties at fair value, applicable to leased properties and properties under construction or development, when the latter can be reliably measured. Fair value is determined on the basis of valuations by an independent property valuer.

These valuations are based mainly on unobservable Level 3 data, as defined by IFRS 13 “Fair Value Measurement” and presented in the notes to the consolidated financial statements, which are therefore based on estimates. In particular, when valuing investment properties, the property valuer takes into account specific information such as the nature of each property, its location, rental income, the remaining fixed term of leases, the rate of return and investment expenditure.

We considered the valuation of investment properties to be a key point in our audit due to the significance of this item in the consolidated financial statements, the high degree of judgement required by management in determining the main assumptions used, and the sensitivity of the fair value of investment properties to these assumptions.

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Statutory auditors’ report on the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

Our response

In this context, our work consisted in particular of:

●	Based on the Real Estate Expert’s engagement letter, assessing the Real Estate Expert’s qualifications, certifications and independence;

●	Assessing the completeness of the scope assessed by the Property Valuer by reconciling it with the rental management statement as at December 31, 2025;

●	For investment properties under construction, conducting a critical review of the valuation method used at the end of the financial year (at historical cost or fair value);

●	Assess the relevance of the information provided by the Group to the Property Valuer (rental statements, capital expenditure budget), specifically for acquisitions/extensions/deliveries of investment properties during the financial year;

●	Obtain property valuation reports and corroborate the change in the fair value of the property portfolio in light of the valuation methods used, changes in the scope and market parameters used, such as the discount rate, yield rate and market rental value, on which the Property Valuer’s valuations are based;

●	Conduct an interview with the finance department and the property valuer in order to rationalise the overall valuation of the assets and the valuation of specific assets that have caught our attention;

●	Assess the appropriateness of the information presented in the notes to the consolidated financial statements referred to above.

Specific verifications

In accordance with professional standards applicable in France, we also carried out specific checks, as required by law and regulations, on the information relating to the group provided in the management report of the executive board.

We have no comments to make on their fairness and consistency with the consolidated financial statements.

Other verifications or information required by law and regulations

Format of presentation of the consolidated financial statements to be included in the annual financial report

We have also, in accordance with the professional standard on the procedures of the statutory auditor relating to the annual and consolidated financial statements presented in the single European electronic information format, verified compliance with this format as defined by European Delegated Regulation No. 2019/815 of December 17, December 2018 in the presentation of the annual financial statements to be included in the annual financial report referred to in I of Article L. 451-1-2 of the Monetary and Financial Code, prepared under the responsibility of the Chairman of the Executive Board.

Based on our work, we conclude that the presentation of the consolidated financial statements to be included in the annual financial report complies, in all material respects, with the single European electronic information format.

It is not our responsibility to verify that the consolidated accounts that will actually be included by your company in the annual financial report filed with the AMF correspond to those on which we have carried out our work.

Appointment of statutory auditors

We were appointed statutory auditors of ARGAN by the general meeting of December 20, 2006 for Forvis Mazars SA and by the general meeting of April 15, 2008 for Exponens Conseil et Expertise.

As at December 31, 2025, Forvis Mazars SA was in its 21st year of uninterrupted service and Exponens Conseil et Expertise was in its 18th year, including 20 and 18 years respectively since the company’s securities were admitted to trading on a regulated market.

Responsibilities of management and corporate governance bodies in relation to the consolidated financial statements

Management is responsible for preparing consolidated financial statements that give a true and fair view in accordance with IFRS as adopted by the European Union, and for implementing the internal control it deems necessary for the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

When preparing the consolidated financial statements, management is responsible for assessing the company’s ability to continue as a going concern, presenting in these statements, where applicable, the necessary information relating to going concern and applying the going concern accounting policy, unless it is planned to liquidate the company or cease its activities.

The Audit, Risk and Sustainability Committee is responsible for monitoring the financial reporting process and the effectiveness of internal control and risk management systems, as well as internal audit, where applicable, with regard to procedures relating to the preparation and processing of accounting and financial information.

The consolidated financial statements have been approved by the Executive Board.

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Statutory auditors’ report on the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

Responsibilities of the statutory auditors in relation to the audit of the consolidated financial statements

Audit objective and approach

Our responsibility is to issue a report on the consolidated financial statements. Our objective is to obtain reasonable assurance that the consolidated financial statements as a whole are free from material misstatement. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with professional standards will always detect every material misstatement. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these accounts.

As specified in Article L.821-55 of the French Commercial Code, our mission to certify the accounts does not consist of guaranteeing the viability or quality of your company’s management.

In the context of an audit carried out in accordance with the professional standards applicable in France, the auditor exercises his professional judgement throughout the audit.

In addition:

●	The auditor identifies and assesses the risks that the consolidated accounts contain material misstatements, whether due to fraud or error, defines and implements audit procedures to address these risks, and obtains evidence that he considers sufficient and appropriate to form his opinion. The risk of not detecting a material misstatement resulting from fraud is higher than that of a material misstatement resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control;

●	The auditor obtains an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.

●	The auditor assesses the appropriateness of the accounting policies selected and the reasonableness of the accounting estimates made by management, as well as the related disclosures in the consolidated financial statements;

●	The auditor assesses the appropriateness of management’s application of the going concern accounting policy and, based on the information collected, whether there is any significant uncertainty related to events or circumstances that could call into question the company’s ability to continue as a going concern. This assessment is based on the information collected up to the date of its report, bearing in mind, however, that subsequent circumstances or events could call into question the going concern assumption. If he concludes that there is significant uncertainty, he draws the attention of readers of his report to the information provided in the consolidated financial statements regarding this uncertainty or, if this information is not provided or is not relevant, he issues a qualified opinion or a refusal to certify.

●	The auditor assesses the overall presentation of the consolidated accounts and evaluates whether the consolidated accounts reflect the underlying transactions and events in such a way as to give a true and fair view.

●	with regard to the financial information of the persons or entities included in the scope of consolidation, it collects the information it considers sufficient and appropriate to express an opinion on the consolidated accounts. It is responsible for the management, supervision and performance of the audit of the consolidated accounts and for the opinion expressed on those accounts.

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Statutory auditors’ report on the consolidated financial statements - 6. 2025 CONSOLIDATED FINANCIAL STATEMENTS

Report to the Audit Committee

We submit a report to the Audit, Risk and Sustainability Committee, which presents, in particular, the scope of the audit work and the work programme implemented, as well as the conclusions drawn from our work. We also bring to its attention, where applicable, any significant weaknesses in internal control that we have identified with regard to the procedures relating to the preparation and processing of accounting and financial information.

The information communicated in the report to the Audit, Risk and Sustainability Committee includes the risks of material misstatement that we consider to have been the most significant for the audit of the consolidated financial statements for the financial year and which therefore constitute the key audit matters that we are required to describe in this report.

We also provide the Audit, Risks and Sustainability Committee the statement required by Article 6 of Regulation (EU) No. 537-2014 confirming our independence, within the meaning of the rules applicable in France as set out in particular in Articles L.821-27 to L.821-34 of the French Commercial Code and in the code of ethics for the profession of statutory auditor. Where applicable, we discuss with the Audit, Risk and Sustainability Committee any risks to our independence and the safeguards applied.

The statutory auditors.

Forvis Mazars SA	Exponens Conseil et Expertise

Levallois-Perret, February 26, 2026	Paris, February 26, 2026

Saïd Benhayoune	Yvan Corbic
Partner	Partner

209	2025 Universal Registration Document - ARGAN

7. ARGAN SA French GAAP financial statements

Balance sheet assets	211
Balance sheet liabilities	212
Profit and loss account	213
Accounting rules and methods	215
Key facts	219
Notes to the balance sheet	220
Notes to the income statement	231
Other information	233
Cash flow statement	235
Breakdown of earnings and related distribution obligations	236
Degree of exposure to market risks	237
Events after the balance sheet date	237
Balance sheet assets presented in 2024	238
Liabilities presented in 2024	239
Income statement presented in 2024	240
Statutory Auditors’ Report on the Annual Accounts	242
Special report of the statutory auditors on regulated agreements	247

Balance sheet liabilities - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.1. Balance sheet assets

	Gross	Depreciation Impairment	Net 31/12/2025	Net 31/12/2024
Uncalled subscribed capital (I)
Formation expenses (II)
Intangible assets
Development costs
Concessions, patents, licences, trademarks, processes, IT solutions, rights and similar assets	95,751	64,353	31,397	317
Goodwill
Other intangible assets	159,153		159,153	159,153
Intangible assets in progress, advances and prepayments
Tangible fixed assets
Land	305,291,015		305,291,015	297,086,135
Construction	1,959,420,905	557,046,536	1,402,374,369	1,442,603,292
Technical installations, industrial equipment and tools
Other tangible fixed assets	316,119,160	66,823,416	249,295,744	260,217,544
Tangible assets in progress, advances and deposits	12,828,779		12,828,779	28,870,079
Financial fixed assets (1)
Equity investments	44,515,419		44,515,419	44,515,419
Receivables related to equity investments
Fixed securities held for investment purposes
Other long-term investments
Loans	4,348,519		4,348,519	6,373,408
Other financial assets	649,131		649,131	649,113
TOTAL FIXED ASSETS (III)	2,643,427,832	623,934,306	2,019,493,526	2,080,474,460
(1) Of which less than one year (gross)			1,647,243	2,024,889
Inventories and work in progress
Raw materials and other supplies
Work in progress
Intermediate and finished products
Goods
Advances and deposits paid on orders	281,269		281,269	255,767
Receivables (2)
Trade receivables and related accounts	58,395,479		58,395,479	58,890,502
Other receivables	93,898,685		93,898,685	50,886,652
Prepaid expenses	461,841		461,841	612,506
Subscribed and called-up capital, unpaid
Marketable securities
Treasury shares	869,267	1,496	867,771	1,554,342
Other securities	1,023		1,023	49,984,354
Futures and tokens held
Cash and cash equivalents	24,157,679		24,157,679	30,889,557
TOTAL CURRENT ASSETS (IV)	178,065,243	1,496	178,063,747	193,073,680
Bond issue costs (V)	3,669,861		3,669,861	5,146,973
Loan redemption premiums (VI)
Translation differences and valuation differences Assets (VII)
GRAND TOTAL	2,825,162,936	623,935,802	2,201,227,134	2,278,695,113
(2) Of which less than one year (gross)			67,798,737	69,930,777

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Balance sheet assets - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.2. Balance sheet liabilities

	31/12/2025	31/12/2024
EQUITY
Capital (of which paid up: €51,475,378)	51,475,378	50,805,346
Issue, merger and contribution premiums,	331,102,804	335,874,980
Revaluation difference
Equivalence difference
RESERVES
Legal reserve	5,147,538	4,675,129
Statutory or contractual reserves
Regulated reserves
Other reserves	35,633	22,280
Retained earnings	11,462,746
RESULT FOR THE YEAR (profit or loss)	41,313,007	61,758,421
Investment grants	215,030	11,713,883
Regulated provisions	14,964,051	10,315,037
TOTAL EQUITY (I)	455,716,186	475,165,076
OTHER EQUITY
Proceeds from issues of participating securities
Conditional advances
Other
TOTAL OTHER EQUITY (I bis)
PROVISIONS FOR RISKS AND EXPENSES
Provisions for risks
Provisions for expenses
TOTAL PROVISIONS (II)
LOANS AND DEBTS (1)
Convertible bonds
Other bonds	500,000,000	500,000,000
Loans and debts with credit institutions	1,133,609,414	1,188,168,252
Miscellaneous loans and financial debts (2)	10,904,570	10,548,716
Forward financial instruments
Advances and deposits received on orders in progress
Trade payables and related accounts	10,661,656	10,936,556
Tax and social security liabilities	13,371,086	13,238,351
Debts on fixed assets and related accounts	13,368,335	17,004,985
Other liabilities	2,327,962	1,448,424
Deferred income	61,267,926	62,184,751
TOTAL LOANS AND DEBTS (III)	1,745,510,948	1,803,530,037
Passive translation adjustments and valuation differences (IV)
TOTAL LIABILITIES (I to IV)	2,201,227,134	2,278,695,113
(1) Of which less than one year (excluding advances and deposits received on orders in progress)	280,536,683	191,904,323
(2) Of which participatory loans

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Profit and loss account - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.3. Profit and loss account

	FRANCE	Exports	31/12/2025	31/12/2024
Operating income
Sales of goods
Production sold (goods)
Production sold (services)	241,024,830		241,024,830	234,596,831
Net turnover	241,024,830		241,024,830	234,596,831
Stored production
Capitalised production			29,992,607	52,704,095
Grants			36,107
Reversal of depreciation, impairment and provisions			2,662,641	7,057,074
Proceeds from disposals of intangible and tangible fixed assets			220,332
Other income			5,167,817	68,917
Total operating income (I)			279,104,335	294,426,918
Operating expenses
Purchases of goods
Changes in inventory
Purchases of raw materials and other supplies
Changes in inventory
Other purchases and external expenses (1)			68,329,820	98,213,456
Taxes, duties and similar payments			24,888,976	26,305,104
Salaries			4,530,961	5,666,662
Social security contributions			2,017,269	2,524,837
Depreciation and impairment allowances:
On fixed assets: depreciation allowances			99,693,762	100,273,624
On fixed assets: impairment allowances				2,662,641
On current assets: impairment charges
Provisions
Carrying amounts of intangible and tangible assets disposed of			574,316
Other expenses			298,757	189,170
Total operating expenses (II)			200,333,862	235,835,493
(1) Including
- Equipment lease payments
- Property leasing fees			13,378,311	19,217,488
OPERATING RESULT (I-II)			78,770,473	58,591,425
Share of profit from joint operations
Attributable profit or transferred loss (III)
Loss incurred or profit transferred (IV)			26,716	28,881
Financial income
From equity investments (2)			1,397,213	10,226,629
Other securities and receivables in fixed assets (2)			3,354,482	1,020,185
Other interest and similar income (2)			331,727	742,497
Reversals of impairment losses and provisions			20,233	38,003
Positive exchange differences
Proceeds from disposals of financial assets				59,117
Net proceeds from disposals of marketable securities and cash instruments			102,519
Total financial income (V)			5,206,174	12,086,430

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Profit and loss account - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

	31/12/2025	31/12/2024
Financial expenses
Depreciation, amortisation, impairment and provisions	2,070,472	28,076
Interest and similar charges (3)	35,917,440	47,603,486
Negative exchange differences
Carrying amounts of financial assets sold		344,455
Net expenses on disposals of marketable securities and cash instruments
Total financial expenses (VI)	37,987,912	47,976,017
FINANCIAL RESULT (V-VI)	-32,781,738	-35,889,587
CURRENT RESULT before tax (I-II+III-IV+V-VI)	45,962,020	22,672,957
Extraordinary income (VII)		77,507,625
Exceptional expenses (VIII)	4,649,013	38,422,161
EXCEPTIONAL RESULT (VII-VIII)	-4,649,013	39,085,464
Employee profit sharing (IX)
Income tax (X)
Total income (I+III+V+VII)	284,310,509	384,020,973
Total expenses (II+IV+VI+VIII+IX+X)	242,997,503	322,262,552

PROFIT OR LOSS	41,313,007	61,758,421
(2) Of which revenue relating to related entities	1,397,214	1,040,685
(3) Of which interest relating to related entities

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Accounting rules and methods - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.4. Accounting rules and methods

Company name: SA ARGAN

Appendix to the balance sheet before distribution for the financial year ending 31/12/2025, totalling €2,201,226,863, and to the income statement for the financial year, presented in list form, showing a profit of €41,313,007.

The financial year covers a period of 12 months, from January 1, 2025 to December 31, 2025.

The following notes and tables form an integral part of the annual accounts.

These annual accounts were approved by the Executive Board on 01/19/2026.

General rules

The annual accounts for the financial year ending 12/31/2025 have been prepared in accordance with French Accounting Standards Authority Regulation No. 2014-03, updated by Regulation 2022-06.

The accounting policies have been applied in good faith in accordance with the principle of prudence, in line with the following basic assumptions:

●	going concern,

●	consistency of accounting methods from one financial year to the next,

●	independence of financial years.

and in accordance with the general rules for preparing and presenting annual accounts.

The basic method used to value items recorded in the accounts is the historical cost method.

Only significant information is disclosed. Unless otherwise stated, amounts are expressed in euros.

Accounting changes:

The company will apply the new ANC Regulation 2022-06 from January 1, 2025. The main objectives of ANC Regulation No. 2022-06 are to modernise and simplify financial statements, update the nomenclature of accounts and facilitate digitisation.

In practice, the main provisions and implications are as follows:

●	A new definition of extraordinary income, to correspond only to income and expenses directly related to a major and unusual event. The aim is to limit items recorded by nature to purely tax-related accounting entries (special depreciation allowances, etc.), corrections of errors and changes in accounting methods recorded in the income statement. For the 2025 financial year, ARGAN has reclassified the following items as operating income:

–	income from disposals of fixed assets for €220,332,

–	the carrying amounts of fixed assets sold for €574,316,

–	the spreading of investment subsidies for €36,107;

The extraordinary income for the financial year consists exclusively of exceptional depreciation, which continues to be recognised as extraordinary income.

For information purposes, income (€76,631,954) and expenses (€35,335,935) related to disposals of fixed assets and investment subsidy deferrals (€875,670) would also have been presented in operating income in 2024 if this new definition had been applied.

●	Elimination of expense transfers with alternative accounting treatment on a case-by-case basis:

–	Insurance reimbursements: the corresponding expense transfers are reclassified under Other income in the income statement. They amount to €4,960,886 in 2025, compared with €4,895,799 in 2024.

–	Internal project management: expense transfers related to internal project management included in construction costs are recognised as a reduction in Other purchases and external expenses. They amount to €697,721 in 2025, compared with €2,135,919 in 2024.

–	Local taxes in connection with the disposal of real estate assets: the corresponding transfers of expenses are reclassified as re-invoicing of rental expenses and presented in Net revenue. They amount to €25,356 in 2024.

●	Reclassification of the amortisation of loan issue costs. Depreciation allowances for loan issue costs were recognised in financial income for €2,065,412 in 2025. They were recognised in operating income for €1,938,856 in 2024.

●	Modernisation of the chart of accounts, in particular to meet the objective of digitising the financial statements. Many accounts (obsolete or too granular) have been deleted. This change to the chart of accounts has no impact on ARGAN.

●	Modification of the financial statement template with retention and updating of the two balance sheet and income statement templates. This modification has little impact on ARGAN (minor changes to the wording of certain aggregates).

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Accounting rules and methods - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

●	The main impacts of the new regulation on the comparative period are as follows:

–	Advance payments on fixed assets are now presented under fixed assets in progress. They amount to €1,347,481 in 2025, compared with €1,256,401 in 2024.

–	Prepaid expenses are now included in Other receivables. They amount to €461,841 in 2025, compared with €612,506 in 2024;

–	Financial income relating to marketable securities has been reclassified from Other interest and similar income to Income from other securities and receivables under fixed assets, amounting to €378,005 as at December 31, 2025.

–	Financial income relating to hedges is reclassified from Financial income from equity investments to Income from other securities and receivables under fixed assets for an amount of €2,767,184 as at December 31, 2025.

●	The change in the information to be provided in the notes to the financial statements through (i) the consolidation of the information to be provided in a single section of the PCG, presented by type of information, and (ii) the proposal of standardised table templates for the presentation of information in the notes to the financial statements (mandatory or indicative).

In addition, the company has applied ANC Regulation 2024-02 relating to the accounting treatment of premiums linked to Energy Saving Certificates (CEE) received by end consumers and eligible parties.

Until December 31, 2024, these premiums could be recognised as investment subsidies. In this context, they could either be recorded immediately as extraordinary income or recorded in equity and then spread over the depreciation period of the financed assets. The company had opted for the latter method.

As of January 1, 2025, EEC premiums received by end consumers and eligible parties must be recognised immediately in operating income. As a result, the remaining balance to be spread is included in “Retained earnings” for an amount of €11,462,746.

Tangible and intangible fixed assets

Tangible and intangible fixed assets are valued at their acquisition cost for assets acquired for consideration, at their production cost for assets produced by the company, and at their market value for assets acquired free of charge or through exchange.

The cost of a fixed asset consists of its purchase price, including non-recoverable customs duties and taxes, after deduction of rebates, trade discounts and cash discounts, and all costs directly attributable to bringing the asset into its working condition for its intended use. Transfer duties, fees or commissions and legal fees related to the acquisition are not included in this acquisition cost. All costs that are not part of the acquisition price of the fixed asset and that cannot be directly attributed to the costs necessary to bring the asset into working condition for its intended use are recorded as expenses.

The gross value of property, plant and equipment is reduced by accumulated depreciation and any impairment losses, the latter being determined on the basis of the fair value of the assets. In this context, management has implemented a process for the valuation of real estate assets by an independent real estate expert to estimate the fair value of the assets, as indicated in the note “Valuation of equity securities and real estate portfolio”.

Intangible assets consist of lease rights.

In accordance with the PCG (art.745-5), technical liabilities are allocated to identifiable assets contributed whose actual value can be reliably estimated.

Technical losses arising from the universal transfers of the assets of the SCI companies within the CARGO scope have been allocated to the real estate assets contributed based on the values determined by the independent expert at December 31, 2019.

The technical loss resulting from the merger of SAS PORTIMMO into ARGAN SA was allocated to real estate assets.

As at December 31, 2025, technical losses were allocated to the following underlying identifiable asset groups:

●	Technical losses on intangible assets, excluding goodwill, amounting to €159,153

●	Technical depreciation on tangible assets amounting to €314,845,257.

In terms of depreciation, the technical loss follows the accounting treatment of the underlying asset to which it is allocated: if the underlying asset is depreciable, the portion of the technical loss allocated is depreciated at the same rate.

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Accounting rules and methods - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Depreciation

Depreciation is calculated on the basis of a component analysis. For the sake of simplicity, the depreciation period for movable assets is their useful life:

●	Logistics platform:

–	Road and utilities: 30 years

–	Closed storage: 15 and 30 years

–	Equipment: 10 to 20 years

–	General installations, fittings and various fixtures: 10 years

●	Offices

–	Structure: 60 years

–	Facades: 30 years

–	Equipment: 20 years

–	Fittings: 10 years

●	Other fixed assets

–	Concessions, software and patents: 1 to 5 years

–	Transport equipment: 4 to 5 years

–	Office equipment: 5 to 10 years

–	Computer equipment: 3 years

–	Furniture: 10 years

The company applies special depreciation rules to benefit from tax deductions for depreciation on fixed assets whose accounting useful life is longer than their tax useful life. The company has chosen not to recognise exceptional depreciation on the acquisition of a property previously classified as CBI (capital expenditure) on the portion of the tax cost price of the building corresponding to the exit tax base paid when it entered the SIIC regime.

Valuation of equity securities and the property portfolio

The appraisals carried out comply with the national professional standards of the Charter for Real Estate Appraisal developed under the aegis of the I.F.E.I. and the COB report of February 2002 (COB became AMF in 2004). These appraisals also comply with the European professional standards of TEGOVA and the principles of The Royal Institution of Chartered Surveyors (RICS).

The methodology used is mainly the net income capitalisation or future cash flow discounting technique. The latter method is preferred, given the reduction in fixed periods for most assets and the complex evolution of cash flows provided for in leases. As a result, the valuation of assets may not be strictly equivalent to their realisable value in the event of a sale.

At each balance sheet date, the net book value of each property asset is compared with the valuation excluding duties carried out by an independent expert. Based on the value provided by the independent valuer, the Company may be required to write down its property assets if the valuation of an asset is more than 10% below its net book value and any technical loss, where applicable, over two consecutive financial years.

Properties for sale or intended for disposal in the short term are valued at market value and are subject to impairment if this amount is less than the net book value.

Properties under construction or delivered during the financial year are only tested for impairment if there is evidence of impairment (vacancy, technical problems, etc.).

Equity securities are recognised at their acquisition or subscription cost, including acquisition costs. The inventory value of equity securities is determined in relation to the value in use of the investment and takes into account, where applicable, the appraised value of the real estate assets of the company held.

Receivables

Receivables are valued at their nominal value. A write-down is made when the inventory value is lower than the book value.

Provisions

Any current obligation resulting from a past event of the company towards a third party, which can be estimated with sufficient reliability and covers identified risks, is recognised as a provision.

Borrowing costs

The Company has opted to spread borrowing costs in accordance with CNC Notice No. 2006-A of June 7, 2006.

Work in progress

Work in progress is recorded using the percentage of completion method.

Rental income

Rental income is recognised on the invoice date and income for a rental period extending beyond the balance sheet date is recognised as deferred income. Rent-free periods are not spread over time.

They are therefore recognised as no income during the franchise period.

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Accounting rules and methods - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Tax

The Company recognises corporation tax at the standard rate on activities not covered by the SIIC regime.

SIIC regime

The Company has been subject to the tax regime for listed real estate investment companies (SIIC) since July 1, 2007.

The SIIC regime allows for exemption from corporation tax on rental income and capital gains realised on the sale of buildings or certain holdings in real estate companies.

In return for this tax exemption, SIICs are required to distribute to their shareholders at least 95% of their exempt profits from rental activities and 70% of their exempt profits from capital gains on the sale of properties or holdings in real estate companies. Dividends received from subsidiaries subject to corporation tax that are part of the scope of the option must be redistributed in full.

Details of the distribution requirements are presented in the section entitled “Breakdown of income and related distribution requirements” in the notes to the financial statements.

The option for the SIIC regime, subject to compliance with the conditions laid down by law and relating in particular to its corporate purpose, the composition of its assets, the amount of its share capital and its listing on a regulated French market, gave rise to the payment of corporation tax at a rate of 16.5% based on the difference between the market value of its real estate assets on the date of the option for the SIIC regime and their tax value. This tax, also known as an “exit tax”, was paid in four equal instalments. This rate has increased to 19% since January 1, 2019.

Forward financial instruments and hedging transactions

The Company uses derivative financial instruments (swaps, caps and rate tunnels) to hedge its exposure to market risk arising from interest rate fluctuations.

The use of derivatives is carried out in accordance with the Company’s interest rate risk management policy.

In the case of hedging derivatives, unrealised gains and losses resulting from the difference between the estimated market value of the contracts at the end of the financial year and their nominal value are not recognised. The fair value of derivatives presented in the notes is assessed using generally accepted models (discounted future cash flow method, etc.) and based on market data.

Extraordinary income and expenses

Extraordinary income and expenses take into account items directly related to a major and unusual event.

Cash flow statement

The cash flow statement shows all movements affecting the company’s cash position.

It is structured around three categories of flows:

●	Cash flows from operating activities: These cash flows correspond to cash receipts and disbursements generated by the company’s current activities. They include cash flow from operations, changes in working capital requirements and other movements affecting operating cash flow.

●	Cash flows related to investing activities: These track cash outflows for the acquisition of tangible, intangible or financial assets, as well as cash inflows related to asset disposals.

●	Cash flows from financing activities: This category presents cash flows resulting from transactions that have changed the company’s financial structure: issues and repayments of loans, capital transactions and payments of dividends or similar items. The cost of debt is reclassified as cash flows from financing activities.

Identity of the consolidating parent company

Company: ARGAN

Form: Public limited company

Capital: €51,475,378

Registered office: 21 rue Beffroy 92200 Neuilly sur Seine

SIRET: 393 430 608

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Key facts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.5. Key facts

Other significant information

ARGAN delivered four new sites this year, in chronological order of delivery:

●	A new logistics site in Bain-de-Bretagne (35), near Rennes, consisting of five units totalling 30,000 sq.m with AutOnom® certification. Three units, representing 19,500 sq.m, were delivered in January 2025 to DIMOLOG, a new brand of the DIMOTRANS group. In addition, a fourth unit has been occupied since December 2025 by another logistics player. The fifth and final unit is currently being marketed.

●	More exceptionally, ARGAN has extended the support it began in 2021 for a former employee to develop and finance his market gardening company, Les tomates des frères Besnard, with the extension of an organic and eco-responsible greenhouse located in Eure-et-Loir (28). For more information, please refer to page 59 of the ESG 2024 report on the argan.fr website. This extension was delivered in February 2025.

●	For a new client in Vendin-le-Veil, near Lens (62), with a logistics site delivered at the end of October 2025, consisting of a 7,400 sq.m cross-dock messaging hall equipped with 68 levelling docks and a 1,200 sq.m office block on two floors, under a 12-year fixed-term long-term lease;

●	For NORTENE HOME DEPOT, the European leader in the gardening sector with over 50 years of experience, with an AutOnom®-certified platform covering 18,000 sq.m in the Ouest Park business park in Louailles (72), between Angers and Le Mans, delivered in early December 2025. Completed in record time, this project links NORTENE HOME DEPOT and ARGAN with a long-term lease of 12 years.

In connection with the 17 November 2026 maturity date of its €500 million bond issue, the company has taken out a bridge loan for the same amount, which can be drawn down until 17 November 2027.

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.6. Notes to the balance sheet

Fixed assets

Fixed assets

Headings/Situations and movements	Gross amount at the beginning of the financial year	Increase	Decrease	Gross amount at the end of the financial year
Development costs
Goodwill
Other intangible assets	239,371	32,313	16,780	254,904
Intangible assets	239,371	32,313	16,780	254,904

Land	297,086,135	8,204,880		305,291,015
Buildings on freehold land	1,834,809,840	46,103,375		1,880,913,215
Buildings on land owned by others	78,902,072		394,382	78,507,690
General installations, fittings and fittings for buildings
Technical installations, industrial equipment and tools
General installations, various fittings and fixtures	92,805			92,805
Transport equipment	807,236	156,465	83,856	879,846
Office and IT equipment, furniture	287,544	13,708		301,252
Merger losses on tangible assets	314,845,257			314,845,257
Tangible fixed assets in progress	27,613,678	29,489,649	45,622,030	11,481,297
Advances and deposits	1,256,401	720,877	629,797	1,347,481
Tangible fixed assets	2,555,700,969	84,688,954	46,730,065	2,593,659,859

Investments	44,515,419			44,515,419
Other long-term investments
Loans	6,373,408		2,024,888	4,348,520
Other financial assets	649,113	18		649,131
Financial assets	51,537,939	18	2,024,888	49,513,070

FIXED ASSETS	2,607,478,280	84,721,285	48,771,733	2,643,427,832

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

The flows can be analysed as follows:

		Breakdown of increases
	Increases for	Transfers		Entries
Increases	the financial year	From item to item	From current assets	Acquisitions	Contributions	Creations
Intangible assets	32,313	32,313
Tangible fixed assets	84,688,954	45,047,715		39,641,239
Financial fixed assets	18		18
Total	84,721,285	45,080,028	18	39,641,239	0	0

		Breakdown of decreases
	Decreases for	Transfers		Disposals
Decreases	the financial year	From item to item	From current assets	Disposals	Spin-offs	Decommissioning
Intangible assets	16,780					16,780
Tangible fixed assets	46,730,065	45,442,096	629,797	658,172
Financial fixed assets	2,024,888		2,024,888
Total	48,771,733	45,442,096	2,654,685	658,172	-	16,780

221	2025 Universal Registration Document - ARGAN

Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Technical issues follow-up

In accordance with the PCG (Art. 745-5), ARGAN allocated technical losses to identifiable assets contributed whose actual value can be reliably estimated.

Technical losses arising from the TUPs of the SCIs within the Cargo scope were allocated to the real estate assets contributed based on the values determined by the independent expert as at December 31, 2019.

The loss resulting from the merger of Portimmo into ARGAN SA was allocated to real estate assets.

	Fixed assets				Depreciation				Net book value
	31/12/2024	Increases	Decreases	31/12/2025	31/12/2024	Increases	Decreases	31/12/2025	31/12/2025
Capri Artenay	37,543,085			37,543,085	6,659,007	1,331,801		7,990,808	29,552,277
Capri Allones	22,392,837			22,392,837	3,834,597	766,919		4,601,516	17,791,321
Capri Lunevile	24,736,394			24,736,394	4,560,077	912,015		5,472,092	19,264,302
Capri Laudun	15,716,507			15,716,507	2,893,238	578,648		3,471,886	12,244,621
Capri Aulnay	22,557,847			22,557,847	3,303,977	660,795		3,964,772	18,593,075
Capri Bourges	16,131,981			16,131,981	2,902,105	580,421		3,482,526	12,649,455
Capri Vendin	24,768,311			24,768,311	4,524,916	904,983		5,429,899	19,338,412
Capri Epaux-Bézu	14,609,560			14,609,560	2,747,107	549,421		3,296,528	11,313,032
Capri Bagé La Ville	17,383,955			17,383,955	2,989,535	597,907		3,587,442	13,796,513
Capri Savigny sur Clairis	13,639,492			13,639,492	2,530,453	506,091		3,036,544	10,602,948
Capri Cholet	15,929,501			15,929,501	2,904,736	580,947		3,485,683	12,443,818
Capri Crépy	8,510,305			8,510,305	1,290,126	258,025		1,548,151	6,962,154
Capri Billy	9,133,660			9,133,660	1,663,850	332,770		1,996,620	7,137,040
Capri La Courneuve	12,167,584			12,167,584	1,977,358	395,472		2,372,830	9,794,754
Capri Combs La Ville	8,156,855			8,156,855	1,362,083	272,417		1,634,500	6,522,355
Capri Brie Comte Robert	13,819,739			13,819,739	2,127,824	425,565		2,553,389	11,266,350
Capri Plaisance du Touch	7,790,738			7,790,738	1,380,354	276,071		1,656,425	6,134,313
Capri Labenne	5,032,198			5,032,198	818,366	163,673		982,039	4,050,159
Capri Cestas	8,415,685			8,415,685	1,443,838	288,768		1,732,606	6,683,079
Capri Saint Quentin Fallavier	4,252,206			4,252,206	692,541	138,508		831,049	3,421,157
Capri Bain de Bretagne	3,744,056			3,744,056	661,927	132,385		794,312	2,949,744
Capri Ploufragan	1,014,812			1,014,812	141,229	28,246		169,475	845,337
Subtotal Cargo	307,447,307	0	0	307,447,308	53,409,246	10,681,849	-	64,091,093	243,356,215
Immotournan	275,345			275,345	0			0	275,345
Immogonesse	41,341			41,341	19,454	2,432		21,886	19,455
Portimmo (Gennevilliers)	7,081,263			7,081,263	1,634,138	272,356		1,906,494	5,174,769
Total Technical problems	314,845,256	0	0	314,845,257	55,062,838	10,956,637	-	66,019,473	248,825,784

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Depreciation of fixed assets

Headings/Situations and movements	Useful life or depreciation rate. Indicate, where applicable, the range used	Depreciation method	Accumulated depreciation at the beginning of the financial year	Increases: Allocations for the financial year	Decreases	Accumulated depreciation at the end of the financial year

Development costs
Goodwill
Other intangible assets	1 to 5 years	Linear	79,901	1,232	16,780	64,353
Intangible assets			79,901	1,232	16,780	64,353

Land
Buildings on clean land	10 to 60 years	Linear	446,528,246	85,558,073		532,086,304
Buildings on land owned by others	10 to 30 years	Linear	21,917,733	3,042,499		24,960,232
General installations, fittings and fixtures in buildings
Technical installations, industrial equipment and tools
General installations, various fittings and fixtures	10 years	Linear	10,642	1,931		12,572
Transport equipment	4 to 5 years	Linear	495,289	114,384	83,856	525,817
Office and computer equipment, furniture	3 to 10 years	Linear	246,530	19,022		265,552
Merger losses on tangible assets	26	Linear	55,062,838	10,956,637		66,019,475
Tangible fixed assets			524,261,278	99,692,530	83,856	623,869,952

FIXED ASSETS			524,341,180	99,693,762	100,636	623,934,306

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

The flows can be analysed as follows:

		Breakdown of allocations
Breakdown of increases: allocations for the financial year	Allocations for the financial year	Additions related to revaluation	On items depreciated on a straight-line basis	On items depreciated using another method	Exceptional provisions
Intangible assets	1,232		1,232
Tangible fixed assets	99,692,530		99,692,530
Financial fixed assets
Total	99,693,762	-	99,693,762	-	-

		Breakdown of decreases
Breakdown of decreases	Decreases for the financial year	Items transferred to current assets	Items sold	Items taken out of service
Intangible assets	16,780			16,780
Tangible fixed assets	83,856		83,856
Financial fixed assets

Total	100,636	-	83,856	16,780

Depreciation of assets

The flows can be analysed as follows:

	Impairment at the beginning of the financial year	Provisions for the financial year	Reversals for the financial year	Impairment losses at the end of the financial year

Intangible assets
Tangible fixed assets	2,662,641		2,662,641
Financial fixed assets
Inventories
Receivables and Securities
Other provisions	16,669	5,060	20,233	1,496

TOTAL	2,679,310	5,060	2,682,874	1,496

Allocation of provisions and reversals
Operation			2,662,641
Financial		5,060	20,233
Exceptional

Impairment losses on tangible fixed assets relate exclusively to property assets held by the Company.

At each balance sheet date, the net book value of each property asset is compared with the valuation excluding duties carried out by an independent valuer. Based on the value provided by the independent expert, the Company may be required to depreciate its real estate assets if the appraisal value of an asset is more than 10% lower than its net book value and technical loss, if applicable, over two consecutive financial years. These write-downs are recognised in operating income in the income statement.

As at December 31, 2025, the appraised values, excluding duties, of all real estate assets exceeded their net book values and technical losses. This change in appraised values led the company to recognise a reversal of impairment provisions in the amount of €2,662,641.

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

List of subsidiaries and investments

		Share of capital held	Book value of securities held		Net amount of loans and advances granted by the	Amount of commitments given by the	Turnover excluding tax for the last financial year	Result (profit or loss for the last financial year	Dividends received by the company during the
Financial information	Equity	(percentage)	Gross	Net	company	company	ended	ended)	financial year
Information concerning subsidiaries (+ 50% of capital held by the company)

SCI CARGAN-LOG 21 RUE BEFFROY 92200 NEUILLY SUR SEINE	67,421,490	60	44,491,500	44,491,500			9,570,297	-998,426
SCI NEPTUNE 21 RUE BEFFROY 92200 NEUILLY SUR SEINE	-1,101,575	99.9	9,990	9,990	84,735,809		3,514,532	-1,702,209
SCI AVILOG 21 RUE BEFFROY 92200 NEUILLY SUR SEINE	7,097	99.9	8,939	8,939
A. Total subsidiaries	66,327,012		44,510,429	44,510,429	84,735,809		13,084,829	-2,700,635

Information concerning shareholdings (10% to 50% of the capital held by the company)

SCI SCCV NANTOUR 36 RUE MARBOEUF 75008 PARIS	10,000	49.9	4,990	4,990	221,459			-53,540
B. Total equity investments	10,000		4,990	4,990	221,459			-53,540
C. Total subsidiaries and equity investments (A + B)	66,337,012		44,515,419	44,515,419	84,957,268		13,084,829	-2,754,175

Information concerning SCI Avilog and SCCV Nantour is taken from the accounts closed on December 31, 2024.

225	2025 Universal Registration Document - ARGAN

Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Current assets

Status of receivables at the end of the financial year

Total receivables at year-end amounted to €157,753,655, broken down by maturity as follows:

	Gross amount	Due within one year	Due in more than one year

Receivables from fixed assets:
Receivables related to equity investments
Loans	4,348,519	1,647,243	2,701,276
Other	649,131		649,131

Current asset receivables:
Trade receivables and related accounts	58,395,479	58,395,479
Other	93,898,685	8,941,417	84,957,268
Subscribed capital – called up, unpaid
Prepaid expenses	461,841	461,841

Total	157,753,655	69,445,980	88,307,675

Loans granted during the financial year
Loans recovered during the financial year	2,024,889

Accounts receivable

Amount
Customers - Invoices to be issued	729,491
Suppliers - Credit notes to be received	6,722
Government - Income receivable	16,974
Bank - Accrued interest receivable	23,644
Other receivables	53,682
Total	830,513

Prepaid expenses

	Operating expenses	Financial expenses	Exceptional expenses
Prepaid expenses	461,841
Total	461,841

Bond issue costs

	Gross amount	Maturities within one year	Maturities over one year
Borrowing issue costs	3,669,861	1,113,747	2,556,114
Total	3,669,861	1,113,747	2,556,114

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Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Equity

Capital structure

Share capital amounting to €51,475,378.00, divided into 25,737,689 shares with a nominal value of €2.00.

	Number	Nominal value
Securities comprising share capital at the beginning of the financial year	25,402,673	2.00
Securities issued during the financial year	335,016	2.00
Securities redeemed during the financial year
Securities comprising share capital at the end of the financial year	25,737,689	2.00

Change in equity

	31/12/2024	Allocation of bonus shares	Executive Board minutes of 13/01/2025	Allocation of earnings and decision to distribute a dividend (AGM 20/03/25)	Impact of the payment of the dividend in shares decided by the AGM of 15/04/25	Profit for the year 31/12/25	Other	December 31, 2025
Share capital	50,805,346	23,758			646,274			51,475,378
Share premium	257,192,479	-26,133	-405,406		17,746,684			274,507,624
Contribution premium	78,682,502			-22,087,321				56,595,180
Legal reserve	4,675,129	2,376	405,406		64,627			5,147,538
Other reserves	22,280			-22,280	35,633			35,633
Retained earnings							11,462,746	11,462,746
Result 31/12/24	61,758,421			-61,758,421				-
Result 31/12/25						41,313,007		41,313,007
Investment grants	11,713,883						-11,498,853	215,030
Regulated provisions	10,315,037						4,649,013	14,964,051
Equity after subsidies and exceptional depreciation	475,165,076	-	-	-83,868,022	18,493,218	41,313,007	4,612,906	455,716,186

The Combined General Meeting of March 20, 2025:

●	Allocated the profit for the 2024 financial year to the distribution of dividends in the amount of €61,758,420.90.

●	Decided to withdraw €22,087,320.75 from the share premium account.

●	Decided to withdraw €22,279.95 from the Other reserves account,

●	Decided to distribute a dividend of €3.30 per share, or €83,868,021.60.

The Executive Board meeting of April 15, 2025 declared that the dividend would be distributed as follows: payment in shares for an amount of €18,457,585 and cash payment for an amount of €65,541,437.

Furthermore, as part of the change in accounting treatment resulting from the implementation of ANC Regulation 2024-02 relating to premiums linked to Energy Saving Certificates (CEE) received by end consumers and eligible parties, the balance remaining on January 1, 2025 to be spread out was immediately reversed and recognised in “Retained earnings” for an amount of €11,462,746.

227	2025 Universal Registration Document - ARGAN

Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Treasury shares

As at December 31, 2025, ARGAN held 13,567 treasury shares, representing 0.05% of the share capital.

The value of the shares is €869,238 and an impairment loss was recognised based on the market value of €1,496. During the financial year, movements in treasury shares involved 365,324 purchases and 376,701 sales.

Bonus share allocation

The Combined General Meeting of April 8, 2010 authorised the Executive Board to allocate existing or future shares free of charge to employees and corporate officers of the Company or its subsidiaries. The total number of shares that may be issued or purchased may not exceed 2% of the share capital.

The allocation of shares to their beneficiaries will only become definitive after a minimum vesting period of one year. In addition, beneficiaries may only sell the shares allocated to them after a minimum holding period of one year.

On March 28, 2022, the Executive Board implemented a bonus share allocation plan subject to the achievement of certain performance criteria relating to the results for the 2022, 2023 and 2024 financial years. The free share allocation depended on the Company’s improved performance, measured on December 31, 2024, the end date of this three-year plan, based on two criteria:

●	The developer margin generated on developments and acquisitions, plus the result of disposals, minus the shortfall in income linked to property vacancies during the three financial years.

●	The sum of the increase in recurring income generated during each of the three financial years.

For the three financial years 2022, 2023 and 2024, the maximum number of bonus shares that could be allocated was 55,000 shares for all employees.

The free shares were allocated at the end of the plan, in January 2025, based on the performance of the three-year plan. During the first two years, 2022 and 2023, an advance payment of 25% of the maximum amount attributable was allocated and converted into shares by dividing it by the average share price for the fourth quarter of the year in question. If the amount to be allocated at the end of the three-year period was less than the instalments distributed, the latter remained the property of the beneficiaries.

During its meeting on January 16, 2023, the Executive Board allocated the first instalment of 25%, converted into 12,681 shares in the company, to all of the company’s employees. These bonus shares were definitively acquired by the above-mentioned beneficiaries on January 15, 2024.

During its meeting on January 15, 2024, the Executive Board allocated the second instalment of 25%, converted into 11,879 shares in the company, to all of the company’s employees. These bonus shares were definitively acquired by the above-mentioned beneficiaries on January 13, 2025.

During its meeting on January 13, 2025, the Executive Board allocated the balance converted into 29,250 shares in the company to all of the company’s employees. These bonus shares may only be definitively acquired by the above-mentioned beneficiaries after a period of one year from the date of the said Executive Board meeting.

On December 9, 2024, the Executive Board renewed a free share allocation plan subject to the achievement of certain performance criteria on an annual basis and according to a new scheme combining a common basis and an additional mechanism tailored to each department.

The free share allocation is conditional on value creation, measured on December 31, of each year. The allocation attributable to each employee will be converted into a total number of shares based on the average share price for the entire fourth quarter. The maximum number of shares that can be allocated will be limited to 25,000 shares, representing approximately 0.1% of the total number of shares.

Provisions

	Amount at the beginning of the	Increases: provisions for the	Decreases: reversals for the financial year		Amount at the end of the
Headings	financial year	financial year	Used	Unused	financial year
Provisions for risks
Provisions for expenses
Total

2025 Universal Registration Document - ARGAN	228

Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Debts

Statement of liabilities

Total liabilities at the end of the financial year amounted to €1,745,510,948, broken down by maturity as follows:

	Gross amount	Due within one year	Due in more than one year	Due in more than 5 years

Convertible bonds (*)
Other bonds (*)	500,000,000	500,000,000
Borrowings (*) and debts with credit institutions, including:
● With a maximum original term of 1 year	279,640	279,640
● Original term of over 1 year	1,133,329,774	177,719,847	654,955,868	300,654,059
Miscellaneous loans and financial debts (*)	10,904,570	1,543,189	5,992,854	3,368,527
Trade payables and related accounts	10,661,656	10,661,656
Tax and social security liabilities	13,371,085	13,371,085
Debts on fixed assets and related accounts	13,368,335	13,368,335
Group and associates	2,688			2,688
Other liabilities	2,325,274	2,325,274
Deferred income	61,267,926	61,267,926

TOTAL	1,745,510,948	780,536,952	660,948,722	304,025,274

(*) Loans taken out during the financial year	32,000,000
(*) Loans repaid during the financial year, of which:	86,099,839
(**) Of which to groups and associates

The €32 million in borrowings during the financial year correspond to drawdowns on credit facilities.

Debts secured by collateral

	Amount at year-end	Amount secured
Loans and debts with credit institutions	1,133,609,414	1,101,470,630

When they were taken out, most of the loans were secured by mortgages and lenders’ liens on the properties concerned, amounting to €1,101,471K as at December 31, 2025.

229	2025 Universal Registration Document - ARGAN

Notes to the balance sheet - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Accrued expenses

Amount
Suppliers invoices not received	8,443,503
Suppliers of fixed assets. Invoices not received	3,790,304
Accrued interest on loans	6,859,143
Banks – accrued interest payable	279,640
Provision for paid leave	217,006
Provision for incentive bonuses	528,308
Provision for paid leave expenses	105,113
Social security - Accrued travel expenses	360
Government – miscellaneous provisions	163,900
Government – C3S provision	343,000
Government – provision for tvts	34,287
State – fpc and apprenticeship tax	6,375
Customer credit notes to be issued	1,369,349
Total	22,140,288

Deferred income

	Operating income	Financial income	Extraordinary income
Deferred income	61,267,926
Total	61,267,926

2025 Universal Registration Document - ARGAN	230

Notes to the income statement - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.7 Notes to the income statement

Turnover

Breakdown by business segment

BUSINESS SEGMENT	31/12/2025
RENTS	200,020,066
PROJECT MANAGEMENT	285,000
MISCELLANEOUS RENTALS	100
REBILLING OF CHARGES	37,597,769
CEE BONUS	3,121,895
TOTAL	241,024,830

Operating and financial income and expenses

Auditors’ fees

	FORVIS MAZARS	EXPONENS
Fees relating to the certification of accounts	121,000	76,000
Fees related to the certification of sustainability information(*)
Fees relating to services other than auditing of accounts and certification of sustainability information	5,000	2,000
Total	126,000	78,000

(*)	for assignments provided for in II of Article L.821-54 of the Commercial Code

Related parties

Designation of the related party	Nature of the relationship with the related party	Amount of transactions carried out with the related party during the financial year	Other information
SCI CARGAN	Subsidiary	54,190	Operating income
SCI NEPTUNE	Subsidiary	591,666	Operating income
SCI NEPTUNE	Subsidiary	1,397,214	Operating income
SCI KERLAN	Parent	50,100	Operating income

231	2025 Universal Registration Document - ARGAN

Notes to the income statement - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Extraordinary income and expenses

Exceptional income

Operations for the financial year

	Expenses	Income
Special depreciation allowances	4,649,013
Exceptional expenses
Exceptional income
TOTAL	4,649,013	0

Profit and income tax

Breakdown of tax

	Pre-tax profit	Corresponding tax	Profit after tax
+ Current profit	45,962,020		45,962,020
+ Extraordinary income	-4,649,013		-4,649,013
+ Employee shareholdings
Accounting result	41,313,007		41,313,007

2025 Universal Registration Document - ARGAN	232

Other information - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.8. Other information

Breakdown of staff by category

Breakdown of staff by category	Average number of employees during the financial year
Labourers
Employees, technicians, supervisors	3
Managers and engineers	28
Total	31

Information on senior management

Information on transactions with major shareholders and administrative, management or supervisory bodies

This information is not disclosed as it would indirectly lead to the disclosure of individual remuneration.

Name of third party	Nature of the relationship with the third party	Amount of transactions carried out with the third party during the financial year	Other information
Executive Board	Remuneration	1,147,962
Chairman of the Supervisory Board	Allowance	96,000
Supervisory Board	Attendance fees	113,650

Information on off-balance sheet transactions

Nature of the transaction	Amount of risks and benefits expected from the transaction	Guarantees given	Other information
Guarantees and sureties	The company has provided bank guarantees in lieu of paying security deposits equivalent to three months’ rent including VAT.	604,473	The maturities of commitments given in respect of guarantees and sureties in subsequent financial years are as follows: €311K in 2026 and €293K in 2028.
Financial liabilities covered by interest rate hedges/swaps	The Company has hedged interest rates through swaps. These hedges guarantee a fixed rate against a variable rate for a period ranging from 5 to 15 years on outstanding principal of €131,640k (swap).	124,181,000
Financial liabilities covered by interest rate hedges/tunnels	The Company has entered into interest rate hedges through tunnels. These hedges guarantee a fixed rate against a variable rate for a period ranging from 5 to 15 years on outstanding principal of €575,497k (tunnel).	546,079,000

233	2025 Universal Registration Document - ARGAN

Other information - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Commitments received	Amount in euros
Minimum rent receivable from tenants over fixed periods	212,018,793
Deposits received from tenants	82,904,243
Loans signed but not disbursed	500,000,000
Unused credit lines received	391,000,000
TOTAL	973,904,243

In connection with the 17 November 2026 maturity date of its €500 million bond issue, the company has taken out a bridge loan for the same amount, which may be drawn down until 17 November 2027.

Leasing

	Value at the		Theoretical depreciation allowances
	date of signing the contract	Initial cost of the asset	For the financial year	Accumulated	Net value
Property leases	104,166,958
Total

	Royalties paid			Royalties remaining to be paid
	For the financial year	Cumulative	Less than one year	From one to five years	More than five years	Residual purchase price
Property leases		95,525,779	8,438,343	11,039,766	1,132,773	10,750,001
Total	8,680,035	95,525,779	8,438,343	11,039,766	1,132,773	10,750,001

2025 Universal Registration Document - ARGAN	234

Cash flow statement - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.9. Cash flow statement

HEADINGS	31/12/2025	31/12/2024

Net profit	41,313,007	61,758,421

Net depreciation, amortisation and provisions	101,680,135	106,015,953
Other calculated income and expenses	-36,107	-875,670
Capital gains and losses on disposals	310,283	-41,352,691
Cash flow after net financial debt and tax	143,267,318	125,546,013

Net financial debt costs	32,796,911	36,940,198
Tax expense

Cash flow before net financial debt and tax (A)	176,064,229	162,486,211

Taxes paid		32,960
Change in working capital requirements related to business activity	-42,215,450	-49,342,247

NET CASH FLOW FROM OPERATING ACTIVITIES (D)	133,848,779	113,176,924

Cash outflows related to acquisitions of tangible and intangible fixed assets	-42,629,544	-62,756,320
Proceeds from disposals of tangible and intangible fixed assets	220,332	76,631,944
Cash outflows related to acquisitions of financial assets	-201,080	-538,211
Proceeds from disposals of financial assets
Impact of changes in scope		10
Change in loans and advances granted	-18	3,282
Investment subsidies received		7,009,886

NET CASH FLOW FROM INVESTMENT ACTIVITIES (E)	-42,610,310	20,350,591

Amounts received from shareholders during capital increases:		147,219,272
Repurchases and resales of treasury shares	685,075	-651,219
Dividends paid (to shareholders of the parent company and minority shareholders)	-65,374,801	-52,524,606
Proceeds from new borrowings	29,911,700	65,597,019
Loan repayments	-81,946,126	-219,301,002
Net financial interest paid	-33,321,695	-37,804,611
Other cash flows related to financing activities	2,024,889	2,876,182

NET CASH FLOW FROM FINANCING ACTIVITIES (F)	-148,020,958	-94,588,965

Impact of changes in exchange rates (G)

CHANGE IN NET CASH H = (D + E + F + G)	-56,782,489	38,938,550
OPENING CASH BALANCE	80,660,055	41,721,505
CLOSING CASH BALANCE	23,877,566	80,660,055

235	2025 Universal Registration Document - ARGAN

Breakdown of earnings and related distribution obligations - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.10. Breakdown of earnings and related distribution obligations

Subject to the tax regime for listed real estate investment companies (SIIC) since July 1, 2007, ARGAN is required to distribute its earnings to its shareholders.

The breakdown of earnings and related distribution obligations is as follows:

	Amount of profit	Allocation of losses	Net profit after losses	Distribution obligations
	Fiscal year N			N+1	N+2
Leasing	57,875,753		57,875,753	54,981,965
Capital gains on disposals
Dividends
Exempt income before deficit allocation	57,875,753		57,875,753		54,981,965
Deficit allocated	0
Exempt income after deficit allocation	57,875,753
Taxable income	618,123
Accounting profit	41,313,007

The distribution obligation is equal to €54,981,965, taking into account the amount of the exempt profit.

Monitoring of distribution obligations fulfilled in N:

	Obligations					Obligations to be carried forward
	Deferred liabilities
Original financial year of the exempted profit	3	4	Obligations in N	Accounting profit for N - 1	Distribution made in N	3	4
N - 1
N - 2
N - 3
N - 4
N - 5
		0			0	0	0

2025 Universal Registration Document - ARGAN	236

Degree of exposure to market risks - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.11. Degree of exposure to market risks

(In thousands of euros)	Notional amount at December 31, 2025	Fair value at December 31, 2025	Fair value at December 31, 2024	Change in fair value
Interest rate swaps, fixed payer	124,181	3,293	3,801	-508
Interest rate caps and tunnels	546,079	-4,828	-5,418	590
Total cash flow hedging instruments	670,260	-1,535	-1,617	82

	Amount as at December 31, 2025			Amount as at December 31, 2024
(In thousands of euros)	Fixed	Variable covered	Variable unhedged	Fixed	Variable covered	Variable uncovered
Borrowings	1,024,782	370,260	269,858	1,000,925	399,179	280,466
Finance lease debt			30,365		7,958	40,123
RCF loans			25,000
Macro swap
Tunnel Swap Macro		300,000	-300,000		300,000	-300,000
Financial debts	1,024,782	670,260	25,223	1,000,925	707,137	20,589
Total		1,720,266			1,728,651

The Group uses derivative instruments to manage and reduce its net exposure to interest rate fluctuations.

The Group has entered into zero-premium interest rate swaps and tunnels, which limit the impact of volatility in future cash flows related to interest payments on variable-rate borrowings.

Under the terms of these swaps, the Group pays fixed interest rates and receives variable interest calculated on the basis of the 3-month Euribor on the principal amounts covered.

A tunnel is a derivative instrument used to hedge against changes in a variable rate.

7.12. Events after the balance sheet date

None.

237	2025 Universal Registration Document - ARGAN

Balance sheet assets presented in 2024 - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.13. Balance sheet assets presented in 2024

	Gross	Depreciation Impairment	Net 31/12/2024
Subscribed capital not called up
FIXED ASSETS
Intangible assets
Start-up costs
Research and development expenses
Concessions, patents, licences, software, rights and similar assets	80,218	79,901	317
Goodwill (1)
Other intangible assets	159,153		159,153
Advances and payments on intangible assets
Tangible fixed assets
Land	297,086,135		297,086,135
Construction	1,913,711,912	471,108,620	1,442,603,292
Technical installations, industrial equipment and tools
Other tangible fixed assets	316,032,843	55,815,298	260,217,544
Tangible fixed assets in progress	27,613,678		27,613,678
Advances and prepayments	1,256,401		1,256,401
Financial fixed assets (2)
Equity investments (equity method)
Other investments	44,515,419		44,515,419
Receivables related to investments
Other long-term investments
Loans	6,373,408		6,373,408
Other financial assets	649,113		649,113
TOTAL FIXED ASSETS	2,607,478,280	527,003,820	2,080,474,460
CURRENT ASSETS
Inventories and work in progress
Raw materials and other supplies
Work in progress (goods and services)
Intermediate and finished products
Goods
Advances and deposits paid on orders	255,767		255,767
Receivables (3)
Trade receivables and related accounts	58,890,502		58,890,502
Other receivables	50,886,652		50,886,652
Subscribed and called-up capital, unpaid
Miscellaneous
Marketable securities	51,555,365	16,669	51,538,696
Cash	30,889,557		30,889,557
Prepaid expenses (3)	612,506		612,506
TOTAL CURRENT ASSETS	193,090,349	16,669	193,073,680
Borrowing costs to be amortised	5,146,973		5,146,973
Bond redemption premiums
Translation differences, assets
TOTAL GENERAL	2,805,715,602	527,020,489	2,278,695,113
(1) Including leasehold rights
(2) Of which less than one year (gross)			2,024,889
(3) Of which more than one year (gross)			42,483,772

2025 Universal Registration Document - ARGAN	238

Liabilities presented in 2024 - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.14. Liabilities presented in 2024

31/12/2024
EQUITY
Capital	50,805,346
Share premium, merger premium, contribution premium	335,874,980
Revaluation difference
Legal reserve	4,675,129
Statutory or contractual reserves
Regulated reserves
Other reserves	22,280
Retained earnings
RESULT FOR THE YEAR (profit or loss)	61,758,421
Investment grants	11,713,883
Regulated provisions	10,315,037
TOTAL EQUITY	475,165,076
OTHER EQUITY
Proceeds from issues of participating securities
Conditional advances
TOTAL OTHER EQUITY
PROVISIONS FOR RISKS AND EXPENSES
Provisions for risks
Provisions for expenses
TOTAL PROVISIONS FOR RISKS AND CHARGES
DEBTS (1)
Convertible bonds
Other bonds	500,000,000
Loans and debts with credit institutions (2)	1,188,168,252
Miscellaneous loans and financial debts (3)	10,551,405
Advances and deposits received on orders in progress
Trade payables and related accounts	10,936,556
Tax and social security liabilities	13,238,351
Debts on fixed assets and related accounts	17,004,985
Other liabilities	1,445,736
Deferred income	62,184,751
TOTAL LIABILITIES (1)	1,803,530,037
Foreign exchange losses
GRAND TOTAL	2,278,695,113
(1) Of which more than one year (a)	1,611,625,714
(1) Of which less than one year (a)	191,904,323
(2) Of which bank loans and bank credit balances	213,856
(3) Of which participating loans
(a) Excluding advances and deposits received on orders in progress

239	2025 Universal Registration Document - ARGAN

Income statement presented in 2024 - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.15. Income statement presented in 2024

	FRANCE	Exports	31/12/2024
Operating income (1)
Sales of goods
Production sold (goods)
Production sold (services)	234,596,831		234,596,831
Net turnover	234,596,831		234,596,831
Stored production
Capitalised production			52,704,095
Operating subsidies
Reversals of provisions (and amortisation), transfers of expenses			7,057,074
Other income			68,917
Total operating income (I)			294,426,918
Operating expenses (2)
Purchases of goods
Changes in inventory
Purchases of raw materials and other supplies
Changes in inventory
Other purchases and external expenses (a)			98,213,456
Taxes, duties and similar payments			26,305,104
Salaries and wages			5,666,662
Social security contributions			2,524,837
Depreciation and amortisation charges:
- On fixed assets: depreciation allowances			100,273,624
- On fixed assets: impairment allowances			2,662,641
- On current assets: impairment allowances
- For risks and charges: provisions
Other expenses			189,170
Total operating expenses (II)			235,835,493
OPERATING RESULT (I-II)			58,591,425
Share of profit from joint operations
Attributed profit or transferred loss (III)
Loss incurred or profit transferred (IV)
Financial income
From participation (3)			10,226,629
Other securities and receivables in fixed assets (3)			418,979
Other interest and similar income (3)			1,343,703
Reversals of provisions and impairments and transfers of expenses			38,003
Positive exchange differences
Net proceeds from disposals of marketable securities			59,117
Total financial income (V)			12,086,430
Financial expenses
Depreciation, amortisation, impairment and provisions			28,076
Interest and similar expenses (4)			47,603,486
Negative exchange rate differences
Net expenses on disposals of marketable securities			344,455
Total financial expenses (VI)			47,976,017
FINANCIAL RESULT (V-VI)			-35,889,587
CURRENT RESULT before tax (I-II+III-IV+V-VI)			22,672,957

2025 Universal Registration Document - ARGAN	240

Income statement presented in 2024 - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

31/12/2024
Extraordinary income
On management operations
On capital transactions	77,507,625
Reversals of provisions and impairment and transfers of expenses
Total extraordinary income (VII)	77,507,625
Extraordinary expenses
On management operations	6,538
On capital transactions	35,335,935
Depreciation, amortisation, impairment and provisions	3,079,688
Total exceptional expenses (VIII)	38,422,161
EXCEPTIONAL RESULT (VII-VIII)	39,085,464
Employee profit sharing (IX)
Income tax (X)
Total income (I+III+V+VII)	384,020,973
Total expenses (II+IV+VI+VIII+IX+X)	322,262,552

PROFIT OR LOSS	61,758,421
(a) Including
- Operating lease payments
- Property leasing fees	19,217,488
(1) Including income relating to previous financial years
(2) Including expenses relating to previous financial years
(3) Of which income relating to related entities	1,040,685
(4) Of which interest relating to related entities

241	2025 Universal Registration Document - ARGAN

Statutory auditors’ report on the annual accounts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.16. Statutory auditors’ report on the annual accounts

Public limited company with a Executive Board and Supervisory Board with capital of €51,533,878

Registered office: 21, rue Beffroy – 92200 NEUILLY SUR SEINE

R.C.S: RCS NANTERRE B 393 430 608

Statutory auditors’ report

on the annual accounts

General Meeting to approve the accounts

for financial year ended December 31, 2025

EXPONENS               FORVIS MAZARS

ARGAN

Public limited company with a Executive Board and Supervisory Board

2025 Universal Registration Document - ARGAN	242

Statutory auditors' report on the annual accounts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Statutory auditors’ report on the on the annual accounts

To the General Meeting of ARGAN,

Opinion

In accordance with the assignment entrusted to us by the General Meeting, we have audited the annual accounts of ARGAN for the financial year ended December 31, 2025, as attached to this report.

We certify that the annual accounts are, in accordance with French accounting rules and principles, regular and sincere and give a true and fair view of the results of operations for the past financial year as well as the financial position and assets of the company at the end of that financial year.

The opinion expressed above is consistent with the content of our report to the Audit, Risk and Sustainability Committee.

Basis for opinion

Audit framework

We conducted our audit in accordance with professional standards applicable in France. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Our responsibilities under these standards are set out in the section entitled “Responsibilities of the statutory auditors in relation to the audit of the annual accounts” in this report.

Independence

We conducted our audit engagement in accordance with the independence rules set out in the French Commercial Code and the code of ethics for the profession of statutory auditor for the period from January 1, 2025 to the date of issue of our report, and in particular we did not provide any services prohibited by Article 5(1) of Regulation (EU) No 537/2014. January 2025 to the date of issue of our report, and in particular we did not provide any services prohibited by Article 5(1) of Regulation (EU) No 537/2014.

Observation

Without qualifying the opinion expressed above, we draw your attention to the note “Accounting changes” in the appendix, which sets out the impact of the changes in accounting policy resulting from the first-time application of ANC Regulations 2022-06 and ANC 2024-02.

Justification of assessments – Key audit matters

In accordance with the provisions of Articles L.821-53 and R.821-180 of the French Commercial Code relating to the justification of our assessments, we draw your attention to the key audit matters relating to the risks of material misstatement which, in our professional judgement, were the most significant for the audit of the annual financial statements for the financial year, as well as the responses we provided to these risks.

These assessments are made in the context of the audit of the annual financial statements taken as a whole and the formation of our opinion expressed above. We do not express an opinion on individual items in these annual financial statements.

Valuation of the property portfolio

(See “Accounting policies” section, “Tangible and intangible fixed assets” and “Valuation of equity securities and the property portfolio” paragraphs, and “Fixed assets”, “Depreciation and amortisation of fixed assets” and “Impairment of assets” notes in the notes to the annual financial statements)

Identified risk

Tangible fixed assets represent a net book value of €1,956 million as at December 31, 2025, or 89% of the company’s assets. These tangible fixed assets mainly consist of real estate constituting investment properties.

Tangible assets are recognised at acquisition cost less accumulated depreciation and any impairment losses, the latter being determined on the basis of the fair value of the assets. In this context, management has implemented a process for the valuation of the real estate portfolio by an independent real estate expert to estimate the fair value of the assets, as indicated in the note “Valuation of equity securities and the real estate portfolio” in the notes to the annual financial statements.

The valuation of the property portfolio is an estimation exercise. In particular, when valuing property assets, the independent property valuer takes into account specific information such as the nature of each property, its location, rental income, the remaining fixed term of leases, the rate of return and investment expenditure.

This valuation may give rise, where applicable, to the recognition of an impairment loss if the inventory value of the property assets estimated by the independent property valuer proves to be significantly lower than their net book value.

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Statutory auditors’ report on the annual accounts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

We considered the valuation of the property portfolio to be a key point in our audit due to the significance of this item in the annual accounts, the high degree of judgement required by management to determine the main assumptions used, and the sensitivity of the fair value of the property assets to these assumptions.

Our response

In this context, our work consisted in particular of:

●	Based on the Real Estate Expert’s engagement letter, assessing the Real Estate Expert’s qualifications, certifications and independence;

●	Assessing the completeness of the scope assessed by the Property Valuer by comparing it with the rental management statement as at December 31, 2025;

●	Assessing the relevance of the information provided by the company to the Real Estate Expert (rental statements, capital expenditure budget), more specifically for acquisitions/extensions/deliveries of real estate assets during the financial year;

●	Obtain the property valuation reports and corroborate the fair value of the property assets in light of the valuation methods used, changes in the scope and the market parameters used, such as the discount rate, rate of return and market rental value, on which the Property Valuer’s valuations are based;

●	Hold a meeting with the finance department and the property valuer in order to rationalise, in particular, the valuation of specific assets that have caught our attention;

●	On this basis, compare the fair value of the property assets with their net book value and assess the adequacy of the impairment losses recognised for proven losses in value;

●	Assess the appropriateness of the information presented in the notes to the annual financial statements referred to above.

Specific verifications

We also carried out specific checks required by law and regulations, in accordance with professional standards applicable in France.

Information provided in the management report and other documents on the financial position and annual accounts addressed to shareholders

We have no comments to make on the fairness and consistency with the annual financial statements of the information provided in the Executive Board’s management report and in other documents on the financial position and annual financial statements addressed to shareholders.

We certify the fairness and consistency with the annual financial statements of the information relating to payment terms mentioned in Article D.441-6 of the French Commercial Code.

Information relating to corporate governance

We certify that the Supervisory Board’s report on corporate governance contains the information required by Articles L.225-37-4, L.22-10-10 and L.22-10-9 of the French Commercial Code.

With regard to the information provided pursuant to the provisions of Article L.22-10-9 of the French Commercial Code on the remuneration and benefits paid or granted to corporate officers and on the commitments made in their favour, we have verified that it is consistent with the financial statements or with the data used to prepare these financial statements and, where applicable, with the information collected by your company from the companies it controls that are included in the scope of consolidation. Based on this work, we certify that this information is accurate and truthful.

With regard to the information relating to items that your company considered likely to have an impact in the event of a takeover bid or exchange offer, provided in accordance with the provisions of Article L.22-10-11 of the French Commercial Code, we have verified its consistency with the documents from which it was derived and which were provided to us. Based on this work, we have no comments to make on this information.

Other verifications or information required by law and regulations

Format for the presentation of the annual financial statements to be included in the annual financial report

In accordance with the professional standards governing the duties of statutory auditors in relation to annual and consolidated financial statements presented in the single European electronic information format, we have also verified to verify compliance with this format defined by Delegated Regulation (EU) 2019/815 of 17 December 2018 in the presentation of the annual financial statements to be included in the annual financial report referred to in I of Article L.451-1-2 of the Monetary and Financial Code, prepared under the responsibility of the Chairman of the Executive Board.

Based on our work, we conclude that the presentation of the annual accounts to be included in the annual financial report complies, in all material respects, with the single European electronic information format.

It is not our responsibility to verify that the annual accounts that will actually be included by your company in the annual financial report filed with the AMF correspond to those on which we have performed our work.

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Statutory auditors’ report on the annual accounts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Appointment of statutory auditors

As at December 31, 2025, Forvis Mazars SA was in its 21st year of uninterrupted service and Exponens Conseil et Expertise was in its 18th year, including 20 and 18 years respectively since the company’s securities were admitted to trading on a regulated market.

Responsibilities of management and corporate governance bodies in relation to the annual financial statements

Management is responsible for preparing annual financial statements that present a true and fair view in accordance with French accounting rules and principles, and for implementing the internal controls it deems necessary to prepare annual financial statements that are free from material misstatement, whether due to fraud or error.

When preparing the annual financial statements, management is responsible for assessing the company’s ability to continue as a going concern, presenting in these statements, where applicable, the necessary information relating to going concern and applying the going concern accounting convention, unless it is planned to liquidate the company or cease its activity.

The Audit, Risk and Sustainability Committee is responsible for monitoring the financial reporting process and the effectiveness of internal control and risk management systems, as well as internal audit, where applicable, with regard to procedures relating to the preparation and processing of accounting and financial information.

The annual accounts have been approved by the Executive Board.

Responsibilities of the statutory auditors in relation to the audit of the annual financial statements

Audit objective and approach

It is our responsibility to issue a report on the annual financial statements. Our objective is to obtain reasonable assurance that the annual financial statements as a whole are free from material misstatement. Reasonable assurance is a high level of assurance, but does not guarantee that an audit conducted in accordance with professional standards will detect all material misstatements. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these accounts.

As specified in Article L.821-55 of the French Commercial Code, our mission to certify the accounts does not consist of guaranteeing the viability or quality of your company’s management.

In the context of an audit carried out in accordance with the professional standards applicable in France, the auditor exercises their professional judgement throughout the audit.

In addition:

●	The auditor identifies and assesses the risks that the annual accounts contain material misstatements, whether due to fraud or error, defines and implements audit procedures to address these risks, and collects evidence that he considers sufficient and appropriate to form his opinion. The risk of not detecting a material misstatement resulting from fraud is higher than that of a material misstatement resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control;

●	The auditor obtains an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control.

●	The auditor the appropriateness of the accounting policies selected and the reasonableness of the accounting estimates made by management, as well as the related disclosures in the annual accounts;

●	The auditor assesses the appropriateness of management’s application of the going concern accounting policy and, based on the information collected, whether there is any significant uncertainty related to events or circumstances that could call into question the company’s ability to continue as a going concern. This assessment is based on the information collected up to the date of its report, bearing in mind, however, that subsequent circumstances or events could call into question the going concern assumption. If he concludes that there is significant uncertainty, he draws the attention of readers of his report to the information provided in the annual accounts regarding this uncertainty or, if this information is not provided or is not relevant, he issues a qualified opinion or a refusal to certify;

●	The auditor assesses the overall presentation of the annual accounts and evaluates whether the annual accounts reflect the underlying transactions and events in such a way as to give a true and fair view.

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Statutory auditors’ report on the annual accounts - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Report to the Audit, Risk and Sustainability Committee

We submit a report to the Audit, Risk and Sustainability Committee, which presents, in particular, the scope of the audit work and the work programme implemented, as well as the conclusions drawn from our work. We also bring to its attention, where applicable, any significant weaknesses in internal control that we have identified with regard to procedures relating to the preparation and processing of accounting and financial information.

The information communicated in the report to the Audit, Risk and Sustainability Committee includes the risks of material misstatement that we consider having been the most significant for the audit of the annual financial statements for the financial year and which therefore constitute the key audit matters that we are required to describe in this report.

We also provide the Audit, Risks and Sustainability Committee the statement required by Article 6 of Regulation (EU) No. 537-2014 confirming our independence, within the meaning of the rules applicable in France as set out in particular in Articles L.821-27 to L.821-34 of the French Commercial Code and in the code of ethics for the profession of statutory auditor. Where applicable, we discuss with the Audit, Risk and Sustainability Committee any risks to our independence and the safeguards applied.

The statutory auditors

Forvis Mazars SA Levallois-Perret, February 26, 2026	Exponens Conseil et Expertise Paris, February 26, 2026

Saïd Benhayoune Partner	Yvan Corbic Partner

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Special report of the statutory auditors on regulated agreements - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

7.17. Special report of the statutory auditors on regulated agreements

Public limited company with a Executive Board and Supervisory Board with capital of €51,533,878

Registered office: 21, rue Beffroy – 92200 NEUILLY SUR SEINE

R.C.S: RCS NANTERRE B 393 430 608

Special report of the statutory auditors

on regulated agreements

General Meeting to approve the accounts

for financial year ended December 31, 2025

EXPONENS             FORVIS MAZARS

ARGAN

Public limited company with a Executive Board and Supervisory Board

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Special report of the statutory auditors on regulated agreements - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Special report of the statutory auditors on regulated agreements

General Meeting to approve the accounts for financial year ended December 31, 2025

To the General Meeting of Shareholders of ARGAN,

In our capacity as statutory auditors of your company, we hereby present our report on regulated agreements.

It is our responsibility to inform you, on the basis of the information provided to us, of the main characteristics and essential terms of the agreements of which we have been notified or which we may have identified in the course of our engagement, without expressing an opinion on their usefulness or merits, nor seeking to identify the existence of other agreements. It is your responsibility, pursuant to Article R.225-58 of the French Commercial Code, to assess the interest involved in entering into these agreements for the purpose of approving them.

Furthermore, where applicable, it is our responsibility to communicate to you the information provided for under Article R.225-58 of the French Commercial Code relating to the performance, during the past financial year, of agreements previously approved by the General Meeting of Shareholders.

We have performed the procedures we considered necessary in accordance with the professional standards of the French National Institute of Statutory Auditors applicable to this engagement. These procedures consisted in verifying that the information provided to us is consistent with the underlying source documents from which it was derived.

Agreements subject to the approval of the general meeting of shareholders

Agreement authorized and entered into during the past financial year

Pursuant to Article L.225-88 of the French Commercial Code, we were informed of the following agreement entered into during the past financial year, which received the prior authorization of your Supervisory Board.

Employment agreement entered into between Mr. Éric DONNET and the company dated December 15, 2025

Interested party: Mr. Éric Donnet, member of your Company’s Supervisory Board.

Purpose: At its meeting held on December 9, 2025, your Company’s Supervisory Board authorized the execution of a permanent employment agreement (contrat à durée indéterminée) between your Company and Mr. Éric Donnet, member of your Supervisory Board, for the position of Director of Diversification. In this capacity, he is responsible for examining, in coordination with the Company’s operational and support departments, various diversification strategies aimed at opening up new growth opportunities for the Company, while ensuring control of its level of indebtedness.

Timing: The agreement, signed on December 15, 2025, takes effect as of January 2, 2026, for an indefinite term.

Terms: Mr. Éric Donnet will receive fixed remuneration of €230,009, payable over 13 months, as well as the following bonuses, which may be updated at the initiative of the Executive Management, both in terms of structure and amounts, depending on the Company’s development and its competitive environment:

●	Annual profit-sharing bonus (intéressement): with a maximum amount equal to two months’ salary (subject to the legal caps applicable to this scheme and prorated to time actually worked during the year).

●	Free share allocation plan: the overall allocation envelope as well as the individualized vesting criteria are specified annually in the Plan approved by the Supervisory Board;

Pursuant to the law, we hereby inform you that the prior authorization granted by the Supervisory Board does not include the reasons justifying the interest of the agreement for the Company as required under Article L.225-86 of the French Commercial Code.

Agreement not previously authorized

Pursuant to Articles L.225-90 and L.821-10 of the French Commercial Code, we hereby inform you that the following agreement was not subject to the prior authorization of your Supervisory Board.

It is our responsibility to inform you of the circumstances explaining why the authorization procedure was not followed.

Service agreement with Mr. Hubert Rodarie

Purpose: Participation by Mr. Hubert Rodarie in team meetings organized by your Company, or the provision by Mr. Hubert Rodarie of in-person advisory services in the form of half-day sessions, in order to share with the teams his experience and expertise on the various topics addressed therein.

Companies in the scope: ARGAN SA, on the one hand, and RDR Conseil, represented by Mr. Hubert Rodarie (Vice-Chairman of your Company’s Supervisory Board and member of the Audit Committee), on the other hand.

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Special report of the statutory auditors on regulated agreements - 7. ARGAN SA FRENCH GAAP FINANCIAL STATEMENTS

Terms:

●	Monthly invoicing and flat-fee remuneration calculated on the basis of €1,000 (excluding VAT) per half-day.

●	No expense was recognized in this respect during the 2025 financial year.

Timing: The agreement was signed on December 1, 2021, for a term of two years, renewable by tacit renewal; by way of exception, the agreement will automatically terminate in the event that Mr. Hubert Rodarie ceases, for any reason whatsoever, to hold his office as a member of your Company’s Supervisory Board.

Circumstances explaining why the authorization procedure was not followed: The service agreement with Mr. Hubert Rodarie, renewed by tacit renewal on December 1, 2023 and December 1, 2025, was not submitted to the prior authorization procedure of the Supervisory Board due to an oversight.

Agreements previously approved by the general meeting of shareholders

Agreement approved in prior financial years whose performance continued during the past financial year

Pursuant to Article R.225-57 of the French Commercial Code, we have been informed that the performance of the following agreement, previously approved by the General Meeting of Shareholders in prior financial years, continued during the past financial year.

Service agreement with kerlan sas

Interested parties: Kerlan SAS, a shareholder holding more than 10% of the voting rights, and Mr. Jean-Claude Le Lan, Chairman of Kerlan SAS and Chairman of your Company’s Supervisory Board.

Purpose: At its meeting of January 18, 2023, your Supervisory Board authorized the execution of a service agreement covering the maintenance of the accounting records of Kerlan SAS and one of its subsidiaries, it being specified that the preparation of the financial statements is carried out by a chartered accountant at the initiative and expense of Kerlan SAS, as well as the maintenance of a real estate asset acquired through SCI Vénus, a subsidiary 99%-owned by Kerlan SAS.

Timing: The agreement took effect on January 18, 2023, for an initial period ending on December 31, 2023, and is renewable by tacit renewal for successive two-calendar-year periods, it being specified that the agreement shall terminate no later than December 31, 2030.

Modalités: The annual amount of the services is set at €50,000 excluding VAT, corresponding to 40 working days at €1,250 excluding VAT per day. The amount invoiced by your Company to Kerlan SAS under this agreement for the 2025 financial year totalled €50,000 excluding VAT.

The statutory auditors

Forvis Mazars SA Levallois-Perret, February 26, 2026	Exponens Conseil et Expertise Paris, February 26, 2026

Saïd Benhayoune Partner	Yvan Corbic Partner

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8. Legal and organisational information

Organisation chart	251

Share capital, shareholders and stock market performance	252
Information relating to capital	252
Group Shareholders	256
Dividends paid for the last three financial years	258
Transactions relating to the Company’s securities	259
Stock market performance and NAV	259

Financial communication policy and calendar	262
ARGAN’S financial communication principles and organisation	262
Financial communication calendar	263

Shareholder agreements	263
Shareholder agreement between members of the LE LAN family	263
Shareholders’ agreement signed with the LE LAN family and Predica	264

Other information relating to the Group’s shareholding structure and capital	265

Rules governing the allocation and distribution of profits (Article 43 of the Articles of Association)	266

General Meetings	267
Notice of meeting (Article 32 of the Articles of Association)	267
Agenda (Article 33 of the Articles of Association)	267
Admission to Meetings – Proxies (Article 34 of the Articles of Association)	267
Conduct of the Meeting – Officers – Minutes (Article 35 of the Articles of Association)	267
Quorum – Voting (Article 36 of the Articles of Association)	268
Ordinary General Meeting (Article 37 of the Articles of Association)	268
Extraordinary General Meeting (Article 38 of the Articles of Association)	268
Special meetings (Article 39 of the Articles of Association)	268

Organisation chart - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.1. Organisation chart

As at December 31, 2025, the Group’s legal structure is as follows:

ARGAN and its subsidiaries form the ARGAN Group (the “Group”).

As at December 31, 2025, the Group comprises ARGAN and its subsidiaries NANTOUR SCCV, 49.90% owned, AVILOG SCI, 99.9% owned, NEPTUNE SCI, 99.9% owned, and CARGAN-LOG SCI, 60% owned (see Financial Information in Chapter 3, paragraph 3.3.3 – Main Subsidiaries).

The five companies have the same corporate purpose, namely “the acquisition and/or construction of all land, buildings, real estate and property rights for the purpose of leasing, managing, renting, developing all land, real estate and property rights, equipping all real estate complexes for the purpose of leasing them; and all other related or connected activities pertaining to the aforementioned activity; all directly or indirectly, either alone or in association, partnership, group or company, with any other persons or companies”.

SCI AVILOG, SCI NEPTUNE and SCI CARGAN-LOG are consolidated using the full consolidation method and SCCV NANTOUR is accounted for using the equity method.

As at December 31, 2025, 105 constructed buildings were owned by the ARGAN Group, including five buildings constructed by CARGAN-LOG.

The Group presents its consolidated financial statements in accordance with IFRS and has opted to recognise its real estate asset portfolio at fair value in its balance sheet. ARGAN has been subject to the SIIC tax regime since July 1, 2007.

It has a workforce of twenty-eight (28) employees, including 28 full-time employees as at December 31, 2025, who are responsible for asset management, property and rental management of the asset portfolio, implementation of the acquisition, asset sales and development policy on its own account with the support of the Administrative, Financial and ESG Department and the Legal Department.

ARGAN is organised as a public limited company with a Executive Board and a Supervisory Board. As at December 31, 2025, its share capital consisted of 25,737,689 shares, each with a nominal value of €2.

ARGAN is listed on Euronext Paris, Compartment A, and is included in the SBF 120 and FTSE EPRA Europe indices as at December 31, 2025.

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Share capital, shareholders and stock market performance - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.2. Share capital, shareholders and stock market performance

8.2.1. Information relating to capital

The Company is controlled by members of the LE LAN family, acting in concert with each other. The terms of this control are set out in a shareholders’ agreement, which provides for the commitment of the members of the LE LAN family to implement a common policy with regard to the Company in order to ensure the continuity of family control (see section 8.4.1). To this end, the members of the LE LAN family have contributed a significant portion of their ARGAN shares to a joint family holding company, Kerlan. This control over the company is exercised mainly within the Company’s Supervisory Board, half of whose members are appointed on the recommendation of the LE LAN family, including the Chairman of the Supervisory Board, who has a casting vote in the event of a tie, in accordance with the agreements entered into by the latter with Predica (see section 8.4.2). It should also be noted that the Chairman of the Executive Board also comes from the family group.

As at December 31, 2025, the share capital is set at FIFTY-ONE MILLION FOUR HUNDRED AND SEVENTY-FIVE THOUSAND THREE HUNDRED AND SEVENTY-EIGHT EUROS (€51,475,378).

It is divided into TWENTY-FIVE MILLION SEVEN HUNDRED AND THIRTY-SEVEN THOUSAND SIX HUNDRED AND EIGHTY-NINE (25,737,689) shares, all of the same class, with a par value of TWO (2) euros each, fully paid up.

As at December 31, 2025, to the best of its knowledge, the Company has no pledges on a significant portion of its share capital.

8.2.1.1. Change in share capital

The table below shows the changes in the Company’s share capital over the last three years:

Date	Transaction	Capital increase/ reduction	Nominal per share	Issue, contribution or merger premium		Number of shares created/ cancelled	Total number of shares	Capital after transaction
01/16/23	Capital increase resulting from the free allocation of shares	€60,148	2€	-€	66,163	30,074	22,981,364	€45,962,728
04/25/23	Capital increase through payment of dividends in shares	€196,666	2€		€7,159,626	98,333	23,079,697	€46,159,394
01/15/24	Capital increase resulting from the free allocation of shares	€25,362	2€	-€	27,898	12,681	23,092,378	€46,184,756
04/18/24	Capital increase through payment of dividends in share	€566,534	2€		€19,627,570	283,267	23,375,645	€46,751,290
04/26/24	Capital increase through private placement	€4,054,056	2€		€145,946,016	2,027,028	25,402,673	€50,805,346
01/13/25	Capital increase resulting from the free allocation of shares	€23,758	2€	-€	23,758	11,879	25,414,552	€50,829,104
04/17/25	Capital increase through payment of dividends in shares	€646,274	2€		€17,746,684	323,137	25,737,689	€51,475,378

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Share capital, shareholders and stock market performance - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.2.1.2. Statutory information regarding share capital

8.2.1.2.1. Modification of share capital (Article 8)

Increase in share capital

The share capital may be increased by any means and in accordance with any procedures provided for by applicable laws and regulations.

The Extraordinary General Meeting, based on the report of the Executive Board, has sole authority to decide on capital increases. It may delegate this authority to the Executive Board under the conditions set out in the applicable laws and regulations.

The share capital may be increased either by issuing ordinary shares or preference shares, or by increasing the nominal value of existing equity securities. It may also be increased by exercising rights attached to securities giving access to the capital, under the conditions provided for by applicable laws and regulations.

Shareholders have a preferential right to subscribe for shares issued for cash to increase the share capital, in proportion to the amount of their shares. Shareholders may individually waive their preferential rights.

The right to the allocation of new shares to shareholders, following the incorporation of reserves, profits or issue premiums into the capital, belongs to the bare owner, subject to the rights of the usufructuary.

Payment for shares

New equity securities are issued either at their nominal value or at that value plus an issue premium. They are paid up either by cash contribution, including by offsetting liquid and due receivables from the Company, or by contribution in kind, or by incorporation of reserves, profits or issue premiums, or as a result of a merger or demerger. They may also be paid up following the exercise of a right attached to securities giving access to the capital, including, where applicable, the payment of the corresponding sums.

Shares subscribed for in cash must be paid up to at least one quarter of their nominal value at the time of subscription and, where applicable, the entire issue premium. The balance must be paid up in one or more instalments, as decided by the Executive Board, within five years of the date on which the capital increase became final.

Subscribers shall be notified of calls for funds by registered letter with acknowledgement of receipt sent at least fifteen days before the date set for each payment. Payments shall be made either at the registered office or at any other location specified for this purpose.

Any delay in the payment of sums due on the unpaid amount of the shares shall automatically and without the need for any formalities entail the payment of interest at the legal rate from the due date, without prejudice to any personal action that the Company may take against the defaulting shareholder and any enforcement measures provided for by the applicable laws and regulations.

Capital reduction

A capital reduction may be authorised or decided by the Extraordinary General Meeting, which may delegate all powers to the Executive Board to carry it out. Under no circumstances may it affect the equality of shareholders.

A reduction in share capital to an amount below the legal minimum may only be decided subject to the condition precedent of a capital increase intended to bring the capital to an amount at least equal to this minimum amount, unless the Company is converted into a Company of another form.

In the event of non-compliance with these provisions, any interested party may apply to the courts for the dissolution of the Company.

However, the court may not order dissolution if, on the date it rules on the merits of the case, the situation has been rectified.

Capital amortisation

The capital may be amortised under the conditions provided for by the applicable laws and regulations. Amortised shares are known as dividend shares; they lose, to the extent of the amortisation carried out, the right to any distribution or repayment on the nominal value of the securities but retain their other rights.

8.2.1.2.2. Form of shares (Article 9 of the Articles of Association)

Identification of shareholders

Shares are either registered or bearer shares, at the discretion of their holders. Registered shares may be converted into bearer shares and vice versa, subject to the applicable laws and regulations.

Ownership of shares results from their registration in an account under the conditions and in accordance with the procedures provided for by applicable laws and regulations.

In order to identify the owners of bearer securities, the Company or its agent is entitled, under the legal and regulatory conditions in force, to request at any time and at its own expense, either from the central depository that maintains the account for the issue of its securities, or directly from one or more financial intermediaries mentioned in Article L.211- 3 of the Monetary and Financial Code, information concerning the owners of its shares and securities conferring immediate or future voting rights at its own shareholders’ meetings.

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Share capital, shareholders and stock market performance - 8. LEGAL AND ORGANISATIONAL INFORMATION

Where the deadline for communicating this information, as provided for by the laws and regulations in force, is not met, or where the information provided is incomplete or incorrect, the central depositary, the Company or its agent or the account keeper may request the enforcement of the communication obligation, subject to a penalty payment, from the president of the court ruling in summary proceedings.

The intermediary registered on behalf of an owner of registered securities who is not domiciled in France is required to disclose, under the conditions, including time limits, provided for by the laws and regulations in force, information concerning the owners of these securities, upon simple request by the Company or its representative, which may be made at any time.

As long as the Company considers that certain holders of bearer or registered securities, whose identity has been disclosed to it, are holding them on behalf of third-party owners of the securities, it is entitled to request these holders to disclose information concerning the owners of the securities held by each of them, under the conditions provided for by the laws and regulations in force.

In the event of a direct or indirect increase in the threshold of 10% of the company’s capital (defined as holding 10% or more of the rights to dividends paid by the company), any shareholder other than a natural person must indicate in their threshold crossing declaration whether or not they are a Withholding Tax Shareholder (as defined in Article 43 of the Articles of Association). If such a shareholder declares that they are a Withholding Tax Shareholder, they must register all the shares they own in their own name and ensure that the entities they control within the meaning of Article L.233-3 of the French Commercial Code also register all the shares they hold in their own name. If such a shareholder declares that they are not a Withholding Tax Shareholder, they must provide proof of this upon request by the company and, if the company so requests, provide a legal opinion from an internationally reputable tax advisory firm. Any shareholder other than a natural person who has notified the company of a direct or indirect increase in their shareholding to above 10% of the company’s capital must notify the company without delay of any change in their tax status that would result in them acquiring or losing the status of Withholding Tax Shareholder.

Threshold crossing declaration

In addition to the obligation to inform the Company of the holding of certain fractions of the capital or voting rights pursuant to Articles L. 233-7 et seq. of the French Commercial Code, any natural or legal person, acting alone or in concert, who comes to hold, directly or indirectly, a number of shares, voting rights or securities issued in representation of shares corresponding to 2% of the Company’s share capital or voting rights is required, within five trading days of the registration of the securities enabling them to reach or exceed this threshold, to declare to the Company by registered letter with acknowledgement of receipt, the total number of shares, voting rights and securities giving access to the capital that they hold.

This reporting obligation shall apply under the above conditions each time a new threshold of 2% is reached or exceeded, whether upwards or downwards, for any reason whatsoever, including beyond the 5% threshold.

In the event of non-compliance with the above provisions and those of the 6paragraph of paragraph 3 of this article, the shareholder(s) concerned shall, under the conditions and within the limits provided for by the applicable laws and regulations, be deprived of the voting rights attached to the securities exceeding the thresholds subject to declaration, insofar as one or more shareholders holding at least 2% of the capital or voting rights so request at the general meeting.

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Share capital, shareholders and stock market performance - 8. LEGAL AND ORGANISATIONAL INFORMATION

Rights and obligations attached to shares (Article 12 of the Articles of Association)

Each share entitles the holder to a share of the profits and assets of the company proportional to the portion of the capital it represents and entitles the holder to vote and be represented at general meetings under the conditions provided for by the applicable laws and regulations and by these articles of association.

Pursuant to the option provided for in Article L.225-123 of the French Commercial Code, any mechanism automatically conferring double voting rights on shares that have been registered in the name of the same shareholder for at least two years is expressly excluded by these Articles of Association.

All shareholders have the right to be informed about the Company’s performance and to obtain certain corporate documents at the times and under the conditions provided for by applicable laws and regulations.

Shareholders shall only bear losses up to the amount of their contributions.

Subject to legal and statutory provisions, no majority may impose an increase in their commitments.

The rights and obligations attached to the share follow the title, regardless of who holds it.

Ownership of a share automatically implies acceptance of the decisions of the General Meeting and these Articles of Association.

The transfer includes all dividends due and unpaid and to be paid, as well as any share in the reserve funds, unless otherwise notified to the Company.

The heirs, creditors, beneficiaries or other representatives of a shareholder may not, under any pretext whatsoever, request the sealing of the Company’s assets and documents, request the division or auctioning of the assets, or interfere in the administration of the Company; in order to exercise their rights, they must refer to the Company’s inventories and the decisions of the General Meeting.

Whenever it is necessary to hold a certain number of shares in order to exercise any right, in the event of an exchange, consolidation or allocation of shares, or in the event of a capital increase or reduction, a merger or any other transaction, shareholders holding a number of shares that is isolated or less than that required may only exercise these rights on condition that they personally undertake the consolidation and, where applicable, the purchase or sale of the required number of shares.

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8.2.2. Group Shareholders

8.2.2.1. Principal shareholders

The table below illustrates the distribution of share capital among shareholders as at December 31, 2023, 2024 and 2025:

Principal shareholders	December 31, 2023			December 31, 2024			December 31, 2025
	Number of shares	% of capital	% voting rights	Number of shares	% of capital	% voting rights	Number of shares	% capital	% voting rights
LE LAN family (acting in concert) of which:	9,328,205	40.42%	40.44%	9,346,088	36.79%	36.83%	9,401,149	36.53%	36.55%
Jean-Claude LE LAN	400,000	1.73%	1.73%	400,000	1.57%	1.58%	100,000	0.39%	0.39%
KERLAN SAS (*)	6,995,830	30.31%	30.33%	6,995,830	27.54%	27.57%	7,846,073	30.48%	30.50%
Jean-Claude LE LAN Junior	215,701	0.94%	0.94%	224,587	0.88%	0.88%	100,000	0.39%	0.39%
Nicolas LE LAN	198,409	0.86%	0.86%	198,409	0.78%	0.78%	100,000	0.39%	0.39%
Charline LE LAN	157,609	0.68%	0.68%	157,609	0.62%	0.62%	100,000	0.39%	0.39%
Ronan LE LAN	500,467	2.17%	2.17%	501,937	1.98%	1.98%	512,366	1.99%	1.99%
Eugénie LE LAN	13,030	0.06%	0.06%	13,521	0.05%	0.05%	14,123	0.05%	0.05%
Véronique LE LAN CHAUMET	500,000	2.17%	2.17%	500,000	1.97%	1.97%	500,000	1.94%	1.94%
Alexia CHAUMET LE LAN	13,068	0.06%	0.06%	13,645	0.05%	0.05%	14,433	0.06%	0.06%
Charles CHAUMET LE LAN	13,030	0.06%	0.06%	13,521	0.05%	0.05%	14,154	0.05%	0.06%
Karine LE LAN	321,061	1.39%	1.39%	327,029	1.29%	1.29%	100,000	0.39%	0.39%
Public, of which:	13,740,612	59.54%	59.56%	16,031,641	63.11%	63.17%	16,336,540	63.47%	63.51%
Crédit Agricole Assurances	3,820,134	16.55%	16.56%	3,820,134	15.04%	15.05%	3,820,134	14.84%	14.85%
Other public	9,920,478	42.99%	43.00%	12,211,507	48.07%	48.12%	12,502,839	48.58%	48.60%
Treasury shares (**)	10,880	0.05%	0.00%	24,944	0.10%	0.00%	13,567	0.05%	0.00%
TOTAL	23,079,697	100.0%	100.0%	25,402,673	100.0%	100.0%	25,737,689	100.0%	100.0%

(*)	KERLAN SAS is a company wholly owned by Mr Jean-Claude LE LAN, his five children and Karine Le Lan.

(**)	under the liquidity contract.

The main characteristics of the shareholders’ agreement signed between the members of the LE LAN family and those relating to the shareholders’ agreement signed between Predica and the LE LAN family are presented in section 8.4.2 of this Universal Registration Document - Shareholders’ Agreements.

With regard to the LE LAN family’s majority control of the Company, see Chapter 3, Section 3.7, Subsection 3.7.3, Paragraph 3.7.3.4 - Governance Risks.

Each ARGAN share entitles the holder to one vote at Ordinary and Extraordinary General Meetings, meaning that voting rights are proportional to the shareholding in ARGAN (from which treasury shares are deducted, where applicable). This applies to all shareholders, including the main members of the agreement between the LE LAN family and Predica (Crédit Agricole Assurances).

As at December 31, 2025, the Company held 13,567 of its own shares with a nominal value of €2 each, valued on its balance sheet at a net book value of €867,771

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8.2.2.2. Crossing of statutory thresholds and declaration of intent

The various levels of threshold crossing declarations are set out in paragraph 8.2.1.2.2 of this Universal Registration Document.

●	In a letter dated January 31, 2025, Cohen & Steers Inc. declared that it had fallen below the threshold of 2% of the capital and voting rights of ARGAN and that it held 443,936 shares representing 1.75% of the capital and voting rights.

●	In a letter dated February 5, 2025, Ameriprise Financial Inc. declared that it had exceeded the threshold of 4% of ARGAN’s share capital and voting rights and that it held 1,035,581 shares representing 4.08% of the share capital and voting rights;

●	In a letter dated April 24, 2025, Predica declared that it had fallen below the legal threshold of 15% of ARGAN’s share capital and voting rights, and that it held 3,820,134 shares representing 14.84% of the share capital and voting rights;

●	In a letter dated April 25, 2025, Axa Investment Managers SA declared that it had exceeded the threshold of 2% of ARGAN’s share capital and voting rights, and that it held 517,965 shares representing 2.01% of the share capital and voting rights;

●	In a letter dated May 6, 2025, Axa Investment Managers SA declared that it had fallen below the threshold of 2% of ARGAN’s share capital and voting rights, and that it held 510,416 shares representing 1.98% of the share capital and voting rights;

●	In a letter dated May 21, 2025, Ameriprise Financial Inc. declared that it had exceeded the legal threshold of 5% of ARGAN’s share capital and voting rights, and that it held 1,288,529 shares representing 5.01% of the share capital and voting rights;

●	In a letter dated June 27, 2025, Axa Investment Managers SA declared that it had exceeded the threshold of 2% of ARGAN’s share capital and voting rights, and that it held 518,233 shares representing 2.01% of the share capital and voting rights;

●	In a letter dated October 9, 2025, Ameriprise Financial Inc. declared that it had fallen below the legal threshold of 5% of ARGAN’s share capital and voting rights, and that it held 1,286,032 shares representing 5.00% of the share capital and voting rights;

●	In a letter dated October 13, 2025, Ameriprise Financial Inc. declared that it had exceeded the legal threshold of 5% of ARGAN’s share capital and voting rights, and that it held 1,288,370 shares representing 5.01% of the share capital and voting rights;

●	In a letter dated October 14, 2025, Ameriprise Financial Inc. declared that it had fallen below the legal threshold of 5% of ARGAN’s share capital and voting rights, and that it held 1,281,713 shares representing 4.98% of the share capital and voting rights;

●	As a result of the contribution of ARGAN shares by members of the LE LAN family (Jean-Claude Le Lan, Jean-Claude LE LAN Junior, Nicolas Le Lan, Karine Weisse and Charline Le Lan) totalling 850,243 shares to the family holding company Kerlan SAS, it was declared by letter received on November 21, 2025 that Kerlan SAS had exceeded the legal threshold of 30% upwards, with a holding of 7,846,073 shares, representing 30.48% of the share capital and voting rights;

●	In a letter dated December 18, 2025, Ameriprise Financial Inc. declared that it had fallen below the threshold of 4% of the capital and voting rights of ARGAN, and that it held 1,004,396 shares representing 3.90% of the capital and voting rights.

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8.2.2.3. Transactions by executives involving the Company’s securities:

The following transactions were carried out by executives on the Company’s shares during the 2025 financial year:

Declarant	Nature of the transaction	Description of the financial instrument	Date of transaction	Total amount of the transaction (in euros)	Exercise of the stock dividend option (X)
Jean-Claude LE LAN Junior	Acquisition	Share	03/06/2025	€30,750.00
Jean-Claude LE LAN Junior	Acquisition	Share	03/06/2025	€30,500.00
Jean-Claude LE LAN Junior	Acquisition	Share	04/07/2025	€56,500.00
Jean-Claude LE LAN Junior	Acquisition	Share	04/08/2025	€225,680.00
Stéphane Cassagne	Acquisition	Share	04/16/2025	€24,080.00
Ronan LE LAN	Acquisition	Share	04/17/2025	€505,683.36	x
Jean-Claude LE LAN Junior	Acquisition	Share	04/17/2025	€438,053.28	x
Nicolas LE LAN	Acquisition	Share	04/17/2025	€505,911.84	x
Charline LE LAN	Acquisition	Share	04/17/2025	€401,839.20	x
Francis Albertinelli	Disposal	Share	05/08/2025	€361,797.48
Francis Albertinelli	Disposal	Share	05/09/2025	€147,445.98
Jean-Claude LE LAN	Contribution*	Share	11/13/2025	€19,524,000.00
Jean-Claude LE LAN Junior	Contribution*	Share	11/13/2025	€9,047,812.08
Charline LE LAN	Contribution*	Share	11/13/2025	€4,207,031.52
Nicolas LE LAN	Contribution*	Share	11/13/2025	€6,980,871.28
Karine LE LAN	Contribution*	Share	11/13/2025	€15,574,099.56

8.2.2.4. Acquisitions of shareholdings and control during the 2025 financial year:

●	Acquisitions of control: None

●	Acquisitions of shareholdings: None

●	Disposals of holdings: None.

8.2.3. Dividends paid for the last three financial years

8.2.3.1. Dividend distribution policy

The Company has historically distributed a dividend representing a yield of between 2% and 5% based on the ARGAN share price.

It intends to continue its consistent distribution policy, in accordance with the rules governing the tax regime for SIICs, namely, in broad terms, a minimum of 95% of income from rental activities, 70% of capital gains on disposals and 100% of dividends received from its subsidiaries.

In view of the Company’s excellent results for 2025, a proposal will be made to the Combined General Meeting of Shareholders on March 26, 2026 to approve the distribution of a dividend of €3.45 per share, up +5% on the previous financial year.

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8.2.3.2. Table showing dividend distributions over the last three financial years

The following dividends have been paid for the last three financial years:

FISCAL YEAR	DIVIDEND
Financial year ended December 31, 2022	€3.00	(*)
Financial year ended December 31, 2023	€3.15	(**)
Financial year ending December 31, 2024	€3.30	(***)

(*)	Of which €2.47 is considered for tax purposes as a return of contributions within the meaning of Article 112 1° of the French General Tax Code and therefore does not constitute distributed income within the meaning of the provisions of Article 243 bis of the same code.

(**)	Of which €1.62 is treated for tax purposes as a return of contributions within the meaning of Article 112 1° of the French General Tax Code and therefore does not constitute distributed income within the meaning of Article 243 bis of the same code.

(***)	Of which €0.80 is treated for tax purposes as a return of contributions within the meaning of Article 112 1° of the General Tax Code and therefore does not constitute distributed income within the meaning of Article 243 bis of the same code.

8.2.4. Transactions relating to the Company’s securities

On 16 December 2021, the Company signed a liquidity contract with ODDO BHF.

As part of the operation of its liquidity agreement, ARGAN carried out the following transactions on its own shares during the 2025 financial year:

2025	Number of securities purchased	Number of shares sold
January	22,764	25,839
February	21,450	21,644
March	23,250	29,987
April	18,692	21,402
May	21,203	22,966
June	27,805	28,158
July	40,079	42,392
August	27,589	26,707
September	36,668	30,252
October	32,154	36,403
November	43,911	39,263
December	49,759	51,688
Total	365,324	376,701

As at January 1, 2025, the following items were included in the liquidity account:

●	24,944 securities

●	€394,746.84

As at December 31, 2025, the following funds were recorded in the liquidity account:

●	13,567 ARGAN securities

●	€1,182,340.7

In accordance with the provisions of Article L 225-211 paragraph 2 of the French Commercial Code, ARGAN did not acquire any shares intended to be allocated to employees as part of the employee profit-sharing scheme.

8.2.5. Stock market performance and NAV

8.2.5.1. Share price performance in 2025

ARGAN has been listed on Euronext Paris since June 25, 2007. It was included in compartment B in January 2012 and then in compartment A in January 2020. Since 2023, it has been included in the FTSE EPRA Europe and SBF 120 indices.

Its market capitalisation as at December 31, 2025 stood at €1.699 billion, based on a share price of €66.0 per share.

ARGAN is included in the SBF 120, CAC All-Shares, FTSE EPRA Europe and IEIF SIIC France indices. ARGAN’s ISIN code is FR0010481960.

In 2025, ARGAN’s share price rose by 9%. This increase is:

●	Higher than that of EPRA Europe: +2%

●	In line with that of the SBF 120: +10%

The lowest and highest share prices over the last seven years were as follows:

	2019	2020	2021	2022	2023	2024	2025
Lowest price	42.40	56.40	79.40	68.10	61.4	58.6	54.1
Highest price	78.00	90.80	118.00	121.80	88.7	86.1	69.3

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8.2.5.2. Change in share price and EPRA NTA NAV

	H1 2021	H2 2021	H1 2022	H2 2022	H1 2023	H2 2023	H1 2024	H2 2024	H1 2025	H2 2025
NAV EPRA NTA	64,2	77,2	92,1	103,1	92,9	78,1	79,1	78,9	85,5	87,3
Share price	103,0	116,4	89,2	75,8	68,0	85,2	72,8	60,5	65,5	66
NAV Premium	60%	51%	-3%	-26%	-27%	9%	-8%	-23%	-23%	-24%

This table shows the discount or premium of ARGAN shares relative to their EPRA NAV.

It compares the closing price of ARGAN shares with the latest EPRA NTA published at the end of the previous half-year. For example, the closing price of shares in the second half of 2025, i.e. €66.0, represents a discount of 24% compared to the EPRA NAV NTA of June 30, 2025, i.e. €87.3, which is used as a benchmark for the half-year in question.

For information, at December 31, 2025, the closing price of ARGAN shares was €66.0, representing a discount of 28% compared to the EPRA NTA NAV as at December 31, 2025 (€91.5).

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8.2.5.3. Change in NAV per share1

TRENDS IN EPRA NAV PER SHARE - IN € -

	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
EPRA Net Reinstatement Value (NRV) per share	23.8	30.0	36.3	44.8	61.3	73.0	102.5	104.8	90.6	96.7	103.5
Year on Year trend	16%	26%	21%	23%	37%	19%	40%	2%	-14%	7%	7%
EPRA Net Disposal Value (NDV) per share	20.6	26.7	32.0	39.9	53.3	63.8	91.6	94.2	83.6	87.5	92.7
Year on Year trend	17%	30%	20%	25%	34%	20%	44%	3%	-11%	5%	6%
EPRA Net Tangible Assets (NTA) per share						64.2	91.8	92.9	79.1	85.5	91.5
Year on Year trend							43%	1%	-15%	8%	7%

The EPRA NTA NAV per share at December 31, 2025 was therefore €91.5, compared with €85.5 at December 31, 2024, representing an increase of +7%.

1	The NTA NAV is presented from 2020 onwards.

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The €6 increase in NTA between December 31, 2024 and December 31, 2025 is due to the increase in recurring net income per share and the fair value of the portfolio, against a backdrop of virtually stable capitalisation rates, supplemented by warehouse deliveries during the financial year. The chart below details this change:

8.3. Financial communication policy and calendar

8.3.1. ARGAN’s financial communication principles and organisation

ARGAN has a financial communication policy designed to inform the widest possible audience about the Group’s performance and financial news, as well as information related to ARGAN’s commercial developments, structural and organisational changes, and its ESG strategy and results. This communication policy is part of a broader commitment to transparency regarding ARGAN’s performance and objectives.

ARGAN has a dedicated Investor Relations and Financial Communications department, and the information provided involves not only senior management but also thosedirectlyresponsibleforspecificoperational issues, depending on the topics covered in communications or questions addressed to the Group.

All documentation produced by ARGAN complies with regulated information requirements (in accordance with the provisions of Articles 221-1 et seq. of the AMF General Regulation), with publications made on dates announced in advance, particularly for the publication of results and rental income, and for the holding of the Annual General Meeting. All regulated information since the company’s IPO in 2007 is available on the argan.fr website. The documentation is produced in French and English to ensure the widest possible accessibility.

When its annual financial results are published, ARGAN also holds a conference in Paris at which the management team gives a summary presentation of the results. This conference is filmed and the video (also translated into English) is made freely available on the property company’s website a few days later. In addition to videoconference discussions, investor meetings are regularly organised in France and Europe to comment on annual and half-yearly results and present the company’s strategy (financial, commercial or ESG).

Any questions or requests for clarification regarding financial communications can be sent by email to contact@argan.fr or by post to 21, rue Beffroy, 92200 Neuilly-sur-Seine (France).

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8.3.2. Financial communication calendar

8.3.2.1. Dates of most recent financial communications

●	Fourth quarter 2025 revenue: January 5, 2026

●	2025 annual results: January 22, 2026

8.3.2.2. Provisional financial communication calendar for 2026:

●	2026 Annual General Meeting: March 26, 2026

●	First quarter 2026 rental income: April 1, 2026

●	Second quarter rental income for 2026: July 1, 2026

●	First half results (H1 2026): July 23, 2026

●	Rental income for the third quarter of 2026: October 1, 2026

8.3.2.3. Provisional financial communication calendar for 2027:

●	Fourth quarter 2026 revenue: January 4, 2027

●	2026 full-year results: January 21, 2027

●	2027 Annual General Meeting: March 25, 2027

8.4. Shareholder agreements

8.4.1. Shareholder agreement between members of the LE LAN family

An initial shareholders’ agreement was entered into between members of the LE LAN family on 10 October 2007 for a term of five years, renewable by tacit agreement every five years. It was amended by an addendum dated June 27, 2014 and supplemented by a preference agreement in December 2022.

Its purpose was to ensure control of ARGAN by formalising the concerted action between the signatories and to manage the movements of the Company’s shares in order to ensure the cohesion and representation of the signatories.

A new Agreement was concluded on October 2023 25, between the members of the LE LAN family and KERLAN, in the presence of ARGAN, concurrently with the contribution of 2,758,610 shares in ARGAN held by Jean-Claude LE LAN and his five children to SAS KERLAN. It replaces the Agreement concluded in 2007.

On 13 November 2025, a new contribution of shares to the Kerlan SAS family holding company was made by Messrs Jean-Claude Le Lan, Jean-Claude LE LAN Junior and Nicolas LE LAN and by Ms Karine Weisse and Ms Charline Le Lan, for a total of 850,243 ARGAN shares.

As at December 31, 2025, 7,846,073 ARGAN shares were held by the Kerlan SAS family holding company, representing the same number of voting rights, or 30.48% of the capital and voting rights of this company. Adding the ARGAN shares held directly by family members, the LE LAN family group held 36.53% of ARGAN’s capital as at December 31, 2025.

This agreement is for a term of 10 years, renewable by express agreement. It should be noted that the agreement would automatically cease to have effect with respect to any party that no longer holds ARGAN or KERLAN shares.

The main purpose of this agreement is to organise more precisely the objectives and terms of the concerted action between the members of the LE LAN family group. The main provisions of this shareholders’ agreement are summarised as follows:

8.4.1.1. Governance:

The parties to the agreement reiterate their decision to act in concert with each other and undertake to implement a common sustainable management policy with regard to ARGAN in order to ensure the continuity of family control. In this context, the parties undertake to consult each other prior to certain decisions submitted for approval by ARGAN’s Supervisory Board or its General Meeting; this consultation shall take place through meetings of a partners’ committee made up of KERLAN’s partners.

The parties to the agreement undertake to vote in accordance with the decisions of the Shareholders’ Committee within any corporate body of ARGAN and in favour of each candidate proposed by the Shareholders’ Committee for a position on the Supervisory Board.

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8.4.1.2. Transfer of ARGAN securities:

●	Anti-dilution: in the event of an issue of ARGAN securities with preferential subscription rights, each party undertakes to use its best efforts to subscribe to the issue in order to maintain its shareholding in the Company in the same proportions as before the issue and, failing that, undertakes to sell the relevant preferential subscription rights to KERLAN for a unit price equal to the theoretical value of said preferential subscription rights;

●	Information on transfers, acquisitions and holdings of ARGAN securities: the parties undertake to give preference to registration in pure registered form for all ARGAN shares that they hold or may come to hold, subject to certain exceptions. The parties also undertake to notify KERLAN of any planned acquisition or sale of ARGAN securities;
●	Right of first refusal: the parties grant each other, and KERLAN in particular, a right of first refusal applicable to any transfer of ARGAN shares, in any manner whatsoever, regardless of whether or not there is an offer from a third-party purchaser;

●	Limitations on transfers of ARGAN securities: the parties undertake, for a period of ten (10) years, not to transfer, individually or collectively, a number of ARGAN securities per calendar year exceeding 1% of the total number of ARGAN shares outstanding on January 1, of the year in question.

Furthermore, it is specified that a new non-concerted shareholders’ agreement with regard to ARGAN was concluded on October 15, 2024 between the members of the family group and Prédica (see section 8.4.2 of this Universal Registration Document).

8.4.2. Shareholders’ agreement signed with the LE LAN family and Predica

As part of the acquisition of the “Cargo” portfolio, the LE LAN family, the simplified joint stock company CRFP8 and the public limited company Predica prévoyance dialogue du Crédit Agricole (Prédica), in the presence of ARGAN, decided on July 10, 2019 to enter into a shareholders’ agreement under which it was agreed not to act in concert.

This agreement was concluded for a term of five years from October 15, 2019, renewable by express agreement for successive periods of two years. It was registered on July 18, 2019 with the French Financial Markets Authority (Autorité des marchés financiers) under number 219C1208 in accordance with applicable regulations.

The LE LAN family, and Predica, a subsidiary of Crédit Agricole Assurances, confirmed their mutual trust in 2024 by signing a new five-year agreement8 . This agreement, which came into force on October 15, 2024, replaces the previous agreement concluded in 2019, while reaffirming that the parties will not act in concert with regard to ARGAN (it should be noted that the members of the LE LAN family act in concert with each other with regard to ARGAN).

The parties have agreed to meet before the expiry of this agreement, i.e. on 14 October 2029, to define the terms of a new agreement, if necessary. As a reminder, the LE LAN family and Predica hold 36.5% and 14.8% of ARGAN’s share capital respectively.

The main clauses of the renewed shareholders’ agreement are as follows:

Governance: As part of this renewal, ARGAN’s governance has evolved with a Supervisory Board reduced to six members, down from eight previously, with a view to increasing the efficiency of this central governance body. This change was approved at the 2025 Ordinary General Meeting, which approved the financial statements for the year ended December 31, 2024. The Supervisory Board now consists of six members, including two independent members, in accordance with the recommendations of the Middlenext and AFEP-MEDEF corporate governance codes. Predica is represented on the Board as a legal entity.

Standing committees: two standing committees (the Audit, Risk and Sustainability Committee and the Appointments and Remuneration Committee) of the Supervisory Board are maintained under the terms of the agreement renewed in 2024 in their previous configuration. They will therefore continue to be chaired by one of the two independent members of the Supervisory Board.

No concerted action: Each party freely exercises its voting rights within the Supervisory Board, committees or any other body of the company. The parties to the agreement declare that they do not act in concert with each other in relation to the company, it being noted that the members of the LE LAN family act in concert with each other in relation to the company under a shareholders’ agreement entered into on October 25, 2023.

The parties agree that the company will continue to apply the Middlenext corporate governance code as its corporate governance code within the meaning of Article L.22-10-10, 4° of the French Commercial Code.

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8.5. Other information relating to the Group’s shareholding structure and capital

●	Existence of statutory restrictions on the exercise of voting rights and share transfers or clauses in agreements pursuant to Article L.233-11 of the French Commercial Code: None

●	List of holders of any securities carrying special control rights and description of such rights: None

●	Control mechanism provided for in any employee share ownership scheme, when control rights are not exercised by the latter: None

●	Agreement between shareholders known to the Company that may result in restrictions on the transfer of shares and the exercise of voting rights: See the main features of the shareholders’ agreement signed between the members of the LE LAN family and Predica as part of the new shareholders’ agreement signed on October 15, 2024, described above in paragraph 8.4.2 - Shareholders’ agreements.

●	Rules applicable to the appointment and replacement of members of the Executive Board and to amendments to the Company’s Articles of Association: The articles of association stipulate that, during the life of the company, the members of the Executive Board are appointed by the Supervisory Board. The members of the Executive Board may be dismissed at any time by the general meeting. The members of the Executive Board may also be dismissed by the Supervisory Board. The members of the Executive Board are always eligible for re-election. Direct or indirect amendments to the articles of association are decided or authorised by the Company’s extraordinary general meetings.

●	Powers of the Executive Board to issue or repurchase shares: See the summary table of delegations of authority in paragraph 5.4 of this Universal Registration Document – Delegations of authority in force.

●	Agreements entered into by the Company that will be amended or terminated in the event of a change of control of the Company: as part of the €500 million bond issue carried out in 2021 and maturing in November 2026, each bondholder may request early repayment of all amounts due in the event of a change of control of the Company.

●	Agreements providing for compensation for members of the Executive Board or employees if they resign or are dismissed without real and serious cause or if their employment is terminated due to a public offer: None
●	Delegations of authority and powers relating to capital increases in force: The delegations of authority and powers relating to capital increases granted by the Company’s general meeting of shareholders are summarised in the table in section 5.4 of this Universal Registration Document – Delegations of authority in force, and their renewal will be proposed at the general meeting of March 26, 2026.

●	Dividend rights: A dividend of €3.45 per share will be proposed at the General Meeting of March 26, 2026 (4th resolution). This dividend will be paid on April 2, 2026, with the ex-dividend date set at March 31, 2026. This dividend will be paid exclusively in cash.

●	Voting rights: See section 8.7.5 of this Universal Registration Document.

●	Rights to a share of the issuer’s profits: See section 8.2.1.2.2 of this Universal Registration Document.

●	Rights to liquidation proceeds in the event of liquidation: See section 8.2.1.2.2 of this Universal Registration Document.

●	Redemption conditions: As ARGAN SA is not a company with variable capital, there is no option for shareholders to redeem their shares. However, ARGAN SA, as a company, has the option to redeem its own shares; see the summary table of delegations in section 5.4 of this Universal Registration Document.

●	Rules establishing reserves or amortisation funds: See section 8.6 of this Universal Registration Document concerning the rules for the allocation and distribution of profits.

●	Obligations to respond to calls for additional capital: See section 8.2.1.2.2 of this Universal Registration Document.

●	Potential discrimination between shareholders (current or potential): See section 8.7.5 of this Universal Registration Document.

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Rules governing the allocation and distribution of profits (Article 43 of the Articles of Association) - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.6. Rules governing the allocation and distribution of profits (Article 43 of the Articles of Association)

From the profit for each financial year, less any previous losses, the sums to be allocated to reserves in accordance with the provisions of the law and regulations are first deducted.

Thus, 5% is deducted to constitute the legal reserve fund; this deduction ceases to be mandatory when the fund reaches one-tenth of the share capital; it resumes when, for any reason, the legal reserve falls below this fraction.

Distributable profit consists of the profit for the financial year less previous losses and sums allocated to reserves in accordance with the provisions of the law and regulations or the articles of association, plus retained earnings.

From this profit, the General Meeting then deducts the amounts it deems appropriate to allocate to any optional, ordinary or extraordinary reserve funds, or to carry forward.

Any balance is distributed among all shares in proportion to their paid-up and unamortised amount.

However, except in the case of a capital reduction, no distribution may be made to shareholders when the equity capital is or would become, as a result of such distribution, less than the amount of the capital plus the reserves that may not be distributed under the provisions of the law and regulations or the Articles of Association.

Any shareholder, other than a natural person:

(i) holding, at the time of payment of any distribution, directly or indirectly, at least 10% of the company’s dividend rights, and (ii) whose own situation or that of their associates holding, in respect of the payment of any distribution, directly or indirectly 10% or more of their dividend rights makes the company liable for the 20% levy referred to in Article 208 C II ter of the French General Tax Code (the “Levy”) (such a shareholder being hereinafter referred to as a “Withholding Shareholder”), shall be liable to the company at the time of payment of any distribution for a sum corresponding to the amount of the Withholding Tax owed by the company in respect of said distribution.

In the event that the company holds, directly or indirectly, 10% or more of one or more listed real estate investment companies referred to in Article 208 C of the French General Tax Code (a “SIIC Subsidiary”), the Shareholder subject to the Levy shall also be liable to the company at the time of payment of any distribution for an amount equal to the difference (the “Difference”) between (i) the amount that would have been paid to the company by one or more SIIC Subsidiaries if the said SIIC Subsidiary or Subsidiaries had not been subject to the Levy on the basis of the Levy Shareholder multiplied by the percentage of dividend rights held by shareholders other than the Levy Shareholder and (ii) the amount actually paid by said SIIC Subsidiary or Subsidiaries multiplied by the percentage of dividend rights held by shareholders other than the Levy Shareholder, such that the other shareholders do not have to bear any portion of the Levy paid by any of the SIICs in the chain of shareholdings attributable to the Levy Shareholder. Shareholders other than the Shareholders Subject to Levy shall be creditors of the company for an amount equal to the Difference, in proportion to their dividend rights.

In the event of multiple Levy Shareholders, each Levy Shareholder shall be liable to the company for the portion of the Levy owed by the company that its direct or indirect shareholding has generated. Levy Shareholder status is assessed on the date of payment of the distribution.

Subject to the information provided in accordance with the sixth paragraph of Article 9(3) of the Articles of Association (paragraph 8.2.1.2.2 of this Universal Registration Document), any shareholder other than a natural person holding or coming to hold, directly or indirectly, at least 10% of the company’s capital shall be presumed to be a Shareholder Subject to Levy.

Payment of any distribution to a Withholding Shareholder shall be made by entry in that shareholder’s individual current account (without interest), with the current account being repaid within five business days of such entry, after offsetting against any sums owed by the Withholding Shareholder to the company in accordance with the provisions set out above.

The General Meeting may decide to distribute sums drawn from optional reserves either to provide or supplement a dividend or as an exceptional distribution. In this case, the decision shall expressly indicate the reserve items from which the withdrawals are made. However, dividends shall be distributed as a priority from the distributable profit for the financial year.

Any losses, if any, shall, after approval of the accounts by the General Meeting, be recorded in a special account to be offset against profits in subsequent financial years until they are extinguished.

More specifically, for 2025, a dividend of €3.45 per share will be proposed to the General Meeting of March 26, 2026 (4th resolution). This dividend will be paid on April 2, 2026, with the ex-dividend date being March 31, 2026. It will be paid exclusively in cash.

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General Meetings - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.7. General Meetings

8.7.1. Notice of meeting (Article 32 of the Articles of Association)

General Meetings are convened either by the Executive Board or, failing that, by the Supervisory Board or by the Statutory Auditor(s), or by any persons authorised to do so by law or regulation. General Meetings are held at the registered office or at any other location specified in the notice of meeting.

General Meetings are convened and deliberate in accordance with the applicable laws and regulations.

In particular, any shareholder may, if the Executive Board so decides, participate and vote at the Meeting by videoconference or by any other means of telecommunication allowing their identification under the conditions set by the law and regulations in force, and shall be deemed present for the calculation of the quorum and majority.

8.7.2. Agenda (Article 33 of the Articles of Association)

The agenda for Meetings shall be set by the person who convenes the Meeting.

One or more shareholders, representing at least the portion of share capital provided for by the applicable laws and regulations, or an association of shareholders meeting the conditions set out in Article L.225-120 of the French Commercial Code, may request that items or draft resolutions be added to the agenda.

Requests for the inclusion of items or draft resolutions on the agenda of the meeting must be sent to the company’s registered office by registered letter with acknowledgement of receipt or by electronic means of communication. The Meeting may not deliberate on any matter that is not included on the agenda, which may not be amended after a second notice of meeting has been issued. However, it may, in all circumstances, dismiss one or more members of the Supervisory Board and proceed to replace them.

8.7.3. Admission to Meetings – Proxies (Article 34 of the Articles of Association)

In accordance with the applicable laws and regulations, the right to participate in the general meeting is justified by the registration of the securities in the name of the shareholder or the intermediary registered on their behalf (pursuant to the seventh paragraph of Article L.228-1 of the French Commercial Code), on the second working day preceding the meeting at midnight, Paris time, either in the registered securities accounts held by the company or in the bearer securities accounts held by an intermediary referred to in Article L.211-3 of the Monetary and Financial Code.

Any shareholder may vote by post using a form that can be obtained under the conditions indicated in the notice convening the Meeting.

A shareholder may be represented by any natural or legal person of their choice under the conditions provided for by the applicable laws and regulations.

If the Executive Board so decides at the time of convening the Meeting, shareholders may use an electronic admission, proxy or remote voting form under the conditions set out in the laws and regulations in force. The electronic signature used must then be the result of a reliable identification process guaranteeing its link to the voting form to which it is attached. Proxies or votes cast before the Meeting by electronic means, as well as the acknowledgement of receipt given, shall be considered irrevocable and binding on all parties, it being specified that in the event of a transfer of securities prior to the date set by the regulations in force, the company shall invalidate or modify, as the case may be, the proxy or vote cast before that date. Shareholders who use the electronic voting or proxy form provided for this purpose within the required time limits shall be treated as shareholders present or represented.

8.7.4. Conduct of the Meeting – Officers – Minutes (Article 35 of the Articles of Association)

An attendance sheet, containing all the information required by the applicable laws and regulations, shall be duly signed by the shareholders present and their proxies; the powers granted to each proxy and, where applicable, the postal voting forms shall be attached thereto. It shall be certified as accurate by the meeting’s officers. Meetings shall be chaired by the Chairman of the Supervisory Board or, in his absence, by the Vice-Chairman. Failing that, they shall be chaired by the Chairman of the Executive Board or by any other person elected by the meeting. In the event of a meeting being convened by an auditor or a court-appointed representative, the meeting shall be chaired by the person who convened it. The two shareholders present and accepting, representing, both on their own behalf and as proxies, the largest number of votes, shall act as scrutineers.

The bureau thus constituted shall appoint a Secretary, who may be chosen from outside the members of the Meeting. The bureau shall ensure the smooth running of the meeting. In this capacity, its duties shall include verifying, certifying and signing the attendance sheet, ensuring that the proceedings are conducted properly, resolving any incidents that may arise during the meeting, checking the votes cast and ensuring that they are valid, and having the minutes of the meeting drawn up. At the request of any member of the meeting, its decisions may be put to a vote by the meeting itself.

The deliberations of the Assemblies are recorded in minutes signed by the members of the bureau and entered in a special register in accordance with the applicable laws and regulations. Copies and extracts of these minutes are validly certified under the conditions provided for by the applicable laws and regulations.

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General Meetings - 8. LEGAL AND ORGANISATIONAL INFORMATION

8.7.5. Quorum – Voting (Article 36 of the Articles of Association)

The quorum is calculated on the basis of all shares comprising the share capital, except in Special Meetings where it is calculated on the basis of all shares in the relevant class, after deduction of shares deprived of voting rights pursuant to applicable laws and regulations. In the case of postal voting, only forms that have been duly completed and received by the Company at least three days before the date of the Meeting shall be taken into account for the calculation of the quorum. The voting rights attached to capital or dividend-bearing shares are proportional to the portion of the capital they represent. Each share entitles the holder to one vote. Voting shall be by show of hands, roll call or secret ballot, as decided by the Meeting’s officers or the shareholders. Shareholders may also vote by post.

8.7.6. Ordinary General Meeting (Article 37 of the Articles of Association)

The Ordinary General Meeting takes all decisions that exceed the powers of the Executive Board and that do not involve amending the Articles of Association.

The Ordinary General Meeting shall be held at least once a year, within six months of the end of the financial year, to approve the accounts for that financial year, unless this period is extended by court order. It may only validly deliberate on first call if the shareholders present or represented or voting by post hold at least one-fifth of the shares with voting rights. No quorum is required on second call. It shall decide by a majority of the votes held by shareholders present, represented or voting by correspondence.

8.7.7. Extraordinary General Meeting (Article 38 of the Articles of Association)

The Extraordinary General Meeting may amend all provisions of the Articles of Association and decide, in particular, to convert the Company into another type of civil or commercial entity. However, it may not increase the shareholders’ commitments, except in the case of transactions resulting from a duly carried out share consolidation. The Extraordinary General Meeting may only validly deliberate if the shareholders present or represented or voting by correspondence hold at least, on first call, one quarter and, on second call, one fifth of the shares with voting rights. If the latter quorum is not reached, the second Meeting may be postponed to a date no more than two months after the date on which it was convened.

It shall decide by a two-thirds majority of the votes held by shareholders present, voting by post or represented. At Extraordinary General Meetings of a constitutive nature, i.e. those called to deliberate on the approval of a contribution in kind or the granting of a special benefit ( ), the contributor or beneficiary shall not have voting rights either for themselves or as a proxy.

8.7.8. Special meetings (Article 39 of the Articles of Association)

If there are several classes of shares, no change may be made to the rights attached to the shares of any of these classes without the approval of an Extraordinary General Meeting open to all shareholders and, in addition, without the approval of a Special Meeting open only to the owners of shares of the class concerned.

Special Meetings may only validly deliberate if the shareholders present or represented hold at least one third of the shares in the category concerned on first call and one fifth on second call. The convening and deliberations of special meetings shall be carried out in accordance with the applicable laws and regulations.

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9. Additional information

General information	270
Corporate purpose (Article 3 of the Articles of Association)	270
Company name	270
Location and unique identification number	270
Date of incorporation and duration	270
Registered office, legal form and applicable legislation	270
Company LEI code	270
Company website	270
History of the Company’s capital	270

Pledges and mortgages	274

Persons responsible and access to financial information	274
Persons responsible for financial information	274

Statutory Auditors	275
Statutory Auditors	275
Alternate auditor	275
Fees paid to the Statutory Auditors and their network	276

List of regulated information for the past year	277

Publicly available documents	278
Financial and regulatory documentation	278
Publication of information required by Articles L 225-100-1 and L.22-10-35 of the French Commercial Code	278

Cross-reference tables	279
Cross-reference table with the headings in Annexes 1 and 2 of Delegated Regulation (EU) 2019/980	279
Cross-reference table for the annual financial report	284
Information included by reference	284

Glossary	285

EPRA indicators	287
Recurring net income attributable to the Group, i.e. EPRA income	287
ANR EPRA	288
EPRA vacancy rate	288
EPRA LTV	288
Like-for-like change in rental income	289
EPRA cost ratios	290
EPRA investments	291
EPRA Net Initial Yield and Topped-up Initial Yield	291

General information - 9. ADDITIONAL INFORMATION

9.1. General information

9.1.1. Corporate purpose (Article 3 of the Articles of Association)

The Company’s purpose, in France and abroad, is:

●	Primarily the acquisition and/or construction of all land, buildings, real estate and real estate rights for the purpose of leasing, managing, renting, leasing, developing all land, real estate and real estate rights, equipping all real estate complexes for the purpose of leasing them; and all other related or connected activities pertaining to the aforementioned activity; all of the above, directly or indirectly, either alone or in association, partnership, group or company with any other persons or companies;

●	On an ancillary basis, the provision of real estate services, in particular delegated project management, building maintenance and rental management.

●	Participation, by any means, in any operations that may relate to its purpose by acquiring any interests and holdings, by any means and in any form whatsoever, in any French or foreign company, in particular through acquisition, creation of new companies, subscription or purchase of securities or corporate rights, contributions, mergers, alliances, joint ventures, economic interest groups or otherwise, as well as the administration, management and control of these interests and holdings;

●	And, in general, all real estate and financial transactions that may be directly or indirectly related to the corporate purpose or to any similar or related purposes likely to facilitate its achievement or to promote its expansion or development, including the possibility of arbitrating its assets, in particular through sale.

9.1.2. Company name

The company name of the Company is “ARGAN”.

9.1.3. Location and unique identification number

The Company is registered in the Nanterre Trade and Companies Register under unique identification number 393 430 608.

9.1.4. Date of incorporation and duration

The Company was incorporated on December 30, 1993 for a term of ninety-nine (99) years, expiring on December 30, 2092.

9.1.5. Registered office, legal form and applicable legislation

The Company’s registered office is located at 21, rue Beffroy - 92200 Neuilly-sur-Seine - France (telephone: 01.47.47.05.46).

The Company was incorporated as a limited liability company and was converted into a simplified joint stock company on 16 December 1999.

It was converted into a public limited company with a Executive Board and Supervisory Board on April 17, 2003.

The Company is a public limited company under French law, governed in particular by the provisions of the French Commercial Code.

9.1.6. Company LEI code

ARGAN’s LEI code is: 529900FXM41XSCUSGH04.

9.1.7. Company website

ARGAN’s website is: www.argan.fr

We draw the reader’s attention to the fact that, unless otherwise stated in this Universal Registration Document, the information contained on this website does not form part of this document.

9.1.8. History of the Company’s capital

The Company was created on December 30, 1993 under the name “ARGAN”, with capital of €60,979.61 (400,000 francs) by Mr Jean-Claude Le Lan, the current Chairman of the Supervisory Board.

The Extraordinary General Meeting of 16 December 1999 decided to convert the share capital into euros by converting the nominal value and to increase the capital by €3,020.40 by raising the nominal value of the shares and incorporating the same amount from the “retained earnings” account.

By resolution of the Extraordinary General Meeting of December 29, 2000, the share capital was increased to €700,000 through a capital increase in kind of €230,784 and a capital increase through the incorporation of part of the contribution premium of €405,216, paid up in full.

By resolution of the Combined General Meeting of March 31, 2005, the share capital was increased to €3,062,500 through a capital increase by incorporation of part of the ordinary reserve in the amount of €2,362,500, fully paid up.

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General information - 9. ADDITIONAL INFORMATION

At the Combined General Meeting of April 19, 2007, it was decided to divide the share capital into 1,531,250 shares with a nominal value of two euros (€2) each. Furthermore, at the Combined General Meeting of April 19, 2007, it was decided to increase the share capital to €15,000,000 by means of (i) a capital increase of €2,590,000 as part of the merger-absorption of IMMOFINANCE by ARGAN, and (ii) a capital increase through the incorporation of part of the merger premium resulting from the aforementioned merger-absorption in the amount of €9,347,500, paid up in full.

In its decision dated June 19, 2007, the Executive Board, pursuant to a delegation of authority granted to it by the Combined General Meeting of Shareholders of April 19, 2007 in its 8th extraordinary resolution, decided to increase the Company’s share capital by a nominal amount of €4,000,000 through the issue of 2,000,000 new shares with a nominal value of €2 each, thereby bringing the share capital to €19,000,000.

By decision dated June 8, 2009, the Executive Board noted the definitive completion of the Company’s capital increase of €488,988 resulting from the decision of the Combined General Meeting of April 28, 2009 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2008 in the amount of €0.60 net per share. On this occasion, the Company issued 244,494 new shares, each with a par value of €2, thereby bringing the Company’s share capital to €19,488,988.

By decision dated May 13, 2010, the Executive Board noted the definitive completion of the Company’s capital increase of €784,040 resulting from the decision of the Combined General Meeting of April 8, 2010 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2009 in the amount of €0.66 net per share. On this occasion, the Company issued 392,020 new shares, each with a par value of €2, bringing the Company’s share capital to €20,273,028.

On March 30, 2011, the general meeting approved the merger by absorption by the Company of IMMOGONESSE, a simplified joint stock company with a share capital of €5,360,000, whose registered office is located at 10 rue Beffroy – 92200 NEUILLY SUR SEINE, registered in the Trade and Companies Register under number 489 587 758 RCS NANTERRE, of which it already held all the shares. Consequently, the transaction did not result in any capital increase.

The net assets contributed amounted to €69,733.76.

By decision dated April 19, 2011, the Chairman of the Executive Board noted the definitive completion of the capital increase with the maintenance of the preferential subscription rights of the Company’s shareholders a nominal amount of €6,358,356 resulting from the decisions of the Executive Board dated March 21, 2011 and April 15, 2011, which made use of the delegations and authorisations granted to it in the 13th and 16th resolutions of the Company’s general meeting of April 28, 2009. On this occasion, the Company issued 3,179,178 new shares, each with a par value of €2, thereby bringing the Company’s share capital to €26,631,384.

By decision dated May 6, 2011, the Executive Board noted the definitive completion of the Company’s capital increase of €494,060 resulting from the decision of the Combined General Meeting of March 30, 2011 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2010 in the amount of €0.75 net per share. On this occasion, the Company issued 247,030 new shares, each with a par value of €2, bringing the Company’s share capital to €27,125,444.

By decision dated June 15, 2011, the Chairman of the Executive Board noted the definitive completion of the capital increase reserved for a category of beneficiaries in the nominal amount of €300,000 resulting from the decisions of the Executive Board dated June 6, 2011, which exercised the delegation granted to it in the first resolution of the Company’s general meeting of June 6, 2011. On this occasion, the Company issued 150,000 new shares, each with a nominal value of €2, thereby bringing the Company’s capital to €27,425,444.

By decision dated May 15, 2012, the Chairman of the Executive Board noted the definitive completion of the capital increase of a nominal amount of €754,312 resulting from the decision of the Combined General Meeting of March 30, 2012 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2011 in the amount of €0.80 net per share. On this occasion, the Company issued 357,156 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €28,179,756.

By decision dated February 1, 2013, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated April 8, 2010 (13th resolution) and March 30, 2011 (11th resolution), noted the definitive completion of the Company’s capital increase of a nominal amount of €72,900 resulting from the free allocation of 36,450 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €28,252,656.

By decision dated January 31, 2014, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated April 8, 2010 (13th resolution) and March 28, 2013 (8th resolution), noted the definitive completion of the capital increase of a nominal amount of €71,600 resulting from the free allocation of 35,800 new shares, each with a nominal value of €2, thereby bringing the Company’s capital to €28,324,256.

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General information - 9. ADDITIONAL INFORMATION

By decision dated January 19, 2015, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated April 8, 2010 (13th resolution) and March 28, 2013 (8th resolution), noted the definitive completion of the capital increase of a nominal amount of €73,500 resulting from the free allocation of 36,750 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €28,397,756.

By decision dated January 21, 2016, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated March 28, 2013 (16th resolution) and March 27, 2015 (12th resolution), noted the definitive completion of the capital increase of a nominal amount of €21,600 resulting from the free allocation of 10,800 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €28,419,356.

By decision dated April 27, 2016, the Executive Board noted the final completion of the Company’s capital increase of €538,542 resulting from the decision of the Combined General Meeting of March 24, 2016 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2015 in the amount of €0.88 net per share. On this occasion, the Company issued 269,271 new shares, each with a par value of €2, bringing the Company’s share capital to €28,957,898.

By decision dated January 20, 2017, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated March 28, 2013 (16th resolution) and March 27, 2015 (12th resolution), noted the definitive completion of the capital increase of a nominal amount of €19,200 resulting from the free allocation of 9,600 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €28,977,098.

By decision dated April 27, 2017, the Executive Board noted the final completion of the Company’s capital increase of €639,350 resulting from the decision of the Combined General Meeting of March 23, 2017 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2016 in the amount of €0.92 net per share. On this occasion, the Company issued 319,675 new shares, each with a par value of €2, bringing the Company’s share capital to €29,616,448.

The Extraordinary General Meeting of 13 December 2017 approved, among other things, the contribution in kind by GERILOGISTIC of two buildings used as warehouses located in the municipality of Moissy Cramayel (77) to the Company and decided (i) to increase the share capital by a nominal amount of €2,711,864 through the issue of 1,355,932 new shares in consideration for the said contribution in kind and (ii) that the difference between the value of the contribution in kind (i.e. €40,000,000) and the nominal value of the shares allocated in consideration for said contribution (i.e. €2,711,864) constitutes a contribution premium in the amount of €37,288,136.

By decision dated January 19, 2018, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated March 28, 2013 (16th resolution) and March 23, 2017 (15th resolution), noted the definitive completion of the capital increase of a nominal amount of €39,190 resulting from the free allocation of 19,595 new shares, each with a nominal value of €2, thereby bringing the Company’s capital to €32,367,502.

By decision dated April 27, 2018, the Executive Board noted the final completion of the Company’s capital increase of €387,764 resulting from the decision of the Combined General Meeting of March 22, 2018 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2017 in the amount of €1.02 net per share. On this occasion, the Company issued 193,882 new shares, each with a par value of €2, bringing the Company’s share capital to €32,755,266.

By decision dated April 26, 2019, the Executive Board noted the definitive completion of the Company’s capital increase of €490,684 resulting from the decision of the Combined General Meeting of March 21, 2019 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2018 in the amount of €1.35 net per share. On this occasion, the Company issued 245,342 new shares, each with a par value of €2, bringing the Company’s share capital to €33,245,950.

The Extraordinary General Meeting of October 15, 2019 approved the contribution in kind by CRFP 8, Predica Prévoyance Dialogue du Crédit Agricole and Primonial Capimmo of a total of 22,737,976 shares in SCI Cargo Property Assets and decided (i) to increase the share capital by a nominal amount of €11,177,988 euros by issuing 5,588,994 new shares in consideration for the said contribution, and (ii) that the difference between the value of the contribution in kind (i.e. €279,449,725.04) and the nominal value of the shares allocated in consideration for said contribution (i.e. €11,177,988) constitutes a contribution premium of €268,271,737.04.

By decision dated January 15, 2020, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated March 24, 2016 (13th resolution) and March 21, 2019 (16th resolution), noted the definitive completion of the capital increase of a nominal amount of €83,936 resulting from the free allocation of 41,968 new shares, each with a nominal value of €2, thereby bringing the Company’s capital to €44,507,874.

By decision dated April 22, 2020, the Executive Board noted the final completion of the Company’s capital increase of €110,580 resulting from the decision of the Combined General Meeting of March 19, 2020 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2019 in the amount of €1.90 net per share. On this occasion, the Company issued 55,290 new shares, each with a par value of €2, bringing the Company’s share capital to €44,618,454.

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General information - 9. ADDITIONAL INFORMATION

By decision dated April 29, 2021, the Executive Board noted the definitive completion of the Company’s capital increase of €558,636 resulting from the decision of the Combined General Meeting of March 25, 2021 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2020 in the amount of €2.10 per share. On this occasion, the Company issued 279,318 new shares, each with a par value of €2, bringing the Company’s share capital to €45,177,090.

By decision dated April 26, 2022, the Executive Board noted the definitive completion of the Company’s capital increase of €725,490 resulting from the decision of the Combined General Meeting of March 24, 2022 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2021 in the amount of €2.60 per share. On this occasion, the Company issued 362,745 new shares, each with a par value of €2, bringing the Company’s share capital to €45,902,580.

By decision dated January 16, 2023, the Executive Board, exercising the powers delegated to it by the Company’s general meetings dated March 21, 2019 (23rd resolution) and March 24, 2022 (19th resolution), noted the definitive completion of the capital increase of a nominal amount of €60,148 resulting from the free allocation of 30,074 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €45,962,728.

By decision dated April 25, 2023, the Executive Board noted the final completion of the Company’s capital increase of €196,666 resulting from the decision of the Combined General Meeting of March 23, 2023 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2022 in the amount of €3 per share. On this occasion, the Company issued 98,333 new shares, each with a par value of €2, bringing the Company’s share capital to €46,159,394.

By decision dated January 15, 2024, the Executive Board, exercising the powers delegated to it by the Company’s general meeting on March 24, 2022 (19th resolution) and March 23, 2023 (20th resolution), noted the definitive completion of the capital increase of a nominal amount of €25,362 resulting from the free allocation of 12,681 new shares, each with a nominal value of €2, thereby bringing the Company’s capital to €46,184,756.

By decision dated April 18, 2024, the Executive Board noted the final completion of the Company’s capital increase of €566,534 resulting from the decision of the Combined General Meeting of March 21, 2024 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2023 in the amount of €3.15 per share. On this occasion, the Company issued 283,267 new shares, each with a par value of €2, bringing the Company’s share capital to €46,751,290.

By decision dated April 26, 2024, the Chairman of the Executive Board noted the definitive completion of the capital increase with the cancellation of the preferential subscription rights of the Company’s shareholders in the nominal amount of €4,054,056 resulting from the decisions of the Chairman of the Executive Board on April 23, 2024, himself exercising the powers delegated to him by the Company’s Executive Board at its meeting on April 18, 2024, itself acting pursuant to the authorisation given by the Company’s Supervisory Board at a meeting on April 18, 2024 and by the Company’s general meeting of shareholders on March 23, 2023 (23rd resolution). On this occasion, the Company issued 2,027,028 new shares, each with a par value of €2, thereby bringing the Company’s share capital to €50,805,346.

By decision dated January 13, 2025, the Executive Board, exercising the powers delegated to it by the Company’s general meetings of March 24, 2022 (19th resolution) and March 23, 2023 (20th resolution), noted the definitive completion of the capital increase of a nominal amount of €23,758 resulting from the free allocation of 11,879 new shares, each with a nominal value of €2, thereby bringing the Company’s share capital to €50,829,104.

By decision dated April 15, 2025, the Executive Board noted the final completion of the Company’s capital increase of €646,274 resulting from the decision of the Combined General Meeting of March 20, 2025 to offer shareholders payment in shares of the dividend for the financial year ended December 31, 2024 in the amount of €3.30 per share. On this occasion, the Company issued 323,137 new shares, each with a par value of €2, bringing the Company’s share capital to €51,475,378.

273	2025 Universal Registration Document - ARGAN

Pledges and mortgages - 9. ADDITIONAL INFORMATION

9.2. Pledges and mortgages

The share of collateral granted on properties financed by bank loans (excluding leases, participating loans and bridge loans) represents €1,195 million based on assets representing nearly 43% of the total appraised value, excluding taxes, of the properties concerned (€2,803 million).

9.3. Persons responsible and access to financial information

9.3.1. Persons responsible for financial information

9.3.1.1. Person responsible for the Universal Registration Document

Mr Ronan LE LAN, Chairman of the Company’s Executive Board.

9.3.1.2. Person responsible for the Universal Registration Document including an annual financial report

Mr Ronan LE LAN, Chairman of the Company’s Executive Board.

« I certify that the information contained in this universal registration document is, to the best of my knowledge, true and accurate and does not contain any omissions that could alter its meaning.

I certify that, to the best of my knowledge, the annual accounts and consolidated accounts have been prepared in accordance with the applicable accounting standards and give a true and fair view of the assets and liabilities, financial position and profits or losses of the issuer and all the companies included in the consolidation, and that the management report on pages 60 to 88 presents a true and fair view of the development and performance of the business and the financial position of the issuer and all the companies included in the consolidation, as well as a description of the principal risks and uncertainties they face.»

Done at Neuilly-sur-Seine, March 2, 2026

Mr Ronan LE LAN

Chairman of the Executive Board

2025 Universal Registration Document - ARGAN	274

Statutory Auditors - 9. ADDITIONAL INFORMATION

9.4. Statutory Auditors

9.4.1. Statutory Auditors

●	FORVIS MAZARS represented by Mr Saïd BENHAYOUNE, 61 rue Henri Regnault – 92400 COURBEVOIE

FORVIS MAZARS is a public limited company specialising in accounting and auditing based in Versailles.

Date of first appointment: MAZARS was appointed as the Company’s statutory auditor by the Company’s general meeting of shareholders on December 20, 2006.

Date of appointment for the current term: FORVIS MAZARS was appointed as the Company’s statutory auditor by the Company’s general meeting of shareholders on March 23, 2023.

Term of current mandate (the last): six (6) financial years.

Expiry date of current term of office: at the end of the Ordinary General Meeting of Shareholders called to approve the financial statements for the financial year ending December 31, 2028.

●	EXPONENS represented by Mr Yvan CORBIC, 20 rue Brunel – 75017 PARIS

EXPONENS is a simplified joint stock company providing accounting and auditing services for the Paris Regional Company.

Date of first appointment: EXPONENS was appointed as the Company’s statutory auditor by the Company’s General Meeting of Shareholders on April 15, 2008.

Date of appointment for the current term: EXPONENS was appointed as the Company’s statutory auditor by the Company’s general meeting of shareholders on March 24, 2022.

Term of current mandate: six (6) financial years. Expiry date of the current term of office: at the end of the Company’s ordinary general meeting of shareholders called to approve the financial statements for the financial year ending December 31, 2027.

9.4.2. Alternate auditor

The term of office of the alternate auditor, Mr Loïc WALLAERT, expired at the end of the Ordinary General Meeting of Shareholders called to approve the financial statements for the financial year ending December 31, 2022. It was not renewed, as the presence of an alternate auditor is not mandatory.

275	2025 Universal Registration Document - ARGAN

Statutory Auditors - 9. ADDITIONAL INFORMATION

9.4.3. Fees paid to the Statutory Auditors and their network

The following table shows the amount of fees and disbursements excluding VAT paid by the Company and its fully consolidated subsidiaries to the Statutory Auditors and their network for the last two financial years, distinguishing between fees corresponding to the statutory audit and related services on the one hand, and other services on the other:

	FORVIS MAZARS				EXPONENS				TOTAL
	Financial year 2024		Financial year 2025		Financial year 2024		Financial year 2025		2024	2025
	Amount excluding VAT (€)%		Amount excluding VAT (€)%		Amount excluding VAT (€)%		Amount excluding VAT (€)%		Amount excluding VAT (€)	Amount excluding VAT (€)
Audit
Statutory audit, certification, examination of individual and consolidated accounts	118,000		121,000		75,000		76,000		193,000	197,000
● Issuer
● Fully consolidated subsidiaries
Other services related to the auditor’s assignment	19,000		19,000						19,000	19,000
● Issuer
● Fully consolidated subsidiaries
Non-recurring fees (ESEF reporting)
	0		0		0		0		0	0
Subtotal	137,000	65%	140,000	65%	75,000	35%	76,000	35%	212,000	216,000
Other services provided by networks to fully consolidated subsidiaries	5,000		5,000		2,000		2,000		7,000	7,000
● Legal, tax, social
● Other (to be specified if exceeding 10% of audit fees)
Subtotal	5,000	71%	5,000	71%	2,000	29%	2,000	29%	7,000	7,000
TOTAL	142,000	65%	145,000	65%	77,000	35%	78,000	35%	219,000	223,000

2025 Universal Registration Document - ARGAN	276

List of regulated information for the past year - 9. ADDITIONAL INFORMATION

9.5. List of regulated information for the past year

Please find below the list of press releases issued as regulated information since January 1, 2025 to the date of this Universal Registration Document:

Date	Subject	Theme
January 3, 2025	Rental income for the fourth quarter of 2024	Turnover
January 16, 2025	2024 annual results	Results
March 18, 2025	Reduction in CO2 emissions fromwarehouses by 24% in two years	ESG
March 26, 2025	Delivery of a new AutOnom® for DIMOLOG in Rennes	Developments
March 28, 2025	A new AutOnom® for 4MURS	Developments
April 1, 2025	Rental income for the 1st quarter of 2025	Turnover
April 8, 2025	ARGAN publishes its 2025 ESG report	ESG
April 10, 2025	New BEFA signed for ARGAN’s 15th AutOnom®	Developments
April 15, 2025	2025 stock dividend: Changes in capital	Stock
May 15, 2025	Finalisation of the extension of the fulfillment centre in Toulouse for GEODISs	Developments
July 3, 2025	A new AutOnom® for Nortene Home Depot	Developments
June 10, 2025	A new lease in Serris with ZYCOM	Developments
July 1, 2025	Rental income for the second quarter of 2025	Turnover
July 3, 2025	Danone chooses ARGAN near Tours	Developments
July 8, 2025	ARGAN delivers new heat pumps for REXEL	Developments
July 17, 2025	First half 2025 results	Results
September 23, 2025	ARGAN slows down its debt reduction programme to focus on growth	Debt
September 24, 2025	ARGAN: S&P maintains investment grade status	Debt
October 1, 2025	Rental income for the third quarter of 2025	Revenue
October 2, 2025	GRESB: A very good first rating	ESG
October 7, 2025	ARGAN launches a new AutOnom® for DANONE in Sorigny	Developments
October 14, 2025	ARGAN supports CELIO with a second AutOnom®-certified extension in Amblainville	Developments
November 3, 2025	ARGAN delivers a cross-dock fulfillment centre in Lens	Developments
November 13, 2025	ARGAN inaugurates its AutOnom® in Bain-de-Bretagne	Developments
November 18, 2025	ARGAN secures a €500 million bridge loan	Debt
December 2, 2025	ARGAN launches a new website and unveils its purpose	ESG
December 4, 2025	ARGAN and DECATHLON: A shared low-carbon ambition	Developments
December 9, 2025	ARGAN signs with JUNG LOGISTIQUE in Tournan-en-Brie	Developments
December 10, 2025	ARGAN accelerates with the acquisition of three new sites	Developments
January 5, 2026	Rental income for the fourth quarter of 2025	Turnover
January 19, 2026	Ms. Laurence BATLLE joins the Supervisory Board of ARGAN	ESG
January 22, 2026	2025 annual results	Results
January 27, 2026	ARGAN signs with DUCOURNAU LOGISTIQUE in Bain-de-Bretagne	Developments

277	2025 Universal Registration Document - ARGAN

Publicly available documents - 9. ADDITIONAL INFORMATION

9.6. Publicly available documents

9.6.1. Financial and regulatory documentation

Copies of this Universal Registration Document are available free of charge from the Company and on its website (www.argan.fr).

All legal and financial documents relating to the Company and required to be made available to shareholders in accordance with applicable regulations may be consulted at the Company’s registered office.

9.6.2. Publication of information required by Articles L 225-100-1 and L.22-10-35 of the French Commercial Code

All information required by Articles L 225-100-1 and L.22-10-35 of the French Commercial Code is included in the s management report to the general meeting, which is available on the ARGAN website (www.argan.fr).

2025 Universal Registration Document - ARGAN	278

Cross-reference tables - 9. ADDITIONAL INFORMATION

9.7. Cross-reference tables

9.7.1. Cross-reference table with the headings in Annexes 1 and 2 of Delegated Regulation (EU) 2019/980

This correlation table sets out the headings provided for in Annexes 1 and 2 to Commission Delegated Regulation (EU) 2019/980 of March 14, 2019 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council and repealing Commission Regulation (EC) No 809/2004, and refers to the pages of this Universal Registration Document where information relating to each of these headings is provided:

Information under Annex 1

Headings	Chapters or paragraphs	Pages
1. Responsible persons, information from third parties, expert reports and approval by the competent authority
1.1 Identity of responsible persons	9.3.1.1	274
1.2 Declaration by responsible persons	9.3.1.2	274
1.3 Name, address, qualifications and potential interests of persons acting as experts	2.7	54 to 59
1.4 Certification regarding information from third parties	2.7	54 to 59
1.5 Declaration regarding the filing of the document with the competent authority	AMF insert	2
2. Statutory auditors
2.1 Information relating to statutory auditors	9.4.1, 9.4.2	275
2.2 Information relating to any resignation or non-reappointment of statutory auditors	9.4.2	275
3. Risk factors	3.7	76 to 88
4. Information about the issuer
4.1 Company name and trading name of the issuer	9.1.1	270
4.2 Location, registration number of the issuer and its legal entity identifier (LEI)	9.1.3, 9.1.6	270
4.3 Date of incorporation and lifespan of the issuer	9.1.4	270
4.4 Registered office, legal form of the issuer, applicable legislation, country of incorporation, address and telephone number of the registered office, website with a warning notice	9.1.5, 9.1.7	270
5. Overview of activities
5.1 Main activities
5.1.1 Nature of the issuer’s operations and main activities	3.2.1	62
5.1.2 New significant product or service launched on the market	3.2.2	62 to 64
5.2 Main markets	2.3	23 to 32
5.3 Significant events in the development of the issuer’s activities	3.1, 3.4	61, 73 to 74
5.4 Strategy and objectives	2.1.4	21
5.5 Degree of dependence of the issuer on patents or licences, industrial, commercial or financial contracts, or new manufacturing processes	2.1.4	21
5.6 Basis for any statements made by the issuer regarding its competitive position	2.3.4, 3.7.2.1.	28 to 29, 77
5.7 Investments
5.7.1 Significant investments made by the issuer	3.2.2	62 to 64
5.7.2 Major investments in progress or for which firm commitments have already been made, including their geographical distribution and method of financing	3.2.2	62 to 64

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Cross-reference tables - 9. ADDITIONAL INFORMATION

Headings	Chapters or paragraphs	Pages
5.7.3 Joint ventures and companies in which the issuer holds an equity interest that could have a significant impact on the assessment of its assets and liabilities, financial position or results	3.3.3	72
5.7.4 Describe any environmental issues that may influence the issuer’s use of its property, plant and equipment	3.7.3.1.	78
6. Organisational structure
6.1 Summary description of the Group	8.1	251
6.2 List of significant subsidiaries	3.3.3	72
7. Review of financial position and results
7.1 Financial position
7.1.1 Changes in results and financial position, including key financial and, where applicable, non-financial performance indicators	3.2, 3.3	62 to 72
7.1.2 Information on the likely future development of the issuer’s activities and its research and development activities	3.4	73 to 74
7.2 Operating results
7.2.1 Significant factors affecting the issuer’s operating income	3.2.2	62 to 64
7.2.2 Explanations justifying significant changes in net sales or net revenues	3.2.2	62 to 64
8. Cash and capital
8.1 Information on the issuer’s capital	3.1.1	61
8.2 Source and amount of the issuer’s cash flows and description of cash flows	3.2.5	65 to 68
8.3 Information on the issuer’s financing requirements and financing structure	6.4	170
8.4 Information concerning any restrictions on the use of capital that have materially affected or may materially affect, directly or indirectly, the issuer’s activities	3.7.5.2, 8.2.1	82 to 85, 252 to 255
8.5 Sources of funding expected and required to meet the commitments referred to in point 5.7.2	6.4	170
9. Regulatory environment	2.6, 3.1, 3.2	46 to 53, 61 to 68
10. Information on trends
10.1 Key trends affecting production, sales and inventories, as well as costs and selling prices, and any significant change in the group’s financial performance between the end of the last financial year and the date of the registration document, or provide an appropriate negative statement	2.3, 3.4	23 to 32, 73 to 74
10.2 Trend, uncertainty, constraint, commitment or event known to the issuer that is reasonably likely to have a material effect on the issuer’s prospects, at least for the current financial year	2.3, 3.4	23 to 32, 73 to 74
11. Profit forecasts or estimates
11.1 Published profit forecasts or estimates	3.4	73 to 74
11.2 Key assumptions on which the issuer has based its forecast or estimate	3.4	73 to 74
11.3 Statement of comparability with historical financial information and compliance with accounting policies	N/A	N/A

2025 Universal Registration Document - ARGAN	280

Cross-reference tables - 9. ADDITIONAL INFORMATION

Headings	Chapters or paragraphs	Pages
12. Administrative, management and supervisory bodies and senior management
12.1 Information concerning the members of the Company’s administrative and management bodies	5.1.2, 5.1.3, 5.1.3.2, 5.1.3.3	131 to 147
12.2 Conflicts of interest at the level of the administrative, management and supervisory bodies and senior management	5.1.2.1, 5.1.3.2	131, 136 to 139
13. Remuneration and benefits
13.1 Amount of remuneration paid benefits in kind	5.2	149 to 162
13.2 Total amount of sums set aside or otherwise recognised by the issuer or its subsidiaries for the payment of pensions, retirement benefits or other benefits	5.2	149 to 162
14. Functioning of the administrative and management bodies
14.1 Expiry date of current terms of office	5.1.2.1, 5.1.3.2	131, 136 to 137
14.2 Service contracts binding members of the administrative, management or supervisory bodies to the issuer or any of its subsidiaries	5.1.2.1, 5.1.3, 7.17	131, 135 to 147, 247 to 249
14.3 Information on the issuer’s Audit, Risk and Sustainability Committee and Remuneration Committee	5.1.3.7.1, 5.1.3.7.2	146, 146 to 147
14.4 Statement of compliance with the applicable corporate governance regime	5.1.1, 5.1.3.3, 5.3	130, 139 to 140, 163
14.5 Potential significant impacts on corporate governance, including future changes in the composition of the administrative and management bodies and committees	5.1.3.1	135
15. Employees
Number of employees	4.5.1.1.	109
Shareholdings and stock options	4.8.1.2.	124 to 126
Agreement providing for employee participation in the issuer’s capital	4.8.1.2.	124 to 126
16. Major shareholders
16.1 Shareholders holding more than 5% of the capital	8.2.2	256 to 258
16.2 Existence of different voting rights	8.7.5	268
16.3 Direct or indirect ownership or control of the issuer	8.1	251
16.4 Agreement whose implementation could result in a change of control	8.4	263 to 264
17. Transactions with related parties	7.17, Chapter 6, Notes to the Consolidated Financial Statements number 35	247 to 249, 203
18. Financial information concerning assets and liabilities, financial position and results
18.1 Historical financial information
18.1.1 Audited historical financial information for the last three financial years and the audit report prepared for each of these financial years.	Chapters 6 and 7	166 to 249
18.1.2 Change in accounting reference date	N/A	N/A
18.1.3 Accounting standards	Chapters 6 and 7	166 to 249
18.1.4 Change in accounting framework	N/A
18.1.5 Financial information under French accounting standards	Chapter 7	210 to 249

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Cross-reference tables - 9. ADDITIONAL INFORMATION

Headings	Chapters or paragraphs	Pages
18.1.6 Consolidated financial statements	Chapter 6	166 to 209
18.1.7 Date of latest financial information	8.3.2	263
18.2 Interim and other financial information	N/A	N/A
18.3 Audit of historical annual financial information
18.3.1 Financial information subject to independent audit	Chapters 6 and 7	166 to 249
18.3.2 Other information audited by statutory auditors.	Chapters 6 and 7	166 to 249
18.3.3 Unaudited financial information and its source	Chapters 6 and 7	166 to 249
18.4 Pro forma financial information	N/A	N/A
18.5 Dividend policy
18.5.1 Dividend distribution policy and any applicable restrictions	8.2.3	258 to 259
18.5.2 Amount of dividend per share	8.2.3	258 to 259
18.6 Legal and arbitration proceedings	3.7.9	88
18.7 Significant change in the issuer’s financial position	3.4.1	73
19. Additional information
19.1 Share capital
19.1.1 Amount of issued capital and information relating to each class of shares	3.1.1	61
19.1.2 Shares not representing capital, their number and main characteristics	N/A
19.1.3 Number, book value and nominal value of shares held by the issuer itself or on its behalf, or by its subsidiaries	8.2.2.1	256
19.1.4 Amount of convertible, exchangeable or warrant-attached securities, with details of the terms and conditions of conversion, exchange or subscription	5.4	164 to 165
19.1.5 Information on the conditions governing any acquisition rights and/or obligations attached to authorised but unissued capital, or on any plans to increase capital	N/A
19.1.6 Information on the capital of any member of the group that is the subject of an option or a conditional or unconditional agreement to place it under option, and details of such options, including the identity of the persons to whom they relate	N/A
19.1.7 History of share capital for the period covered by historical financial information	8.2.1.1	252
19.2 Memorandum and articles of association	8.2.1.2, 8.6, 8.7, 9.1.1	253 to 255, 266, 267 to 268, 270
19.2.1 Register and registration number; Issuer’s corporate purpose	9.1.3, 9.1.1	270
19.2.2 Where there are several existing classes of shares, describe the rights, privileges and restrictions attached to each class	8.2.1.2.2 - Rights and obligations attached to shares (Article 12 of the Articles of Association)	253 to 255
19.2.3 Any provision in the issuer’s memorandum and articles of association, charter or regulations that would delay, defer or prevent a change in its control	8.5	265
20. Significant contracts	N/A
21. Available documents	9.6	278

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Cross-reference tables - 9. ADDITIONAL INFORMATION

Information under Annex 2

Headings	Chapters or paragraphs	Pages
1. Information to be provided concerning the issuer
1.1 The issuer must provide the information required in accordance with the disclosure requirements applicable to the Universal Registration Document for equity securities set out in Appendix 1.	See Appendix 1	279 to 283
1.2 If the Universal Registration Document has been filed and published without prior approval, point 1.5 of Appendix 1 shall be replaced by a statement indicating that: a) the Universal Registration Document has been filed with the Autorité des marchés financiers, as the competent authority under Regulation (EU) 2017/1129, without prior approval in accordance with Article 9 of that Regulation; (b) the Universal Registration Document may be used for the purposes of an offer of securities to the public or the admission of securities to trading on a regulated market if it is approved by the Autorité des marchés financiers, together with any amendments thereto, and a securities note and summary approved in accordance with Regulation (EU) 2017/1129.	Insert on page 2 of this Universal Registration Document	2

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Cross-reference tables - 9. ADDITIONAL INFORMATION

9.7.2. Cross-reference table for the annual financial report

The following concordance table identifies the information that constitutes the Annual Financial Report to be published by listed companies in accordance with Articles L. 451-1-2 of the Monetary and Financial Code and 222-3 of the General Regulations of the Autorité des marchés financiers (AMF):

Headings	Chapters or paragraphs	Pages
1. Annual accounts	7	210 to 249
2. Consolidated accounts	6	166 to 209
3. Management report	3	60 to 88
Information referred to in Articles L.225-100-1 and L.22-10-35 of the French Commercial Code	3	60 to 88
Information referred to in Article 225-100-3 of the French Commercial Code	8.5, 8.2.2.2	265, 257
Information referred to in Article 225-211 of the Commercial Code (table of delegations)	5.4	164 to 165
4. Declaration by natural persons responsible for the annual financial report	9.3	274
5. Statutory auditors’ reports on the annual accounts and consolidated accounts	6.7, 7.16, 7.17	205 to 209, 242 to 249
6. Statutory auditors’ fees	9.4.3	276
7. Supervisory Board report on corporate governance	5	129 to 165

9.7.3. Information included by reference

Pursuant to Article 19 of Regulation (EU) 2017/1129 of the European Parliament and of the Council of June 14, 2017, the following information is included by reference in this Universal Registration Document:

●	For the 2024 financial year: the consolidated financial statements for the financial year ended December 31, 2024 and the corresponding Statutory Auditors’ report, the parent company financial statements, the corresponding Statutory Auditors’ report and the financial information contained in the management report included in the Universal Registration Document filed with the Autorité des marchés financiers on February 21, 2025 under number D. 25-0054;

●	For the 2023 financial year: the consolidated financial statements for the financial year ended December 31, 2023 and the corresponding Statutory Auditors’ report, the parent company financial statements, the corresponding Statutory Auditors’ report and the financial information contained in the management report included in the Universal Registration Document filed with the Autorité des marchés financiers on February 23, 2024 under number D.24-0065.

The parts of these documents not referred to above are either irrelevant to investors or covered elsewhere in this Universal Registration Document.

2025 Universal Registration Document - ARGAN	284

Glossary - 9. ADDITIONAL INFORMATION

9.8. Glossary

BEFA (Bail en l’État Futur d’Achèvement): A lease in future state of completion is a lease for a property to be built at the date of conclusion of the lease agreement.

BREEAM: The Building Research Establishment Environmental Assessment Method, or BREEAM, is a British method for assessing the environmental performance of buildings. It is a label similar to the French Haute Qualité Environnementale (HQE) label. BREEAM certification is awarded following an audit carried out by a BREEAM-accredited expert and takes into account a number of criteria (building management, energy consumption, air and water pollution levels, location in relation to transport links (and their CO consumption), resource consumption levels, etc.).

Biodivercity: The Biodivercity label certifies actions taken to address all biodiversity-related issues at different stages of a real estate project. Biodivercity is particularly suitable for buildings that have (or will eventually have) large outdoor spaces on the ground or on the building. It applies to both construction and renovation. Its scope of analysis includes ecosystem diversity, species diversity and the relationship with humans.

BMS/BMS: Building Management Systems (BMS) refer to systems or approaches that aim to monitor, control and optimise energy consumption in a building or infrastructure, thereby helping to reduce the building’s carbon footprint.

Capitalisation rate (excluding duties): The capitalisation rate (excluding duties) is defined as the ratio of annualised rental income based on current rents, net of non-recoverable property expenses, to the gross market value of the asset excluding duties.

Cost of debt: The cost of debt is the ratio between the annualised financial costs associated with the gross debt stock and the latter at a given point in time. This cost takes into account all short- and long-term financing instruments issued.

CPI (Property Development Contract): A property development contract is a joint venture agreement whereby the property developer undertakes to the project owner (subject to certain terms and conditions) to carry out the construction of a property. Under this CPI, the developer is responsible for ensuring that the obligations of the persons with whom it has dealt on behalf of the project owner are fulfilled and is bound by the obligations of a project contractor with regard to the part or parts of the programme operations that it undertakes to carry out itself (if it has made such commitments).

EPRA (European Public Real Estate Association): European association representing listed real estate companies. In particular, it issues standards and recommendations for the publication of financial and non-financial information for these companies.

EPRA NDV (Net Disposal Value): Reflects the share of net assets in the event of disposal. Shareholders wish to assess all liabilities and the resulting shareholder value if the assets were to be sold or the liabilities not held to maturity. The ANR NDV therefore provides a scenario in which deferred taxes, financial instruments and certain other adjustments are calculated on the basis of their full impact on liabilities, including net taxes and duties not shown on the balance sheet.

This indicator does not calculate a “Net Asset Value on Liquidation” as the market values of assets often differ from their liquidation value.

EPRA NRV (Net Reinvestment Value): Measures the replacement value of long-term assets. Assets and liabilities whose value is not expected to be realised under normal conditions, such as changes in the fair value of derivative financial instruments and deferred taxes on unrealised gains on real estate assets, are excluded. Given that the indicator also aims to reflect the cost that would be required to rebuild the Company via the investment market, based on its balance sheet structure, the costs inherent in these transactions, such as transfer duties, are included.

EPRA NTA (Net Tangible Value): Reflects a property company’s real estate activity. Takes into account the fact that companies buy and sell assets, thereby crystallising certain deferred tax liabilities.

EPRA vacancy rate: The EPRA vacancy rate is calculated by dividing the rental value of vacant warehouse units by the annualised rent of all occupied and vacant spaces comprising ARGAN’s portfolio.

EPRA yield: The EPRA yield (Net Initial Yield) is defined as the ratio of annualised rental income based on current rents, net of non-recoverable property expenses, to the gross market value of the asset, including transfer duties. Transfer duties are paid in the event of a transfer of ownership, upon the sale of the asset or the owner company (notary fees, registration fees, etc.).

Equity ratio: Equity ratios indicate the differences between executive compensation and the average salaries of full-time equivalent employees, as well as the median salary of the latter.

Fulfilment centres: Fulfilment centres enable parcels or goods to be transported from the sender to the recipient within a short period of time. This platform allows goods to be sorted before delivery. Generally used in traditional distribution, mass distribution or mass production, courier transport is based on the concept of speed of execution.

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Glossary - 9. ADDITIONAL INFORMATION

GHG (Greenhouse Gas): Gas present in the atmosphere that traps some of the heat received by solar energy in the atmosphere. The increase in the concentration of greenhouse gases in the atmosphere results in a rise in its temperature. Some gases are naturally occurring (e.g. water vapour) and/or result from human activities (CO , methane, fluorinated gases, etc.). In the context of a company’s activities, GHGs are divided into three categories according to their source: Scope 1 represents direct GHG emissions produced by the company, Scope 2 corresponding to indirect emissions related to energy, but which do not occur directly on the company’s site, and finally Scope 3 related to indirect emissions that are not under the company’s control, coming for example from the activities of a tenant customer on one of the sites leased by the Group.

ICPE (Installations Classées pour la Protection de l’Environnement - Classified Facilities for Environmental Protection): Warehouses are subject to ICPE regulations and are subject to registration or authorisation requirements depending on the volumes and nature of the products stored.

Industrial wasteland: A site that has undergone an initial phase of activity (particularly industrial or commercial) which has ceased, leading to its abandonment or under-utilisation. Such sites are often degraded and may also be contaminated as a result of their initial activities, requiring rehabilitation before any new use.

Loan-to-value (LTV) ratio: The loan-to-value ratio is calculated by dividing consolidated net debt by the total value of assets as determined by independent experts.

Logistics warehouse: A logistics warehouse is a built space intended for the storage and distribution of goods. Warehouses are used by shippers (manufacturers or distributors who hold leases) or logistics providers (operating on behalf of shippers who have outsourced their logistics functions). These are fairly large buildings, generally covering tens of thousands of square metres, divided into one or more units depending on their size.

NAV (Net Asset Value): Net assets after revaluation of a property company’s real estate assets by independent experts.

Net debt: Net financial debt is defined as the sum of current borrowings (repayable within one year) and non-current borrowings (repayable in more than one year), less cash and cash equivalents and marketable securities.

PLU (Local Urban Development Plan): A document intended to define the general use of land in simpler terms than the land use plan (POS). Since the SRU (Solidarity and Urban Renewal) law was passed by Parliament on 13 December 2000, the PLU has replaced the POS. It defines the rules governing the form that buildings must take, which areas must remain natural, which areas are reserved for future construction, etc. In particular, it must clearly set out the overall urban development plan or PADD (Sustainable Development and Planning Project), which summarises the local authority’s general intentions for the development of the urban area.

Recurring net income: Recurring net income is defined as rental income less current expenses, cash income and financial expenses, including interest and borrowing costs.

Scopes 1, 2 & 3 (GHG emissions): Depending on their origin, greenhouse gas (GHG) emissions are classified into scopes 1, 2 and 3. This classification is used to establish the carbon footprint of a company or product. Scope 1 covers direct greenhouse gas emissions from fossil fuels (oil, gas, coal, etc.), Scope 2 covers indirect emissions resulting from the production of energy purchased and consumed by the organisation (electricity and heating/cooling networks), and Scope 3 covers a wider range of emissions, including indirect emissions resulting from the company’s activities but outside its direct control (purchased products and services, transport and logistics, emissions from customer-tenant activities, etc.).

SIIC (Société d’Investissement Immobilier Cotée): Tax regime provided for in Article 208 C of the French General Tax Code, which allows companies to benefit from tax exemptions in return for obligations to distribute their profits. Their share capital must exceed €15 million, and their main purpose must be the acquisition and/ or construction of buildings for rental or the direct or indirect holding of interests in legal entities whose corporate purpose is identical.

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EPRA indicators - 9. ADDITIONAL INFORMATION

9.9. EPRA indicators

The EPRA-compliant indicators published by ARGAN in its 2025 annual results are summarised in the table below. The indicators for which detailed tables showing their calculation are provided are also listed below:

Aggregate	Unit	Dec.31, 2025	Dec 31,. 2024
EPRA earnings (recurring net income attributable to the Group)	M€	154.8	136.7
EPRA earnings per share (recurring net income attributable to the Group per share)	€/share	6.0	5.5
EPRA NAV NTA	€/share	91.5	85.5
EPRA NAV NRV	€/share	103.5	96.7
EPRA NAV NDV	€/share	92.7	87.5
EPRA rental vacancy rate	%	1.1%	0.0%
EPRA Net Initial Yield	%	4.90%	4.86%
EPRA topped-up net initial yield	%	4.93%	4.91%
EPRA LTV (excluding fees)%		41.1%	43.1%
EPRA like-for-like	%	+3.1%	+4.4%
EPRA capital expenditure - Capital expenditure delivered (cash and total Group)	M€	€56 million	€182 million
EPRA cost ratios including direct vacancy costs	%	5.4%	5.7%
EPRA cost ratios excluding direct vacancy costs	%	5.0%	5.4%

9.9.1. Recurring net income attributable to the Group, i.e. EPRA income

In € million	Dec 31, 2025	Dec.31, 2024
Consolidated net income	248.0	249.6
Change in fair value of financial instruments	-0.6	5.0
Change in fair value of assets	-93.8	-120.4
Profit/loss on disposals	0.1	1.6
Tax	-	-
Share of income from companies accounted for using the equity method	-	-0.1
Penalties on early repayments	-	-
Free allocation of shares	2.0	0.9
Other non-recurring operating expenses	-	-
Impact of IFRS 16	1.3	1.1
Recurring net income	156.9	137.6
Minority interests	2.1	0.9
Recurring net income - group share (EPRA)	154.8	136.7
Recurring net income margin - group share (EPRA) on rental income	73.0	68.9
Recurring net income - group share (EPRA) per share (€ / share)	6.0	5.5

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9.9.2. EPRA NAV

	Dec 31, 2025			Dec.31, 2024
	NRV	NTA	NDV	NRV	NTA	NDV
Equity attributable to shareholders in € million	2,408.2	2,408.2	2,408.2	2,226.1	2,226.1	2,226.1
Equity attributable to shareholders in €/share	93.6	93.6	93.6	87.6	87.6	87.6
+ Fair value of financial instruments in € million	1.5	1.5		1.6	1.6
- Goodwill on the balance sheet in € million		-55.6	-55.6		-55.6	-55.6
+ Fair value of fixed-rate debt in € million			32.2			51.3
+ Transfer duties in € million	253.8			229.2
= NAV in € million	2,663.5	2,354.1	2,384.8	2,456.9	2,172.0	2,221.7
= NAV per share in €	103.5	91.5	92.7	96.7	85.5	87.5

9.9.3. EPRA vacancy rate

M€	Dec 31, 2025	Dec.31, 2024
Estimated rental value of vacant space (A)	2.3	0.0
Total estimated rental value (B)	214.3	204.2
EPRA vacancy rate (A/B)	1.1%	0.0%

9.9.4. EPRA LTV

M€	Consolidated group 2025	Consolidated group 2024
Includes
Borrowings from financial institutions	1,164.9	1,247.8
Credit lines	25.0	0.0
Bond issues	500.0	500.0
Finance leases	30.4	48.1
Loans on assets held for sale	0.0	0.0
Excludes
Cash and cash equivalents	-27.2	-85.7
Total net debt (a)	1,693,1	1,710,2
Includes
Owner-occupied real estate	11.1	11.2
Investment properties at fair value	4,052.4	3,914.7
Properties under development	60.8	39.9
Assets held for sale	-	-
Total assets (b)	4,124.3	3,965.9
LTV (a)/(b)	41.1	43.1
Transfer duties (c)	256,7	232,0
LTV including duties (a)/((b)+(c))	38.6	40.7

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9.9.5. Like-for-like change in rental income

9.9.5.1. Like-for-like change in 2025

	Amount (M€)	Effect (%)	Of which Like-for-like EPRA1 (b) + (c)
Rental income 2024	198.3
(a) Full-year effect of deliveries in 2024	6.6	+3.3%
(b) Lease renegotiations and reversion 2025	6.3	+3.1%	+3.1%
(c) Occupancy	0.0	+0.0%
(d) Deliveries and acquisitions 2025	1.6	+0.8%
(e) Disposals 2024 and 2025	-0.8	-0.4%
Rental income 2025	212.0	+6.9%

9.9.5.2. Like-for-like change in 2024

	Amount (M€)	Effect (%)	Of which Like-for-like EPRA (b) + (c)
Rental income 2023	183.6
(a) Full-year effect of deliveries in 2023	4.6	+2.5%
(b) Lease renegotiations and reversion 2024	7.9	+4.2%	+4.4%
(c) Occupancy	0.3	+0.2%
(d) Deliveries and acquisitions 2024	4.8	+2.4%
(e) Disposals 2023 and 2024	-2.9	-1.4%
Rental income 2024	198.3	+8.0%

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9.9.6. EPRA cost ratios

M€	2025	2024	Comments
Operating and administrative expenses in the IFRS income statement	-13.9	-13.7	Personnel expenses and other expenses
Net service charge costs/fees	-1.0	-0.6	Property tax and non-recoverable rental expenses (including vacancy costs)
Rental management fees	3.2	2.9	Rental management fees
Other income and expenses	0.5	0.3	Other income and expenses on properties excluding management fees
Share of joint venture administrative and operating expenses	0.0	0.0
Total	-11.2	-11.1
Adjustments to calculate the EPRA cost ratio exclude (if included above)
Depreciation and amortization	-0.3	-0.3	Depreciation and provisions on fixed assets
Ground rent costs	0.0	0.0	Rent paid outside the group
Service charges recovered through comprehensive invoicing (with rent)	0.0	0.0
EPRA costs (including vacancy) (A)	-11.4	-11.3	A
Direct vacancy costs[1]	0.9	0.6
EPRA costs (excluding vacancy) (B)	-10.5	-10.8	B
Gross rental income less ground rent costs[2]	212.0	198.3	Less costs related to building leases and long-term leases
Less: Service fee and service charge cost components of gross rental revenues	0.0	0,0
Plus: Share of joint ventures’ gross rental revenues (less ground rent costs)	0.0	0,0
Rental income (C)	212.0	198.3	C
EPRA COST RATIO INCLUDING DIRECT VACANCY COSTS	5.4%	5.7%	A/C
EPRA COST RATIO EXCLUDING DIRECT VACANCY COSTS	5.0%	5.4%	B/C

1	The EPRA cost ratio deducts all vacancy costs for assets undergoing development /refurbishment if they have been expensed. The costs that can be excluded are property taxes, service charges, contributions to marketing costs, insurance premiums, carbon tax, and any other costs directly related to the property.

2	Rental revenues should be calculated after deducting any ground rent payable. All service charges, management fees and other income in respect of property expenses must be added and not deducted. If the rent includes service charges, these should be restated to exclude them. Tenant incentives may be deducted from rental income, whereas any other costs should be recognized in line with IFRS requirements.

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9.9.7. EPRA investments

The table below shows the investments delivered during the period:

	31 Dec. 2025			31 Dec. 2024
In millions of euros	Group (excluding joint ventures)	Joint ventures (share)	Group total	Group (excluding joint ventures)	Joint ventures (share)	Group total
Acquisitions	0	0	0	0	0	0
Developments	53	0	53	175	0	175
Investment properties	3	0	3	7	0	7
With additional rental space	3	0	3	7	0	7
No additional rental space	0	0	0	0	0	0
Contribution to works and allowances	0	0	0	0	0	0
Other significant investments not broken down	0	0	0	0	0	0
Capitalised interest (if applicable)	0	0	0	0	0	0
Total investment	56	0	56	182	0	182
Restatement of book value to cash value	0	0	0	0	0	0
Total investment (cash)	56	0	56	182	182	182

9.9.8. EPRA Net Initial Yield and Topped-up Initial Yield

M€	2025	2024
Investment properties – wholly owned	4,074.1	3,914.7
Assets under development	0	0
Value of completed asset portfolio excluding duties	4,074.1	3,914.7
Transfer duties	256.7	231.6
Value of completed asset portfolio including duties	4,330.8	4,146.3
Annualised rental income	213.1	202.1
Non-recoverable expenses (-)	-0.9	-0.6
Annualised net rents	212.2	201.5
Theoretical gain relating to the expiry of rent-free periods, franchises and other rental benefits granted to lessees	1.2	2.1
Annualised net rents plus	213.4	203.6
EPRA Net Initial Yield	4.90%	4.86%
EPRA topped-up net initial yield	4.93%	4.91%

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To contact our company:

ARGAN – 21, rue Beffroy – 92200 Neuilly-sur-Seine – Tel.: 01 47 47 05 46
www.argan.fr – communication@argan.fr

RCS Nanterre B 393 430 608